As filed with the Securities and Exchange Commission on July 11, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADARA ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-2373325
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

(704) 315-5290

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

Attention: Thomas Finke

(704) 315-5290

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brad L. Shiffman, Esq. Kathleen A. Cunningham, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000 Brad.shiffman@blankrome.com Kathleen.cunningham@blankrome.com	Mitchell S. Nussbaum, Esq. Tahra Wright, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated file ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROXY STATEMENT AND PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 11, 2022

ADARA ACQUISITION CORP.

211 East Blvd.
Charlotte, NC 28203

Dear Adara Acquisition Corp. Stockholders:

Adara Acquisition Corp., a Delaware corporation (“Adara” or the “Company”), Adara Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Adara (“Merger Sub”), and Alliance Entertainment Holding Corporation, a Delaware corporation (“Alliance”), have entered into a Business Combination Agreement and Plan of Reorganization (the “Business Combination Agreement”) pursuant to which Merger Sub will merge with and into Alliance, with Alliance surviving the merger and becoming a wholly-owned direct subsidiary of Adara (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). At the closing of the Business Combination, each of the then issued and outstanding shares of Alliance common stock will be cancelled and automatically convert into the right to receive the number of shares of Adara Class A common stock (the “Adara Common Stock”) equal to the exchange ratio (determined in accordance with the Business Combination Agreement and as further described herein). Based on the anticipated exchange ratio of [•], Adara will issue 47,500,000 shares of Adara Common Stock to the stockholders of Alliance. The exchange ratio is equal to the quotient obtained by dividing (i) 6 by (ii) the number of shares of Alliance Class A common stock outstanding on a fully diluted basis. The 47,500,000 shares of Adara Common Stock have a value equal to $479,750,000 based on a price of $10.10, the per share amount held in Adara’s trust account on [●], 2022, the record date for the special meeting of the stockholders, or approximately $[•] based on the closing sale price of the Adara Common Stock of $[•] on the NYSE American on [•], 2022, the record date for the special meeting of stockholders. In addition, the holders of Alliance common stock immediately prior to such closing will receive 60,000,000 shares of a new Class E common stock which will be placed in escrow until the achievement of certain triggering events. Upon the release of the Class E common Stock from the escrow account, such shares will automatically convert into the same number of shares of Adara Common Stock. In the event a triggering event does not occur during the respective triggering event period, the respective shares of Class E common stock relating to such triggering event shall be forfeited and returned to the Company for cancellation.

Upon completion of the Business Combination, it is anticipated that Alliance’s stockholders will own approximately 77.87% of the total outstanding shares of Class A common stock of the combined company, assuming that none of Adara’s public stockholders exercise their redemption rights, the Adara sponsor forfeits 875,000 shares (as described more fully in the proxy statement/prospectus) and no shares of Class E common stock of the Company are released from escrow to the Alliance stockholders. See the section titled “The Business Combination” on page 100 of the attached proxy statement/prospectus for further information on the consideration being paid to the stockholders of Alliance. Following the Business Combination and the related financing, Adara’s stockholders will own approximately 18.85% of the outstanding common stock of the combined company, assuming that none of the public stockholders exercise their redemption rights, the Adara sponsor forfeits 875,000 shares, and no shares of Adara Class E common stock are released from escrow to the Alliance stockholders or approximately [•]% in the event that Adara’s public stockholders exercise their redemption rights as to 10,014,851 shares of Class A common stock, the maximum extent permitted under the Business Combination Agreement.

Adara’s units, common stock and warrants are currently listed on the NYSE American under the symbols “ADRA,” “ADRA.UN,” and “ADRA.WS,” respectively. Adara has applied to list the shares of common stock and the warrants of Adara on the NYSE American under the symbols “AENT” and “AENT.WS,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each Adara unit will be separated into its components, which consists of one share of common stock and one-half of one warrant, and such units will no longer exist. Upon closing, Adara intends to change its name from “Adara Acquisition Corp.” to “Alliance Entertainment Holding Corporation.”

Adara is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Adara special meeting of stockholders, which will be held on                , 2022, at 10:00 a.m., Eastern time, via live webcast at the following address: [•], unless postponed or adjourned to a later date, Adara will ask its stockholders to adopt the Business Combination Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.

After careful consideration, Adara’s board of directors has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and Adara’s board of directors has determined that it is advisable to consummate the Business Combination. The board of directors of Adara recommends that its stockholders vote “FOR” each of the proposals described in this proxy statement/prospectus.

The existence of financial and personal interests of Adara’s sponsor and directors may result in a conflict of interest on the part of one or more of Adara’s directors between what he, she or they may believe is in the best interests of Adara and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Adara Sponsor, Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

More information about Adara, Alliance and the Business Combination is contained in this proxy statement/prospectus. Adara and Alliance urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 43 OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Thomas Finke

Chairman and Chief Executive Officer

                   , 2022

The accompanying proxy statement/prospectus is dated              , 2022 and is first being mailed to the stockholders of Adara on or about that date.

Your vote is very important. Whether or not you plan to attend the special meeting of Adara’s stockholders online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Adara’s stockholders and vote online, you must obtain a proxy from your broker or bank.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ADARA ACQUISITION CORP.

211 East Blvd.
Charlotte, NC 28203

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON              , 2022

To the Stockholders of Adara Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Adara Acquisition Corp., a Delaware corporation (“Adara,” “we,” “our” or “us”), will be held on              , 2022, at 10:00 a.m., Eastern time, via live webcast at the following address:

You are cordially invited to attend the special meeting for the following purposes:

●	The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 22, 2022 (as may be amended from time to time, the “Business Combination Agreement”), by and among Adara, Alliance Entertainment Holding Corporation, a Delaware corporation (“Alliance”), and Adara Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Adara will issue (i) shares of Class A common stock of Adara (“Combined Company Common Stock”) to holders of common stock of Alliance (“Alliance Common Stock”) and (ii) shares of Class E Common stock of Adara (“Combined Company Class E Common Stock”) to the Alliance Stockholders which will be placed in an escrow account to be released to the Alliance stockholders and converted into Combined Company Common Stock upon the occurrence of certain Triggering Events and Merger Sub will merge with and into Alliance, with Alliance surviving the merger and becoming a wholly-owned direct subsidiary of Adara (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”);
●	The Charter Proposals — To consider and vote upon amendments to Adara’s amended and restated certificate of incorporation. The proposed amendments detailed below will be voted on separately and are collectively referred to as the “Charter Proposals”:
●	Changing the Name — Changing Adara’s name to “Alliance Entertainment Holding Corporation” (the combined company following the closing of the Business Combination is referred to as the “Combined Company”);
●	Changes to Authorized Capital Stock — the existing certificate of incorporation of Adara authorizes the issuance of 111,000,000 total shares, consisting of (a) 110,000,000 shares of common stock, of which (i) 100,000,000 shares are Class A common stock, and (ii) 10,000,000 shares are Class B common stock, and (b) 1,000,000 shares of preferred stock. The proposed certificate of incorporation will authorize the issuance of 551,000,000 total shares, consisting of (a) 490,000,000 shares of Class A common stock, (b) 60,000,000 of Class E common stock and (c) 1,000,000 shares of preferred stock, and eliminate the Class B common stock and any rights of holders thereof;
●	Required Vote to Amend the Certificate of Incorporation — require an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Certificate of Incorporation;
●	Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws;
●	Classified Board — divide the Combined Company’s board of directors into three classes with only one class of directors being elected each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term;
●	Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66-2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors; and

●	Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements that will no longer be relevant following the closing of the Business Combination (the “Closing”).
●	The Equity Incentive Plan Proposal — To consider and vote upon the adoption of the Alliance Entertainment Holding Corporation 2022 Equity Incentive Plan (the “2022 Plan”) established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, directors and consultants, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success;
●	The NYSE American Proposal — To consider and vote upon a proposal to issue (i) Combined Company Common Stock and Combined Company Class E Common Stock to Alliance’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, including the Combined Company Common Stock issuable upon conversion of the Combined Company Class E Common Stock; and (ii) issue equity awards under the 2022 Plan if such plan is approved in accordance with Proposal No. 3 (Equity Incentive Plan Proposal); and
●	The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Adara’s stockholders and personnel, the special meeting will be held completely virtually, conducted only via webcast at the following address: www.[•]. There will be no physical meeting location. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Only holders of record of shares of Adara Common Stock and Adara’s Class B common stock (“Adara Class B Common Stock”) at the close of business on [•], 2022 (the “Record Date”) are entitled to notice of the virtual special meeting and to vote at the virtual special meeting and any adjournments or postponements thereof. A complete list of Adara’s stockholders of record entitled to vote at the virtual special meeting will be available at the virtual special meeting and for ten days before the virtual special meeting at Adara’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the virtual special meeting.

Pursuant to Adara’s amended and restated certificate of incorporation, Adara is providing the holders of shares of Adara Class A common stock (the “Adara Common Stock”) originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Adara Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Adara to pay its income taxes or any other taxes payable) from the IPO and a concurrent private placement of warrants to the initial stockholders of Adara listed on Schedule C of the Business Combination Agreement (“Adara Initial Stockholders”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of [•], 2022, the Record Date, of approximately $116.2 million, the estimated per share redemption price would have been approximately $10.10. Public Stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Adara Common Stock. Holders of Adara’s outstanding warrants sold in the IPO and a concurrent private placement, which are exercisable for shares of Adara Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. In connection with the IPO, the Initial Stockholders agreed for no additional consideration to waive their redemption rights in connection with the consummation of the Business Combination with respect to their respective Initial Stockholder shares (but not with respect to any shares of Adara Common Stock purchased in the open market), and such Initial Stockholder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the Record Date the Adara Initial Stockholders, including Adara’s sponsor, officers and directors, own approximately 20% of outstanding Adara Common Stock. The Adara Initial Stockholders, including Adara’s sponsor, officers and directors, have agreed to vote any shares of Adara Common Stock owned by them in favor of the Business Combination.

Adara may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE American Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Business Combination Proposal and the NYSE American Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Adara Common Stock and Adara Class B Common Stock entitled to vote thereon at the special meeting, voting together as a single class. Approval of each of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of the Adara Common Stock and Adara Class B Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Adara Class B Common Stock then outstanding, voting separately as a single class. The approval of the Equity Incentive Plan Proposal and the Adjournment Proposal requires that the holders of a majority of the shares of Adara Common Stock and the Adara Class B Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” each such proposal, voting together as a single class. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in the accompanying proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200.

By Order of the Board of Directors,
Thomas Finke
Chairman and Chief Executive Officer
, 2022

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Adara Acquisition Corp. (File No. 333-[•]) (the “Registration Statement”), constitutes a prospectus of Adara under Section 5 of the Securities Act, with respect to the shares of Combined Company Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of Adara’s stockholders at which Adara’s stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS

In this document:

“2022 Plan” means the Alliance Entertainment Holding Corporation 2022 Equity Incentive Plan.

“Adara” means Adara Acquisition Corp., a Delaware corporation.

“Adara Class B Common Stock” means Adara’s Class B common stock, par value $0.0001 per share.

“Adara Common Stock” means Adara’s Class A common stock, par value $0.0001 per share.

“Adara Initial Stockholders” means the initial stockholders of Adara, consisting of the Sponsor, Adara’s officers and Adara’s directors and ThinkEquity and its designees, listed on Schedule C of the Business Combination Agreement.

“Adara Stockholders” means the holders of Adara Common Stock and/or Adara Class B Common Stock.

“Adara Unit” means one share of Adara Common Stock and one-half of one Adara Warrant.

“Adara Warrant Agreement” means the warrant agreement, dated as of February 8, 2022, by and between Adara and Continental Stock Transfer & Trust Company, governing the Adara Warrants.

“Adara Warrants” means warrants to purchase shares of Adara Common Stock as contemplated under the Adara Warrant Agreement, with each warrant exercisable for one share of Adara Common Stock at an exercise price of $11.50.

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Adara to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“Alliance” means Alliance Entertainment Holding Corporation, a Delaware corporation.

“Alliance Common Stock” means Alliance’s common stock, par value $0.001 per share.

“Alliance Requisite Approval” means the affirmative vote of the holders of at least a majority of the shares of Alliance Common Stock.

“Alliance Stockholders” means holders of Alliance Common Stock.

“Broker non-vote” means the failure of an Adara stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 22, 2022, as may be amended from time to time, by and among Adara, Alliance and Merger Sub.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Charter Proposals” means the proposals to consider and vote upon each of the amendments to Adara’s amended and restated certificate of incorporation listed on the Proxy Card to amend certain provisions in connection with the Business Combination.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Adara, immediately upon consummation of the Business Combination.

“Combined Company Class E Common Stock” means the Class E Common Stock of the Combined Company, immediately upon consummation of the Business Combination.

“Combined Company Common Stock” means the Adara Common Stock, immediately upon consummation of the Business Combination.

“Combined Company Stockholders” means the holders of Adara Common Stock, immediately upon consummation of the Business Combination.

“Contingent Consideration Period” means the period commencing on the Closing and ending on (i) the five-year anniversary of the Closing with respect to a Triggering Event I, (ii) the seven-year anniversary of the Closing with respect to a Triggering Event II and (iii) the ten-year anniversary of the Closing with respect to a Triggering Event III.

“Contingent Consideration Shares” means the 60,000,000 shares of Combined Company Class E Common Stock issuable to the Alliance Stockholders and placed into the Contingent Consideration Escrow Account.

“Contingent Consideration Agreement” means the agreement among Adara and the Alliance Stockholders who receive shares of Combined Company Class E Common Stock.

“Contingent Consideration Escrow Account” means the escrow account to be established pursuant to the Contingent Consideration Agreement to hold the Contingent Consideration Shares.

“Credit Facility” means that certain Loan and Security Agreement, dated as of February 21, 2017, by and among Alliance, Bank of America, N.A. and the other parties thereto, as amended, restated, supplemented, included or otherwise modified in writing from time to time.

“DGCL” means the Delaware General Corporation Law.

“Equity Incentive Plan Proposal” means the proposal to approve the adoption of the Alliance Entertainment Holding Corporation 2022 Equity Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 47,500,000 by (b) 900, the number of shares of Alliance Common Stock issued and outstanding on a fully-diluted basis.

“Existing Certificate of Incorporation” means the amended and restated Certificate of Incorporation of Adara as in effect prior to the adoption of the Charter Proposals.

“GAAP” means United States generally accepted accounting principles.

“Initial Stockholder Shares” means the 2,875,000 shares of Adara’s Class B common stock, initially purchased by the Sponsor in a private placement in connection with the IPO of which (i) 50,000 shares were transferred to ThinkEquity and its designees and (ii) between 875,000 and 1,375,000 of such shares are subject to forfeiture by the Sponsor upon consummation of the Business Combination, the exact number to be determined by Alliance, which will automatically convert to Combined Company Common Stock upon consummation of a business combination by Adara.

“IPO” means Adara’s initial public offering of units, consummated on February 11, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merging of Merger Sub with and into Alliance, with Alliance surviving the Merger as a wholly-owned subsidiary of Adara.

“Merger Sub” means Adara Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Adara.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.001 per share.

“NYSE American” means the NYSE American, LLC stock exchange.

“The NYSE American Proposal ” means to consider and vote upon a proposal to (i) issue Combined Company Common Stock to the Alliance Stockholders as a result of the Merger pursuant to the Business Combination Agreement, including the Contingent Consideration Shares and the Combined Common Stock issuable upon conversion of the Consideration Condition Shares; and (ii) issue equity awards under the 2022 Plan if such plan is approved in accordance with Proposal No. 3 (Equity Incentive Plan Proposal).

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheets of Alliance as of June 30, 2021 and 2020, and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and shareholders’ deficit and cash flows of Alliance for the three years ended June 30, 2021,and the related notes to the consolidated financial statements, each audited in accordance with the auditing standards of PCAOB.

“PCAOB Reviewed Financials” means the reviewed unaudited condensed consolidated balance sheet of Alliance as of March 31, 2022, and the related unaudited condensed consolidated statements of operations and cash flows of Alliance for the nine-month periods ended March 31, 2022 and 2021, and the related notes to the unaudited condensed consolidated financial statements, each reviewed in accordance with the auditing standards of the PCAOB.

“Private Warrants” means the warrants to purchase shares of Adara Common Stock purchased in a private placement in connection with the IPO.

“Proposed Certificate of Incorporation” means the amended and restated certificate of incorporation of Adara, giving effect to the Charter Proposals.

“Proposed Transactions” means the Business Combination and the transactions related thereto.

“Public Shares” means shares of Adara Common Stock issued as a component of the Adara units sold in the IPO.

“Public Stockholders” means the holders of shares of Adara Common Stock.

“Public Warrants” means the warrants included as a component of the Adara units sold in the IPO. Each whole warrant is exercisable for one share of Adara Common Stock, in accordance with its terms.

“Record Date” means [•], 2022, the record date for the special meeting of Adara stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means Adara Sponsor LLC, a Delaware limited liability company.

“Stockholder Proposals” means, individually or collectively as context requires, the Business Combination Proposal, the Charter Proposals, the Equity Incentive Plan Proposal, the NYSE American Proposal and/or the Adjournment Proposal.

“Subsequent Transaction” means any sale, merger, liquidation, exchange offer or similar transaction the Combined Company consummates after the Merger.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Adara.

“ThinkEquity” means ThinkEquity LLC, who acted as financial advisor to Adara’s Board of Directors, and as underwriter of Adara’s initial public offering.

“Triggering Event I” means the first date on which the Combined Company Common Stock closing price over any twenty trading days within a thirty consecutive trading day period during the Contingent Consideration Period is greater than or equal to $20.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Combined Company Common Stock occurring on or after the Closing).

“Triggering Event II” means the first date on which the Combined Company Common Stock closing price over any twenty trading days within a thirty (30) consecutive trading day period during the Contingent Consideration Period is greater than or equal to $30.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Combined Company Common Stock occurring on or after the Closing).

“Triggering Event III” means the first date on which the Combined Company Common Stock closing price over any twenty trading days within a thirty consecutive trading day period during the Contingent Consideration Period is greater than or equal to $50.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Combined Company Common Stock occurring on or after the Closing).

“Triggering Event Period” means the period commencing upon the closing and ending on (i) the five-year anniversary of the Closing with respect to Triggering Event 1; (ii) the seven-year anniversary of the Closing with respect to Triggering Event II; and (iii) the ten-year anniversary of the Closing with respect to Triggering Event III.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“Written Consent” means the irrevocable written consent, in form and substance reasonably acceptable to Adara, of holders of Alliance Common Stock Requisite Approval (including the Key Company Stockholders (as defined in the Business Combination Agreement)) in favor of the approval and adoption of the Business Combination Agreement and the Merger and all other transactions relating to the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Adara’s stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.Why am I receiving this proxy statement/prospectus?

A.	Adara has entered into the Business Combination Agreement with Alliance and Merger Sub pursuant to which Merger Sub will be merged with and into Alliance, with Alliance surviving the Merger as a wholly-owned subsidiary of Adara. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Adara encourages its stockholders to read it in its entirety. Adara’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination and the Business Combination Agreement, among other Stockholder Proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal.”

The Adara Common Stock, Adara Warrants and Adara Units are currently listed on the NYSE American under the symbols “ADRA,” “ADRA.WS” and “ADRA.UN,” respectively. Adara has applied to list the shares of common stock and the warrants of the Combined Company on the NYSE American under the symbols “AENT” and “AENT.WS,” respectively, upon the Closing. All outstanding Adara Units will be separated into their component securities immediately prior to the Closing. Accordingly, Adara will no longer have any units following consummation of the Business Combination, and therefore Adara will instruct the NYSE American to remove the listing of the Adara Units immediately following the consummation of the Business Combination. Upon Closing, Adara intends to change its name from “Adara Acquisition Corp.” to “Alliance Entertainment Holding Corporation.”

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Adara with respect to the Combined Company Common Stock issuable in connection with the Business Combination.

Q.What matters will stockholders consider at the special meeting?

A.	At the Adara special meeting of stockholders, Adara will ask its stockholders to vote in favor of the following Stockholder Proposals:
1.	The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the resulting Business Combination.
2.	The Charter Proposals — To consider and vote upon amendments to the Existing Certificate of Incorporation. The proposed amendments detailed below are collectively referred to as the “Charter Proposals”:
●	Changing the Name — Changing Adara’s name to “Alliance Entertainment Holding Corporation;”
●	Changes to Authorized Capital Stock — the Existing Certificate of Incorporation of Adara authorizes the issuance of 111,000,000 total shares, consisting of (a) 110,000,000 shares of common stock, of which (i) 100,000,000 shares are Class A common stock, and (ii) 10,000,000 shares are Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Certificate of Incorporation will authorize the issuance of 551,000,000 total shares, consisting of (a) 490,000,000 shares of Class A common stock, (b) 60,000,000 of Class E common stock and (c) 1,000,000 shares of preferred stock, and eliminate the Class B common stock and any rights of holders thereof;
●	Required Vote to Amend the Certificate of Incorporation — require an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Certificate of Incorporation;

●	Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws;
●	Classified Board — divide the Combined Company’s board of directors into three classes with only one class of directors being elected each year and each class (except for those directors appointed prior to the first annual meeting of shareholders) serving a three-year term;
●	Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors; and
●	Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements that will no longer be relevant following the Business Combination.
3.	The Equity Incentive Plan Proposal — To consider and vote upon the adoption of the 2022 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, directors and consultants, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
4.	The NYSE American Proposal — To consider and vote upon a proposal to (i) issue Combined Company Common Stock to the Alliance Stockholders as a result of the Merger pursuant to the Business Combination Agreement, including the Combined Common Stock issuable upon conversion of the Contingent Consideration Shares; and (ii) issue equity awards under the 2022 Plan if such plan is approved in accordance with Proposal No. 3 (Equity Incentive Plan Proposal).
5.	The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

The approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Adara Common Stock and Adara Class B Common Stock entitled to vote thereon at the special meeting, voting together as a single class. Accordingly, an Adara stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against this Stockholder Proposal.

Approval of each of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of the Adara Common Stock and Adara Class B Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Adara Class B Common Stock then outstanding, voting separately as a single class. Accordingly, an Adara stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these Stockholder Proposals.

The approval of the Equity Incentive Plan Proposal, NYSE American Proposal and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Adara Common Stock and Adara Class B Common Stock, that are voted at the special meeting of stockholders, voting together as a single class. Accordingly, an Adara stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.

As of the Record Date, the Adara Initial Stockholders beneficially owned an aggregate of 2,875,000 shares of Adara Class B Common Stock, constituting all of the outstanding shares of Adara Class B Common Stock and approximately 20.0% of the outstanding shares of Adara Common Stock and Adara Class B Common Stock in the aggregate. Pursuant to the Sponsor Support Agreement, the Adara Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals.

Adara will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote by submitting their proxy as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.I am an Adara warrant holder. Why am I receiving this proxy statement/prospectus?

A.	Upon consummation of the Business Combination, the Adara Warrants shall, by their terms, entitle the holders in the aggregate to purchase 9,920,000 shares of Combined Company Common Stock in lieu of 9,920,000 shares of Adara Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Alliance and the business of Alliance following consummation of the Business Combination. Adara and Alliance urge you to read the information contained in this proxy statement/prospectus carefully.
Q.	Are any of the proposals conditioned on one another?
A.	Adara may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal, and the NYSE American Proposal are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal is not approved, then Adara will not consummate the Business Combination. If Adara does not consummate the Business Combination and fails to complete an initial business combination by February 11, 2023 or obtain the approval of Adara’s stockholders to extend the deadline for Adara to consummate an initial business combination, then Adara will be required to dissolve and liquidate.

Q.What will happen upon the consummation of the Business Combination?

A.	On the Closing Date, Alliance will merge into Merger Sub, whereupon Merger Sub will cease to exist and Alliance will continue as the surviving entity and become a direct wholly-owned subsidiary of Adara. The Merger will have the effects specified under Delaware law. At the Closing, all of the then outstanding shares of Alliance Common Stock will be cancelled and automatically converted into up to an aggregate of 47,500,000 shares of Combined Company Common Stock and the 60,000,000 Contingent Consideration Shares which will be issued and placed into the Contingent Consideration Shares Escrow Account and shall be released to the Alliance Shareholders upon the achievement of certain Triggering Events and such release shall automatically convert into up to 60,000,000 shares of Combined Company Common Stock. For more information about Adara Business Combination Agreement and the Business Combination, see the section entitled “The Business Combination.”
Q.	Why is Adara proposing the Business Combination Proposal?
A.	Adara was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Adara is not limited to a particular industry or geographic region.

Adara received $119.12 million from its IPO and sale of the Private Warrants, of which $116.15 million was placed into the Trust Account immediately following the IPO. In accordance with the Existing Certificate of Incorporation, holders of Public Shares may redeem such shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account upon the consummation of the Business Combination. See the question titled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” for more information.

There are currently 11,500,000 shares of Adara Common Stock and 2,875,000 shares of Adara Class B Common Stock issued and outstanding. In addition, there are currently 9,920,000 Adara Warrants issued and outstanding, consisting of 5,750,000 Public Warrants, 4,120,000 Private Warrants and 50,000 Underwriter Warrants. Each whole Adara Warrant entitles the holder thereof to purchase one share of Adara Stock at a price of $11.50 per share. The Adara Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation.

Under the Existing Certificate of Incorporation, all holders of Public Shares have the opportunity to have their Public Shares redeemed upon the consummation of a business combination. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Q.	Did Adara’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.	In connection with its determination to recommend the Business Combination, the Adara board of directors obtained a written opinion from ThinkEquity LLC as to the fairness from a financial point of view to Adara’s Stockholders, as of the date of such opinion, of the aggregate closing consideration to be issued by Adara in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described above under the caption “Proposal No. 1 — The Business Combination Proposal — Opinion of Financial Advisor to the Adara Board of Directors.”
Q.	Do I have redemption rights?
A.	If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Sponsor, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Adara to pay its income taxes or any other taxes payable, upon the consummation of the Business Combination. The per share amount Adara will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Adara will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. Notwithstanding the foregoing, a holder of Adara Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Adara Common Stock. Accordingly, no shares of Adara Common Stock in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will be redeemed.

In connection with the IPO, all of the Adara Initial Stockholders agreed for no additional consideration to waive their redemption rights with respect to their Initial Stockholder Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Adara’s business combination. The Initial Stockholder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $116.2 million on the Record Date, the estimated per share redemption price would have been approximately $10.10 Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Adara), in connection with the liquidation of the Trust Account.

Q.Will my vote affect my ability to exercise redemption rights?

A.	No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal and other Stockholder Proposals or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE American.
Q.	How do I exercise my redemption rights?
A.	In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on , 2022 (two business days before the special meeting of stockholders), (i) submit a written request to Adara’s transfer agent that Adara redeem your Public Shares for cash, and (ii) deliver your stock to Adara’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). For the address of Continental Stock Transfer & Trust Company, Adara’s transfer agent, see the question “Who can help answer my questions?” below. Adara requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Adara’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Adara’s transfer agent will need to act to facilitate the request. It is Adara’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Adara does not have any control over this process or over the brokers or

DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. Under Adara’s bylaws, Adara is required to provide at least 10 days’ advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Adara’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Adara’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Adara’s transfer agent return the shares (physically or electronically). You may make such request by contacting Adara’s transfer agent at the phone number or address listed under the question, “Who can help answer my questions?”.

Q.Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of shares of Adara Common Stock, Adara Public Warrants or Adara Class B Common Stock in connection with the Business Combination.
Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A.	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Adara’s stockholders who properly exercise their redemption rights and (ii) expenses incurred by Alliance and Adara in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. The remaining funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.
Q.	Will Adara obtain new financing in connection with the Business Combination?
A.	Adara has not obtained any equity financing in connection with the Business Combination. As of the Record Date, Alliance has $[·] of outstanding financing and an additional $[·] of availability under the Credit Agreement.
Q.	What happens if a Public Stockholders holding a substantial number of shares of Adara Common Stock vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.	Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

In no event will Adara redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the exercise of redemption rights and the Business Combination. If enough Public Stockholders exercise their redemption rights such that Adara cannot satisfy the net tangible asset requirement, Adara would not proceed with the redemption of our Public Shares or the Business Combination, and instead may search for an alternate business combination.

As a result of redemptions, the trading market for the Combined Company’s common stock may be less liquid than the market for Adara Common Stock was prior to the Business Combination and the Combined Company may not be able to meet the listing standards of the NYSE American or any other national securities exchange.

Additionally, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into the Combined Company will be reduced and it may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.

Q.What happens if the Business Combination is not consummated?

A.	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If Adara does not complete the business combination with Alliance for whatever reason, Adara would search for another target business with which to complete a business combination. If Adara does not complete a business combination with Alliance or another target business by February 11, 2023, Adara must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of then outstanding Public Shares. The Adara Initial Stockholders have no redemption rights in the event a business combination is not consummated in the required time period, and, accordingly, their Initial Stockholder Shares will be worthless. Additionally, in the event of such a liquidation, as described above, there will be no distribution with respect to outstanding Adara Warrants and, accordingly, the Adara Warrants will expire and be worthless.

Q.What is Alliance?

A.	Alliance is a leading global wholesaler, direct-to-consumer (“DTC”) distributor and e-commerce provider for the entertainment industry. Alliance serves as the gateway between well-known international branded manufacturers of entertainment content, such as Universal Pictures, Universal Music Group, Warner Brothers Home Video, Walt Disney Studios, Sony Music, Sony Pictures, Microsoft, Nintendo, and others, and leading retailer customers in the United States and internationally, including Walmart, Amazon, Best Buy, Barnes & Noble, Wayfair, Costco and Target, among others. Alliance distributes its physical media, entertainment products, hardware and accessories through an established multi-channel strategy. Alliance currently sells its products that they are allowed to export in more than 77 countries around the world. For more information, see the section titled “Information About Alliance.”
Q.	What factors did Adara’s Board of Directors consider in determining to enter into the Business Combination Agreement?
A.	In approving the Business Combination, the Adara board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, the following:
●	Alliance’s industry leading market share;
●	Alliance’s organic growth potential;
●	Consolidation opportunities in the industry and opportunities for acquisitions of complimentary business for Alliance;
●	Alliance’s significant growth potential;
●	Adara’s due diligence of Alliance;
●	Alliance’s financial condition (see “— Certain Alliance Projected Financial Information”);
●	Alliance’s strong strategic partners;
●	Other alternative targets; and
●	The compelling valuation and other negotiated terms of the Business Combination.

The Adara board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macro-economic uncertainty and the effects it could have on the Combined Company’s operating results;
●	The risk of redemption by Adara’s stockholders;
●	The risk that Adara’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;
●	Closing conditions that are not within Adara’s control;

●	The possibility of litigation challenging the Business Combination;
●	The risks that the potential benefits of the Business Combination may not be achieved;
●	The fact that Adara’s stockholders will hold a minority position in the Combined Company;
●	Potential conflicts of interest of Adara’s Directors and Officers (see “— Interests of Adara’s Directors and Officers in the Business Combination”); and
●	Various other risks associated with the business of Alliance, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Adara board of directors also considered the Business Combination in light of the investment criteria set forth in Adara’s final prospectus for its IPO including, without limitation, that based upon Adara’s analyses and due diligence, Alliance has the potential to be a market leader and has substantial future growth opportunities, all of which the Adara board of directors believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Adara board of directors is not intended to be exhaustive but does set forth the principal factors considered by the Adara board of directors. For more information, see the section titled “The Background of the Business Combination — Adara’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.	What factors did Alliance’s Board of Directors consider in determining to enter into the Business Combination Agreement?
A.	In approving the Business Combination, the Alliance board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, increased access to the capital markets, increased liquidity for its stockholders and other equity holders and other benefits of being a public reporting company. The Alliance board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination, including the costs to the Combined Company that will be incurred as a public reporting company.
Q.	What equity stake will current Adara’s stockholders and Alliance’s stockholders have in the Combined Company after the Closing?
A.	The equity stake of the Adara’s Public Stockholders will depend on the number of shares of Adara Common Stock which are redeemed in connection with the Business Combination. Adara’s Public Stockholders may vote in favor of the Business Combination Proposal and still exercise their redemption rights, although they are not required to vote either for or against the Business Combination, or vote at all, or to be holders on the Record Date, in order to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of Public Stockholders are substantially reduced as a result of redemption by Public Stockholders, subject to the requirements that (i) Adara has a minimum of $15,000,000 of cash on hand after distribution of the Trust Account (for the avoidance of doubt, such cash shall be determined prior to the payment of any transaction fees, costs and expenses paid or required to be paid by Adara and Alliance prior to Closing and repayment of up to $500,000 of loans to certain affiliates of Adara and the payment of such fees, costs, expenses and loans shall be paid or payable out of such cash on hand) and (ii) the Combined Company have at least $5,000,001 of net tangible assets immediately prior to or upon the consummation of the Business Combination.

A Public Stockholder may exercise its redemption rights, which will not result in the loss of any Warrants that the Public Stockholders may hold. Accordingly, even if the maximum number of shares was redeemed, there would still be 5,750,000 Public Warrants and 4,120,000 Private Warrants and 50,000 Underwriter Warrants outstanding. Further, if the Combined Company Common Stock is trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming stockholders. As of the Record Date, the closing price of the warrants was $[•] per warrant.

The potential impact of different redemption levels is illustrated below through a comparison of a no redemption, illustrative redemption, contractual maximum redemption and minimum cash condition waiver scenarios (as described below). In the sensitivity table below, the residual equity value owned by non-redeeming stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.10 per share. As a result of such redemption amounts and the assumed $10.10 per share value, the implied total equity value of the Combined Company, assuming no dilution from any of the Public Warrants, Private Warrants, Underwriter Warrants or Contingent Consideration Shares (“Additional Dilution Sources”), would be (a) $616,100,000 in the no redemption scenario, (b) $558,025,000 in the illustrative redemption scenario, and (c) $514,950,005, in the contractual maximum redemption scenario. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders.

Redemption Sensitivity Analysis Table

					Contractual
			Illustrative		Maximum
	No Redemption	% of	Redemption	% of	Redemption	% of
Holders	Scenario(1)	Total	Scenario(2)	Total	Scenario(3)	Total
Adara Public Stockholders	11,500,000	18.8%	5,750,000	10.4%	1,485,149	2.9%
Adara Initial Stockholders(4)	2,000,000	3.3%	2,000,000	3.6%	2,000,000	3.9%
Alliance Stockholders(5)	47,500,000	77.9%	47,500,000	86.0%	47,500,000	93.2%
Total Shares Outstanding Excluding Contingent Consideration Shares and Adara Warrants	61,000,000	100.0%	55,250,000	100.0%	50,985,149	100.0%
Total Equity Value Post- Redemptions	$616,100,000		$558,025,000		$514,950,005
Assumed Per Share Value	$10.10		$10.10		$10.10

					Contractual
			Illustrative		Maximum
	No Redemption	% of	Redemption	% of	Redemption	% of
Additional Dilution Sources(8)	Scenario(1)	Total(7)	Scenario(7)	Total(6)	Scenario(3)	Total(7)
Contingent Consideration Shares(8)	60,000,000	49.6%	60,000,000	52.1%	60,000,000	54.0%
Adara Warrants
Public Warrants(9)	5,750,000	8.6%	5,750,000	9.4%	5,750,000	10.1%
Private Warrants(10)	4,120,000	6.3%	4,120,000	6.9%	4,120,000	7.8%
Underwriter Warrants(11)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Total Additional Dilutive Sources(12)	69,920,000	53.4%	69,920,000	55.6%	69,920,000	57.8%
(1)	This scenario assumes that no shares of Adara Common Stock are redeemed by the Public Stockholders
(2)	This scenario assumes that approximately 5,750,000 shares of Adara Common Stock are redeemed by the Public Stockholders.
(3)	This scenario assumes that 10,014,851 shares of Adara Common Stock are redeemed by the Public Stockholders, which, based on the amount of approximately $16.17 million in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable Adara to have sufficient cash to satisfy the minimum cash condition in the Business Combination Agreement.
(4)	This row assumes that the Sponsor forfeits 875,000 Initial Stockholder Shares. Up to an additional 500,000 Initial Stockholder Shares are subject to forfeiture by the Sponsor at the discretion of Alliance. If such additional shares are forfeited by the Sponsor, the Adara Initial Stockholders would own 1,500,000 shares, or 2.4% of the Total Shares Outstanding Excluding Contingent Condition Shares and Warrants.
(5)	This row excludes an aggregate of up to 60,000,000 shares of Combined Company Common Stock which would become issuable upon the conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Events.
(6)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate dilution.
(7)	The Percentage of Total with respect to each Additional Dilution Source, including the Total Additional Dilutive Sources, includes the full number of shares issued with respect to the applicable Additional Dilution Source (but not the other Applicable Dilution Sources) in both the numerator and denominator. For example, in the no redemption scenario, the Percentage of Total with respect to the Contingent Consideration Shares would be calculated as follows: (a) 60,000,000 shares; divided by (b) (i) 61,000,000 shares (the number of shares outstanding prior to any issuance of any such shares plus (ii) 60,000,000 shares.
(8)	This row assumes an aggregate of up to 60,000,000 shares of Combined Company Common Stock which would become issuable upon the conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Events.
(9)	This row assumes exercise of all Public Warrants for cash.
(10)	This row assumes exercise of all Private Warrants for cash.

(11)	This row assumes exercise of all Underwriter Warrants for cash.
(12)	This row assumes the issuance of all shares of Combined Company Common Stock in connection with each of the Additional Dilution Sources, as described in Notes 8 through 11 above.
Q.	Who will be the executive officers and directors of the Combined Company if the Business Combination is consummated?
A.	The executive officers of Combined Company will be:
●	Bruce Ogilvie, Executive Chairman of the Board;
●	Jeffrey Walker, Chief Executive Officer;
●	John Kutch, Chief Financial Officer;
●	Paul Eibler, Chairman of COKeM Subsidiary;and
●	Ben Mean, President, Distribution Solutions
A.	Upon the consummation of the Business Combination, the board of directors of the Combined Company (the “Combined Company Board”) will be comprised of seven persons divided into three separate classes, as follows:
●	the Class I directors will be [·] and [·] and their terms will expire at the first annual meeting to be held after the consummation of the Business Combination;
●	the Class II directors will be [·], [·], and [·] and their terms will expire at the second annual meeting to be held after the consummation of the Business Combination; and
●	the Class III directors will be Bruce Ogilvie and Jeffrey Walker and their terms will expire at the third annual meeting to be held after the consummation of the Business Combination.

Such directors will be appointed, effective as of the consummation of the Business Combination, by the Adara board of directors in accordance with Adara’s organizational documents.

Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Combined Company: Bruce Ogilvie, Executive Chairman, Jeffrey Walker, Chief Executive Officer, John Kutch, Chief Financial Officer, and [•]. See the section titled “Management After the Business Combination” for information about such officers and the Combined Company’s other executive officers.

Q.What conditions must be satisfied to complete the Business Combination?

A.	There are a number of closing conditions in the Business Combination Agreement, including that Adara’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”
Q.	What happens if I sell my shares of Adara Common Stock before the special meeting of stockholders?
A.	The Record Date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Adara Common Stock after the Record Date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

However, you will not become a Combined Company Stockholder following the Closing because only Adara’s stockholders on the date of the Closing will become Combined Company Stockholders.

Q.	May Adara or Adara’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?
A.	In connection with the stockholder vote to approve the proposed Business Combination, the Adara Initial Stockholders and Adara’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Alliance. None of the Adara Initial Stockholders, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Adara Initial Stockholders, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Adara for use in the Business Combination.
Q.	How many votes do I have at the special meeting of stockholders?
A.	Adara’s stockholders are entitled to one vote at the special meeting for each share of Adara Common Stock and Adara Class B Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 11,500,000 shares of Adara Class A common stock, par value $0.0001 per share, held by [·] holders of record, including holders of record of Adara Units, and 2,875,000 shares of Adara Class B common stock, par value $0.0001 per share, held by Common Stockholders of record.
Q.	What interests do Adara’s current officers and directors have in the Business Combination?
A.	Adara’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:
●	the beneficial ownership of Adara’s board of directors and officers and their affiliates of an aggregate of 1,950,000 shares (giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor) of Adara Class B Common Stock and 4,120,000 Adara Warrants, which shares and warrants would become worthless if Adara does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[·] million based on the closing prices of Adara Common Stock and warrants of $[·] and $[·], respectively on the NYSE American on the Record Date, giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor. Based on such market values, Adara’s board of directors and officers will have an unrealized gain of approximately $[·] million on their Adara securities;
●	The repayment of up to an aggregate of $500,000 of loans made by certain directors and their affiliates to the extent such outstanding amounts exceed the amount not required to be returned in the Trust Account, unless a business combination is consummated;
●	the fact that the Adara Initial Stockholders, including our officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the Business Combination;
●	Adara’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Adara’s behalf incident to identifying, investigating and consummating the Business Combination, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;
●	the anticipated continuation of Thomas Finke and W. Tom Donaldson III as directors of the Combined Company following the Closing;
●	the fact that the Adara Initial Stockholders who hold Initial Stockholder Shares and Private Warrants may experience a positive rate of return on their investment, even if the Public Stockholders experience a negative rate of return on their investment;

●	If Adara is unable to complete a business combination within the required time period, an affiliate of the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Adara for services rendered or contracted for or products sold to Adara. If Adara consummates a business combination, on the other hand, Adara will be liable for all such claims; and
●	the continued indemnification of the current directors and officers of Adara following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Accordingly, our board of directors and officers and their affiliates will hold securities of Adara (directly or indirectly) with an aggregate value of approximately $[•] million based on the closing prices of Adara Common Stock and warrants of $[•] and $[•], respectively on the NYSE American on the Record Date giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor. For these reasons, our board of directors and officers and their affiliates will receive a benefit from the completion of the Business Combination. These interests may incentivize our directors and officers to complete a business combination of a less favorable target company or on terms less favorable to stockholders rather than liquidate and to vote in favor of approval of the Stockholder Proposals.

These interests may influence Adara’s board of directors in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “The Business Combination  —  Interests of Adara’s Directors and Officers in the Business Combination.”

Q.	What interests do the Adara Initial Stockholders and their affiliates have at risk if the Business Combination is not completed?
A.	The Adara Initial Stockholders (including our directors and officers) and their affiliates have the following interests in Adara and/or the Business Combination which may become worthless or not received if the Business Combination is not completed:
●	The Adara Initial Stockholders (including our officers and directors) and their affiliates, beneficially own 2,875,000 shares of Class B Common Stock and 9,920,000 Adara Warrants, which shares and warrants would become worthless if Adara does not complete a business combination within the applicable time period, as the Adara Initial Stockholders (including our directors and officers) and their affiliates have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[·] million based on the closing prices of Adara Common Stock and warrants of $[·] and $[·], respectively on the NYSE American on the Record Date.
●	ThinkEquity, an Adara Initial Stockholder, will receive a financial advisory fee for serving as Adara’s financial advisor in connection with the Business Combination in an amount equal to 3.5% of the net funds held in the Trust Account after giving effect to redemptions by the Public Stockholders, which shall be due and payable in immediately available funds on the Closing Date. In the event the Business Combination is not consummated, ThinkEquity would not receive these fees. These fees are in addition to a $300,000 fee we paid to ThinkEquity as condition for the delivery of a fairness opinion.

Accordingly, our Initial Stockholders (including our directors and officers and their affiliates) will hold securities of Adara (directly or indirectly and receive cash fees with an aggregate value of approximately $[•] million based on the closing prices of Adara Common Stock and warrants of $[•] and $[•], respectively on the NYSE American on the Record Date, giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor. None of the Adara Initial Stockholders have any loans to us that are outstanding and any reimbursable expenses of the Adara Initial Stockholders will be paid from our available cash prior to the consummation of the Business Combination and will not be dependent upon the consummation of the Business Combination.

For these reasons, the Adara Initial Stockholders (including our directors and officers) and their affiliates will receive a financial and business benefit from the completion of the Business Combination. These interests may incentivize the Adara Initial Stockholders (including our directors and officers) to complete a business combination of a less favorable target company or on terms less favorable to stockholders rather than liquidate and to vote in favor of approval of the Stockholder Proposals

These interests may influence Adara’s board of directors in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “The Business Combination — Interests of Adara’s Directors and Officers in the Business Combination.”

Q.What are the U.S. federal income tax consequences of exercising my redemption rights?

A.	The U.S. federal income tax consequences of a redemption depend on a holder’s particular facts and circumstances. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights and to rely solely upon their advice.
Q.	If I hold Adara Warrants, can I exercise redemption rights with respect to my warrants?
A.	No. Holders of Adara Warrants have no redemption rights with respect to the Adara Warrants.
Q.	When is the Business Combination expected to be completed?
A.	It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to Closing.”
Q.	What do I need to do now?
A.	You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q.	How do I vote?
A.	If you were a holder of record of Adara Common Stock and/or Adara Class B Common Stock on the Record Date, you may vote on the Stockholder Proposals online at the virtual special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote online, obtain a proxy from your broker, bank or nominee.
Q.	What will happen if I abstain from voting or fail to vote at the special meeting?
A.	At the special meeting of stockholders, Adara will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the individual Charter Proposals, and will have no effect on any of the other Stockholder Proposals.
Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A.	Signed and dated proxies received by Adara without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Stockholder Proposals.
Q.	Do I need to attend the special meeting of stockholders to vote my shares?
A.	No. You are invited to virtually attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Adara encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?
A.	Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.	Because none of the proposals to be voted on at the Special Meeting is a routine matter for which brokers may have discretionary authority to vote without instructions from the beneficial owner of the shares, Adara does not expect any broker non-votes at the Special Meeting. As a result, failure to provide instructions to your bank, brokerage firm or other nominee on how to vote will result in your shares not being counted as present in determining the presence of a quorum. No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Stockholder Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.
Q.	May I change my vote after I have mailed my signed proxy card?
A.	Yes. You may change your vote by sending a later-dated, signed proxy card to Adara’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the virtual special meeting and vote online. You also may revoke your proxy by sending a notice of revocation to Adara’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.
Q.	What happens if I fail to take any action with respect to the special meeting?
A.	If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company and/or your warrants will entitle you to purchase common stock of the Combined Company. As a corollary, failure to vote either for or against the Business Combination proposal means you will not have any redemption rights in connection with the Business Combination to exchange your shares of common stock for a pro rata share of the aggregate amount of funds held in the Trust Account as of two business days prior to the Closing, including any interest thereon but net of any income or other taxes payable. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Adara.
Q.	What should I do if I receive more than one set of voting materials?
A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q.	What is the quorum requirement for the special meeting of stockholders?
A.	A quorum of Adara’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the aggregate shares of Adara Common Stock and Adara Class B Common Stock outstanding, and entitled to vote at the meeting is virtually represented in person or by proxy, and, with respect to the separate vote by other Adara Class B Common Stock for other Charter Proposals if a majority of the shares of Adara Class B Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

As of the Record Date for the special meeting, 7,187,501 shares of Adara Common Stock and Adara Class B Common Stock will be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote online at the virtual special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders virtually present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to the Adara Warrants I hold if I vote my shares of Adara Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?
A.	Properly exercising your redemption rights as an Adara stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Adara Warrants, and if Adara does not otherwise consummate an initial business combination by February 11, 2023 or obtain the approval of Adara’s Stockholders to extend the deadline for Adara to consummate an initial business combination, Adara will be required to dissolve and liquidate, and your Adara Warrants will expire worthless.
Q.	Who will solicit and pay the cost of soliciting proxies?
A.	Adara will pay the cost of soliciting proxies for the special meeting of stockholders. Adara has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Adara has agreed to pay Morrow Sodali LLC a fee of $[·]. Adara will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Adara also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Adara Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Adara Common Stock and in obtaining voting instructions from such beneficial owners. Adara’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.	Who can help answer my questions?
A.

If you have questions about the Stockholder Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call collect at: (203) 658-9400)

Email: [•]

You may also contact Adara at:

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

Telephone: (704) 315-5290

Attention: CEO

To obtain timely delivery, Adara’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Adara from documents filed with the SEC by following the instructions in the section titled, “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Adara’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Proposal and the other Stockholder Proposals to be considered at the special meeting of stockholders, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled, “Where You Can Find More Information.”

Parties to the Business Combination

Adara

Adara is a Delaware corporation and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Adara was formed to purse an initial business combination target in any industry or geographic location (subject to certain limitations described in this prospectus),

Adara Common Stock, Adara Warrants and Adara Units (each Adara Unit comprising one share of Adara Common Stock and one-third of an Adara Warrant) are currently listed and trading on the NYSE American under the ticker symbols “ADRA,” “ADRA.WS” and “ADRA.UN,” respectively. We have applied to continue the listing of the Adara Common Stock and Adara Warrants on the NYSE American under the symbols “AENT” and “AENT.WS,” respectively, upon the Closing. The Adara Units will automatically separate into their component securities (one share of Adara Common Stock and one-third of an Adara Warrant) upon Closing and, as a result, will no longer exist. Upon Closing, Adara intends to change its name from “Adara Acquisition Corp.” to “Alliance Entertainment Holding Corporation.”

The mailing address of Adara’s principal executive office is 211 East Blvd., Charlotte, NC 28203, and its telephone number is (704) 315-5290.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Adara, formed on September 2, 2021 to consummate the Business Combination. Following the Business Combination, Merger Sub will have merged with and into Alliance with Alliance surviving the Merger. As a result, Alliance will become a wholly-owned subsidiary of Adara.

Alliance

Alliance is a leading global wholesaler, direct-to-consumer (“DTC”) distributor and e-commerce provider for the entertainment industry. Alliance serves as the gateway between well-known international branded manufacturers of entertainment content, such as Universal Pictures, Universal Music Group, Warner Brothers Home Video, Walt Disney Studios, Sony Music, Sony Pictures, Microsoft, Nintendo, and others, and leading retailer customers in the United States and internationally, including Walmart, Amazon, Best Buy, Barnes & Noble, Wayfair, Costco and Target, among others. Alliance distributes its physical media, entertainment products, hardware and accessories through an established multi-channel strategy. Alliance currently sells its products that they are allowed to export in more than 77 countries around the world.

Alliance’s mailing address is 1401 NW 136th Ave., Suite 100, Sunrise FL 33323, and its telephone number is (954) 255-4000.

For more information about Alliance, see the sections titled “Information About Alliance” and “Alliance Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Business Combination

The Business Combination Agreement

On June 22, 2022, Adara, Merger Sub and Alliance entered into the Business Combination Agreement, pursuant to which Adara and Alliance will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.

The Effective Time shall occur as promptly as practicable but in no event later than three business days after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver at the Closing).

At the Effective Time, by virtue of the Merger and without any action on the part of Adara, Merger Sub, Alliance or the holders of any of Alliance’s securities:

●	Each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the number of shares of Combined Company Common Stock equal to the Exchange Ratio;
●	No certificates or scrip or shares representing fractional shares of Combined Company Common Stock shall be issued upon the exchange of Alliance Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Adara or a holder of shares of Combined Company Common Stock. In lieu of any fractional share of Combined Company Common Stock to which each holder of Alliance Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Combined Company Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Contingent Consideration Shares

At the Closing, the Company will also issue to the Alliance Stockholders Contingent Consideration Shares which shall be placed into the Contingent Consideration Shares Escrow Account pursuant to the Contingent Consideration Shares Agreement and shall not be released from escrow over a ten-year period unless and until they are earned as a result of the occurrence of the applicable Triggering Event as follows: 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event I prior to the five-year anniversary of the Closing; 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event II prior to the seven-year anniversary of the Closing; and 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event III prior to the ten-year anniversary of the Closing.

Upon the occurrence of a Triggering Event, the Contingent Consideration Shares released from the Contingent Consideration Shares Escrow shall automatically convert into an equal number of shares of Combined Company Common Stock.

In the event that a Triggering Event does not occur during the respective Triggering Event Period, the Contingent Consideration Shares issuable upon the occurrence of the respective Triggering Event shall be forfeited to the Combined Company for cancellation.

Under the Contingent Consideration Escrow Agreement, each Alliance Stockholder owning Contingent Consideration Shares will have all rights with respect to the Contingent Consideration Shares attributable to ownership of such Combined Company Class E Common Stock except (1) the right of possession thereof, (2) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein, and (3) the right to be paid dividends with respect to such shares (other than non-taxable stock dividends, which shall remain in and become part of the Contingent Consideration Shares). Additionally, the Alliance Stockholders will have the right to vote such Contingent Consideration Shares, provided that during the escrow period they have contractually agreed to vote their shares of Combined Company Class E Common Stock in the same manner and proportion as the Combined Company Common Stock votes.

Conditions to Closing

Mutual

The obligations of Alliance, Adara and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	The Alliance Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement, shall have been obtained;
●	The Stockholder Proposals shall have been approved and adopted by the requisite affirmative vote of Adara’s stockholders in accordance with the proxy statement/prospectus, the DGCL, the Adara organizational documents and the rules and regulations of NYSE;
●	The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;
●	All required filings under the HSR Act shall have been completed and any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;
●	All consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all governmental authorities; and
●	The listing of shares of Combined Company Common Stock on NYSE American, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Adara and Merger Sub

The obligations of Adara and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

●	Certain of the representations and warranties of Alliance contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Alliance contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Alliance, Adara, Merger Sub or any of their respective affiliates. The other representations and warranties of Alliance contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
●	Alliance shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Alliance shall have delivered to Adara a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	No Company Material Adverse Effect shall have occurred during the Interim Period;
●	Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Alliance’s board of directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;
●	All parties to the Registration Rights Agreement (other than Adara and the Adara Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Adara copies of the Registration Rights Agreement duly executed by all such parties;
●	The stockholders of Alliance shall have delivered, or cause to be delivered, to Adara copies of the Lock-up Agreements duly executed by all such parties;
●	All parties to the employment agreements (other than Adara) shall have delivered, or caused to be delivered, to Adara copies of the Employment Agreements duly executed by such parties;
●	On or prior to the Closing, Alliance shall have delivered to Adara in a form reasonably acceptable to Adara, dated as of the Closing Date, a properly executed certification that shares of Alliance are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Adara with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

●	All loans between Alliance and any person who shall serve as a director or officer of the Combined Company shall have been paid off in full; and
●	Alliance shall have delivered to Adara the PCAOB Audited Financials and PCAOB Reviewed Financials.

Alliance

The obligations of Alliance to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

●	Certain of the representations and warranties of Adara and Merger Sub contained in the sections titled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Adara and Merger Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Alliance, Adara, Merger Sub or any of their respective affiliates. The other representations and warranties of Adara and Merger Sub contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Adara Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Adara Material Adverse Effect; and
●	Adara and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Adara shall have delivered to Alliance a customary officer’s certificate (signed by the Chief Executive Officer of Adara), dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	No Adara Material Adverse Effect shall have occurred during the Interim Period;
●	Adara shall have delivered or caused to be delivered a copy of the Registration Rights Agreements duly executed by Adara and the Adara Initial Stockholders party thereto;
●	Adara shall have delivered or caused to be delivered a copy of the Amended and Restated Adara Insider Agreements duly executed by Adara and the Adara Initial Stockholders party thereto;
●	Adara shall, as of immediately following the Closing have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act;
●	Adara shall have made all necessary and appropriate arrangements with the trustee to have all of the funds from the Trust Account disbursed to Adara immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Adara in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Adara’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination; and

●	As of the Closing, after distribution of the Trust Account, deducting all amounts to be paid pursuant to the exercise of redemption rights, Adara shall have cash on hand equal to or in excess of $15,000,000 (for the avoidance of doubt, such cash shall be determined prior to the payment of any transaction fees, costs and expenses paid or required to be paid by Adara prior to Closing and the payment of such fees, costs and expenses shall be paid or payable out of such cash on hand).

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Regulatory Matters

The Business Combination is subject to the requirements of the HSR Act, which prevents Adara and Alliance from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) and specified waiting period requirements have been satisfied.

For more information, see the section titled “The Business Combination — Regulatory Approvals Required for the Business Combination.”

Termination Rights

The Business Combination Agreement is subject to termination prior to the Effective Time of the Business Combination as follows:

●	by the mutual written consent of Adara and Alliance;
●	by Adara or Alliance, if (i) the Effective Time will not have occurred prior to the date that is 240 days after the date of the Business Combination Agreement (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by Adara’s stockholders;
●	by Alliance if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Adara or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of Adara or Merger Sub has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of Merger Sub and Adara specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating Adara Breach”); provided that Alliance has not waived such Terminating Adara Breach and Alliance is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Adara Breach is curable by Adara and Merger Sub, Alliance may not terminate the Business Combination Agreement under this section for so long as Adara and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Alliance to Adara; and

●	by Adara if (i) Alliance has failed to deliver the approval of holders of the Alliance Requisite Approval in favor of the adoption of the Merger to Adara within ten days of the Registration Statement becoming effective; or (ii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Alliance set forth in the Business Combination Agreement, or if any representation or warranty of Alliance has become untrue, in either case such that the conditions set forth in representations and warranties and the agreements and covenants of Alliance specified in the conditions to the Merger section of the Business Combination Agreement would not be satisfied (“Terminating Alliance Breach”); provided that Adara has not waived such Terminating Alliance Breach and Adara and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Alliance Breach is curable by Alliance, Adara may not terminate the Business Combination Agreement under this provision for so long as Alliance continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Adara to Alliance.

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Amendments to the Charter

Pursuant to the Business Combination Agreement, at the Effective Time of the Business Combination, the Existing Certificate of Incorporation of Adara will be amended and restated to:

●	change Adara’s name to “Alliance Entertainment Holding Corporation;”
●	create a new Class E common stock and eliminate the Class B Common Stock classification and provide for a single class of common stock;
●	change the number of authorized shares to 551,000,000 total shares, consisting of (i) 550,000,000 shares of common stock, consisting of 490,000,000 shares of Class A common stock and 60,000,000 shares of Class E common stock and (ii) 1,000,000 shares of preferred stock; and
●	make certain other changes to the amended and restated Existing Certificate of Incorporation, including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

For more information about these amendments to the Certificate of Incorporation, see the section titled “Proposal No. 2 — The Charter Proposals.”

Opinion of Financial Advisor to Adara, ThinkEquity LLC

Adara retained ThinkEquity to act as its financial advisor in connection with the Business Combination. Adara selected ThinkEquity to act as its financial advisor based on ThinkEquity’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Adara operates and its knowledge of Adara’s business and affairs. On June 21, 2022, ThinkEquity rendered its oral opinion to the board of directors of Adara (which was confirmed in writing by delivery of ThinkEquity’s written opinion dated such date), and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by ThinkEquity, as set forth in ThinkEquity’s written opinion, the aggregate closing consideration to be issued by Adara in connection with the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to Adara.

The full text of the written opinion of ThinkEquity delivered to Adara’s board of directors, dated June 21, 2022, is attached as Annex D and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by ThinkEquity in rendering its opinion. All stockholders of Adara are urged to, and should, read the opinion carefully and in its entirety. ThinkEquity’s opinion was directed to the Adara board of directors and addressed only the fairness from a financial point of view to Adara, as of the date of the opinion, of the aggregate consideration to be paid by Adara pursuant to the Business Combination Agreement. ThinkEquity’s opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any stockholder of Adara should vote at the stockholders’ meeting to be held in connection with the Business Combination. In addition, ThinkEquity’s opinion did not in any manner address the prices at which the Adara common stock would trade following the consummation of the Business Combination or at any time. The summary of ThinkEquity’s opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of ThinkEquity’s written opinion attached as Annex D hereto.

For a further discussion of ThinkEquity’s opinion, see the section titled “Opinion of Financial Advisor to Adara, ThinkEquity LLC” beginning on page 108 of this proxy statement/prospectus and the full text of the written opinion of ThinkEquity attached as Annex D to this proxy statement/prospectus.

Other Agreements Related to the Business Combination Agreement

Adara Insider Agreements, Lock-Up Agreements and Registration Rights

In connection with the Closing, the Sponsor agreed to forfeit between 875,000 and 1,375,000 Initial Stockholder Shares at the Closing, the exact number to be determined by Alliance. In connection with the Closing, the Adara Initial Stockholders and certain stockholders of Alliance will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with regards to any shares of Combined Company Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Combined Company Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Combined Company Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period (as defined in the Lock-Up Agreement and Adara Insider Agreements) shall terminate six months after the Closing.

The Lock-up Shares consist of the 2,000,000 shares of Combined Company Common Stock held by the Adara Initial Stockholders assuming 875,000 Initial Stockholder Shares are forfeited (1,500,000 shares of Combined Company Common Stock, if all 1,375,000 Initial Stockholder Shares subject to forfeiture are forfeited) and 47,500,000 shares of Combined Company Common Stock and 60,000,000 Contingent Consideration Shares (and the shares of Combined Company Common Stock issuable upon conversion of the Contingent Consideration Shares) to be issued to the Alliance Stockholders.

In connection with the Closing, that certain registration rights agreement dated February 2, 2021 will be amended and restated and Adara, the Adara Initial Stockholders and certain persons and entities receiving Combined Company Common Stock pursuant to the Business Combination (the “New Holders” and together with the Initial Stockholders, the “Reg Rights Holders”) shall enter into that amended and restated registration rights agreement, a form of which is attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Adara will agree that, no later than 30 calendar days after the Closing, Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Combined Company that it will “review” the Resale Registration Statement) following the closing of the Business Combination and (ii) the tenth business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. In certain circumstances, the Initial Stockholders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

For more information about the Lock-Up Agreements and Registration Rights, see the sections titled “Certain Agreements Related to the Business Combination — Lock-Up Agreements” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Stockholder Support Agreement

On June 22, 2022, Adara, Alliance and certain stockholders of Alliance entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which such stockholders agreed to vote all of their shares of Alliance Common Stock and Alliance Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of Alliance Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Sponsor Support Agreement

On June 22, 2022, Adara, Alliance and the Founders entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Adara Initial Stockholders agreed to vote all of their shares of Adara Common Stock in favor of the approval and adoption of the Stockholder Proposals. Additionally, such Adara Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Adara Common Stock and Adara Class B Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Business Combination.

Interests of the Adara Initial Stockholders and Adara Directors and Officers in the Business Combination

In considering the recommendation of Adara’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

●	the beneficial ownership of Adara’s board of directors and officers and their affiliates of an aggregate of 1,950,000 shares of Adara Class B Common Stock and 4,120,000 Adara Warrants, which shares and warrants would become worthless if Adara does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[·] million based on the closing prices of Adara Common Stock and warrants of $[·] and $[·], respectively on the NYSE American on the Record Date, giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor. Based on such market values, Adara’s board of directors and officers will have an unrealized gain of approximately $[·] million on their Adara securities;
●	The repayment of up to an aggregate of $500,000 of loans made by certain directors and their affiliates to the extent such outstanding amounts exceed the amount not required to be returned in the Trust Account, unless a business combination is consummated;
●	Adara’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Adara’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Thomas Finke and W. Tom Donaldson II, as directors of the Combined Company following the Closing;
●	the fact that the Adara Initial Stockholders who held Initial Stockholder Shares, Private Warrants and Underwriter Warrants may experience a positive rate of return on their investment, even if the Public Stockholders experience a negative rate of return on their investment; and

●	the continued indemnification of the current directors and officers of Adara following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Adara’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals.

Reasons for the Approval of the Business Combination

After careful consideration, Adara’s board of directors recommends that Adara’s stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of Adara’s stockholders at the Adara special meeting of stockholders.

For a description of Adara’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section titled “The Business Combination — Adara’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under the Existing Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Adara to pay its income taxes or any other taxes payable, by (b) the total number of shares of Public Shares. However, Adara will not redeem any Public Shares to the extent that such redemption would result in Adara having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5.0 million. For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on the Record Date, the estimated per share redemption price would have been approximately $10.10.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Adara Common Stock for cash and will no longer own shares of Adara Common Stock and will not participate in the future growth of the Combined Company, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Adara’s transfer agent in accordance with the procedures described herein. See the section titled “The Special Meeting of Adara’s Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of the Combined Company After the Closing

The ownership of the Combined Company will vary based on the number of Adara Public Stockholders that exercise their redemption rights. In each of the no redemption, illustrative redemption, and contractual maximum redemption scenarios as described below, the residual equity value owned by non-redeeming stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share. As a result of such redemption amounts and the assumed $10.10 per share value, the implied total equity value of the Combined Company, assuming no dilution from any of the Public Warrants, Private Warrants, Underwriter Warrants or (“Additional Dilution Sources”), would be (a) $616,100,000 in the no redemption scenario, (b) $558,025,000 in the illustrative redemption scenario, and (c) $514,950,005, in the contractual maximum redemption scenario. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming Public Stockholders.

The following table illustrates varying beneficial ownership levels in the Combined Company immediately following the consummation of the Business Combination assuming the levels of redemptions by the public stockholders indicated:

Redemption Sensitivity Analysis Table

					Contractual
			Illustrative		Maximum
	No Redemption	% of	Redemption	% of	Redemption	% of
Holders	Scenario(1)	Total	Scenario(2)	Total	Scenario(3)	Total
Adara Public Stockholders	11,500,000	18.8%	5,750,000	10.4%	1,485,149	2.9%
Adara Initial Stockholders(4)	2,000,000	3.3%	2,000,000	3.6%	2,000,000	3.9%
Alliance Stockholders(5)	47,500,000	77.9%	47,500,000	86.0%	47,500,000	93.2%
Total Shares Outstanding Excluding Contingent Consideration Shares and Adara Warrants	61,000,000	100.0%	55,250,000	100.0%	50,985,149	100.0%
Total Equity Value Post- Redemptions	$616,100,000		$558,025,000		$514,950,005
Assumed Per Share Value	$10.10		$10.10		$10.10

					Contractual
			Illustrative		Maximum
	No Redemption	% of	Redemption	% of	Redemption	% of
Additional Dilution Sources(8)	Scenario(1)	Total(7)	Scenario(7)	Total(6)	Scenario(3)	Total(7)
Contingent Consideration Shares(8)	60,000,000	49.6%	60,000,000	52.1%	60,000,000	54.0%
Adara Warrants
Public Warrants(9)	5,750,000	8.6%	5,750,000	9.4%	5,750,000	10.1%
Private Warrants(10)	4,120,000	6.3%	4,120,000	6.9%	4,120,000	7.8%
Underwriter Warrants(11)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Total Additional Dilutive Sources(12)	69,920,000	53.4%	69,920,000	55.6%	69,920,000	57.8%
(1)	This scenario assumes that no shares of Adara Common Stock are redeemed by the Public Stockholders
(2)	This scenario assumes that approximately 5,750,000 shares of Adara Common Stock are redeemed by the Public Stockholders.
(3)	This scenario assumes that 10,014, 851 shares of Adara Common Stock are redeemed by the Public Stockholders, which, based on the amount of approximately $16.17 million in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable Adara to have sufficient cash to satisfy the minimum cash condition in the Business Combination Agreement.
(4)	This row assumes that the Sponsor forfeits 875,000 Initial Stockholder Shares. Up to an additional 500,000 Initial Stockholder Shares are subject to forfeiture by the Sponsor at the discretion of Alliance. If such additional shares are forfeited by the Sponsor, the Adara Initial Stockholders would own 1,500,000 shares, or 2.4% of the Total Shares Outstanding Excluding Contingent Condition Shares and Warrants.
(5)	This row excludes an aggregate of up to 60,000,000 shares of Combined Company Common Stock which would become issuable upon the conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Events.
(6)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate dilution.
(7)	The Percentage of Total with respect to each Additional Dilution Source, including the Total Additional Dilutive Sources, includes the full number of shares issued with respect to the applicable Additional Dilution Source (but not the other Applicable Dilution Sources) in both the numerator and denominator. For example, in the no redemption scenario, the Percentage of Total with respect to the Contingent Consideration Shares would be calculated as follows: (a) 60,000,000 shares; divided by (b) (i) 61,000,000 shares (the number of shares outstanding prior to any issuance of any such shares plus (ii) 60,000,000 shares.
(8)	This row assumes an aggregate of up to 60,000,000 shares of Combined Company Common Stock which would become issuable upon the conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Events.

(9)	This row assumes exercise of all Public Warrants for cash.
(10)	This row assumes exercise of all Private Warrants for cash.
(11)	This row assumes exercise of all Underwriter Warrants for cash.
(12)	This row assumes the issuance of all shares of Combined Company Common Stock in connection with each of the Additional Dilution Sources, as described in Notes 8 through 11 above.

Summary of Risk Factors

In evaluating the Stockholder Proposals, Adara Stockholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Alliance’s business and industry, the Business Combination and risks of the Combined Company, are summarized below:

●	If Alliance fails to respond to or capitalize on the rapid technological development in the music, video, gaming, and entertainment industry, including changes in entertainment delivery formats, its business could be harmed.
●	If Alliance does not successfully optimize and operate its fulfillment network, its business could be harmed.
●	The markets in which Alliance participates are competitive, and if Alliance does not compete effectively, its operating results could be harmed.
●	Alliance may not realize the anticipated benefits of acquisitions or investments in its acquisitions or joint ventures, or those benefits may be delayed or reduced in their realization.
●	Alliance’s expansion into new products, services, technologies, and geographic regions subjects it to additional business, legal, financial, and competitive risks.
●	Alliance’s international operations expose it to a number of risks.
●	Alliance’s business will suffer if it is not successful in developing and expanding its partner brands across its consumer base.
●	Consumer interests change rapidly and acceptance of products and entertainment offerings are influenced by outside factors.
●	An inability to develop, introduce and ship planned products, product lines and new brands in a timely and cost-effective manner may damage Alliance’s business.
●	If Alliance is unable to navigate through global supply chain challenges, its business may be harmed.
●	If Alliance is unable to adapt its business to the continued shift to ecommerce, its business may be harmed.
●	The concentration of Alliance’s retail customer base and continued shift to ecommerce sales means that economic difficulties or changes in the purchasing or promotional policies or patterns of its major customers could have a significant impact on it.
●	Alliance’s business, including its costs and supply chain, is subject to risks associated with sourcing, manufacturing, warehousing, distribution and logistics, and the loss of any of its key suppliers or service providers could negatively impact its business.
●	Alliance faces significant inventory risk.
●	If Alliance’s third-party suppliers’ labels, studios, and publishers do not comply with applicable laws and regulations, its reputation, business, financial condition, results of operations and prospects could be harmed.

●	Shipping is a critical part of Alliance’s business and any changes in its shipping arrangements or any interruptions in shipping could adversely affect our operating results.
●	Alliance is subject to risks related to online payment methods, including third-party payment processing-related risks.
●	Alliance relies on third-party suppliers, labels, studios, publishers, suppliers, retail and ecommerce partners and other vendors, and they may not continue to produce products or provide services that are consistent with Alliance’s standards or applicable regulatory requirements, which could harm its brand, cause consumer dissatisfaction, and require it to find alternative suppliers of its products or services.
●	Alliance’s business may be harmed if it is unable to protect its critical intellectual property rights.
●	Failure to successfully operate Alliance’s information systems and implement new technology effectively could disrupt its business or reduce its sales or profitability.
●	If Alliance’s electronic data is compromised its business could be significantly harmed.
●	Alliance’s quarterly and annual operating results may fluctuate due to seasonality in its business.
●	Changes in foreign currency exchange rates can significantly impact the Combined Company’s reported financial performance.
●	Alliance’s indebtedness may limit its availability of cash, cause it to divert cash to fund debt service payments or make it more difficult to take certain other actions.
●	If Alliance were unable to obtain or service its other external financings, or if the restrictions imposed by such financing were too burdensome, its business would be harmed.
●	Alliance faces additional tax liabilities and collection obligations. Changes in, or differing interpretations of, income tax laws and rules, and changes in its geographic operating results, may impact its effective tax rate.
●	Alliance is subject to various government regulations, violation of which could subject it to sanctions or otherwise harm its business. In addition, Alliance could be the subject of future product liability suits or merchandise recalls, which could harm its business.
●	Alliance’s entertainment business involves risks of liability claims for media content, which could adversely affect its business, results of operations and financial condition.
●	Alliance is involved in litigation, arbitration or regulatory matters where the outcome is uncertain and which could entail significant expense.
●	Concentration of ownership among the Combined Company’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
●	Adara’s executive officers, directors, other Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
●	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
●	Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

●	A significant portion of Adara’s total outstanding shares are restricted from immediate resale but may be sold into the market six months after the Closing. This could cause the market price of Adara Common Stock to drop significantly, even if the Combined Company’s business is doing well.
●	Adara’s stockholders will have a reduced ownership and voting interests after the Business Combination and will exercise less influence over management.
●	The adverse impact of inflation and higher interest rates on Alliance.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE

The selected historical consolidated statements of operations data of Alliance for the years ended June 30, 2021 and 2020 and the historical consolidated balance sheet data as of June 30, 2021 and 2020 are derived from Alliance’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations data of Alliance for the nine months ended March 31, 2022 and 2021 and the condensed consolidated balance sheet data as of March 31, 2022 and 2021 are derived from Alliance’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/ prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “Alliance Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Alliance, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Consolidated Statement of Operations Data:

	For the Nine Months Ended March 31, 2022	For the Nine Months Ended March 31, 2021	For the Year Ended June 30, 2021	For the Year Ended June 30, 2020
Total revenue	$1,152,198	$1,010,599	$1,323,567	$775,596
Total operating expenses	$107,418	$101,500	$134,775	$109,849
Net Income	$33,246	$25,865	$34,194	$5,044
Net Income per share attributable to common stockholders – Basic and diluted	$36.94	$28.74	$37.98	$5.96

	As of March 31, 2022	As of June 30, 2021	As of June 30, 2020
Consolidated Balance Sheet Data:
Total assets	$493,695	$388,963	$276,833
Total liabilities	$377,634	$308,660	$223,915
Retained earnings	$76,289	$43,049	$8,870

SELECTED HISTORICAL FINANCIAL INFORMATION OF ADARA

The selected historical statement of operations data of Adara for the period from August 5, 2020 (inception) to December 31, 2020 and year ended December 31, 2021 and the historical balance sheet data as of December 31, 2020 are derived from Adara’s audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations data of Adara for the three months ended March 31, 2022 and the condensed consolidated balance sheet data as of March 31, 2022 are derived from Adara’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Adara’s historical results are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Adara Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Adara’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

Statement of Operations Data:

			For the
			period from
	For the		August 5,
	Three		2020
	Months	For the	(inception)
	Ended	Year Ended	through
	March 31,	December 31,	December 31,
	2022	2021	2020
Operating formation costs	$574,568	$976,831	$5,476
Interest earned on marketable securities held in Trust Account	10,355	10,281	—
Transaction costs incurred in connection with IPO	—	(86,544)	—
Change fair value of warrant holders	1,686,400	4,297,300	—
Net income (loss)	1,122,187	3,244,206	(5,476)
Basic and diluted net (income loss) per share, Class A common stock	0.08	0.25	—
Basic and diluted net (income loss) per share, Class B common stock	$0.08	$0.25	$(0.00)

	As of	As of	As of
	March 31,	December 31,	December 31,
	2022	2021	2020
Balance Sheet Data:
Total assets	$116,546,904	$117,083,857	$624,406
Total liabilities	3,641,905	5,301,045	604,882
Total redeemable shares of common stock	116,150,000	116,150,000	—
Total shareholders’ (deficit) equity	$(3,245,001)	$(4,367,188)	$79,524

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Adara and Alliance adjusted to give effect to the Business Combination.  Pursuant to the Business Combination Agreement, Merger Sub, a new subsidiary of Adara, will merge with and into Alliance, with Alliance as the surviving company in the Business Combination and, after giving effect to the Business Combination, Alliance will be a wholly-owned subsidiary of Adara.  Notwithstanding the legal form of the Business Combination, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Adara is treated as the acquired company and Alliance is treated as the accounting acquirer for financial statement reporting purposes

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Combined Company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Adara and Alliance for the applicable periods included in this Form S-4. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company.

Description of the Minimum and Maximum Allowable Redemption Scenarios

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

●	Minimum Redemption: This scenario, which we refer to as the “Minimum Redemption Scenario,” assumes that the only shares of Adara Class A common stock redeemed by the Public Stockholders are those that have already been redeemed prior to March 31, 2022, and Adara Sponsors forfeit 875,000 shares of Adara Class A common stock; and
●	Maximum Redemption: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 10,014,851 shares of Adara Class A common stock are redeemed for an aggregate payment of approximately $101,150,000 (based on the estimated per share redemption price of approximately $10.10 per share) from the Trust Account in order to satisfy the minimum Aggregate Transaction Proceeds of $15.0 million, and Adara Sponsors forfeit an additional 500,000 shares of Adara Class A common stock at the discretion of Alliance management.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data

Year Ended December 31, 2021	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$1,441,762	$1,441,762
Net loss per share – basic and diluted	$0.68	$0.88
Weighted-average Common shares outstanding – basic and diluted	61,000,000	50,485,149
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2022

Total assets	$602,676	$505,591
Total liabilities	$379,436	$379,436
Total stockholders’ equity	$223,240	$126,155

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative unit and share information for Adara and Alliance, and unaudited pro forma condensed combined per share information of Adara after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•Assuming No Redemptions : This presentation assumes that no public shareholders exercise their right to have their public shares converted into their pro rata share of the Trust Account.

•Assuming Maximum Redemptions : This presentation assumes that approximately 10,014,851 public shares are redeemed, resulting in an aggregate payment of approximately $101.150 million out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Merger at an assumed redemption price of $10.10 per share based on the Trust Account balance as of March 31, 2022 in order to satisfy the minimum Aggregate Transaction Proceeds of $15.0 million.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Adara and Alliance for the applicable periods included in this proxy statement. The pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what Adara’s or Alliance’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated, nor does it purport to project the future financial position or operating results of Adara or Alliance. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.

The unaudited pro forma condensed combined balance sheet combines the Alliance unaudited consolidated balance sheet as of March 31, 2022 and the Adara unaudited historical balance sheet as of March 31, 2022, giving effect to the Merger as if it had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 presents the pro forma effect of the Business Combination as if it had been consummated on January 1, 2021.

	Historical		No Redemptions Scenario	Maximum Redemptions Scenario
As of and For the Three Months Ending March 31, 2022	Adara	Alliance	Pro Forma Combined	Pro Forma Combined
Pro Forma Income Per Share
Weighted Average Shares of Class A Outstanding – Basic and Diluted	11,500,000	—	61,000,000	50,485,149
Income Per Share Class A – Basic and Diluted	$0.08	—	$0.06	$0.08
Weighted Average Shares of Class B Outstanding – Basic and Diluted	2,875,000	—	—	—
Income Per Share Class B – Basic and Diluted	$0.08	—	—	—
Weighted Average Common Shares Outstanding – Basic and Diluted	—	900	—	—
Income Per Common Share – Basic and Diluted	—	$4,132.22	—	—
Book Value Per Share	$(0.23)	$128,956	$3.66	$2.50

	Historical		No Redemptions Scenario	Maximum Redemptions Scenario
For the Year Ending December 31, 2021	Adara (Historical from 1/1/21 through 12/31/21)	Alliance	Pro Forma Combined	Pro Forma Combined
Pro Forma Income Per Share
Weighted Average Shares of Class A Outstanding – Basic and Diluted	11,500,000	—	61,000,000	50,485,149
Income Per Share Class A – Basic and Diluted	$0.25	$—	$0.68	$0.88
Weighted Average Shares of Class B Outstanding – Basic and Diluted	2,875,000	—	—	—
Income Per Share Class B – Basic and Diluted	$0.25	—	—	—
Weighted Average Common Shares Outstanding – Basic and Diluted	—	900	—	—
Income Per Common Share – Basic and Diluted	—	$49,534.44

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Alliance’s and Alliance’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	our ability to consummate the Business Combination;
●	the expected benefits of the Business Combination;
●	the Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics; and
●	expectations regarding Alliance’s strategies and future financial performance, including financial projections and business metrics, its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Alliance’s ability to invest in growth initiatives and pursue acquisition opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;
●	the outcome of any legal proceedings that may be instituted against Adara following announcement of the proposed Business Combination and transactions contemplated thereby;
●	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Adara or to satisfy other conditions to the Closing in the Business Combination Agreement;
●	the amount of redemption requests made by Adara Stockholders;
●	the ability to obtain or maintain the listing of Adara Common Stock on the NYSE American following the Business Combination;
●	the risk that the proposed Business Combination disrupts current plans and operations of Alliance as a result of the announcement and consummation of the transactions described herein;
●	risks relating to the uncertainty of the projected financial information with respect to Alliance;
●	risks relating to the anticipated growth rates and market opportunities of Alliance;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Alliance to grow and manage growth profitably following the Business Combination;
●	costs related to the Business Combination;
●	changes in applicable laws or regulations;
●	the ability of Alliance to execute its business model, including market acceptance of its systems and related services;
●	the Combined Company’s ability to raise capital;
●	Alliance’s reliance on a concentration of suppliers for its products and services;
●	increases in Alliance’s costs, disruption of supply, or shortage of products and materials;
●	Alliance’s dependence on a concentration of customers, and failure to add new customers or expand sales to Alliance’s existing customers;
●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Alliance’s resources;
●	the possibility that Alliance may be adversely affected by other economic, business, and/or competitive factors;
●	Alliance’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Transactions, and our ability to attract and retain key personnel;
●	geopolitical risk and changes in applicable laws or regulations;
●	risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;
●	substantial regulations, which are evolving, and unfavorable changes or failure by Alliance to comply with these regulations;
●	product liability claims, which could harm Alliance’s financial condition and liquidity if Alliance is not able to successfully defend or insure against such claims;
●	various environmental and safety laws and regulations that could impose substantial costs upon Alliance and negatively impact Alliance’s ability to operate Alliance’s distribution facilities;
●	outages and disruptions of Alliance’s services if it fails to maintain adequate security and supporting infrastructure as it scales Alliance’s information technology systems;
●	availability of additional capital to support business growth;
●	failure to protect Alliance’s intellectual property;
●	the inability of Alliance to develop and maintain effective internal controls;
●	the diversion of management’s attention and consumption of resources as a result of potential acquisitions of other companies;
●	cyber-attacks and security vulnerabilities;
●	any changes to U.S. tax laws; and

●	other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “Alliance believes” or “Adara believes” and similar statements reflect Alliance’s or Adara’s beliefs and opinions on the relevant subject. These statements are based upon information available to Alliance or Adara, as the case may be, as of the date of this prospectus/proxy statement, and while Alliance or Adara, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS

The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Adara because these risks may also affect the Combined Company. You should also read and consider the other information in this proxy statement/prospectus.

Risks Related to Alliance

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Alliance,” “we,” “us” or “our” refers to Alliance prior to the Business Combination and the Combined Company and its subsidiaries following the Business Combination.

Risks Related to Alliance’s Business and Industry

If we fail to respond to or capitalize on the rapid technological development in the music, video, gaming, and entertainment industry, including changes in entertainment delivery formats, our business could be harmed.

The music, video, gaming, and entertainment industry continues to experience frequent change driven by technological development, including developments with respect to the formats through which music, films, television programming, games, and other content are delivered to consumers. With rapid technological changes and dramatically expanded digital content offerings, the scale and scope of these changes have accelerated in recent years. For example, consumers are increasingly accessing television, film and other episodic content on streaming and digital content networks, such as Netflix, Amazon Prime Video, Hulu, Disney+ and Apple TV+. Additionally, consumers access music content through Apple Music, Pandora, Amazon Music, Spotify and other providers. Video game services can be accessed through Xbox Game Pass, PlayStation Now, GeForce, Steam, Stadia, xCloud, Shadow, Luna, and Switch Online.

Some entertainment offerings have gone direct to streaming channels and not produced a physical content format. Direct release to streaming channels is likely to continue. Technological as well as other changes caused by the pandemic have caused significant disruption to the retail distribution of music and entertainment offerings and have caused and could in the future cause a negative impact on sales of our products and other forms of monetization of content. We may lose opportunities to capitalize on changing market dynamics, technological innovations or consumer tastes if we do not adapt our content offerings or distribution capabilities in a timely manner. The overall effect that technological development and new digital distribution platforms have on the revenue and profits we derive from our entertainment content, including from merchandise sales derived from such content, and the additional costs associated with changing markets, media platforms and technologies, is unpredictable. If we fail to accurately assess and effectively respond to changes in technology and consumer behavior in the entertainment industry, our business may be harmed.

If we do not successfully optimize and operate our fulfillment network, our business could be harmed.

If we do not adequately predict customer demand or otherwise optimize and operate our fulfillment network successfully, it could result in excess or insufficient fulfillment, or result in increased costs, impairment charges, or both, and harm our business in other ways. As we continue to add fulfillment or add new businesses with different requirements, our fulfillment networks become increasingly complex and operating them becomes more challenging. There can be no assurance that we will be able to operate our networks effectively.

In addition, a failure to optimize inventory in our fulfillment network could result in lost sales from under inventory positions or extra costs of holding excess inventory or write downs on inventory.

Due to tight labor markets, we may be unable to adequately staff our fulfillment network and customer service centers or have to increase wages to attract more employees.

We rely on a limited number of shipping companies to deliver inventory to us and completed orders to our customers. If we are not able to negotiate acceptable terms with these companies or they experience performance problems or other difficulties, it could negatively impact our operating results and customer experience. In addition, our ability to receive inbound inventory efficiently and ship completed orders to customers also may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, acts of God, and similar factors.

Under some of our commercial agreements, we maintain the inventory of other companies, thereby increasing the complexity of tracking inventory and operating our fulfillment network. Our failure to properly handle such inventory or the inability of these other companies to accurately forecast product demand would result in unexpected costs and other harm to our business and reputation.

We face competition. If we are unable to compete effectively with existing or new competitors, our revenues, market share and profitability could decline.

Our businesses are rapidly evolving and competitive, and we have many competitors in different industries, including physical, e-commerce, and omni-channel retail, e-commerce services, digital content and electronic devices, web and infrastructure computing services, and transportation and logistics services, and across geographies, including cross-border competition. Some of our current and potential competitors have greater resources, longer histories, more customers, and/or greater brand recognition, They may secure better terms from vendors, adopt more aggressive pricing, and devote more resources to technology, infrastructure, fulfillment, and marketing.

The music, video, gaming and entertainment industry is highly competitive. We compete in the U.S. and internationally with a wide array of large and small distributors, and sellers of vinyl records, CD’s, DVD’s, video games and other entertainment and consumer products. In addition, we compete with companies who are focused on building their brands across multiple product and consumer categories, including through entertainment offerings. Across our business, we face competitors who are constantly monitoring and attempting to anticipate consumer tastes and trends, seeking which will appeal to consumers, and introducing new products that compete with our products for consumer acceptance and purchase.

Competition may intensify, including with the development of new business models and the entry of new and well-funded competitors, and as our competitors enter into business combinations or alliances and established companies in other market segments expand to become competitive with our business. In addition, new and enhanced technologies, including search, digital content, and electronic devices, may increase our competition. The Internet facilitates competitive entry and comparison shopping, and increased competition may reduce our sales and profits.

Our expansion places a strain on our management, operational, financial, and other resources.

We are rapidly and significantly expanding operations, including increasing our product and service offerings and scaling our infrastructure to support our retail and services businesses. This expansion increases the complexity of our business and places strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

We may not realize the anticipated benefits of acquisitions or investments in our acquisitions or joint ventures, or those benefits may be delayed or reduced in their realization.

Acquisitions and investments have been a component of our growth and the development of our business, such as our acquisition of COKeM in September 2020. Acquisitions can broaden and diversify our brand holdings and product offerings and allow us to build additional capabilities and competencies of the company.

We cannot be certain that the products and offerings of companies we may acquire, or acquire an interest in, will achieve or maintain popularity with consumers in the future or that any such acquired companies or investments will allow us to more effectively market our products, develop our competencies or grow our business. In some cases, we expect that the integration of the companies that we may acquire into our operations will create production, marketing and other operating, revenue or cost synergies which will produce greater revenue growth and profitability and, where applicable, cost savings, operating efficiencies and other advantages. However, we cannot be certain that these synergies, efficiencies and cost savings will be realized. Even if achieved, these benefits may be delayed or reduced in their realization. In other cases, we may acquire or invest in companies that we believe have strong and creative management, in which case we may plan to operate them more autonomously rather than fully integrating them into our operations. We cannot be certain that the key talented individuals at these companies would continue to work for us after the acquisition or that they would develop popular and profitable products, entertainment or services in the future. We cannot guarantee that any acquisition or investment we may make will be successful or beneficial, and acquisitions can consume significant amounts of management attention and other resources, which may negatively impact other aspects of our business.

Our expansion into new products, services, technologies, and geographic regions subjects us to additional business, legal, financial, and competitive risks.

We may have limited or no experience in our newer market segments, and our customers may not adopt our offerings. These offerings may present new and difficult technology challenges, and we may be subject to claims if customers of these offerings experience service disruptions or failures or other quality issues. In addition, profitability, if any, in our newer activities may be lower than in our older activities, and we may not be successful enough in these newer activities to recoup our investments in them. If any of this were to occur, it could damage our reputation, limit our growth, and negatively affect our operating results.

We may experience significant fluctuations in our operating results and growth rate.

We may not be able to accurately forecast our growth rate. We base our expense levels and investment plans on sales estimates. A significant portion of our expenses and investments is fixed, and we may not be able to adjust our spending quickly enough if our sales are less than expected.

Our revenue growth may not be sustainable, and our percentage growth rates may decrease. Our revenue and operating profit growth depends on the continued growth of demand for the products and services offered by us or our customers, and our business is affected by general economic and business conditions worldwide. A softening of demand, whether caused by changes in customer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Our sales and operating results will also fluctuate for many other reasons, including due to risks described elsewhere in this section and the following:

●	our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers’ demands;
●	our ability to retain and expand our network of customers;
●	our ability to offer products on favorable terms, manage inventory, and fulfill orders;
●	the introduction of competitive stores, websites, products, services, price decreases, or improvements;
●	changes in usage or adoption rates of the Internet, e-commerce, electronic devices, and web services, including outside the U.S.;
●	timing, effectiveness, and costs of expansion and upgrades of our systems and infrastructure;
●	the success of our geographic, service, and product line expansions;
●	the extent to which we finance, and the terms of any such financing for, our current operations and future growth;
●	the outcomes of legal proceedings and claims, which may include significant monetary damages or injunctive relief and could have a material adverse impact on our operating results;

●	variations in the mix of products and services we sell;
●	variations in our level of merchandise and vendor returns;
●	the extent to which we offer free shipping, continue to reduce prices worldwide, and provide additional benefits to our customers;
●	factors affecting our reputation or brand image;
●	the extent to which we invest in technology and content, fulfillment, and other expense categories;
●	increases in the prices of fuel and gasoline, as well as increases in the prices of other energy products and commodities like paper and packing supplies;
●	the extent to which our equity-method investees record significant operating and non-operating items;
●	the extent to which operators of the networks between our customers and our stores successfully charge fees to grant our customers unimpaired and unconstrained access to our online services;
●	our ability to collect amounts owed to us when they become due;
●	the extent to which use of our services is affected by spyware, viruses, phishing and other spam emails, denial of service attacks, data theft, computer intrusions, outages, and similar events;
●	terrorist attacks and armed hostilities;
●	supply chain issues either in chip shortages; and
●	long lead time in the manufacturing vinyl LP’s.

Our international operations expose us to a number of risks

Our international activities are insignificant to our revenues and profits, and we plan to further expand internationally. In certain international market segments, we have relatively little operating experience and may not benefit from any first-to-market advantages or otherwise succeed. It is costly to establish, develop, and maintain international operations, and promote our brand internationally. Our international operations may not be profitable on a sustained basis.

In addition to risks described elsewhere in this section, our international sales and operations are subject to a number of risks, including:

●	local economic and political conditions;
●	government regulation and compliance requirements (such as regulation of our product and service offerings and of competition), restrictive governmental actions (such as trade protection measures, including export duties and quotas and custom duties and tariffs), nationalization, and restrictions on foreign ownership;
●	restrictions on sales or distribution of certain products or services and uncertainty regarding liability for products, services, and content, including uncertainty as a result of less Internet-friendly legal systems, local laws, lack of legal precedent, and varying rules, regulations, and practices regarding the physical and digital distribution of media products and enforcement of intellectual property rights;
●	business licensing or certification requirements, such as for imports, exports, web services, and electronic devices;
●	limitations on the repatriation and investment of funds and foreign currency exchange restrictions;

●	limited fulfillment and technology infrastructure;
●	shorter payable and longer receivable cycles and the resultant negative impact on cash flow;
●	laws and regulations regarding consumer and data protection, privacy, network security, encryption, payments, and restrictions on pricing or discounts;
●	lower levels of consumer spending and fewer opportunities for growth compared to the U.S.;
●	lower levels of credit card usage and increased payment risk;
●	difficulty in staffing, developing, and managing foreign operations as a result of distance, language, and cultural differences;
●	different employee/employer relationships and the existence of works councils and labor unions;
●	compliance with the U.S. Foreign Corrupt Practices Act and other applicable U.S. and foreign laws prohibiting corrupt payments to government officials and other third parties;
●	laws and policies of the U.S. and other jurisdictions affecting trade, foreign investment, loans, and taxes; and
●	geopolitical events, including war and terrorism.

As international physical, e-commerce, and other services grow, competition will intensify, including through adoption of evolving business models. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, the local customer, as well as their more established local brand names. We may not be able to hire, train, retain, and manage required personnel, which may limit our international growth.

Our business will suffer if we are not successful in developing and expanding our partner brands across our consumer base.

Our strategy is to focus and expand, larger global brands with an emphasis on developing and expanding those of our key partner brands, which we view as having the largest global potential, across our customer base. As we concentrate our efforts on a more brands, we believe we can gain additional leverage and enhance the consumer experience. This focus means that our success depends disproportionately on our and our new partners’ ability to successfully develop these new brands across our consumer base and to maintain and extend the reach and relevance of these brands to global consumers in a wide array of markets. This strategy has required us to acquire, build, invest in and develop our competencies in music, movies, gaming, consumer products and entertainment products. Acquiring, developing, investing in and growing these competencies has required significant effort, time and money, with no assurance of success. The success of our brand blueprint strategy also requires significant alignment and integration among our business segments. If we are unable to successfully develop, maintain and expand key partner brands across our brand blueprint, our business performance will suffer.

Consumer interests change rapidly and acceptance of products and entertainment offerings are influenced by outside factors.

The interests of families, individuals, fans and audiences evolve extremely quickly and can change dramatically from year to year and by geography. To be successful, we must correctly anticipate the types of entertainment, products and play patterns which will capture consumers’ interests and imagination, and quickly develop and introduce innovative products and engaging entertainment which can compete successfully for consumers’ limited time, attention and spending. This challenge is more difficult with the ever-increasing utilization of technology, social media and digital media in entertainment offerings, and the increasing breadth of entertainment available to consumers. Evolving consumer tastes and shifting interests, coupled with an ever-changing and expanding pipeline of entertainment and consumer properties and products which compete for consumer interest and acceptance, create an environment in which some products and entertainment offerings can fail to achieve consumer acceptance, and other products and entertainment offerings can be popular during a certain period of time but then be rapidly replaced. As a result, our products and entertainment offerings can have short consumer life cycles.

Consumer acceptance of our or our partners’ entertainment offerings is also affected by outside factors, such as critical reviews, promotions, the quality and acceptance of films and television programs, music, video games, and content released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and public tastes generally, all of which could change rapidly and most of which are beyond our control. There can be no assurance that television programs and films, video games, video movies we distribute will obtain favorable reviews or ratings, that films, video games, video movies we distribute will be popular with consumers and perform well in our distribution channels.

If we devote time and resources to distributing and marketing products or entertainment that consumers do not accept or do not find interesting enough to buy in sufficient quantities to be profitable to us, our revenues and profits may decline, and our business performance may be harmed. Similarly, if our product offerings and entertainment fail to correctly anticipate consumer interests, our revenues and earnings will be reduced.

An inability to develop, introduce and ship planned products, product lines and new brands in a timely and cost-effective manner may damage our business.

In acquiring new products, product lines and new brands we have anticipated dates for the associated product and brand introductions. When we state that we will introduce, or anticipate introducing, a particular product, product line or brand at a certain time in the future those expectations are based on completing the associated development, implementation, and marketing work in accordance with our currently anticipated development schedule. We cannot guarantee that we will be able to source and ship new or continuing products in a timely manner and on a cost-effective basis to meet constantly changing consumer demands.

The risk is also exacerbated by the increasing sophistication of many of the products we are distributing, providing greater innovation and product differentiation. Unforeseen delays or difficulties in the development process, significant increases in the planned cost of development, or changes in anticipated consumer demand for our products and new brands may cause the introduction date for products to be later than anticipated, may reduce or eliminate the profitability of such products or, in some situations, may cause a product or new brand introduction to be discontinued.

If we are unable to navigate through global supply chain challenges, our business may be harmed.

In 2021 and continuing into 2022, we have faced global supply chain challenges with the production and delivery of some products being delayed due to logistics, including labor, trucking and container shortages, port congestion and other shipping disruptions. We have experienced increases in material costs and shortages for some of our products, due in part to higher wages being paid due to labor shortages in China and Vietnam, as well as periodic and unpredictable manufacturing shut-downs due to COVID-19. While we have taken actions to lessen the impact of these supply chain challenges, such as through the use of alternative ports and air freight, such actions have resulted in higher costs and there can be no assurance that the actions taken will continue to be effective. We have also increased prices in some cases to help offset increased costs. We can provide no assurance that we will be able to increase prices in the future and we cannot assure that price increases we have already taken will offset the entirety of additional costs we have incurred and may incur in the future to mitigate the supply chain disruption. Further, if we are unable to negotiate favorable carrier agreements, deliver products on time or otherwise satisfy demand for our products, our business may be harmed.

If we are unable to adapt our business to the continued shift to ecommerce, our business may be harmed.

Our ecommerce business is accounting for a higher portion of the ultimate sales of our products to consumers than it has historically. In 2021, ecommerce sales represented 35% of overall sales to our key customers as consumers increasingly purchased our products online as compared to through in-store shopping due to the continued transition to ecommerce accelerated by the shutdown and limited access to retail stores during the COVID-19 pandemic. Ecommerce sales have resulted in retailers holding less inventory, which has caused us to adjust our supply chain. This supply chain is further strained by customers desiring faster delivery at reduced costs. Additionally, if our technology and systems used to support ecommerce order processing are not effective, our ability to deliver products on time on a cost-effective basis may be adversely affected. Failure to continue to adapt our systems and supply chain and successfully fulfill ecommerce sales could harm our business.

The concentration of our retail customer base and continued shift to ecommerce sales means that economic difficulties or changes in the purchasing or promotional policies or patterns of our major customers could have a significant impact on us.

Our top five customers make up 51% of our total sales. Sales to our top customer comprise 27% of our sales total. Games comprise 42%, music comprises 40% and movies comprise 18% of our sales to such customer. Due to our customer concentration, if one or more of our top five customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us, favor competitors or new entrants, change their purchasing patterns, impose unexpected fees on us, alter the manner in which they promote our products or the resources they devote to promoting and selling our products, or return substantial amounts of our products, our business may be harmed.

Our customers do not make binding long-term commitments to us regarding purchase volumes and make all purchases by delivering purchase orders. Any customer could reduce its overall purchase of our products and reduce the number and variety of our products that it carries, and the shelf space allotted for our products. In addition, increased concentration among our customers could negatively impact our ability to negotiate higher sales prices for our products and could result in lower gross margins than would otherwise be obtained if there were less consolidation among our customers. Furthermore, the failure or lack of success of a significant retail customer could negatively impact our revenues and profitability.

Our business, including our costs and supply chain, is subject to risks associated with sourcing, manufacturing, warehousing, distribution and logistics, and the loss of any of our key suppliers or service providers could negatively impact our business.

All of the products we offer are manufactured by third-party labels, studios, publishers, and suppliers, and as a result we may be subject to price fluctuations or demand disruptions. Our operating results would be negatively impacted by increases in the costs of the products we offer, and we have no guarantees that costs will not rise. In addition, as we expand into new categories and product types, we expect that we may not have strong purchasing power in these new areas, which could lead to higher costs than we have historically seen in our current categories. We may not be able to pass increased costs on to consumers, which could adversely affect our operating results. Moreover, in the event of a significant disruption in the supply of the materials used in the manufacture of the products we offer, we and the vendors that we work with might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price.

In addition, products, and merchandise we receive from manufacturers and suppliers may not be of sufficient quality or free from damage, or such products may be damaged during shipping, while stored in our warehouse fulfillment centers or with third-party ecommerce or retail customers or when returned by consumers. We may incur additional expenses and our reputation could be harmed if consumers and potential consumers believe that our products do not meet their expectations, are not properly labeled or are damaged.

We purchase significant amounts from a limited number of suppliers with limited supply capabilities. There can be no assurance that our current suppliers will be able to accommodate our anticipated growth or continue to supply current quantities at preferential prices. An inability of our existing suppliers to provide products in a timely or cost-effective manner could impair our growth and have an adverse effect on our business, financial condition, results of operations and prospects. We generally do not maintain long-term supply contracts with any of our suppliers and any of our suppliers could discontinue selling to us at any time.

The loss of any of our other significant suppliers, or the discontinuance of any preferential pricing or exclusive incentives they currently offer to us could have an adverse effect on our business, financial condition, results of operations and prospects.

We continually seek to expand our base of product suppliers, especially as we identify new markets. We also require our new and existing suppliers to meet our ethical and business partner standards. Suppliers may also have to meet governmental and industry standards and any relevant standards required by our consumers, which may require additional investment and time on behalf of suppliers and us. If any of our key suppliers becomes insolvent, ceases or significantly reduces its operations or experiences financial distress, as a result of the COVID-19 pandemic or otherwise, or if any environmental, economic or other outside factors impact their operations. If we are unable to identify or enter into distribution relationships with new suppliers or to replace the loss of any of our existing suppliers, we may experience a competitive disadvantage, our business may be disrupted and our business, financial condition, results of operations and prospects could be adversely affected.

Our principal suppliers currently provide us with certain incentives such as extended payment terms, volume purchasing, trade discounts, cooperative advertising and market development funds. A reduction or discontinuance of these incentives would increase our costs and could reduce our ability to achieve or maintain profitability. Similarly, if one or more of our suppliers were to offer these incentives, including preferential pricing, to our competitors, our competitive advantage would be reduced, which could have an adverse effect on our business, financial condition, results of operations and prospects.

We face significant inventory risk.

In addition to risks described elsewhere relating to fulfillment network and inventory optimization by us and third parties, we are exposed to significant inventory risks that may adversely affect our operating results as a result of seasonality, new product launches, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand and consumer spending patterns, changes in consumer tastes with respect to our products, spoilage, and other factors. We endeavor to accurately predict these trends and avoid overstocking or understocking products we manufacture and/or sell. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale. In addition, when we begin selling or manufacturing a new product, it may be difficult to establish vendor relationships, determine appropriate product or component selection, and accurately forecast demand. The acquisition of certain types of inventory or components requires significant lead-time and prepayment, and they may not be returnable. We carry a broad selection and significant inventory levels of certain products, and at times we are unable to sell products in sufficient quantities or to meet demand during the relevant selling seasons. Any one of the inventory risk factors set forth above may adversely affect our operating results.

If our third-party suppliers’ labels, studios, and publishers do not comply with applicable laws and regulations, our reputation, business, financial condition, results of operations and prospects could be harmed.

Our reputation and our consumers’ willingness to purchase our products depend in part on our suppliers’ labels, studios, publishers, and other suppliers, and retail partners’ compliance with ethical employment practices, such as with respect to child labor, wages and benefits, forced labor, discrimination, safe and healthy working conditions, and with all legal and regulatory requirements relating to the conduct of their businesses. We do not exercise control over our suppliers, manufacturers, and retail partners and cannot guarantee their compliance with ethical and lawful business practices. If our suppliers, manufacturers, or retail partners fail to comply with applicable laws, regulations, safety codes, employment practices, human rights standards, quality standards, environmental standards, production practices, or other obligations, norms, or ethical standards, our reputation and brand image could be harmed, and we could be exposed to litigation, investigations, enforcement actions, monetary liability, and additional costs that would harm our reputation, business, financial condition, results of operations and prospects.

Shipping is a critical part of our business and any changes in our shipping arrangements or any interruptions in shipping could adversely affect our operating results.

We primarily rely on two major vendors for our shipping requirements. If we are not able to negotiate acceptable pricing and other terms with these two vendors or one of the two experiences performance problems or other difficulties, it could negatively impact our operating results and our consumer or retail partner experience. Shipping vendors may also impose shipping surcharges from time to time. In addition, our ability to receive inbound inventory efficiently and ship products to consumers and retailers may be negatively affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war or terrorism, trade embargoes, customs and tax requirements and similar factors. For example, strikes at major international shipping ports have in the past impacted our supply of inventory from our third-party Labels, Studios, Publishers, and Suppliers, and the escalating trade dispute between the United States and China has and may in the future lead to increased tariffs, the revocation of current tariff exclusions for certain of our products, which may restrict the flow of the goods from China to the United States. We are also subject to risks of damage or loss during delivery by our shipping vendors. If our products are not delivered in a timely fashion or are damaged or lost during the delivery process, our consumers could become dissatisfied and cease shopping on our site or retailer or third-party ecommerce sites, which could have an adverse effect on our business, financial condition, operating results and prospects.

We are subject to risks related to online payment methods, including third-party payment processing-related risks.

We currently accept payments using a variety of methods, including checks, ACH, wire transfers, credit card, debit card, PayPal, and gift cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements, fraud, and other risks. We also rely on third parties to provide payment processing services, and for certain payment methods, we pay interchange and other fees, which may increase over time and raise our operating costs and affect ability to achieve or maintain profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard, or PCI-DSS, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we (or a third-party processing payment card transactions on our behalf) suffer a security breach affecting payment card information, we may have to pay onerous and significant fines, penalties and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards for payment for our goods and services, which could materially impact our operations and financial performance.

Furthermore, as our business changes, we may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. As we offer new payment options to consumers, including by way of integrating emerging mobile and other payment methods, we may be subject to additional regulations, compliance requirements and fraud. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card payments from consumers or facilitate other types of online payments.

We also occasionally receive orders placed with fraudulent data and we may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. Charge-backs result not only in our loss of fees earned with respect to the payment, but also leave us liable for the underlying money transfer amount. If our charge-back rate becomes excessive, card associations also may require us to pay fines or refuse to process our transactions. To mitigate credit card fraud, we use Kount to score all credit card orders for risk of fraud. In addition, we may be subject to additional fraud risk if third-party service providers or our employees fraudulently use consumer information for their own gain or facilitate the fraudulent use of such information. Overall, we may have little recourse if we process a criminally fraudulent transaction.

If any of these events were to occur, our business, financial condition, results of operations and prospects could be adversely affected.

We rely on third-party suppliers, labels, studios, publishers, suppliers, retail and ecommerce partners and other vendors, and they may not continue to produce products or provide services that are consistent with our standards or applicable regulatory requirements, which could harm our brand, cause consumer dissatisfaction, and require us to find alternative suppliers of our products or services.

We do not own or operate any manufacturing facilities. We use multiple third-party suppliers and labels, studios, publishers, suppliers based primarily in the United States, China and Mexico and other countries to a lesser extent, to manufacture and supply all of the products we offer and sell.

We engage many of our third-party suppliers and labels, studios, publishers, suppliers on a purchase order basis and in most cases are not party to long-term contracts with them. The ability and willingness of these third parties to supply and manufacture the products we offer, and sell may be affected by competing orders placed by other companies and the demands of those companies. If we experience significant increases in demand or need to replace a significant number of existing suppliers or manufacturers, there can be no assurance that additional supply and manufacturing capacity will be available when required on terms that are acceptable to us, or at all, or that any supplier or manufacturer will allocate sufficient capacity to us in order to meet our requirements. Furthermore, our reliance on suppliers and manufacturers outside of the United States, the number of third parties with whom we transact and the number of jurisdictions to which we sell complicates our efforts to comply with customs duties and excise taxes; any failure to comply could adversely affect our business.

In addition, quality control problems, such as the use of materials and delivery of products that do not meet our quality control standards and specifications or comply with applicable laws or regulations, could harm our business. Quality control problems could result in regulatory action, such as restrictions on importation, products of inferior quality or product stock outages or shortages, harming our sales and creating inventory write-downs for unusable products.

We have also outsourced minute portions of our fulfillment process, as well as certain technology-related functions, to third-party service providers. Specifically, we are dependent on third-party vendors for credit card processing, and we use third-party hosting and networking providers to host our sites. The failure of one or more of these entities to provide the expected services on a timely basis, or at all, or at the prices we expect, or the costs and disruption incurred in changing these outsourced functions to being performed under our management and direct control or that of a third party, could have an adverse effect on our business, financial condition, results of operations and prospects.

We are party to short-term contracts with some of our retail and ecommerce partners, and upon expiration of these existing agreements, we may not be able to renegotiate the terms on a commercially reasonable basis, or at all.

Further, our third-party labels, studios, publishers, suppliers and retail and ecommerce partners may:

●	have economic or business interests or goals that are inconsistent with ours;
●	take actions contrary to our instructions, requests, policies or objectives;
●	be unable or unwilling to fulfill their obligations under relevant purchase orders, including obligations to meet our production deadlines, quality standards, pricing guidelines and product specifications, and to comply with applicable regulations, including those regarding the safety and quality of products;
●	have financial difficulties;
●	encounter raw material or labor shortages;
●	encounter increases in raw material or labor costs which may affect our procurement costs;
●	encounter difficulties with proper payment of custom duties or excise taxes;
●	disclose our confidential information or intellectual property to competitors or third parties;
●	engage in activities or employ practices that may harm our reputation; and
●	work with, be acquired by, or come under control of, our competitors.

Alliance’s existing and any future indebtedness could adversely affect its ability to operate its business.

As of March 31, 2022, Alliance had a [$175] million principal balance outstanding under our Loan and Security Agreement, dated as of February 21, 2017, with the several banks and other financial institutions parties thereto, and Bank of America, NA (“Bank of America”) as sole lead arranger and sole book-runner (as amended from time to time, the “Credit Facility”). On September 29, 2020, the credit line with Bank of America was extended for three years to September 29, 2023 and increased from $125 million to $175 million.

The Credit Facility has a variable annual interest rate equal to the higher of the Prime rate, Federal Funds rate plus 0.5% or Bank of America Libor rate plus 2%. Since the Libor benchmark is being eliminated, a January 24, 2022 amendment, retroactive to January 1, 2022, was executed to transition the interest rate benchmark from Libor to a Secured Overnight Financing Rate (SOFR). For the nine months ended March 31, 2021, the effective interest rate using Libor was 2.21%. The effective interest rate on the revolver for the nine months ended March 31, 2022 and 2021 was 2.17% and 3.06%, respectively.

All assets (with certain capitalized lease exceptions) and interest in assets of Alliance are pledged as collateral under the Credit Facility. In addition, the Credit Facility contains certain financial covenants with which Alliance is required to comply. Failure to comply with the financial covenants contained in the Credit Facility could result in an event of default. An event of default, if not cured or waived, would permit acceleration of any outstanding indebtedness under the Credit Facility. Alliance was in compliance with all financial covenants pertaining to the credit facility as of March 31, 2022.

Availability under the Credit Facility is limited by Alliance’s borrowing base calculation, as defined in the Credit Agreement. In addition, there is a commitment fee of 0.25% for unused credit line with fees for year ended March 31, 2022 and 2021 of $120 thousand and $177 thousand, respectively. Availability at March 31, 2022 was $20 million with an outstanding revolver balance of $133 million.

Alliance’s outstanding indebtedness, including any additional indebtedness beyond our borrowings from Bank of America, combined with its other financial obligations and contractual commitments could have significant adverse consequences, including:

●	requiring us to dedicate a portion of our cash resources to the payment of interest and principal, reducing money available to fund working capital, capital expenditures, potential acquisitions, international expansion, new product development, new enterprise relationships and other general corporate purposes;
●	increasing our vulnerability to adverse changes in general economic, industry and market conditions;
●	subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing;
●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and
●	placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

We intend to satisfy our current and future debt service obligations with our then existing cash and cash equivalents. However, we may not have sufficient funds, and may be unable to arrange for additional financing, to pay the amounts due under the Credit Facility or any other debt instruments. Failure to make payments or comply with other covenants under our existing credit facility or such other debt instruments could result in an event of default and acceleration of amounts due, which would have a material adverse effect on our business.

Our success is dependent on the efforts and dedication of our officers and other employees.

Our officers and employees are at the heart of all our efforts. It is their skill, innovation and hard work that drive our success. We compete with many other potential employers in recruiting, hiring, and retaining our management team and our many other skilled officers and employees around the world. The increasing prevalence of remote work creates further challenges in retaining employees as some employees desire more flexibility in their employment and the ability to work remotely opens up more employment opportunities. The impact of failing to retain key employees can be high due to loss of key knowledge and relationships, loss of creative talent, lost productivity, hiring and training costs, all of which could result in lower profitability. We cannot guarantee that we will recruit, hire or retain the key personnel we need to succeed.

Our future success will depend on the leadership of our key executives such as Mr. Bruce Ogilvie, our Executive Chairman, and Mr. Jeff Walker, our Chief Executive Officer. Our loss of key management or other employees, inability to drive success through our new leaders, or our inability to retain or hire talented people with the skill sets we need for our diverse and changing business, could significantly harm our business.

If we fail to develop diverse top talent, we may be unable to compete, and our business may be harmed.

To compete successfully, we must continuously develop a diverse group of talented people. We promote a diverse and inclusive work environment. To that end, we have set goals and objectives with respect to hiring and retention of talented, diverse employees, who we believe will foster new ideas and perspectives that will benefit our business. Competition for diverse talent is intense. We cannot guarantee we will achieve our goals or that our actions will result in expected benefits to our business.

Our business may be harmed if we are unable to protect our critical intellectual property rights.

Our intellectual property, including our trademarks and tradenames, copyrights, patents, and rights under our license agreements and other agreements that establish our intellectual property rights and maintain the confidentiality of our intellectual property, is of critical value. We rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect our rights to valuable intellectual property in the U.S. and around the world. From time to time, third parties have challenged, and may in the future try to challenge, our ownership of our intellectual property in the U.S. and around the world. In addition, our business is subject to the risk of third parties counterfeiting our products or infringing on our intellectual property rights, as well as the risk of unauthorized third parties copying and distributing our entertainment content or leaking portions of planned entertainment content. We may need to resort to litigation to protect our intellectual property rights, which could result in substantial costs and diversion of resources. Similarly, third parties may claim ownership over certain aspects of our products, productions or other intellectual property. Our failure to successfully protect our intellectual property rights could significantly harm our business and competitive position.

Failure to successfully operate our information systems and implement new technology effectively could disrupt our business or reduce our sales or profitability.

We rely extensively on various information technology systems and software applications to manage many aspects of our business, including product development, management of our supply chain, sale and delivery of our products, royalty and financial reporting and various other processes and transactions. We are critically dependent on the integrity, security and consistent operations of these systems and related back-up systems. These systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, malware and other cybersecurity breaches, catastrophic events such as hurricanes, fires, floods, earthquakes, tornadoes, acts of war or terrorism and usage errors by our employees or partners. The efficient operation and successful growth of our business depends on these information systems, including our ability to operate them effectively and to select and implement appropriate upgrades or new technologies and systems and adequate disaster recovery systems successfully. The failure of our information systems or third-party hosted technology to perform as designed or our failure to implement and operate them effectively could disrupt our business, require significant capital investments to remediate a problem or subject us to liability.

If our electronic data is compromised our business could be significantly harmed.

We and our business partners maintain significant amounts of data electronically in locations around the United States and in the cloud. This data relates to all aspects of our business, including current and future products and entertainment under development, and also contains certain customer, consumer, supplier, partner and employee data. We maintain systems and processes designed to protect this data, but notwithstanding such protective measures, there is a risk of intrusion, cyber-attacks or tampering that could compromise the integrity and privacy of this data. Cyber-attacks are increasing in their frequency, sophistication and intensity, and are becoming increasingly difficult to detect. They are often carried out by motivated, well-resourced, skilled and persistent actors, including nation states, organized crime groups, “hacktivists” and employees or contractors acting with malicious intent. Cyber-attacks could include the deployment of harmful malware and key loggers, ransomware, a denial-of-service attack, a malicious website, the use of social engineering and other means to affect the confidentiality, integrity and availability of our technology systems and data. Cyber-attacks could also include supply chain attacks, which could cause a delay in the manufacturing of our products. In addition, we provide confidential and proprietary information to our third-party business partners in certain cases where doing so is necessary to conduct our business. While we obtain assurances from those parties that they have systems and processes in place to protect such data, and where applicable, that they will take steps to assure the protections of such data by third parties, those partners may also be subject to data intrusion or otherwise compromise the protection of such data. Any compromise of the confidential data of our customers, consumers, suppliers, partners, employees or ourselves, or failure to prevent or mitigate the loss of or damage to this data through breach of our information technology systems or other means could substantially disrupt our operations, harm our customers, consumers, employees and other business partners, damage our reputation, violate applicable laws and regulations, subject us to potentially significant costs and liabilities and result in a loss of business that could be material.

The global coronavirus outbreak or other similar outbreaks of communicable infections, diseases, or public health pandemics in the markets in which we and our employees, consumers, customers, partners, licensees, suppliers and manufacturers operate, could substantially harm our business.

The global outbreak of the coronavirus which continues to adversely impact global populations, and any other variants or outbreaks of communicable infections, diseases or other adverse public health conditions in markets in which we, our employees, consumers, customers, partners, licensees, licensors, suppliers and manufacturers operate, could have a significant negative impact on our business, revenues and profitability. The occurrence of these types of events can result, and in the case of the coronavirus has resulted in, disruptions and damage to our business, caused by a number of factors:

●	difficulties in shipping and distributing products due to ongoing port capacity, and labor, shipping container and truck transportation shortages, resulting in higher costs for both ocean and air freight and delays in the availability of products, which can result in delayed sales and in some cases result in lost sales. These and other disruptions are expected to continue in 2022;

●	disruptions in supply of products, due to closures or reductions in operations at third-party manufacturing facilities across several geographies including, but not limited to, China, Vietnam, and the United States;
●	adverse sales impact due to changes in consumer purchasing behavior and availability of products to consumers, resulting from retail store closures, limited reopening of retail stores and limitations on the capacity of ecommerce channels to supply additional products;
●	fluctuations in our performance based on the progress of different countries in controlling the coronavirus and the maturity of e-commerce platforms in those markets;
●	limited production of live-action scripted and unscripted entertainment content due to the hard stop and soft reopening of production studios;
●	delays or postponements of entertainment productions and releases of entertainment content both internally and by our partners;
●	increases in entertainment production costs due to measures required to minimize COVID-19 risks; and
●	challenges of working remotely.

We have reopened our offices, providing employees flexibility in their return to the office by working partially in the office and partially remote. We have taken measures to safely bring additional workers back to the office, including a return to fully remote work when variants emerge which increase infection rates significantly in areas where we do business. The transition back from fully remote work to partial remote and partial in person may be difficult for some employees. We are actively soliciting feedback and making modifications to provide our employees with a productive and safe environment, and plan to continue to monitor employee efficiency, satisfaction, and morale as we continue to transition. There can be no assurance that employees will not have some disruption in their work due to the transition. Changes in flexible working arrangements could impact employee retention, employees’ productivity and morale, strain our technology resources and introduce operational risks. Additionally, the risk of cyber-attacks or other privacy or data security incidents may be heightened as a result of our moving increasingly towards a remote working environment, which may be less secure and more susceptible to hacking attacks.

The impact of coronavirus outbreak continues to be fluid and uncertain, and while vaccines are being rolled out, it is still difficult to forecast the final impact it could have on our future operations. If our business experiences prolonged occurrence of adverse public health conditions due to the coronavirus or other similar outbreaks, we believe our business could be substantially harmed.

Adverse economic conditions in the markets in which we and our employees, consumers, customers, suppliers and manufacturers operate could negatively impact our ability to produce and ship our products, and lower our revenues, margins and profitability.

Various economic conditions in the markets we, our employees, consumers, customers, suppliers and manufacturers operate, could have a significant negative impact on our revenues, profitability and business. The occurrence of adverse economic conditions can result in manufacturing and other work stoppages, slowdowns and delays; shortages or delays in production or shipment of products or raw materials; delays or reduced purchases from customers and consumers; and other factors that cause increases in costs or delay in revenues. Inflation, such as what consumers in the U.S. and other economies are experiencing, can cause significant increases in the costs of other products which are required by consumers, such as gasoline, home heating fuels, or groceries, may reduce household spending on the discretionary products and entertainment we offer. Weakened economic conditions, higher interest rates, lowered employment levels or recessions may also significantly reduce consumer purchases of our products and spending on entertainment. Economic conditions may also be negatively impacted by terrorist attacks, wars and other conflicts, such as the war in Ukraine, natural disasters, increases in critical commodity prices or labor costs, or the prospect of such events. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could significantly harm our revenues and profitability.

Our success and profitability not only depend on consumer demand for our products, but also on our ability to produce and sell those products at costs which allow for us to make a profit. Rising fuel and raw material prices, due to inflation or otherwise, for paperboard and other components such as resin used in plastics or electronic components, increased transportation and shipping costs, and increased labor costs in the markets in which our products are manufactured all may increase the costs we incur to produce and transport our products, which in turn may reduce our margins, reduce our profitability and harm our business.

Changes in U.S., global or regional economic conditions could harm our business and financial performance.

Our financial performance is impacted by the level of discretionary consumer spending in the markets in which we operate. Reductions in stimulus payments provided to consumers, high inflation and rising interest rates on credit cards could impact discretionary spending. Recessions, credit crises and other economic downturns, or disruptions in credit and financial markets in the U.S. and in other markets in which we operate can result in lower levels of economic activity, lower employment levels, less consumer disposable income, and lower consumer confidence. Similarly, reductions in the value of key assets held by consumers, such as their homes or stock market investments, can lower consumer confidence and consumer spending power. Any of these factors can reduce the amount which consumers spend on the purchase of our products and entertainment. This in turn can reduce our revenues and harm our financial performance and profitability.

Our quarterly and annual operating results may fluctuate due to seasonality in our business.

Sales of our music, video movies, video games and other entertainment products are seasonal, with an increase of retail sales occurring during the period from September through December for the holiday season. This seasonality for our consumer products business has increased over time, as retailers become more and more efficient in their control of inventory levels through quick response or just in time inventory management techniques, including the use of automated inventory replenishment programs. Further, ecommerce continues to grow significantly and accounts for a higher portion of the ultimate sales of our products to consumers. Ecommerce retailers tend to hold less inventory and take inventory closer to the time of sale to consumers than traditional retailers. As a result, customers are timing their orders so that they are being filled by suppliers, such as us, closer to the time of purchase by consumers. While these techniques reduce a retailer’s investment in inventory, they increase pressure on suppliers like us to fill orders promptly and thereby shift a significant portion of inventory risk and carrying costs to the supplier. This can also result in our losing significant revenues and earnings if our supply chain is unable to supply product to our customers when they want it.

The level of inventory carried by retailers may also reduce or delay retail sales resulting in lower revenues for us. If we or our customers determine that one of our products is more popular at retail than was originally anticipated, we may not have sufficient time to procure and ship enough additional products to fully meet consumer demand. Additionally, the logistics of supplying more product within shorter time periods increases the risk that we will fail to achieve tight and compressed shipping schedules, which also may reduce our sales and harm our financial performance. These risks have been exacerbated in 2021 and continuing into 2022 due to the global supply chain challenges we have faced due to logistics, including labor, trucking and container shortages, port congestion and other shipping disruptions.

Our entertainment business is also subject to seasonal variations based on the timing of music, television, film, gaming content releases. Release dates are determined by several factors, including the timing of holiday periods, geographical release dates and competition in the market, and more recently, the timing of release dates has been affected by the pandemic.

This seasonal pattern of our business requires significant use of working capital, mainly to purchase inventory during the months prior to the holiday season, and requires accurate forecasting of demand for products during the holiday season in order to avoid losing potential sales of popular products or producing excess inventory of products that are less popular with consumers. Our failure to accurately predict and respond to consumer demand, resulting in under producing popular items and/or overproducing less popular items, would reduce our total sales and harm our results of operations.

As a result of the seasonal nature of our business, we would be significantly and adversely affected, in a manner disproportionate to the impact on a company with sales spread more evenly throughout the year, by unforeseen events such as a natural disaster, a terrorist attack, economic shock or pandemic that harms the retail environment or consumer buying patterns during our key selling season, or by events such as strikes or port delays or other supply chain challenges that interfere with the shipment of goods, particularly from the Far East, during the critical months leading up to the holiday shopping season.

If we incurred any significant impairment charges, our net earnings would be reduced.

Declines in the profitability of acquired brands or our decision to reduce our focus or exit these brands may impact our ability to recover the carrying value of the related assets and could result in an impairment charge. Similarly, declines in our profitability may impact the fair value of our reporting units, which could result in a write-down of our goodwill and consequently harm our net earnings.

Changes in foreign currency exchange rates can significantly impact our reported financial performance.

Our small global operations mean we transact business in many different jurisdictions with many different currencies. As a result, if the exchange rate between the U.S. dollar and a local currency for an international market in which we have significant sales or operations changes, our financial results as reported in U.S. dollars, may be meaningfully impacted even if our business in the local currency is not significantly affected. Similarly, our expenses can be significantly impacted, in U.S. dollar terms, by exchange rates, meaning the profitability of our business in U.S. dollar terms can be negatively impacted by exchange rate movements which we do not control. Depreciation in key currencies may have a significant negative impact on our revenues and earnings as they are reported in U.S. dollars.

Our indebtedness may limit our availability of cash, cause us to divert cash to fund debt service payments or make it more difficult to take certain other actions.

We operate the business with an asset-based line of credit to fund working capital to support our Accounts Receivables and our Inventory purchases.

●	make it more difficult and/or costly for us to pay or refinance our debts as they become due, particularly during adverse economic and industry conditions, because a decrease in revenues or increase in costs could cause cash flow from operations to be insufficient to make scheduled debt service payments;
●	require a substantial portion of our available cash to be used for debt service payments, thereby reducing the availability of our cash to fund working capital, capital expenditures, development projects, acquisitions or other strategic opportunities, dividend payments, share repurchases and other general corporate purposes;
●	make it more difficult for us to raise capital to fund working capital, make capital expenditures, pay dividends, pursue strategic initiatives or for other purposes;
●	result in higher interest expense, which could be further increased in case of current or future borrowings subject to variable rates of interest;
●	require that materially adverse terms, conditions, or covenants be placed on us under our debt instruments, which could include, for example, limitations on additional borrowings or limitations on our ability to create liens, pay dividends, repurchase our common stock or make investments, any of which could hinder our access to capital markets or our flexibility in the conduct of our business and make us more vulnerable to economic downturns and adverse competitive industry conditions; and
●	jeopardize our ability to pay our indebtedness if our business experienced a severe downturn.

If we were unable to obtain or service our other external financings, or if the restrictions imposed by such financing were too burdensome, our business would be harmed.

Due to the seasonal nature of our business, in order to meet our working capital needs, particularly those in the second and third quarters, we rely on a revolving credit agreement which provides for a $175,000,000 committed revolving asset-based loan credit facility. The credit agreement contains certain restrictive covenants setting forth leverage and coverage requirements, and certain other limitations typical of an investment grade facility. These restrictive covenants may limit our future actions as well as our financial, operating, and strategic flexibility. Non-compliance with our debt covenants could result in us being unable to utilize borrowings under our revolving credit facility and other bank lines, a circumstance which potentially could occur when operating shortfalls would require supplementary borrowings to enable us to continue to fund our operations.

Not only may our individual financial performance impact our ability to access sources of external financing, but significant disruptions to credit markets in general may also harm our ability to obtain financing. In times of severe economic downturn and/or distress in the credit markets, it is possible that one or more sources of external financing may be unable or unwilling to provide funding to us. In such a situation, it may be that we would be unable to access funding under our existing credit facilities, and it might not be possible to find alternative sources of funding.

We also may choose to finance our capital needs, from time to time, through the issuance of debt securities. Our ability to issue such securities on satisfactory terms, if at all, will depend on the state of our business and financial condition, any ratings issued by major credit rating agencies, market interest rates, and the overall condition of the financial and credit markets at the time of the offering. The condition of the credit markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Variations in these factors could make it difficult for us to sell debt securities or require us to offer higher interest rates in order to sell new debt securities. The failure to receive financing on desirable terms, or at all, could damage our ability to support our future operations or capital needs or engage in other business activities.

If we are unable to generate sufficient available cash flow to service our outstanding debt, we would need to refinance our outstanding debt or face default. We cannot guarantee that we would be able to refinance debt on favorable terms, or at all.

We face additional tax liabilities and collection obligations. Changes in, or differing interpretations of, income tax laws and rules, and changes in our geographic operating results, may impact our effective tax rate.

We are subject to a variety of taxes and tax collection obligations in the U.S. (federal and state) and numerous foreign jurisdictions. We may recognize additional tax expense and be subject to additional tax liabilities, including other liabilities for tax collection obligations due to changes in laws, regulations, administrative practices, principles, and interpretations related to tax, including changes to the global tax framework, competition, and other laws and accounting rules in various jurisdictions. Such changes could come about as a result of economic, political, and other conditions. An increasing number of jurisdictions are considering or have adopted laws or administrative practices that impose new tax measures, including revenue-based taxes, targeting online commerce and the remote selling of goods and services. These include new obligations to collect sales, consumption, value added, or other taxes on online marketplaces and remote sellers, or other requirements that may result in liability for third party obligations. For example, non-U.S. jurisdictions have proposed or enacted taxes on online marketplace service revenues. Proliferation of these or similar unilateral tax measures may continue unless broader international tax reform is implemented. Our results of operations and cash flows could be adversely affected by additional taxes imposed on us prospectively or retroactively or additional taxes or penalties resulting from the failure to comply with any collection obligations or failure to provide information about our customers, suppliers, and other third parties for tax reporting purposes to various government agencies. In some cases, we also may not have sufficient notice to enable us to build systems and adopt processes to properly comply with new reporting or collection obligations by the effective date.

We are subject to income taxes in the United States and in United Kingdom tax jurisdictions. We also conduct business activities between our operating units, [and we are subject to transfer pricing rules in the United Kingdom in which we operate]. There is some degree of uncertainty and subjectivity in complying with transfer pricing rules. Our effective tax rate could be impacted by changes in, or the interpretation of, tax laws, such as those being considered by the current United States administration and other jurisdictions in which we do business, or by changes in the amount of revenue and earnings we derive, or are determined to derive by tax authorities, from jurisdictions with differing tax rates.

In addition, we have been and may be subject to tax examinations by federal, state, and international jurisdictions, and these examinations can result in significant tax findings if the tax authorities interpret the application of laws and rules differently than we do or disagree with the intercompany rates we are applying. We assess the likelihood of outcomes resulting from tax uncertainties. While we believe our estimates are reasonable, the ultimate outcome of these uncertain tax benefits, or results of possible current or future tax examinations, may differ from our estimates and may have a significant adverse impact on our business and operating results.

We are subject to various government regulations, violation of which could subject us to sanctions or otherwise harm our business. In addition, we could be the subject of future product liability suits or merchandise recalls, which could harm our business.

We are subject to significant government regulations, including, in the U.S., under The Consumer Products Safety Act, The Federal Hazardous Substances Act, and The Flammable Fabrics Act, as well as under product safety and consumer protection statutes in our international markets. In addition, certain of our products are subject to regulation by the Food and Drug Administration or similar international authorities. Advertising to children is subject to regulation by the Federal Trade Commission, the Federal Communications Commission, and a host of other agencies globally, and the collection of information from children under the age of 13 is subject to the provisions of the Children’s Online Privacy Protection Act and other privacy laws around the world. The collection of personally identifiable information from anyone, including adults, is under increasing regulation in many markets, such as the General Data Protection Regulation adopted by the European Union, and data protection laws in the United States and in a number of other counties. While we take all the steps, we believe are necessary to comply with these acts and regulations, we cannot assure you that we will be in compliance and, if we fail to comply with these requirements or other regulations enacted in the future, we could be subject to fines, liabilities or sanctions which could have a significant negative impact on our business, financial condition and results of operations. We may also be subject to involuntary product recalls or may voluntarily conduct a product recall. While costs associated with product recalls have generally not been material to our business, the costs associated with future product recalls individually or in the aggregate in any given fiscal year could be significant. In addition, any product recall, regardless of direct costs of the recall, may harm the reputation of our products and have a negative impact on our future revenues and results of operations.

As a multinational corporation, we are subject to a host of governmental regulations throughout the world, including antitrust, employment, customs and tax requirements, anti-boycott regulations, environmental regulations, and the Foreign Corrupt Practices Act. Complying with these regulations imposes costs on us which can reduce our profitability and our failure to successfully comply with any such legal requirements could subject us to monetary liabilities and other sanctions that could further harm our business and financial condition.

We may face increased costs in achieving our sustainability goals, and, any failure to achieve our goals could result in reputational damage.

We view sustainability challenges as opportunities to innovate and continuously improve our product design and operational efficiencies. We also believe the long-term viability and health of our own operations and our supply chain, and the significant potential for environmental improvements, are critical to our business success. We have set key goals and objectives in this area as described in our business section of this prospectus.

We devote significant resources and expenditures to help achieve these goals. It is possible that we will incur significant expense in trying to achieve these goals with no assurance that we will be successful. Additionally, our reputation could be damaged if we fail to achieve our sustainability goals, or if we or others in our industry do not act, or are perceived not to act, responsibly with respect to the production and packaging of our products.

Our entertainment business involves risks of liability claims for media content, which could adversely affect our business, results of operations and financial condition.

As a distributor of media content, we may face potential liability for defamation, invasion of privacy, negligence, copyright or trademark infringement, and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against producers and distributors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operation and financial condition.

We are involved in litigation, arbitration or regulatory matters where the outcome is uncertain and which could entail significant expense.

As a larger multinational corporation, we are subject to regulatory investigations, risks related to internal controls, litigation and arbitration disputes, including potential liability from personal injury or property damage claims by the users of products that have been or may be developed by us, claims by third parties that our products infringe upon or misuse such third parties’ property or rights, or claims by former employees for employment related matters. Because the outcome of litigation, arbitration and regulatory investigations is inherently difficult to predict, it is possible that the outcome of any of these matters could entail significant cost for us and harm our business. The fact that we operate in a significant number of international markets also increases the risk that we may face legal and regulatory exposures as we attempt to comply with a large number of varying legal and regulatory requirements. Any successful claim against us could significantly harm our business, financial condition and results of operations.

Risks Related to the Combined Company

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to the Combined Company” refer to the Combined Company.

Concentration of ownership among the Combined Company’s executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Upon completion of the Business Combination:

●	the initial stockholders of Alliance will beneficially own, directly, or indirectly, excluding the Contingent Consideration Shares, approximately 77.9% of the Combined Company’s outstanding common stock and the executive officers, directors of Alliance and their affiliates as a group will beneficially own approximately 77.9% of the Combined Company’s outstanding common stock, assuming no redemption of the Public Shares; or
●	the initial stockholders of Alliance will beneficially own, directly, or indirectly, excluding the Contingent Consideration Shares, approximately 93.2% of the Combined Company’s outstanding common stock and the executive officers, directors of Alliance and their affiliates as a group will beneficially own approximately 93.2% of the Combined Company’s outstanding common stock, assuming that 10,000,000 Public Shares (which represents the maximum number of shares which may be redeemed) are redeemed.

As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, appointment and removal of officers, any amendment of the Proposed Certificate of Incorporation and approval of mergers and other business combination transactions requiring stockholder approval, including proposed transactions that would result in the Combined Company Stockholders receiving a premium price for their shares and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

There can be no assurance that the Combined Company’s common stock or warrants will be approved for listing on the NYSE American or that the Combined Company will be able to comply with the continued listing standards of the NYSE American.

Adara’s securities are currently listed on NYSE American and it is anticipated that, following the Business Combination, the Combined Company’s securities will continue to be listed on the NYSE American. In connection with the closing of the Business Combination, we intend to list the Combined Company’s additional common stock and warrants on the NYSE American and change the Combined Company’s trading symbols to “AENT” and “AENT.WS,” respectively. However, there can be no assurance that the Combined Company’s securities will continue to be listed on the NYSE American in the future. The Combined Company’s continued eligibility for listing may depend on the number of the Adara public shares that are redeemed. In order to continue tomaintain the listing of the Combined Company’s securities on the NYSE American, the Combined Company must maintain certain financial, distribution, liquidity and stock price levels. If, after the Business Combination, NYSE American delists the Combined Company’s shares from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant negative consequences including:

●	limited availability of market quotations for the Combined Company’s securities;

●	a determination that the Combined Company’s common stock is a “penny stock” which will require brokers trading in the Combined Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company’s common stock;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Adara’s securities or, following the Closing, the Combined Company’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Adara’s securities prior to the Closing may decline. The market values of the Combined Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Adara’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Alliance’s securities. Accordingly, the valuation ascribed to Alliance may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Combined Company’s securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Combined Company’s control. Any of the factors listed below could have a negative impact on your investment in the Combined Company’s securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

●	actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
●	changes in the market’s expectations about the Combined Company’s operating results;
●	success of competitors;
●	failure to attract analyst coverage for the Combined Company’s stock or one or more analysts ceases coverage of the Combined Company or fails to publish reports on the Combined Company regularly;
●	the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the transportation industry in general;
●	operating and share price performance of other companies that investors deem comparable to the Combined Company;
●	the Combined Company’s ability to market new and enhanced products and technologies on a timely basis;
●	changes in laws and regulations affecting the Combined Company’s business;
●	the Combined Company’s ability to meet compliance requirements;
●	commencement of, or involvement in, litigation involving the Combined Company;

●	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of the Combined Company’s shares of common stock available for public sale;
●	any major change in the Combined Company’s board of directors or management;
●	sales of substantial amounts of the Combined Company’s shares of common stock by the Combined Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Combined Company’s securities irrespective of the Combined Company’s operating performance. The stock market in general, and NYSE American in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s share price regardless of the Combined Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.

Adara has accounted for its outstanding warrants as a warrant liability and will be required to determine the value warrant liability quarterly, which could have a material impact on Adara’s financial position and operating results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants.

As a result, included on our balance sheet as of December 31, 2021, contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”) provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

Following completion of the business combination, the Combined Company will be required to recognize the changes in the fair value of the Warrants from the prior period, if any, in its operating results for the current period, which could have a material impact on the Combined Company’s financial position and operating results.

We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting and may report additional material weaknesses in our internal control over financial reporting in the future.

We have previously recorded a portion of our Class A common stock subject to possible redemption in permanent equity. Notwithstanding the presence of maximum redemption thresholds or charter provisions common in SPACs that provide a limitation on redemptions that would cause a SPAC’s net tangible assets to be less than $5,000,001, in accordance with SEC Staff guidance on redeemable equity instruments, ASC 480-10-S99, “Distinguishing Liabilities from Equity”, and EITF Topic D-98, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the issuing company requires common stock subject to redemption to be classified outside of permanent equity. Although we did not specify a maximum redemption threshold in our Current Articles, our Current Articles provide that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Management re-evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2021. Based upon that evaluation, we concluded that the misclassification of the Class A common stock was quantitatively material to individual line items within the balance sheet. This resulted in a restatement of the initial carrying value of the Class A common stock subject to possible redemption, with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock.

The foregoing represents a material weakness in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. In light of the material weakness identified and the resulting restatement, although we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects or that other material weaknesses and control deficiencies will not be discovered in the future.

We cannot assure you that there will not be additional material weaknesses in our internal control over financial reporting now or in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of Combined Company Common Stock could decline, and it could be subject to sanctions or investigations by NYSE American, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition, and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs, and expenses as a public company that Alliance does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities Alliance has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting, and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.

Alliance is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the Combined Company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Alliance as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the

Business Combination. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The Combined Company will continue to qualify as an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance to the performance of other public companies.

The Combined Company will continue to qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act immediately following the Closing. As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on- golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Combined Company Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non- convertible debt in the prior three-year period or (iv) December 31, 2026. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements, Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Moreover, smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their Annual Reports on Form 10-K. The Combined Company does not expect to continue to qualify as an emerging growth company or smaller reporting company following its December 31, 2022 fiscal year end.

Investors may find Combined Company Common Stock less attractive because the Combined Company will rely on these exemptions, which may result in a less active trading market for the Combined Company Common Stock and its price may be more volatile.

Alliance’s management has limited experience in operating a public company.

Alliance’s executive officers have limited experience in the management of a publicly traded company. Alliance’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. Alliance may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company’s securities adversely, the price and trading volume of the Combined Company’s securities could decline.

The trading market for the Combined Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, the Combined Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding the Combined Company’s shares of common stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Combined Company’s shares of common stock would likely decline. If any analyst who may cover the Combined Company were to cease coverage of the Combined Company or fail to regularly publish reports on it, the Combined Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

If the Combined Company’s security holders use their registration rights to sell under the Combined Company’s resale registration statement, it may negatively impact the market price of the Combined Company’s shares of common stock.

In connection with the Closing, Adara’ existing registration rights agreement will be amended and restated to: (i) provide that Adara will file a registration statement within 30 calendar days following the Closing to register for resale (A) the Initial Stockholder Shares, Private Warrants, Underwriter Shares and shares of Combined Company Common Stock issuable upon exercise of the Private and Underwriter Warrants (B) the shares of the Combined Company Common Stock to be issued to Alliance’s stockholders in the Business Combination; (ii) provide the Adara Initial Stockholders and Alliance’s stockholders with demand registration rights; (iii) provide Alliance’s stockholders and the Adara Initial Stockholders customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of Alliance’s stockholders and the Adara Initial Stockholders, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company.

The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.

Because we have no current plans to pay cash dividends on the Combined Company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell the Combined Company’s common stock for a price greater than that which you paid for it.

The Combined Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Combined Company’s board of directors and will depend on, among other things, the Combined Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. In addition, the Combined Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in the Combined Company’s common stock unless you sell your shares of common stock for a price greater than that which you paid for it.

The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company’s common stock.

Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase an aggregate of 9,920,000 shares of common stock. Pursuant to the 2022 Plan, following the consummation of the Proposed Transactions, the Combined Company may issue an aggregate of up to 15,516,760 shares of common stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 3  —  The Equity Incentive Plan Proposal,” and “Alliance’s Executive Compensation  —  Employee Benefit Plans.” The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

●	existing stockholders’ proportionate ownership interest in the Combined Company will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding common stock may be diminished; and
●	the market price of the Combined Company’s common stock may decline.

Anti-takeover provisions in the Proposed Certificate of Incorporation and under Delaware law could make an acquisition of the Combined Company, which may be beneficial to its stockholders, more difficult and may prevent attempts by its stockholders to replace or remove the Combined Company’s then current management.

The Proposed Certificate of Incorporation contains provisions that may delay or prevent an acquisition of the Combined Company or a change in its management. These provisions may make it more difficult for stockholders to replace or remove members of its board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn frustrate or prevent any attempt by its stockholders to replace or remove its current management. In addition, these provisions could limit the price that investors might be willing to pay in the future for shares of Combined Company Common Stock. Among other things, these provisions include:

●	the limitation of the liability of, and the indemnification of, its directors and officers;
●	a prohibition on actions by its stockholders except at an annual or special meeting of stockholders;
●	a prohibition on actions by its stockholders by written consent; and
●	the ability of the board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board of directors.

Moreover, because the Combined Company is incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns 15% or more of its outstanding voting stock from merging or combining with the Combined Company for a period of three years after the date of the transaction in which the person acquired 15% or more of the Combined Company’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This could discourage, delay or prevent a third party from acquiring or merging with the Combined Company, whether or not it is desired by, or beneficial to, its stockholders. This could also have the effect of discouraging others from making tender offers for the Combined Company’s common stock, including transactions that may be in its stockholders’ best interests. Finally, these provisions establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions would apply even if the offer may be considered beneficial by some stockholders. For more information, see the section titled “Description of Securities  —  Certain Anti-Takeover Provisions of Delaware Law and the Existing Certificate of Incorporation and Bylaws.”

Risks Related to Adara

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to Adara” refer to Adara.

Adara’s Annual Report on Form 10-K for the year ended December 31, 2021, contains an explanatory paragraph that expresses substantial doubt about Adara’s ability to continue as a “going concern.” As of March 31, 2022, Adara had $232,935 in cash and working capital of $396,904. The date for mandatory liquidation and subsequent dissolution of Adara raises substantial doubt about Adara’s ability to continue as a going concern. Further, Adara has incurred and expects to continue to incur significant costs in pursuit of its finance and acquisition plans. It cannot be assured that Adara’s plans to raise capital or to consummate an initial business combination will be successful. The condensed consolidated financial statements contained in Adara’s Annual Report on Form 10-K do not include any adjustments that might result from Adara’s inability to continue as a going concern.

Adara’s executive officers, directors, other Adara Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the executive officers, directors and other initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, Adara’s executive officers, directors, the Sponsor and the other Adara Initial Stockholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Adara, to vote any shares of Adara Common Stock and Adara Class B Common Stock held by them in favor of the Business Combination. Adara’s executive officers, directors, the Sponsor and other Adara Initial Stockholders (and their permitted transferees) own at least approximately 20% of the issued and outstanding shares of Adara Common Stock as of the Record Date. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Initial Stockholder Shares in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of Adara’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Adara’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Adara to agree to amend the Business Combination Agreement, to consent to certain actions taken by Alliance or to waive rights that Adara is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Alliance’s business, a request by Alliance to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Alliance’s business and would entitle Adara to terminate the Business Combination Agreement. In any of such circumstances, it would be at Adara’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Adara and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Adara does not believe there will be any material changes or waivers that Adara’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Adara will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Adara may not be able to complete its initial business combination within the prescribed time frame, in which case it would cease all operations except for the purpose of winding up and we would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Adara Warrants will expire worthless.

The Existing Certificate of Incorporation provides that we must complete our initial business combination by February 11, 2023. We may not be able to find a suitable target business and complete our initial business combination within such time period. If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.10 per share, and the Adara Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.10 per share on the redemption of their shares. See “Risk Factors — If third parties bring claims against Adara, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Stockholders may be less than $10.10 per share.” and other risk factors below.

For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on the Record Date, the estimated per share redemption price would have been approximately $10.10.

The Sponsor, Adara’s directors, officers, and their affiliates may elect to purchase shares or warrants from Public Stockholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of our Class A common stock.

At any time prior to the special meeting of stockholders, during which they are not aware of material non-public information about Adara, the Sponsor, Adara’s directors, officers or their affiliates may Purchase Shares or Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Adara’s directors, officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or to satisfy a closing condition in the Business Combination Agreement that requires Adara to have a minimum net worth or certain amount of certain cash at the Closing, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the Common Stock or Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Adara’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Alliance. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Adara’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Alliance. Although we expect key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that Alliance will lose some key personnel, the loss of which could negatively impact the operations of the Combined Company. Furthermore, following the Closing, most of the key personnel of Alliance are unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those shares of Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Certificate of Incorporation (A) to modify the substance or timing of Adara’s obligation to allow redemption in connection with its initial business combination or certain amendments to its charter prior thereto or to redeem 100% of the Public Shares if we do not complete our initial business combination by February 11, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the Public Shares if we are unable to complete an initial business combination by February 11, 2023, subject to applicable law and as further described herein. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Adara warrants will not have any right to the proceeds held in the Trust Account with respect to the Adara Warrants. Accordingly, to liquidate their investment, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Stockholders may be less than $10.10 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that Adara does not to complete our initial business combination or make certain amendments to the Existing Certificate of Incorporation, the Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Stockholders may be less than $10.10 per share.

If third parties bring claims against Adara, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by Public Stockholders may be less than $10.10 per share.

Adara’s placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although Adara has sought and will continue to seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with Adara waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Adara’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Adara’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if Adara’s management believes that such third party’s engagement would be significantly more beneficial to Adara than any alternative. WithumSmith+Brown, PC, our independent registered public accounting firm did not execute an agreement with us waiving such claims to the monies held in the Trust Account. However, underwriters of the IPO (including ThinkEquity) executed a letter agreement with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where Adara may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Adara and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Adara is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Adara will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than $10.10 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to Adara if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which Adara has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i)  $10.10 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Adara has not asked the Sponsor to reserve for such indemnification obligations, nor has Adara independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Adara. Therefore, Adara cannot assure you that the Sponsor would be able to satisfy those obligations. None of Adara’s officers or directors will indemnify Adara for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Adara’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Adara’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Adara currently expects that its independent directors would take legal action on behalf Adara against the Sponsor to enforce its indemnification obligations to Adara, it is possible that Adara’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Adara’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.10 per share.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Adara files a bankruptcy petition or an involuntary bankruptcy petition is filed against Adara that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Adara’s stockholders and the per-share amount that would otherwise be received by Adara’s stockholders in connection with Adara’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Adara files a bankruptcy petition or an involuntary bankruptcy petition is filed against Adara that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Adara’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Adara’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Adara’s stockholders in connection with Adara’s liquidation may be reduced.

If, after Adara distributes the proceeds in the Trust Account to the Public Stockholders, Adara files a bankruptcy petition or an involuntary bankruptcy petition is filed against Adara that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Adara and its board may be exposed to claims of punitive damages.

If, after Adara distributes the proceeds in the Trust Account to the Public Stockholders, Adara files a bankruptcy petition or an involuntary bankruptcy petition is filed against Adara that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Adara’s stockholders. In addition, Adara’s board of directors may be viewed as having breached its fiduciary duty to Adara’s creditors and/or having acted in bad faith, thereby exposing itself and Adara to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Adara’s stockholders may be held liable for claims by third parties against Adara to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Adara does not complete its initial business combination by February 11, 2023 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Adara’s intention to redeem the Public Shares as soon as reasonably possible following February 11, 2023 in the event it does not complete its initial business combination and, therefore, Adara does not intend to comply with the foregoing procedures.

Because Adara will not be complying with Section 280, Section 281(b) of the DGCL requires Adara to adopt a plan, based on facts known to Adara at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following its dissolution. However, because Adara is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Adara’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Adara cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Adara’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Adara’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Adara does not complete its initial business combination by February 11, 2023 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

You may not have the same benefits as an investor in an underwritten public offering.

Alliance will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Alliance’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence in part entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also customarily deliver a “comfort” letter with respect to the financial information contained in the registration statement. The underwriters also customarily receive opinions and negative assurance letters from the issuer’s counsel and from their own counsel. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Adara and Alliance have each engaged a financial advisor (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the NYSE American. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the Combined Company Common Stock on the NYSE American will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Combined Company Common Stock or helping to stabilize, maintain or affect the public price of the Combined Company Common Stock following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Combined Company Common Stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Alliance’s securities could result in a more volatile price for the Combined Company Common Stock.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the Combined Company Common Stock on the NYSE American. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Combined Company Common Stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the Combined Company Common Stock.

In addition, the Initial Stockholders, as well as their permitted transferees, have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of Alliance’s securities. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Alliance became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.

We may not hold an annual meeting of stockholders until after the consummation of our initial business combination, which could delay the opportunity for our stockholders to elect directors.

In accordance with the NYSE American corporate governance requirements, we are not required to hold an annual meeting until December 31, 2022. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Adara’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Stockholder Proposals described in this proxy statement/prospectus.

When considering Adara’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals, Adara’s stockholders should be aware that Adara’s directors and executive officers have interests in the Business Combination that may be different from, in addition to, or in conflict with the interests of Adara’s stockholders. These interests include:

●	the beneficial ownership of Adara’s board of directors and officers and their affiliates of an aggregate of up to 1,950,000 shares of Adara Class B Common Stock and 4,120,000 Adara Warrants, which shares and warrants would become worthless if Adara does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[·] million based on the closing prices of Adara Common Stock and warrants of $[·] and $[·] respectively on the NYSE American on the Record Date, giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor. Based on such market values, Adara’s board of directors and officers will have an unrealized gain of approximately $[·] million on their Adara securities;
●	The repayment of up to an aggregate of $500,000 of loans made by certain directors and their affiliates to the extent such outstanding amounts exceed the amount not required to be returned in the Trust Account, unless a business combination is consummated;
●	Adara’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Adara’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Tom Finke and W. Tom Donaldson III as directors of the Combined Company following the Closing;

●	the fact that the Adara Initial Stockholders who hold Initial Stockholder Shares may experience a positive rate of return on their investment, even if the Public Stockholders experience a negative rate of return on their investment; and
●	the continued indemnification of current directors and officers of Adara following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Accordingly, the Sponsor, our board of directors and officers and their affiliates will hold securities of Adara with an aggregate value of approximately $[•] million based on the closing prices of Adara Common Stock and warrants of $[•] and $[•], respectively on the NYSE American on the Record Date, giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor. For these reasons, our board of directors and officers and their affiliates will receive a benefit from the completion of the Business Combination. These interests may incentivize the Sponsor and our directors and officers to complete a business combination of a less favorable target company or on terms less favorable to stockholders rather than liquidate and to vote in favor of approval of the Stockholder Proposals.

These financial interests may have influenced the decision of Adara’s directors to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Adara’s board of directors to vote for the Business Combination Proposal and other Stockholder Proposals, its stockholders should consider these interests.

We may amend the terms of the Adara Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least a majority of the then outstanding Public Warrants. As a result, the exercise price of your Adara Warrants could be increased, the exercise period could be shortened and the number of shares of Adara Common Stock purchasable upon exercise of an Adara Warrant could be decreased, all without your approval.

The Adara Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Adara. The warrant agreement provides that the terms of the Adara Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Adara Warrants and the warrant agreement, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants (which may include Public Warrants acquired by the Sponsor and Adara’s officers or directors and its affiliates in the open market). Accordingly, Adara may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although Adara’s ability to amend the terms of the Public Warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of shares of Adara Common Stock purchasable upon exercise of a warrant.

The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Adara warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Adara.

The warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Adara will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of Adara Warrants shall be deemed to have notice of and to have consented to the forum provisions in the warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Adara Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Adara may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Adara may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Adara has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Adara Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which Adara gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable, Adara may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. Adara will use its best efforts to register or qualify such shares of common stock under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by Adara so long as they are held by the Sponsor or its permitted transferees.

If you exercise your Public Warrants on a “cashless basis,” you will receive fewer shares of Adara common stock from such exercise than if you were to exercise such warrants for cash.

There are circumstances in which the exercise of the Public Warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering the shares of Adara Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of Adara’s initial business combination, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Second, if a registration statement covering the Adara Common Stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of Adara’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Adara shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available; if that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Third, if Adara calls the Public Warrants for redemption, Adara’s management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of Adara Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Adara Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Adara Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of Adara Common Stock from such exercise than if you were to exercise such warrants for cash.

We will require Public Stockholders who wish to redeem their shares of Adara Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days’ advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold in excess of 15% of our Class A common stock, you will lose the ability to redeem all such shares in excess of 15% of our Class A common stock.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Existing Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete our initial business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Adara Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of Adara Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a distribution, taxable as ordinary income to the extent of Adara’s current and accumulated earnings and profits, or a sale, taxable as capital gain (assuming the redeemed Adara Common Stock is a capital asset in the hands of such taxpayer) to the extent the amount realized in the redemption exceeds such taxpayer’s tax basis in the redeemed Adara Common Stock, and (ii) whether such capital gain is “long-term” or “short-term.” If the redemption results in a distribution, the amount of the distribution in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the taxpayer’s adjusted tax basis in Adara Common Stock, and the remaining amount of the distribution, if any, will constitute gain from the sale or exchange of Adara Common Stock. If the redemption results in a sale, a U.S. holder will recognize gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in the redeemed Adara Common Stock. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Adara Common Stock following the redemption, and if so, the total number of shares of Adara Common Stock held by the holder both before and after the redemption relative to all shares of Adara Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Adara or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section titled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

The Adara Public Stockholders will experience dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Adara Public Stockholders have on the management of the Combined Company.

The issuance of additional shares of Adara Common Stock in the Business Combination will dilute the equity interests of the Adara Public Stockholders and may adversely affect prevailing market prices for the Public Shares and Warrants. The Adara Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources:

●	An aggregate of 47,500,000 shares of Adara Common Stock is expected to be issued to Alliance Stockholders as consideration in the Business Combination;
●	An aggregate of up to 60,000,000 additional shares of Adara Common Stock may be issued upon conversion of the Contingent Consideration Shares issued in the Business Combination upon the occurrence of the Triggering Events; and
●	An aggregate of 9,920,000 Warrants will be outstanding following the consummation of the Business combination, regardless of the number of Adara Common Stock the Adara Public Stockholders elect to have redeemed.

The Combined Company may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of Combined Company Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination, including equity awards under the 2022 Equity Incentive Plan.

Depending on the number of Adara Public Stockholders that exercise their redemption rights, the remaining Adara Public Stockholders will be subject to varying levels of dilution. In each of the no redemption, illustrative redemption, and contractual maximum redemption scenarios as described below, the residual equity value owned by non-redeeming stockholders, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.10 per share. As a result of such redemption amounts and the assumed $10.10 per share value, the implied total equity value of the Combined Company, assuming no dilution from any of the Public Warrants, Private Warrants, Underwriter Warrants or Contingent Consideration Shares (“Additional Dilution Sources”), would be (a) $616,100,000 in the no redemption scenario, (b) $558,025,000 in the illustrative redemption scenario, and (c) $514,950,000 in the contractual maximum redemption scenario.

The following table illustrates varying beneficial ownership levels in the Combined Company immediately following the consummation of the Business Combination assuming the levels of redemptions by the Public Stockholders indicated:

Redemption Sensitivity Analysis Table

					Contractual
			Illustrative		Maximum
	No Redemption	% of	Redemption	% of	Redemption	% of
Holders	Scenario(1)	Total	Scenario(2)	Total	Scenario(3)	Total
Adara Public Stockholders	11,500,000	18.8%	5,750,000	10.4%	1,485,149	2.9%
Adara Initial Stockholders(4)	2,000,000	3.3%	2,000,000	3.6%	2,000,000	3.9%
Alliance Stockholders(5)	47,500,000	77.9%	47,500,000	86.0%	47,500,000	93.2%
Total Shares Outstanding Excluding Contingent Consideration Shares and Adara Warrants	61,000,000	100.0%	55,250,000	100.0%	50,985,149	100.0%
Total Equity Value Post- Redemptions	$616,100,000		$558,025,000		$514,950,005
Assumed Per Share Value	$10.10		$10.10		$10.10

					Contractual
			Illustrative		Maximum
	No Redemption	% of	Redemption	% of	Redemption	% of
Additional Dilution Sources(8)	Scenario(1)	Total(7)	Scenario(7)	Total(6)	Scenario(3)	Total(7)
Contingent Consideration Shares(8)	60,000,000	49.6%	60,000,000	52.1%	60,000,000	54.0%
Adara Warrants
Public Warrants(9)	5,750,000	8.6%	5,750,000	9.4%	5,750,000	10.1%
Private Warrants(10)	4,120,000	6.3%	4,120,000	6.9%	4,120,000	7.8%
Underwriter Warrants(11)	50,000	0.1%	50,000	0.1%	50,000	0.1%
Total Additional Dilutive Sources(12)	69,920,000	53.4%	69,920,000	55.6%	69,920,000	57.8%
(1)	This scenario assumes that no shares of Adara Common Stock are redeemed by the Public Stockholders
(2)	This scenario assumes that approximately 5,750,000 shares of Adara Common Stock are redeemed by the Public Stockholders.
(3)	This scenario assumes that 10,014,851 shares of Adara Common Stock are redeemed by the Public Stockholders, which, based on the amount of approximately $16.17 million in the Trust Account as of March 31, 2022, represents the maximum amount of redemptions that would still enable Adara to have sufficient cash to satisfy the minimum cash condition in the Business Combination Agreement.
(4)	This row assumes that the Sponsor forfeits 875,000 Initial Stockholder Shares. Up to an additional 500,000 Initial Stockholder Shares are subject to forfeiture by the Sponsor at the discretion of Alliance. If such additional shares are forfeited by the Sponsor, the Adara Initial Stockholders would own 1,500,000 shares, or 2.4% of the Total Shares Outstanding Excluding Contingent Condition Shares and Warrants.
(5)	This row excludes an aggregate of up to 60,000,000 shares of Combined Company Common Stock which would become issuable upon the conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Events.
(6)	All share numbers and percentages for the Additional Dilution Sources are presented without the potential reduction of any amounts paid by the holders of the given Additional Dilution Sources and therefore may overstate dilution.
(7)	The Percentage of Total with respect to each Additional Dilution Source, including the Total Additional Dilutive Sources, includes the full number of shares issued with respect to the applicable Additional Dilution Source (but not the other Applicable Dilution Sources) in both the numerator and denominator. For example, in the no redemption scenario, the Percentage of Total with respect to the Contingent Consideration Shares would be calculated as follows: (a) 60,000,000 shares; divided by (b) (i) 61,000,000 shares (the number of shares outstanding prior to any issuance of any such shares plus (ii) 60,000,000 shares.
(8)	This row assumes an aggregate of up to 60,000,000 shares of Combined Company Common Stock which would become issuable upon the conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Events.

(9)	This row assumes exercise of all Public Warrants for cash.
(10)	This row assumes exercise of all Private Warrants for cash.
(11)	This row assumes exercise of all Underwriter Warrants for cash.
(12)	This row assumes the issuance of all shares of Combined Company Common Stock in connection with each of the Additional Dilution Sources, as described in Notes 8 through 11 above.

We may issue additional shares of common stock or preferred shares under the 2022 Plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

The Existing Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Adara Common Stock, 10,000,000 of Adara Class B Common Stock and 1,000,000 shares of preferred stock and upon approval of the Authorized Share Charter Agreement, the Combined Company’s authorized capital stock shall consist of 490,000,000 shares of Combined Company Common Stock, 60,000,000 shares of Combined Company Class E Common Stock and 1,000,000 shares of preferred stock. We may issue a substantial number of additional shares of common stock or shares of preferred stock under the 2022 Plan upon or after consummation of the Business Combination. For more information about the 2022 Plan, see “Proposal No. 3 — The Equity Incentive Plan Proposal.” However, the Existing Certificate of Incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:

●	may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;
●	may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such shares of preferred stock are issued, with rights senior to those afforded to Adara Common Stock;
●	could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and
●	may adversely affect prevailing market prices for our Adara Units, Adara Common Stock and/or Adara Warrants.

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Existing Certificate of Incorporation. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Existing Certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm Adara’s or the Combined Company’s business, operating results and financial condition.

The Existing Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, The Existing Certificate of Incorporation provides that, unless Adara consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Adara notes, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The opinion obtained by the Adara board of directors from ThinkEquity does not and will not reflect changes in circumstances after the date of such opinion.

The Adara board of directors received a written opinion dated June 21, 2022 from ThinkEquity, Adara’s financial advisor, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by ThinkEquity, as set forth in ThinkEquity’s written opinion, the aggregate consideration to be paid by Adara pursuant to the Business Combination Agreement was fair from a financial point of view to Adara. Changes in the operations or prospects of Adara or Alliance, general market and economic conditions and other factors that may be beyond the control of Adara or Alliance, and on which the above described opinion was based, may alter the value of Alliance or the prices of shares of Adara Common Stock or Alliance capital stock by the time the Business Combination is completed. Adara has not obtained, and does not expect to request, an updated opinion from its financial advisor. The above-mentioned opinion does not speak to any date other than the date of the opinion. For a more complete description of the above described opinion, see the section titled “Opinion of Financial Advisor to Adara, ThinkEquity LLC.”

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Adara’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Adara’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Adara is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, Adara’s board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Adara and Alliance adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business”, which is herein referred to as Article 11.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022, combines the historical balance sheet of Adara and the historical consolidated balance sheet of Alliance on a pro forma basis as if the Business Combination had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022, and for the year ended December 31, 2021, combine the historical statements of operations of Adara and Alliance on a pro forma basis as if the Business Combination had been consummated on January 1, 2021, the beginning of the earliest period presented. The historical statement of operations of Alliance in the unaudited pro forma condensed combined financial information includes the operations of COKeM for all periods presented, so no adjustments are necessary related to that acquisition which was effective October 1, 2020.

The following describes the transactions entered into and reflected in the unaudited pro forma condensed combined financial information:

●	Business Combination: pursuant to the Business Combination Agreement, Merger Sub, a new subsidiary of Adara, will merge with and into Alliance, with Alliance as the surviving company in the Business Combination and, after giving effect to the Business Combination, Alliance will be a wholly-owned subsidiary of Adara. In conjunction with the Business Combination, the following considerations will be made:
●	each share of Alliance outstanding common stock will be automatically converted into the right to receive the number of shares of Adara Class A Common Stock equal to the Exchange Ratio.
●	each share of Adara Class B Common stock will convert to one share of Adara Class A Common Stock.
●	Public Shareholders will have the opportunity to redeem their Adara Class A Common Stock shares, but warrants will still be retained.
●	holders of Alliance common stock immediately prior to the closing will receive 60,000,000 shares of new Combined Company Class E Common Stock which will be placed into escrow until the achievement of certain triggering events. If the triggering events occur, such shares will convert one for one into Combined Company Class A Common Stock, and if the triggering events do not occur the shares of Combined Company Class E Common Stock will be cancelled.
●	Financing and Other: subsequent to the most recently available financial statement date, March 31, 2022, Alliance/Adara have not executed any agreements that impacted Alliance/Adara’s capitalization prior to the close of the Business Combination.

Notwithstanding the legal form of the Business Combination, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Adara is treated as the acquired company and Alliance is treated as the accounting acquirer for financial statement reporting purposes. Alliance has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances that are expected to be in place following the consummation of the Business Combination:

●	Alliance existing stockholders will have the greater voting interest in Adara, under both the Minimum Redemption and Maximum Redemption Scenarios, immediately following the consummation of the Business Combination;
●	by virtue of such estimated voting interest upon the consummation of the Business Combination, Alliance’s existing stockholders will have the ability to control decisions regarding the election and removal of directors and officers of Adara following the consummation of the Business Combination;
●	Alliance’s senior management will be the senior management of Adara; and

●	the composition of the Board of Directors of Adara will reflect five members appointed by Alliance, and two members appointed by Adara.

Other factors were considered but they would not change the preponderance of factors indicating that Alliance was the accounting acquirer.

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;
●	the historical audited financial statements of Adara as of and for the year ended December 31, 2021, and the related notes, which are included elsewhere in this registration statement;
●	the historical unaudited condensed financial statements of Adara as of and for the three months ended March 31, 2022, and the related notes, which are included elsewhere in this registration statement;
●	the historical audited consolidated financial statements of Alliance as of and for the year ended June 30, 2021, and the related notes, which are included elsewhere in this registration statement;
●	the historical unaudited condensed consolidated financial statements of Alliance as of March 31, 2022, and for the nine months ended March 31, 2022, and 2021, and the related notes, which are included elsewhere in this registration statement; and
●	other information relating to Adara and Alliance contained in this registration statement, including the Business Combination Agreement and the description of certain items thereof set forth in the section entitled “The Business Combination Agreement” and the risk factors set forth under the section entitled “Risk Factors” of this registration statement.

Pursuant to the Adara Certificate of Incorporation, Public Stockholders will be offered the opportunity to redeem, with such redemption to occur upon the consummation of the Business Combination, shares of Adara Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the Trust Account.

Description of the Minimum and Maximum Allowable Redemption Scenarios

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

●	Minimum Redemption: This scenario, which we refer to as the “Minimum Redemption Scenario,” assumes that the only shares of Adara Class A common stock redeemed by the Public Stockholders are those that have already been redeemed prior to March 31, 2022, and Adara Sponsors forfeit 875,000 shares of Adara Common Stock; and
●	Maximum Redemption: This scenario, which we refer to as the “Maximum Redemption Scenario,” assumes that 10,014,851 shares of Adara Class A common stock are redeemed for an aggregate payment of approximately $101,150,000 (based on the estimated per share redemption price of approximately $10.10 per share) from the Trust Account in order to satisfy the minimum Aggregate Transaction Proceeds of $15.0 million, and Adara Sponsors forfeit an additional 500,000 shares of Adara Common Stock at the discretion of Alliance management.

Upon the consummation of the Business Combination, shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Assuming Minimum Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%
Adara Class A common stockholders (Public Shareholders)	11,500,000	18.8	1,485,149	2.9
Adara Class A common stockholders (Sponsor)	2,000,000	3.3	1,500,000	3.0
Former Alliance stockholders(1)	47,500,000	77.9	47,500,000	94.1
Shares outstanding at Closing	61,000,000	100%	50,485,149	100%
(1)	This presentation does not account for 60,000,000 shares that are subject to certain performance vesting terms.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only, and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the post-merger company following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2022

(Amounts in thousands, except shares and per share amounts)

	Historical
	US GAAP		Assuming Minimum Redemption			Assuming Maximum Redemption
	Adara	Alliance	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
Assets
Current Assets
Cash	$233	$1,482	$116,171	1c	$110,321	$15,021	1c	$13,236
			(7,565)	1f		(3,500)	1f
Accounts Receivables – Net		116,701			116,701			116,701
Inventory		249,773			249,773			249,773
Other Current Assets	143	7,659			7,802			7,802
Related Party Receivable		1,000			1,000		b	1,000
Total Current Assets	376	376,615	108,606		485,597	11,521		388,512

Property & Equipment – Net		3,892			3,892			3,892
Operating Lease Right-Of-Use Assets		9,469			9,469			9,469
Intangible Assets		20,055			20,055			20,055
Goodwill		79,903			79,903			79,903
Marketable securities held in Trust Account	116,171	—	(116,171)	1c	—	(101,150)	1b	—
						(15,021)	1c
Other Assets		3,760			3,760			3,760
Total Assets	$116,547	$493,694	$(7,565)		$602,676	$(104,650)		$505,591
Liabilities and Stockholders’ Equity
Current Liabilities
Outstanding Checks
Accounts Payable		$204,236			$204,236			$204,236
Accrued Expenses	468	19,217			19,685			19,685
Current Portion of Seller Note		—			—
Current Portion of Obligations Under Capital Lease		38			38			38
Current Portion of Operating Lease Obligations		4,608			4,608			4,608
Income Tax Payable		380			380			380
Total Current Liabilities	468	228,479			228,947			228,947

Long-Term Liabilities
Deferred Tax Liability		6,448			6,448			6,448
Revolving Credit Facility		133,429			133,429			133,429
Fifth Third		3,377			3,377			3,377
Long-Term Portion of Operating Lease Obligations		5,901			5,901			5,901
Warrant Liabilities	3,174	—	(1,840)	1(h)	1,334	(1,840)	1(h)	1,334
Total Long-Term Liabilities	3,174	149,155	(1,840)		150,489	(1,840)		150,489
Total Liabilities	$3,642	$377,634	$(1,840)		$379,436	$(1,840)		$379,436

	Historical
	US GAAP		Assuming Minimum Redemption			Assuming Maximum Redemption
					Pro Forma			Pro Forma
			Pro Forma		Condensed	Pro Forma		Condensed
	Adara	Alliance	Adjustments	Notes	Combined	Adjustments	Notes	Combined
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 11,500,000 shares at $10.10 per share redemption value	116,150		(116,150)	1b	—	(101,150)	1b	—
						(15,000)	1c
Stockholders' Equity
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,875,000 shares issued and outstanding	—		—	1d	—	—	1d	—
Class A New			—	1d	6	—	1d	5
			1	1b		—	1b
			5	1e		5	1e
Paid-In Capital		42,518	(3,245)	1a	223,306	(3,245)	1a	126,222
			116,149	1b		15,000	1c
			(5)	1e		(5)	1e
			(2,000)	1f		(2,000)	1f
			(2,675)	1e		(2,675)	1e
			(5,565)	1f	—	(1,500)	1f
			76,289	1g		76,289	1g
			1,840	1h		1,840	1h
Treasury stock, 57 shares carried at cost		(2,675)	2,675	1e	—	2,675	1e	—
Retained Earnings	(3,245)	76,289	3,245	1a	—	3,245	1a	—
			(76,289)	1g		(76,289)	1g
Comprehensive Income		(72)			(72)			(72)
Total Stockholders' Equity	(3,245)	116,060	110,425		223,240	13,340		126,155
Total Liabilities and Stockholders' Equity	$116,547	$493,694	$(7,565)		$602,676	$(104,650)		$505,591

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

THREE MONTHS ENDED MARCH 31, 2022

(Amounts in thousands, except shares and per share amounts)

	Historical
	US GAAP		Assuming Minimum Redemption			Assuming Maximum Redemption
					Pro Forma			Pro Forma
			Pro Forma		Condensed	Pro Forma		Condensed
	Adara	Alliance	Adjustments	Notes	Combined	Adjustments	Notes	Combined
Net Sales		$320,679			$320,679			$320,679
Cost of Sales		280,535			280,535			280,535
Gross Margin		40,144	—		40,144	—		40,144
Operating Expenses:
Fulfillment Services		15,755			15,755			15,755
Technology		3,235			3,235			3,235
Sales & Marketing		7,669			7,669			7,669
General & Administrative	$575	$3,850	$(30)	2a	$4,395	$(30)	2a	$4,395
Depreciation & Amortization	—	1,957			1,957			1,957
Transaction Costs		31			31			31
IC DISC		1,751			1,751			1,751
Total Operating Expenses	575	34,248	(30)		34,793	(30)		34,793
Operating Income (Loss)	(575)	5,896	30		5,351	30		5,351

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

THREE MONTHS ENDED MARCH 31, 2022

(Amounts in thousands, except per share amounts)

	Historical
	US GAAP		Assuming Minimum Redemption			Assuming Maximum Redemption
					Pro Forma			Pro Forma
			Pro Forma		Condensed	Pro Forma		Condensed
	Adara	Alliance	Adjustments	Notes	Combined	Adjustments	Notes	Combined
Non Operating Income (Expenses):
Interest		(1,004)			(1,004)			(1,004)
Interest earned on marketable securities held in Trust Account	10		(10)	2b	—	(10)	2b	—
Change in fair value of warrants liabilities	1,687		(978)	2e	709	(978)	2e	709
Total Non-Operating Income (Expenses)	1,697	(1,004)	(988)		(295)	(988)		(295)
Income before Income Taxes	1,122	4,892	(958)		5,056	(958)		5,056
Provision for Income Taxes		(1,173)			(1,173)			(1,173)
Net Income	$1,122	$3,719	$(958)		$3,883	$(958)		$3,883
Supplemental Data
Weighted average shares outstanding:
Basic shares outstanding	14,375	1			61,000			50,485
Diluted shares outstanding	14,375	1			61,000			50,485
Basic and Diluted earnings per share:
Basic earnings per share	$0.08	$4,132.22			$0.06			$0.08
Diluted earnings per share	$0.08	$4,132.22			$0.06			$0.08

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2021

(Amounts in thousands)

	Historical
	US GAAP		Assuming Minimum Redemption			Assuming Maximum Redemption
					Pro Forma			Pro Forma
			Pro Forma		Condensed	Pro Forma		Condensed
	Adara	Alliance	Adjustments	Notes	Combined	Adjustments	Notes	Combined
Net Sales		$1,441,762			$1,441,762			$1,441,762
Cost of Sales		1,241,650			1,241,650			1,241,650
Gross Margin		200,112			200,112			200,112
Operating Expenses:
Fulfillment Services		60,682			60,682			60,682
Technology		12,772			12,772			12,772
Sales & Marketing		29,845			29,845			29,845
General & Administrative	977	16,655	(105)	2a	17,527	(105)	2a	17,527
Depreciation & Amortization		9,910	—		9,910			9,910
Transaction costs	86	(282)	5,565	2c	5,369	1,500	2c	1,304
IC DISC		8,589			8,589			8,589
Total Operating Expenses	1,063	138,171	5,460		144,694	1,395		140,629
		—
Income from Operations	(1,063)	61,941	(5,460)		55,418	(1,395)		59,483
		—
		—
		—

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2021

(Amounts in thousands, except per share amounts)

	Historical
	US GAAP		Assuming Minimum Redemption			Assuming Maximum Redemption
	Adara	Alliance	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined	Pro Forma Adjustments	Notes	Pro Forma Condensed Combined
Non Operating Income (Expenses):		—
Gain\loss on Disposal of PPE		(47)			(47)			(47)
Interest		(3,237)			(3,237)			(3,237)
Interest earned on marketable securities held in Trust Account	10	—	(10)	2b	—	(10)	2b	—
Change in fair value of warrants liabilities	4,297	—	(2,490)	2e	1,807	(2,490)	2e	1,807
Total Non Operating Expenses (Income)	4,307	(3,284)	(2,500)		(1,477)	(2,500)		(1,477)
Income before Income Taxes	3,244	58,657	(7,960)		53,941	(3,895)		58,006
Provision for Income Taxes		(14,076)	1,313	2d	(12,763)	337	2d	(13,739)
Net Income	$3,244	$44,581	$6,647		$41,178	$3,558		$44,267

Supplemental Data

Weighted average shares outstanding:
Basic shares outstanding	13,040	1			61,000			50,485
Diluted shares outstanding	13,040	1			61,000			50,485

Basic and Diluted earnings per share:
Basic earnings per share	$0.25	$49,534.44			$0.68			$0.88
Diluted earnings per share	$0.25	$49,534.44			$0.68			$0.88

Pro Forma Notes

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Adara is treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Alliance issuing stock for the net assets of Adara, accompanied by a recapitalization. The net assets of Adara are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022, gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021, gives pro forma effect to the Business Combination, as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022, has been prepared using, and should read in conjunction with, the following:

●	Adara’s unaudited condensed consolidated balance sheet as of March 31, 2022, and the related notes, included elsewhere in this registration statement; and
●	Alliance’s unaudited condensed consolidated balance sheet as of March 31, 2022, and the related notes, included elsewhere in this registration statement.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•	Adara’s unaudited condensed statement of operations for the three months ended March 31, 2022, and the related notes, included elsewhere in this registration statement;
•

Alliance’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2022, not included in this registration statement, and nine months ended March 31, 2022 included elsewhere in this registration statement, and the related notes.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, has been prepared using, and should be read in conjunction with, the following:

●	Adara’s audited statement of operations for the year ended December 31, 2021, and the related notes, included elsewhere in this registration statement;
●	Alliance’s audited consolidated statement of operations for the year ended June 30, 2021, and the related notes, included elsewhere in this registration statement, adjusted for the unaudited condensed consolidated statements of operations for the six months ended December 31, 2021, and 2020, not included in this registration statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost sayings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Adara and Alliance.

2.	Adjustments to Unaudited Pro Forma Condensed combined Financial Information

The unaudited proforma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, which requires the presentation of adjustments for the accounting for the transaction and provides management with the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. Adara has elected to only present transaction accounting adjustments and other pro forma adjustments, in the following unaudited pro forma condensed combined financial information. There were no intercompany transactions between Adara and Alliance that would require adjustment to these pro forma financial statements for any of the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

1.	The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022, are as follows:
a.	Reflects the elimination of Adara’s historical accumulated deficit upon consummation of the Business Combination.
b.	Reflects the Maximum Redemption Scenario where public stockholders holding 10,014,851 shares of the Adara Class A common stock exercised their right to redeem such shares at a redemption price of approximately $10.10 per share in September 2022. Approximately $101,150,000 in cash was removed from the Trust Account to pay such stockholders. The Minimum Redemption Scenario assumes there are no redemptions and the entire $116,150,000 is reclassified to permanent capital.
c.	Reflects the reclassification of investments held in the Trust Account to cash and cash equivalents that become available following consummation of the Business Combination.
d.	Reflects the conversion of all outstanding shares of Adara Class B common stock to Adara Class A common stock pursuant to the Business Combination and the forfeiture of 875,000 and 1,375,000 Class B shares under the Minimum Redemption Scenario and the Maximum Redemption Scenario, respectively.
e.	Reflects the cancelation and conversion of each then-outstanding share of Alliance common stock and Treasury stock into the number of shares of Adara Class A common stock to be received.

f.	Reflects the payment of estimated transaction costs of approximately $7,565,000 and $3,500,000 under the Minimum Redemption Scenario and Maximum Redemption Scenario, respectively. Under the Minimum Redemption Scenario, costs will be $5,565,000 for Adara and $2,000,000 for Alliance. Under the Maximum Redemption Scenario, costs will be $1,500,000 for Adara and $2,000,000 for Alliance. Costs include legal, financial advisory and other professional fees related to the Business Combination. In connection with the reverse recapitalization treatment, Alliance’s transaction costs are recorded as reductions to additional paid-in capital. Adara’s expected net transaction costs, including $4,065,000 under the Minimum Redemption Scenario for amounts paid related to retaining Public Shareholder funds in the merged entity, are recorded through the statement of operations and treated as an increase to accumulated deficit that is reclassified to additional paid-in capital upon consummation of the merger.
g.	Reflects recording the fair value of the 60,000,000 shares of Class E stock that is subject to performance vesting (treated as an equity award). The value was estimated using a Monte Carlo valuation model and was recorded as an increase in APIC and decrease in retained earnings as it is treated like a dividend. Retained earnings was only reduced to -0-, and not for the entire estimated value of approximately $264 million.
h.	Reflects reclassification of the Public warrants to permanent equity.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

2.	The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for three months ended March 31, 2022, and the year ended December 31, 2021, are as follows:
a.	Reflects the elimination of Adara’s administrative services fee paid to certain related parties of Adara that will cease upon consummation of the Business Combination and therefore would not have been incurred if the Business Combination was consummated on January 1, 2021.
b.	Reflects the elimination of interest and dividends on investments held in the Trust Account, which includes interest income and dividends earned related to the investments held in the Trust Account of Adara that would not have been earned if the Business Combination was consummated on January 1, 2021.
c.	Reflects approximately $5,565,000 and $1,500,000 of non-recurring Adara transaction costs, assuming the Minimum Redemption Scenario and Maximum Redemption Scenario, respectively, related to the Business Combination to be incurred through the close of the transaction. These transaction costs are not reflected in Adara’s historical financial statements and are not adjusted for in the proforma statement of operations and will be expensed as incurred.
d.	Reflects the income tax effect related to the pro forma adjustments, at an estimated effective tax rate of 24%, for the year ended December 31, 2021.
e.	Reflects the reversal of the change in fair value of the Public warrants which were reclassified to permanent equity.

Income per Share

Represents the net income per share calculated using the historical basic and diluted weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares to be issued and outstanding upon the consummation of the Business Combination have been outstanding for the entire periods presented.

Basic and diluted net loss per share attributable to the holders of Adara common stock are as follows:

	For the three months ended March 31, 2022
	Minimum Redemption Scenario	Maximum Redemption Scenario
Pro forma net income attributable to common stockholders	$3,883,000	$3,883,000
Pro forma weighted average shares calculation, basic and diluted:
Adara Class A common stockholders (Public Shareholders)	11,500,000	1,485,149
Adara Class B common stockholders (Sponsor)	2,000,000	1,500,000
Former Alliance stockholders	47,500,000	47,500,000
Pro forma weighted average shares outstanding – basic and diluted(1)	61,000,000	50,485,149
Net income per share – basic and diluted(1)	$0.06	$0.08

	For the year ended December 31, 2021
	Minimum Redemption Scenario	Maximum Redemption Scenario
Pro forma net income attributable to common stockholders	$41,178,000	$44,267,000
Pro forma weighted average shares calculation, basic and diluted:
Adara Class A common stockholders (Public Shareholders)	11,500,000	1,485,149
Adara Class B common stockholders (Sponsor)	2,000,000	1,500,000
Former Alliance stockholders	47,500,000	47,500,000
Pro forma weighted average shares outstanding – basic and diluted(1)	61,000,000	50,485,149
Net income per share – basic and diluted(1)	$0.68	$0.88
(1)	Weighted average shares outstanding are the same for basic and diluted earnings per share because all 9,920,000 warrants are considered antidilutive. Also excludes the 60,000,000 contingent shares that are subject to performance conditions after the merger because they are not considered outstanding for the earnings per share calculations.

THE SPECIAL MEETING OF ADARA’S STOCKHOLDERS

The Adara Special Meeting

Adara is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting stockholders to be held on            , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Adara’s stockholders on or about      , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Adara will be held at 10:00 a.m., Eastern time, on            , 2022, via live webcast at www.[•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Adara’s stockholders and personnel, the special meeting will be held virtually. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Purpose of the Special Meeting

At the Adara special meeting of stockholders, Adara will ask Adara’s stockholders to vote in favor of the following proposals:

●	The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and effect the Business Combination.
●	The “Charter Proposals” — To consider and vote upon amendments to the Existing Certificate of Incorporation. The proposed amendments detailed below are collectively referred to as the “Charter Proposals.”
●	Changing the Name — Changing Adara’s name to “Alliance Entertainment Holding Corporation.”
●	Changes to Authorized Capital Stock — the Existing Certificate of Incorporation of Adara authorizes the issuance of 111,000,000 total shares, consisting of (a) 110,000,000 shares of common stock, of which (i) 100,000,000 shares are Class A common stock, and (ii) 10,000,000 shares are Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Certificate of Incorporation will authorize the issuance of 551,000,000 total shares, consisting of (a) 490,000,000 shares of Class A common stock, (b) 60,000,000 of Class E common stock and (c) 1,000,000 shares of preferred stock, and eliminate the Class B common stock and any rights of holders thereof.
●	Required Vote to Amend the Certificate of Incorporation — require an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Certificate of Incorporation.
●	Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws.
●	Classified Board — divide the Combined Company’s board of directors into three classes with only one class of directors being elected each year and each class (except for those directors appointed prior to the first annual meeting of shareholders) serving a three-year term.
●	Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66-2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors.

●	Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements that will no longer be relevant following the Business Combination.
●	The “Equity Incentive Plan Proposal” — To consider and vote upon the adoption of the 2022 Plan established to be effective after the Closing to assist the Combined Company in retaining the services of eligible employees, directors and consultants, to secure and retain the services of new employees, directors and consultants and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.
●	The “NYSE American Proposal ”— To consider and vote upon a proposal to issue (i) Combined Company Common Stock and Combined Company Class E Common Stock to Alliance’s stockholders as a result of the Merger pursuant to the Business Combination Agreement, including the Combined Company Common Stock issuable upon conversion of the Contingent Consideration Shares; and (ii) issue equity awards under the 2022 Plan if such plan is approved in accordance with Proposal No. 3 (Equity Incentive Plan Proposal).
●	The “Adjournment Proposal” — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation of Adara’s Board of Directors

Adara’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Adara and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Adara’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that Adara’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder. These interests include, among other things:

●	the beneficial ownership of Adara’s board of directors and officers and their affiliates of an aggregate of 1,950,000 shares of Adara Class B Common Stock and 4,120,000 Adara Warrants, which shares and warrants would become worthless if Adara does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[·] million based on the closing prices of Adara Common Stock and warrants of $[·] and $[·], respectively on the NYSE American on the Record Date for the special meeting of stockholders, giving effect to the forfeiture of 875,000,000 Initial Stockholder Shares by the Sponsor. Based on such market values, Adara’s board of directors and officers will have an unrealized gain of approximately $[·] million on their Adara securities;
●	The repayment of up to an aggregate of $500,000 of loans made by certain directors and their affiliates to the extent such outstanding amounts exceed the amount not required to be returned in the Trust Account, unless a business combination is consummated;
●	Adara’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Adara’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Thomas Finke and W. Tom Donaldson III, as directors of the Combined Company following the Closing;
●	the fact that the Adara Initial Stockholders who hold Initial Stockholder Shares and Private Warrants may experience a positive rate of return on their investment, even if the Public Stockholders experience a negative rate of return on their investment; and
●	the continued indemnification of the current directors and officers of Adara following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Adara Common Stock and/or Adara Class B Common Stock at the close of business on [•], 2022, is the Record Date. You are entitled to one vote for each share of Adara Common Stock or Adara Class B Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 14,375,000 shares of Adara Common Stock outstanding, of which 11,500,000 are shares of Adara Common Stock and 2,875,000 are shares of Adara Class B Common Stock or Initial Stockholder Shares held by the Initial Stockholder.

The Adara Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other Stockholder Proposals. Adara’s issued and outstanding Adara Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of Adara Common Stock and Adara Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Adara Common Stock and Adara Class B Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Adara Common Stock and Adara Class B Common Stock at the special meeting of stockholders:

●	You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Adara Common Stock and Adara Class B Common Stock will be voted as recommended by Adara’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the NYSE American Proposal and “FOR” the Adjournment Proposal.
●	You can virtually attend the special meeting and vote online. However, if your shares of Adara Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Adara Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Adara Common Stock or Adara Class B Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call collect at: (203) 658-9400)

Email: [•]

Quorum and Vote Required for the Stockholder Proposals

A quorum of Adara’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Adara Common Stock and Adara Class B Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy and, with respect to the separate vote by other Adara Class B Common Stock for other Charter Proposals if a majority of the shares of Adara Class B Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the then outstanding shares of Adara Common Stock and Adara Class B Common Stock entitled to vote thereon at the special meeting, voting together as a single class. Accordingly, an Adara stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against this proposal.

The approval of the Charter Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of the Adara Common Stock and Adara Class B Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Adara Class B Common Stock then outstanding, voting separately as a single class. Accordingly, an Adara stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.

The approval of the Equity Incentive Plan Proposal, NYSE American Proposal and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Adara Common Stock and Adara Class B Common Stock that are voted at the special meeting, voting together as a single class. Accordingly, an Adara stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Adara believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Adara’s stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the individual Charter Proposals and will have no effect on any of the other Stockholder Proposals.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Adara’s secretary, at 211 East Blvd., Charlotte, NC 28203, prior to the date of the special meeting or by voting online at the virtual special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Adara’s secretary at the above address.

Redemption Rights

Pursuant to the Existing Certificate of Incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Adara Initial Stockholders, including any amounts representing interest earned on the Trust Account, less any interest for any income and other taxes payable, calculated as of two business days prior to the consummation of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive such pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on the Record Date, the estimated per Public Share redemption price would have been approximately $10.10.

Redemption rights are not available to holders of Adara Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on     , 2022 (two business days before the special meeting), both:

●	Submit a request in writing that Adara redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Adara’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

●	Deliver your Public Shares either physically or electronically through DTC to Adara’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Adara’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Adara does not have any control over this process, and it may take longer than one week.
●	Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Adara’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Adara’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Adara’s transfer agent return the shares (physically or electronically). You may make such request by contacting Adara’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Adara redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Adara Common Stock as they may receive higher proceeds from the sale of their Adara Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Adara cannot assure you that you will be able to sell your shares of Adara Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Adara Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Adara Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Adara Common Stock, Adara Class B Common Stock or Adara Warrants in connection with the Business Combination.

Solicitation of Proxies

Adara will pay the cost of soliciting proxies for the special meeting. Adara has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Adara has agreed to pay Morrow Sodali LLC a fee of $[·]. Adara will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Adara also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Adara Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Adara Common Stock and in obtaining voting instructions from those owners. Adara’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Record Date, the Adara Initial Stockholders beneficially own all of the Adara Class B Common Stock and an aggregate of approximately 20% of the aggregate outstanding shares of Adara Common Stock and Adara Class B Common Stock. The Adara Initial Stockholders have agreed to vote all of their Initial Stockholder Shares and any Public Shares acquired by them in favor of the Business Combination and each of the Stockholder Proposals.

PROPOSAL NO. 1  —  THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

Background of the Business Combination

Adara is a blank check company formed as a corporation in Delaware on August 5, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On February 11, 202 , Adara completed its initial public offering. Prior to the consummation of the IPO, neither Adara, nor anyone on its behalf, contacted any prospective target business or had any discussions, formal or otherwise, with respect to a transaction with Adara.

From the date of the IPO through the signing of the mutually exclusive letter of intent with Alliance on November 19, 2021, Adara’s management and board members collectively reviewed self-generated ideas; generated leads through their individual networks; and were contacted directly and indirectly by numerous firms including, but not limited to, investment banks, private equity firms, law firms, business brokers, venture capital firms and personal and professional contacts with respect to business combination ideas, identified dozens of possible target businesses and held discussions with respect to potential transactions. In addition, during that period Adara’s Chief Executive Officer, Chairman of Adara and other board members of Adara, identified and evaluated multiple potential transactions with businesses addressing various markets at the forefront of DTC branding, consumer products, online software and online marketplaces, prior to commencing and during initial discussions Alliance.

During the nine months occurring between the IPO and executing the Letter of Intent with Alliance, Adara’s board of directors had regular weekly meetings to discuss potential targets and business combinations from Adara’s potential target spreadsheet.

Representatives of Adara signed non-disclosure agreements, one other non-exclusive letter of intent and engaged in due diligence, review of information and held discussions with the senior executives and/or shareholders of numerous potential acquisition targets, including Alliance. The potential valuations discussed for these potential targets ranged from $50 million to over $1.0 billion and these target businesses operated in a variety of industries.

The decision to pursue a business combination with Alliance rather than a transaction with an alternative acquisition target were generally due to Adara’s management and board of directors’ view that Alliance’s innovative DTC business model, along with its strong revenue and profitability, presented the ability of retailers (big box and otherwise) to compete with Amazon; Alliance’s strong and experienced management which was able to successfully acquire and profitably integrate businesses under the Alliance business model using asset based lending; Alliance’s strong network of entertainment and consumer product vendors and partners; Alliance’s significant market opportunity to expand in the DTC distribution industry; and the large total addressable market opportunity for Alliance’s DTC distribution solutions for big box and other retailers as this market accelerates over the coming decades.

In late September 2021, Mr. Finke and representatives of Adara’s board of directors were introduced by Loeb & Loeb, a law firm which represented both Alliance and ThinkEquity, Adara’s investment banking firm, to the owners and management of Alliance. Following the introduction, certain members of Adara’s board of directors began a dialog with Mr. Ogilvie and Mr. Walker of Alliance, including exchanging contact information. During these introductory calls, Mr. Finke and Mr. Donaldson were impressed with the success of Mr. Ogilvie and Mr. Walker in acquiring and integrating various businesses in the same industry on a profitable basis using free cash flow and an asset-based loan from Bank of America.

Effective on September 27, 2021, Adara and Alliance entered into a non-disclosure agreement.

On October 5, 2021, Loeb & Loeb forwarded to ThinkEquity and Adara an investor presentation. The conversations between Adara and Alliance quickly turned to potential business combination terms, including Alliance’s valuation.

On October 11, 2021, Alliance was one of four potential targets reviewed during the weekly Adara board of directors meeting, and Adara’s board of directors noted that a call should be scheduled with Alliance for the following day.

On October 12, 2021, Mr. Finke and certain members of Adara’s board of directors participated in an initial call to discuss a possible transaction, including valuation expectations and general financial position.

On October 19, 2021, Alliance was one of two potential targets discussed at the weekly Adara board of directors meeting.

Also, on October 19, 2021, Mr. Finke met with Mr. Ogilvie in Seal Beach, California for lunch for an introductory meeting, at which Mr. Ogilvie provided information about Alliance’s history and Mr. Finke discussed the mechanics of special purpose acquisition companies and how a potential transaction would be structured.

On October 25, 2021, Alliance was the first of three potential targets raised at the weekly Adara board of directors meeting. Mr. Finke noted that he would be meeting with Alliance management in New York later in the week.

On October 27, 2021, Mr. Finke forwarded by email a general term sheet and timeline of a potential business combination in preparation for a meeting in New York the following day among Mr. Finke, Mr. Ogilvie and Mr. Walker, among others.

On October 28, 2021, the parties met in New York to personally introduce themselves and further discuss Adara’s business model, plans of and business operations. The parties also exchanged drafts of letters of intent.

On November 1, 2021, Mr. Finke updated the Adara board of directors on the Alliance potential transaction. Also on November 1, 2021, Mr. Finke and other representatives of Adara met with Alliance’s management.

On November 3, 2021, a joint working group consisting of Mr. Ogilvie, Mr. Walker, and management of Adara participated in a video conference call to discuss terms of the draft letter of intent. Immediately prior to that conference call, Mr. Finke sent a business combination timeline to Mr. Ogilvie and Mr. Walker to review and as an agenda for such call.

On November 8, 2021, Mr. Walker forwarded to Adara additional and updated information in connection with the pro forma financial information and transaction sources and uses of funds.

Commencing on November 8, 2021, Adara and Alliance scheduled a weekly video conference to discuss aspects of the potential business combination, which weekly Monday video conference generally continued until the execution of the Business Combination Agreement.

On November 9, 2021, Mr. Finke forwarded to Mr. Ogilvie and Mr. Walker Adara’s revised draft of the letter of intent.

On November 12, 2021, Mr. Ogilvie sent to Adara a revised letter of intent and updated financial information about its Alliance’s robotics capital investment.

On November 18, 2021, the Adara board of directors conducted a conference call and unanimously approved entering into the Alliance letter of intent as submitted and reviewed by Adara’s board of directors.

On November 19, 2021, the parties executed a non-binding letter of intent, which included a mutual obligation to negotiate exclusively with each other regarding a potential transaction for a period of 60 days, or such earlier date on which Adara notified Alliance that Adara does not wish to pursue the proposed transaction. The non-binding letter of intent also contemplated:

A pre-money valuation of Alliance equal to eight times trailing twelve months EBITDA including captive insurance addback, for the month ended February 28, 2022, less indebtedness for borrowed money (excluding amounts owed to Bank of America up to $75 million and certain equipment leases up to $10 million) plus $15 million for paid in working capital;

Contingent consideration of up to an aggregate of an addition 40 million shares of Adara Common Stock to be earned upon the Adara Common Stock achieving post-closing stock-based price targets of $30, $50 and $100;

Mr. Ogilvie and Mr. Walker entering into lock-up agreements subjecting the shares of Adara Common Stock to be issued in the Business Combination to the same restrictions applicable to the Adara Initial Stockholder Shares;

The composition of the board of directors of the surviving company to consist of seven members, of which (i) five members, consisting of Mr. Ogilvie, Mr. Walker and three other members which meet the NASDAQ independence requirements; and (ii) two directors designated by Adara who meet the Nasdaq independence requirements; and

Adara to seek a PIPE financing of at least $165 million and as a condition to closing, (waivable solely by Alliance) that Adara have cash and cash equivalents at closing, including proceeds from the PIPE and funds remaining in the Trust Account, after giving effect to redemptions by the Public Stockholders, and prior to the payment of Adara’s transaction expenses and other liabilities at least equal to the amount of the PIPE commitments.

On November 29, 2021, Adara retained FTI Consulting, Inc. to coordinate and perform due diligence of Alliance, and representatives of FTI Consulting, Inc. were added to the Alliance data room that was previously set up by Alliance.

On December 8, 2021, Adara forwarded to Alliance a due diligence request list. From December 2021 through March 2022, FTI Consulting, Inc. and Adara conducted and discussed the due diligence of Alliance, including interviewing multiple members of management.

On December 13, 2021, Blank Rome LLP (“Blank Rome”), counsel to Adara, forwarded the initial draft of the Business Combination Agreement to Loeb & Loeb, counsel to Alliance. Between December 2021 and March 2021, representatives of Adara and Alliance held multiple teleconference calls to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement and exchanged drafts of the Business Combination Agreement and other agreements related to the Business Combination. Blank Rome and Loeb & Loeb also exchanged updated drafts of the Business Combination Agreement and related ancillary documents and agreements during this period.

From December 13-15, 2021, Mr. Finke and a representative of ThinkEquity visited Alliance’s Kentucky and Minnesota distribution centers for due diligence, while other representatives of Adara visited Alliance’s Kentucky distribution center.

On December 28, 2021, the joint working group from Adara and Alliance participated in a video conference call to discuss the investor presentation. Over the course of January through mid-March 2022, the parties continued to discuss and revise the investor presentation.

During the week of February 21, 2022, members of management of Adara and Alliance began confidential discussions with ThinkEquity about the timeline and the potential PIPE process.

On March 17, 2022, Adara retained ThinkEquity to (i) render an opinion as to whether the consideration to be issued by Adara in the proposed business combination was fair, from a financial point of view, to Adara and (ii) ThinkEquity served as representative of the underwriters of the IPO for Adara. The underwriters of the IPO received aggregate underwriting fees of $1,000,000 and ThinkEquity and its designees (i) were issued warrants to purchase 50,000 shares of Adara Common Stock and (ii) purchased 50,000 shares of Adara Class B Common Stock, which will automatically convert into Adara Common Stock upon the consummation of the Business Combination. In addition, in connection with the IPO, Adara granted to ThinkEquity a right of first refusal to act as, on an equal basis, (i) exclusive financial advisors in connection with any proposed business combination, and (ii) until the later of 24 months after the closing of the IPO and 12 months after the Closing of the Business Combination, exclusive investment bankers, exclusive book-runners, exclusive financial advisors, exclusive underwriters and/or exclusive placement agents, at ThinkEquity’s sole and exclusive discretion. ThinkEquity has not previously performed any other services for Adara or Alliance's officers and directors. However, ThinkEquity served as (i) representative of the underwriters for several public offerings of cbdMD, Inc., for which the underwriters received aggregate underwriting compensation of approximately $5.8 million, warrants to purchase an aggregate of 918,958 shares of cbdMD, Inc.'s common stock and reimbursement of approximately $562,000 of expenses in connection with such offerings and (ii) financial advisor in connection with the delivery of a fairness opinion to cbdMD, Inc., for which ThinkEquity received an advisory fee of $100,000 and reimbursement of approximately $3,000 of expenses. Martin Sumichrast, our former Chief Executive Officer, was Chairman and CEO of cbdMD, Inc. at such time, and Paul Porter, our Chief Financial Officer, has served as outside counsel to cbdMD, Inc.

On March 17, 2022, Adara also retained ThinkEquity to serve as (i) placement agent in connection with the PIPE and (ii) financial advisor in connection with the Business Combination. ThinkEquity will receive fees plus expense reimbursements in connection therewith with its placement agreement services and (iii) an advisory fee in connection with the Business Combination in an amount equal to the greater of (i) 3.5% of the net proceeds in the Trust Account remaining after giving effect to redemptions by the Public Stockholders and (ii) 1,000,000.

On March 29, 2022, FTI Consulting provided Adara and Alliance with a detailed due diligence memorandum on Alliance.

On April 25, 2022, members of management of Adara and Alliance began engaging in confidential discussions with potential investors for a PIPE financing.

From April 25, 2022 to May 16, 2022, representatives of Adara and Alliance participated in confidential investor meetings in connection with a PIPE financing.

On or around June 1, 2022, Adara and Alliance determined not to seek a PIPE financing due to current market conditions.

On June 21, 2022, the Adara board of directors held a meeting via teleconference with all members of the Adara board of directors present to discuss the Business Combination. Also present, at the request of the Board, were representatives of Blank Rome and ThinkEquity. During the meeting, representatives of ThinkEquity provided a presentation to the directors regarding ThinkEquity’s financial analysis with respect to Alliance and the Business Combination. Thereafter, ThinkEquity rendered its oral opinion to the directors (which was confirmed in writing by delivery of ThinkEquity’s written opinion dated June 21, 2022), as to the fairness, from a financial point of view, to Adara of the aggregate closing consideration to be issued by Adara in the Business Combination. On that date, Adara and ThinkEquity entered into an amendment to the engagement letter dated March 17, 2022, pursuant to which the amount of the advisory fee to which ThinkEquity will be entitled in connection with the Business Combination was amended to be equal to 3.5% of the net proceeds in the Trust Account after giving effect to redemptions by the Public Stockholders.

On June 22, 2022, the Adara board of directors held a meeting via telephone with all members of the Adara board of directors present to discuss the Business Combination. Also present, at the request of the board, were representatives of the Blank Rome and ThinkEquity. ThinkEquity provided a presentation to the directors a copy of which was provided in advance of the meeting regarding ThinkEquity’s financial analysis with respect to Alliance and the Business Combination. ThinkEquity reaffirmed its written opinion dated June 21, 2022, as to the fairness from a financial point of view, to Adara of the aggregate closing consideration to be issued by Adara in the Business Combination. After considerable review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by the Adara board of directors, and the board determined to recommend that the stockholders of Adara approve the Business Combination Agreement and related transactions, including the proposals to be included in the proxy statement.

The Business Combination Agreement and related documents and agreements were executed on June 22, 2022. The material terms of the Business Combination Agreement did not materially deviate from the letter of intent, except as described below:

●	The consideration payable by Adara to the Alliance security holders was reduced from 68,633,414 shares of Adara Common Stock to 47,500,000 shares of Adara Common Stock as a result of the reduction in the valuation of Alliance;
●	The Sponsor agreed to forfeit between 875,000 and 1,375,000 Initial Stockholder Shares, the exact number of shares to be determined by Alliance;
●	The limitation on the amount permitted to be outstanding under the Credit Facility were deleted because the delay in executing the Business Combination Agreement will delay the closing of the Business Combination and Alliance will require additional financing to operate its business in the fourth quarter of 2022;
●	The target common stock price for the Triggering Events were reduced to $20, $30 and $50, the number of Contingent Consideration Shares for Triggering Event I was increased from 4,000,000 shares to 20,000,000 shares, and the number of Contingent Consideration Shares for Triggering Event II was increased from 16,000,000 shares to 20,000,000 shares; and
●	The condition to obtain a $165 million PIPE financing was eliminated and the minimum cash requirement was reduced to $15,000,000.

Prior to the market open on June 23, 2022, Adara and Alliance issued a joint press release announcing the execution of the Business Combination Agreement and Adara filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

Adara’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, Adara’s board of directors, in evaluating the Business Combination, consulted with Adara’s management and financial and legal advisors. In reaching its unanimous resolution that

(i) the terms and conditions of the Business Combination Agreement, including the transactions contemplated therein, are advisable, fair to, and in the best interests of Adara and its stockholders and (ii) to recommend that the Adara stockholders adopt and approve the Business Combination Agreement and approve the transactions contemplated therein, Adara’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed business combination, the Adara board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Adara board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Adara’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Adara board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, the following:

●	Leading Industry Market Share. Adara’s management and board of directors believes that Alliance’s leading industry market share in fulfillment and eCommerce distribution;
●	Organic Growth Potential. Through the experience of partnership with vendors and customers, as well as investments in existing technology and infrastructure, Alliance expects to continue to grow revenue and expand margins;
●	Consideration Opportunities. Alliance’s management has significant merger and acquisition experience to derive further growth through the acquisition of complementary businesses and competitors;
●	Due Diligence. Adara’s management and board of directors conducted due diligence examinations of Alliance, including a technical assessment of Alliance’s operations, and held discussions with Alliance’s management and Adara’s financial and legal advisors concerning Adara’s due diligence examination of Alliance;
●	Financial Condition. The Adara board of directors also considered factors such as Alliance’s outlook, financial plan and capital structure, as well as valuations using projected multiples for Alliance on a Combined Company basis (see “— Certain Alliance Projected Financial Information”);
●	Strong Strategic Partners. Alliance has established long-term strategic relationships with leading entertainment industry entertainment companies, such as Universal Pictures, Universal Music Group, Warner Brothers Home Video, Walt Disney Studios, Sony Music, Sony Pictures, Microsoft, Nintendo, and others, and leading retailer customers in the United States and internationally, including Walmart, Amazon, Best Buy, Barnes & Noble, Wayfair, Costco and Target, among others;
●	Other Alternatives. The Adara board of directors believes, after a thorough review of other business combination opportunities reasonably available to Adara, that the Business Combination represents the best potential business combination for Adara and the most attractive opportunity for Adara based upon the process utilized to evaluate and assess other potential combination targets, and Adara’s board of directors’ belief that such process has not presented a better alternative; and
●	Compelling Valuation Negotiated Transaction. The financial and other terms of the Business Combination Agreement, including a reduction of the valuation of Alliance from eight times trailing twelve months ended March 31, 2022 Adjusted EBIDTA to 6.2 times trailing twelve months ended March 31, 2022 Adjusted EBITDA and which other terms and conditions are reasonable, were the product of arm’s length negotiations between Adara and Alliance.

The Adara board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

●	Macro-economic Risks. Macro-economic uncertainty and the effects it could have on the Combined Company’s operating results;

●	Redemption Risk. The potential that a significant number of Adara’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Adara’s existing certificate of incorporation, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;
●	Stockholder Vote. The risk that Adara’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;
●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Adara’s control, including the minimum cash requirement;
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;
●	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;
●	Adara’s Stockholders Receive a Minority Position. The fact that Adara’s stockholders will hold a minority position in the Combined Company;
●	Potential Conflicts of Interest of Adara’s Directors and Officers. The potential conflicts of interest of the Adara board of directors and officers in the Business Combination (see “— Interests of Adara’s Directors and Officers in the Business Combination”); and
●	Other Risks Associated with the Business Combination. Various other risks associated with the business of Alliance, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Adara board of directors also considered the Business Combination in light of the investment criteria set forth in Adara’s final prospectus for its IPO including, without limitation, that based upon Adara’s analyses and due diligence, Alliance has the potential to be a market leader and has substantial future growth opportunities, all of which the Adara board of directors believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Adara board of directors is not intended to be exhaustive but does set forth the principal factors considered by the Adara board of directors.

Opinion of Financial Advisor to the Adara Board of Directors

Introduction

Adara retained ThinkEquity to act as its financial advisor in connection with the Business Combination. Adara selected ThinkEquity to act as its financial advisor based on ThinkEquity’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Adara operates and its knowledge of Adara’s business and affairs. On June 21, 2022, ThinkEquity rendered its oral opinion to the board of directors of Adara (which was confirmed in writing by delivery of ThinkEquity’s written opinion dated such date), and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by ThinkEquity, as set forth in ThinkEquity’s written opinion, the aggregate closing consideration to be issued by Adara in connection with the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to Adara.

The full text of the written opinion of ThinkEquity delivered to the Adara board of directors, dated June 21, 2022, is attached as Annex D and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by ThinkEquity in rendering its opinion. All stockholders of Adara are urged to, and should, read the opinion carefully and in its entirety. ThinkEquity’s opinion was directed to the Adara board of directors and addressed only the fairness from a financial point of view to Adara, as of the date of the opinion, of the aggregate consideration to be paid by Adara pursuant to the Business Combination Agreement. ThinkEquity’s opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any stockholder of Adara should vote at the stockholders’ meeting to be held in connection with the Business Combination. In addition, ThinkEquity’s opinion did not in any manner address the prices at which the Adara common stock would trade following the consummation of the Business Combination or at any time. The summary of ThinkEquity’s opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of ThinkEquity’s written opinion attached as Annex D hereto.

For purposes of rendering its opinion, ThinkEquity, among other things:

●	reviewed the audited financial statements of Alliance as of and for the years ended June 30, 2019, June 30, 2020 and June 30, 2021 and interim financial statements as of and for the periods ended September 30, 2021, December 31, 2021 and March 31, 2022 (which did not include footnotes) (the “Interim Financial Statements”) and projected financial information prepared by Alliance’s management concerning Alliance’s projected financial results for the fiscal years ending June 30, 2022, June 30, 2023 and June 30, 2024 delivered to ThinkEquity on June 11, 2022 (the “Projections”);
●	reviewed publicly available non-financial information concerning Alliance;
●	conducted discussions with Adara and Alliance’s senior management concerning Alliance’s historical financial results, business prospects and projected financial information;
●	visited Alliance’s major distribution facilities and met with management members (however, ThinkEquity conducted no asset appraisal or audit);
●	reviewed a draft of the Business Combination Agreement dated June 18, 2022;
●	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at ThinkEquity’s fairness opinion, including discounted cash flow analyses;
●	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Alliance; and
●	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at ThinkEquity’s fairness opinion.

ThinkEquity has assumed and relied upon the accuracy and completeness of information that was made available, supplied or otherwise communicated to ThinkEquity by or on behalf of Adara or Alliance, without assuming any responsibility for the independent verification of such information, and ThinkEquity has further relied upon the assurances of Adara management, without independent verification, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. ThinkEquity has also assumed that obtaining all regulatory approvals and third-party consents, including the approval by Adara’s stockholders if applicable, required for the consummation of the Business Combination will not have a materially adverse impact on Adara or on the anticipated benefits of the Business Combination. In arriving at the opinion, ThinkEquity did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Alliance, nor was ThinkEquity furnished with any such evaluations or appraisals, other than the Interim Financial Statements. The opinion, which is attached as Annex D hereto, is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date thereof without independent verification. ThinkEquity is not legal, tax, accounting, environmental, or regulatory advisors and, ThinkEquity does not express any views or opinions as to the tax treatment that will be required to be applied to the Business Combination or any legal, tax, accounting, environmental, or regulatory matters relating to Adara, Alliance, the Business Combination, or otherwise. ThinkEquity has relied as to all legal, tax and accounting matters on advice of Adara’s management and its third-party legal, tax and accounting advisors. ThinkEquity understands and has assumed that Adara has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

Summary of Financial Analyses

The following is a summary of the material financial analyses prepared by ThinkEquity and reviewed with the Adara board of directors in connection with the rendering by ThinkEquity of its opinion on June 21, 2022. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, ThinkEquity, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by ThinkEquity. ThinkEquity may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of ThinkEquity as to the actual value of Alliance. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by ThinkEquity. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying ThinkEquity’s financial analyses and its opinion. In performing its analyses, ThinkEquity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the parties to the Business Combination. None of the parties to the Business Combination or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. The assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 21, 2022 and is not necessarily indicative of current market conditions.

ThinkEquity calculated the value of the consideration to be issued to Alliance shareholders as approximately $480 million, based on the issuance of 47,500,000 shares of common stock of Adara multiplied by the $10.10 per share amount in the Trust Fund (as defined in the Business Combination Agreement). ThinkEquity has been advised that as of the most recent quarter ended March 31, 2022, Alliance had approximately $137 million in indebtedness under its revolving credit facility and equipment financing and approximately $1.5 million in cash, and calculate the enterprise value (“Enterprise Value” or “EV”) pre-Business Combination for Alliance to equal approximately $615 million. Following the Business Combination and assuming the maximum number of shares of Class B Common Stock of Adara to remain outstanding, 2,000,000 shares, the post-Business Combination EV equals approximately $635 million. Any additional Adara shares held by public stockholders that remain outstanding following the Business Combination will be offset by a corresponding amount in the Trust Account (as defined in the Business Combination Agreement) to be released to Adara, net of advisory fees, so the number of such shares held by public stockholders that remain outstanding will have a negligible impact on the EV calculation. There are additional and potentially dilutive equity securities that will be outstanding, or could potentially be issued following the Business Combination, including the 9,920,000 Adara Warrants (and the shares of Adara Common Stock underlying such warrants) and up to 60 million Contingent Consideration Shares (as defined in the Business Combination Agreement). Since the Adara Warrants are struck at a premium to $10.10 per share price used in our analysis, and Contingent Consideration Shares (as defined in the Business Combination Agreement) are subject to approximately 100%, 200%, and 400% increases in the share price of the Combined Company Common Stock under defined time periods before their issuance, our analysis is focused on the certain number of shares to be issued and outstanding in connection with the Business Combination.

While comparable companies and transactions were utilized in ThinkEquity’s analyses, very few had similar operating or financial characteristics as Alliance. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which Alliance is being compared. ThinkEquity has also conducted a discounted cash flow (DCF) valuation analysis based on financial projections provided by Alliance. Due to the limited number of comparable public companies and transactions, ThinkEquity views such comparables as a less reliable indication of value than the DCF analysis.

Comparable Public Company Valuation

Since there were no strong analogs identified for Alliance given its business model as a wholesale distributor of physical entertainment media, the publicly traded comparables that were identified were mainly companies with unique business models working within the e-commerce space. For example, this group included ChannelAdvisor Corporation (ECOM), a SaaS provider of software solutions to help brands and retailers improve their e-commerce operations by connecting customers to third-party marketplaces and providing back-end logistics and fulfillment. Unlike Alliance, ChannelAdvisor’s customers are able to integrate, manage and optimize their e-commerce operations streamlined by ChannelAdvisor’s cloud-based technology platform. Another consumer products platform company that offers its customers ways to optimize their product offerings is Aterian, Inc. (ATER), which differs from Alliance mainly by the core focus of its business model which uses data science to help identify these efficiencies. Advantage Solutions (ADV) is positioned in the US e-commerce market and works with leading e-commerce retailers such as Amazon, Walmart.com and Instacart, as well as omni-channel grocery retailers such as Kroger. Grocery and personal care categories comprise the majority of the products ADV represents. ADV has a comprehensive suite of e-commerce services, including HQ sales & merchandising, and e-commerce sampling and is building an end-to-end platform to manage all aspects of clients’ e-commerce value chain across sales, merchandising, and marketing. Funko, Inc. (FNKO) exists in the physical entertainment space like Alliance, however, they are a content creator leveraging their extensive partnerships with established content providers. GameStop Corp. (GME) is also in the physical entertainment space but acts primarily as a specialty retailer of games and entertainment products sold mainly through their brick-and-mortar locations. GME is also notably larger than Alliance based on trailing twelve months’ revenue of $6.1 billion, and available projections for its next two fiscal years are for negative EBITDA and net income. ThinkEquity also considered two distributors, one in the semi-conductor space, Arrow Electronics, Inc. (ARW), and one in the electronics space, TD SYNNEX Corporation (SNX), who are providers of warehousing and logistics services in addition to their distribution capabilities. However, both ARW and SNX are much larger than Alliance on a trailing twelve months’ revenue basis of $35.2 billion and $42.2 billion, respectively.

This group also had a considerably wide range of trailing twelve months’ revenue, from ChannelAdvisor’s $241 million to TD SYNNEX’s $42.2 billion, and a wide range of trailing twelve months’ EBITDA from Aterian’s negative $46 million to Arrow’s $2.0 billion.

There is no publicly traded comparable that is an exact match to Alliance’s business model. Companies with some operational overlaps are listed below.

Market Multiples Analysis of Comparable Companies

(Amounts listed in USD. Numbers in millions, except per share data)

				Enterprise Value as a Multiple of:
		Market Value	Enterprise	EBITDA
Company	Stock Price (1)	of Equity	Value (2)	TTM	CY 2022E	CY2023E	CY2024E
Aterian, Inc.	2.59	174.7	164.6	NM	NM	NM	15.3x
ChannelAdvisor Corporation	14.76	449.8	347.4	16.4	9.3	8.1	7.1
Funko, Inc.	20.66	960.2	1,267.3	9.1	6.9	6.1	6.7
Arrow Electronics, Inc.	109.30	7,217.8	10,142.2	5.2	4.4	4.8	5.7
TD SYNNEX Corporation	93.00	8,937.7	13,501.0	11.2	7.2	6.7	6.1
Advantage Solutions Inc.	4.12	1,311.8	3,294.6	6.6	6.8	6.6	6.7
GameStop Corp.	140.28	10,624.8	10,206.8	NM	NM	NM	NM

			High	16.4x	9.3x	8.1x	15.3x
			Average	9.7	6.9	6.5	7.9
			Median	9.1	6.9	6.6	6.7
			Low	5.2	4.4	4.8	5.7
(1)	Financial data provided by S&P Capital IQ, Google Finance, Company Reports and ThinkEquity estimates as of 06/21/2022

(2)	Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.

Valuation Analysis

The table below summarizes the implied Enterprise Value ranges derived using valuation multiples of the selected comparable companies group (while Alliance’s fiscal year ends on June 30 and the comparable companies’ multiples are based on calendar years, the calendar year periods serve as an adequate approximation of the implied values of Alliance).

	EV/EBITDA TTM	EV/EBITDA 2022	EV/EBITDA 2023	EV/EBITDA 2024
Enterprise Value (Low)	$397,068,456	$283,551,459	$333,314,352	$394,673,812
Enterprise Value (Mean)	$737,631,016	$443,261,568	$448,155,912	$547,662,808
Enterprise Value (Median)	$687,233,866	$439,343,317	$458,525,128	$462,291,372
Enterprise Value (High)	$1,237,020,958	$589,704,646	$556,949,521	$1,053,252,376

The implied Enterprise Value based on trailing twelve months’ EBITDA ranges from a high of $1.2 billion to a low of $397 million. The median implied Enterprise Value for this same multiple and time-period equals $687 million.

For the four periods including the trailing twelve months and calendar years 2022, 2023 and 2024, the implied Enterprise Value based on EBITDA multiples ranges from a high of $1.2 billion to a low of $283 million.

The median EV/EBITDA multiples over the trailing twelve months and calendar years 2022, 2023 and 2024 imply an Enterprise Value range for Alliance from a high of $687 million and a low of $439 million.

Discounted Cash Flow (DCF) Valuation

ThinkEquity used Alliance’s projections for the fiscal years 2022 through 2024, and modeled revenue growth rate of 2.0% for fiscal years 2025 and 2026 to calculate the unlevered free cash flow for the forecast period, calculate the terminal Enterprise Value at the end of the forecast period and apply a discount rate based on Alliance’s weighted average cost of capital. Enterprise Value is determined based on the present value of the forecast period cash flows and the present value of the terminal value.

The DCF valuation model (outlined below) assumes revenue growth at a 2.7% Compounded Annual Growth Rate (CAGR) from 2021–2026, a Weighted Average Cost of Capital (WACC) of 10%, and approximate net debt of $135 million. These assumptions yield an approximate Enterprise Value of $610 million and a resulting equity value of approximately $475 million, or $9.99 per share to be issued to Alliance.

The DCF valuation model’s resulting share price relies on the discount rate used for future cash flows generated by the business. ThinkEquity’s resulting share price is based upon a 10% discount rate on future cash flows. A lower discount rate could cause our valuation to increase. ThinkEquity’s view is that a 10% discount rate reflects the risk-reward of the business model.

The unlevered free cash flow calculation starts with earnings before interest and taxes (EBIT). EBIT is adjusted for the following: Marginal tax rate of 24% of net income, Capex of $1 million annually based on historical ratios, and Depreciation & Amortization of $7.5 million annually.

EBIT is further adjusted by changes to working capital to compute unlevered cash flows. An increase in working capital is equivalent to the accumulation of assets and or reduction in liabilities and the use of cash. A decrease in working capital is a reduction in assets and or accumulation of liabilities and a source of cash.

Historical working capital to revenue ratio ranged from 2.3% to 4.6% for fiscal years 2020 through 2022. Alliance projects a working capital to revenue ratio of 2.7% and 3.4% for fiscal years 2023 and 2024, respectively. ThinkEquity has assumed the normalized working capital to revenue ratio to decline over the long term. As such, there are no increases or decreases in working capital in computing unlevered free cash flows from EBIT for fiscal years 2024 through 2026.

Discounted Cash Flow Analysis for Alliance

(USD in 000)

	Historical year ending 6/30			Projected year ending 6/30*					2021‑2026
	2019	2020	2021	2022	2023	2024	2025	2026	CAGR
Sales	746.5	775.6	1,323.6	1,400.0	1,424.0	1,450.0	1,479.0	1,508.6	2.7%
Cost of goods sold	637.9	656.5	1,140.9	1,213.0	1,227.3	1,250.0	1,276.4	1,301.9
Gross Profit	108.6	119.1	182.7	187.0	196.7	200.0	202.6	206.7	2.5%
Operating Expenses	83.6	85.9	114.1	122.6	127.1	131.2	131.6	134.3
EBITDA	25.9	33.6	68.5	64.4	69.6	69.1	72.5	73.9	1.5%
EBITDA Margin	3.5%	4.3%	5.2%	4.6%	4.9%	4.8%	4.9%	4.9%
Less: Depreciation	(6.2)	(7.1)	(5.6)	(3.2)	(4.0)	(4.1)	(4.0)	(4.0)
Less: Amortization	(7.9)	(8.7)	(6.0)	(5.2)	(3.5)	(3.5)	(3.5)	(3.5)
EBIT	11.8	17.8	56.9	56.0	62.1	61.5	65.0	66.4	3.1%
Less: Taxes	(1.7)	(0.4)	(10.9)	(10.0)	(13.3)	(14.0)	(14.2)	(14.5)
Tax-effected EBIT	10.1	17.4	46.0	46.0	48.8	47.5	50.8	51.9	2.5%
				-17.9%	-21.4%
Plus: Depreciation and amortization		15.8	11.6	8.4	7.5	7.6	7.5	7.5
Less: Capital expenditures		(1.6)	(0.7)	(0.2)	(1.0)	(1.0)	(1.0)	(1.0)
(Increase)/decrease in working capital		(18.0)	(35.3)	(34.8)	(38.0)	0.0	0.0	0.0
Unlevered Free Cash Flow		13.6	21.7	19.2	17.1	54.1	57.3	58.4	22.0%

Unlevered Free Cash Flow	19.2	17.1	54.1	57.3	58.4
Discount period	1.0	2.0	3.0	4.0	5.0
WACC	10.0%	10.0%	10.0%	10.0%	10.0%
Discount factor	0.909	0.826	0.751	0.683	0.621
Present value of each Unlevered Free Cash Flow	17.5	14.1	40.6	39.1	36.3

Perpetuity Growth Rate Method
Weighted average cost of capital:	10.0%
Net present value of free cash flow	147.6
Terminal growth rate	2.0%
Terminal value	744.9
Present value of the terminal value	462.5
Enterprise value	610.1
Less: Net debt**	(135.5)
Equity value	474.6
Shares:	47.500
Equity Value Per Share	9.99

*Company forecasts for FY 2022, 2023 and 2024

**Note: Net debt represents total debt plus noncontrolling interest plus preferred stock , less cash & short term investments.

Source: Thomson Reuters, Google Finance, Alliance’s projections, and ThinkEquity estimates.

M&A Transactions

GTCR LLC Acquires CommerceHub, Inc.

On May 21, 2018, GTCR LLC completed the acquisition of CommerceHub, Inc. (“CommerceHub”) for $22.75/share, for a purchase price of approximately $1.1 billion and an equity value of approximately $1.0 billion. The acquisition value equaled 30.4x Enterprise Value to trailing twelve months’ EBITDA. CommerceHub is a leading provider of cloud-based e-commerce fulfillment and marketing solutions for large retailers, marketplaces, consumer brands and suppliers. CommerceHub’s cloud-based software and service capabilities are tailored for specific customer business rules and processes, to more effectively fulfill consumer orders, generate consumer demand for their products and deliver their products to customers.

CommerceHub represents an analog for Alliance’s valuation because both companies offer retailers and marketplaces a solution to the evermore-demanding consumer expectations of product availability and delivery, by offering a broader selection of merchandise online, by facilitating more rapid fulfillment of orders and enabling them to capture more consumer demand. However, CommerceHub lacks the merits of a strong analog to Alliance mainly due to more than half of its revenue generated from fees charged to retailers and suppliers based on the volume of consumer orders processed using the cloud-based CommerceHub software platform and only approximately one third of its revenue being attributable to subscription fees charged to retailers and suppliers for the use of drop-shipping solutions.

HNA Technology Co., Ltd. Acquires Ingram Micro Inc.

On December 5, 2016, Tianjin Tianhai Investment Co., Ltd. (n/k/a HNA Technology Co., Ltd.) (“HNA Technology”) completed the acquisition of Ingram Micro Inc. (“Ingram Micro”) for approximately $6.6 billion with an equity value of approximately $6.0 billion, valuing the company at 8.5x Enterprise Value to trailing twelve months’ EBITDA. As a result, Ingram Micro transitioned from an NYSE listed company to become an operating subsidiary under HNA Technology. Ingram Micro delivers a full spectrum of global technology and supply chain services to businesses by selling technology products and services to resellers, providing end-to-end mobile device lifecycle capabilities and creating value through portfolio management, credit management, channel development and personalized marketing.

Ingram Micro serves as an analog for Alliance given its “one-stop-shop” capabilities for its customers, the breadth of product and solutions offerings and its extensive global coverage. However, unlike Alliance, Ingram Micro is focused in the technology industry with a customer base of the world’s leading mobility companies and a suite of products that it distributes including computer hardware, mobility hardware, networking equipment, and software.

Platinum Equity, LLC Acquires Ingram Micro Inc. from HNA Technology

On July 7, 2021, Platinum Equity, LLC (“Platinum”) completed the acquisition of Ingram Micro Inc. from HNA Technology for approximately $6.9 billion with an equity value of approximately $5.9 billion, valuing the company at 5.7x Enterprise Value to trailing twelve months’ EBITDA.

We note that as a public company in 2016, Ingram Micro was acquired at a trailing twelve months’ EV/EBITDA multiple in line with the current median of our comparable public companies group at 8.5x compared to 9.0x.

Stockholders are urged to review the section entitled “Risk Factors” beginning on page 42 of this proxy statement/prospectus for a description of risk factors, including the risk factors relating to the Business Combination. Stockholders of Adara should also read the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 39 of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the Projections.

Adara also advised ThinkEquity and ThinkEquity has with Adara’s consent assumed that the Projections constitute Alliance’s financial projections for the periods indicated and were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Alliance with respect to the future financial performance of Alliance, and that such information provides a reasonable basis upon which to analyze and evaluate Alliance and form an opinion. ThinkEquity expresses no view with respect to the Projections or methodologies or the assumptions on which they are based. In that regard, ThinkEquity has assumed, with Adara’s consent, that the revenue, EBITDA and net income targets shall be achieved at the amounts and at the times contemplated. Neither Adara nor Alliance provided ThinkEquity with any projections of future financial performance or operating results to review in connection with our preparation of the fairness opinion, other than the Projections.

The issuance of ThinkEquity’s fairness opinion was reviewed and approved by a fairness opinion committee of ThinkEquity.

Under the terms of its engagement letter, between ThinkEquity and Adara, ThinkEquity was paid a cash fee equal to $300,000. Additionally, Adara has agreed to reimburse ThinkEquity for its reasonable out-of-pocket expenses in an amount up to $150,000, including, but not limited to, the reasonable fees and disbursements of ThinkEquity’s legal counsel and has agreed to indemnify ThinkEquity against certain liabilities. The terms of the fee arrangement with ThinkEquity, which are customary in transactions of this nature, were negotiated at arm’s length between Adara and ThinkEquity, and the Adara board of directors was aware of the arrangement. Furthermore, Adara agreed to pay ThinkEquity an advisory fee for the advisory services in an amount equal to 3.5% of the net funds from Adara’s Trust Account after investor redemptions, which fee shall be due and payable in immediately available funds on the day of closing of the Business Combination.

The underwriters of the Adara IPO received aggregate underwriting fees of $1,000,000 and ThinkEquity and its designees (i) were issued warrants to purchase 50,000 shares of Adara Common Stock and (ii) purchased 50,000 shares of Adara Class B Common Stock, which will automatically convert into Adara Common Stock upon the consummation of the Business Combination. In addition, in connection with the IPO, Adara granted to ThinkEquity a right of first refusal to act as, on an equal basis, (i) exclusive financial advisors in connection with any proposed business combination, and (ii) exclusive investment bankers, exclusive book-runners, exclusive financial advisors, exclusive underwriters and/or exclusive placement agents, at ThinkEquity’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period, of Adara or any successor to Adara or any of Adara subsidiaries, on terms agreed to by both Adara and ThinkEquity in good faith. ThinkEquity has not previously performed any other services for Adara or Alliance’s officers and directors. However, ThinkEquity served as (i) representative of the underwriters for several public offerings of cbdMD, Inc., for which the underwriters received aggregate underwriting compensation of approximately $5.8 million, warrants to purchase an aggregate of 918,958 shares of cbdMD, Inc.’s common stock and reimbursement of approximately $562,000 of expenses in connection with such offerings and (ii) financial advisor in connection with the delivery of a fairness opinion to cbdMD, Inc., for which ThinkEquity received an advisory fee of $100,000 and reimbursement of approximately $3,000 of expenses. Martin Sumichrast, our former Chief Executive Officer, was Chairman and CEO of cbdMD, Inc. at such time, and Paul Porter, our Chief Financial Officer, has served as outside counsel to cbdMD, Inc.

Interests of Adara’s Directors and Officers in the Business Combination

When you consider the recommendation of Adara’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that certain of Adara’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder or warrant holder. These interests include, among other things:

●	the beneficial ownership of Adara’s board of directors and officers and their affiliates of an aggregate of 2,870,000 shares of Adara Class B Common Stock and 9,920,000 Adara Warrants, which shares and warrants would become worthless if Adara does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $[·] million based on the closing prices of Adara Common Stock and warrants of $[·] and $[·], respectively on the NYSE American on [·], 2022, the Record Date, giving effect to the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor. Based on such market values, Adara’s board of directors and officers will have an unrealized gain of approximately $[·] million on their Adara securities;
●	The repayment of up to an aggregate of $500,000 of loans made by certain directors and their affiliates to the extent such outstanding amounts exceed the amount not required to be returned in the Trust Account, unless a business combination is consummated;
●	Adara’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Adara’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;
●	the anticipated continuation of Tom Finke and W. Tom Donaldson III as directors of the Combined Company following the Closing;

●	the fact that the Adara Initial Stockholders who hold Initial Stockholders Shares who purchased Private Warrants may experience a positive rate of return on their investment, even if the Public Stockholders experience a negative rate of return on their investment; and
●	the continued indemnification of current directors and officers of Adara following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, Adara’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Adara Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Adara Initial Stockholders or Adara’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Adara Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Adara’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Adara for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Adara and Alliance are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting Adara will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the stockholders of Alliance are expected to have a majority of the voting power of the Combined Company, Alliance will comprise all of the ongoing operations of the Combined Company, Alliance will comprise a majority of the governing body of the Combined Company, and Alliance’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Alliance issuing shares for the net assets of Adara, accompanied by a recapitalization. The net assets of Adara will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Alliance.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached hereto as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Adara, Alliance or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Adara and Merger Sub, on the one hand, and Alliance, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Adara and Alliance do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Adara or Alliance, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Adara, Merger Sub and Alliance and are modified by the disclosure schedules. The Disclosure Schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.

General

On June 22, 2022, Adara, Merger Sub and Alliance entered into the Business Combination Agreement, pursuant to which Adara and Alliance will enter into the Business Combination, including the Merger. The terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of Adara, Merger Sub, Alliance or the holders of any of Alliance’s securities:

●	Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and
●	No certificates or scrip or shares representing fractional shares of Combined Company Common Stock shall be issued upon the exchange of Alliance Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Adara or a holder of shares of Combined Company Common Stock. In lieu of any fractional share of Combined Company Common Stock to which each holder of Alliance Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Combined Company Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Contingent Consideration Shares

At the Closing, the Company will also issue to the Alliance Shareholders the Contingent Consideration Shares which shall be placed into the Contingent Consideration Shares Escrow Account pursuant to the Contingent Consideration Shares Agreement and shall not be released from escrow unless and until they are earned as a result of the occurrence of the applicable Triggering Event as follows: 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event 1; 20,000,000

Contingent Consideration Shares will be earned upon the occurrence of Triggering Event II; and 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event III.

Upon the occurrence of a Triggering Event, the Contingent Consideration Shares released from the Contingent Condition Shares Escrow shall automatically convert into an equal number of shares of Combined Company Common Stock.

In the event that a Triggering Event does not occur during the respective Triggering Event Period, the Contingent Consideration Shares issuable upon the occurrence of the respective Triggering Event shall be forfeited to the Combined Company for cancellation.

Under the Contingent Consideration Escrow Agreement, each Alliance Stockholder owning Contingent Consideration Shares will have all rights with respect to the Contingent Consideration Shares attributable to ownership of such Combined Company Class E Common Stock except (1) the right of possession thereof, (2) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein, and (3) the right to be paid dividends with respect to such shares (other than non-taxable stock dividends, which shall remain in and become part of the Contingent Consideration Shares). Additionally, the Alliance Stockholders will have the right to vote such Contingent Consideration Shares, provided that during the escrow period they have contractually agreed to vote their shares of Combined Company Class E Common Stock in the same manner and proportion as the Combined Company Common Stock votes.

Closing; Effective Time

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties and will be effective as of the Effective Time. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.

The Effective Time shall occur as promptly as practicable but in no event later than three business days after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing).

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Adara, Merger Sub and Alliance relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by Alliance to Adara and Merger Sub relating to a number of matters, including the following:

●	organization and qualification; subsidiaries;
●	certificate of incorporation and bylaws;
●	capitalization;
●	authority relative to the Business Combination Agreement;
●	no conflict; required filings and consents;
●	permits; compliance;
●	financial statements;

●	absence of certain changes or events;
●	absence of litigation;
●	employee benefit plans;
●	labor and employment matters;
●	real property; title to assets;
●	intellectual property;
●	taxes;
●	environmental matters;
●	material contracts;
●	insurance;
●	board approval, vote required;
●	customers and suppliers;
●	certain business practices;
●	interested party transactions;
●	Exchange Act;
●	brokers; and
●	exclusivity of the representations and warranties made by Alliance.

The Business Combination Agreement contains representations and warranties made by Adara and Merger Sub to Alliance relating to a number of matters, including the following:

●	corporate organization;
●	organizational documents;
●	capitalization;
●	authority relative to the Business Combination Agreement;
●	no conflict; required filings and consents;
●	compliance;
●	SEC filings; financial statements; Sarbanes-Oxley Act;
●	absence of certain changes or events;
●	absence of litigation;

●	board approval; vote required;
●	no prior operations of Merger Sub;
●	brokers;
●	Adara Trust Account;
●	employees;
●	taxes; and
●	the listing of Combined Company Common Stock, Adara Warrants and Adara Units.

Conduct of Business Pending the Merger

Alliance has agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will, and cause its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice. Alliance has also agreed to and cause its subsidiaries to use their best efforts to preserve substantially intact their current business organization, keep available the services of their current officers, key employees, and consultants, and preserve the existing relations with their customers, suppliers, and any other significant business relations.

In addition to the general covenants above, Alliance has agreed that during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it and its subsidiaries will not, directly or indirectly, without the prior written consent of Adara (which may not be unreasonably conditioned, withheld or delayed):

●	amend or otherwise change the organizational documents of Alliance or its subsidiaries;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Alliance or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Alliance or its subsidiaries, provided that the consent of Adara shall not be required with respect to the issuance or sale of any class of capital stock of Alliance or its subsidiaries or (B) any material assets of any Alliance or its subsidiaries;
●	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
●	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
●	(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $5,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than indebtedness incurred under the Credit Facility;

●	(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Alliance or its subsidiaries (or their respective beneficiaries or dependents) as of the date of the Business Combination Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that Alliance and its subsidiaries may (1) increase base compensation of current directors, officers, employees or consultants as provided for in the Business Combination Agreement or Business Combination documents, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents, (3) change the title of its employees in the ordinary course of business consistent with past practice, (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents and (5) pay IC-DISC commissions payable to My WorldWide Marketplace;
●	other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected in the Business Combination Agreement or Business Combination documents or that Alliance or its subsidiaries are not prohibited from entering into after the date of the Business Combination Agreement, grant any severance or termination pay to, any director or officer of Alliance or its subsidiaries;
●	adopt, amend and/or terminate any material plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;
●	(A) amend any material tax return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes
●	materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Alliance’s material rights thereunder, in each case in a manner that is adverse to Alliance or its subsidiaries, except in the ordinary course of business;
●	enter into any contract, agreement or arrangement that obligates Alliance or its subsidiaries to develop any intellectual property related to the business of Alliance or its subsidiaries or their products, other than where the results of Alliance or its subsidiaries’ performance would be intellectual property owned by Alliance or its subsidiaries;
●	intentionally permit any material item of intellectual property owned by Alliance or its subsidiaries to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by Alliance and its subsidiaries;
●	fail to satisfy the obligations under any lease or material contract; or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Adara has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will conduct ordinary course of operations of Adara and Merger Sub in a manner consistent with past practice. In addition, Adara has agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will not, and will cause Merger Sub not to, directly or indirectly, without the prior written consent of Alliance (which may not be unreasonably withheld, conditioned or delayed):

●	amend or otherwise change the organizational documents of Adara or Merger Sub, or form any subsidiary of Adara other than Merger Sub;

●	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the Adara organizational documents;
●	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Adara Common Stock or Adara Warrants except for redemptions from the Trust Account that are required pursuant to the Adara organizational documents;
●	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Adara or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Adara or Merger Sub, and in connection with a loan from certain of Adara’s officers and directors to finance Adara’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;
●	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
●	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Adara, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Adara’s officers and directors to finance Adara’s transaction costs in connection with the transactions contemplated by the Business Combination Agreement;
●	make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;
●	(A) amend any material tax return, (B) change any material method of tax accounting, (C) make, change or rescind any material election relating to taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;
●	liquidate, dissolve, reorganize or otherwise wind up the business and operations of Adara or Merger Sub;
●	amend the Trust Agreement or any other agreement related to the Trust Account; or
●	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

In connection with the Closing, the Sponsor agreed to forfeit between 875,000 and 1,375,000 Initial Stockholder Shares at the Closing, the exact number to be determined by Alliance. Upon the Closing, the Adara Initial Stockholders and certain stockholders of Alliance will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with regards to any shares of Combined Company Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Combined Company Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Combined Company Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period (as defined in the Lock-Up Agreement and Adara Insider Agreements) shall terminate six months after the Closing.

The Lock-up Shares consist of the 2,000,000 shares of Combined Company Common Stock held by the Adara Initial Stockholders assuming 875,000 Initial Stockholder Shares are forfeited (1,500,000 shares of Combined Company Common Stock, Stock if all 1,375,000 Initial Stockholder Shares subject to forfeiture are forfeited) and 47,500,000 shares of Combined Company Common Stock and 60,000,000 Contingent Consideration Shares (and the shares of Combined Company Common Stock issuable upon conversion of the Contingent Consideration Shares) to be issued to the Alliance Stockholders.

In connection with the Closing, that certain registration rights agreement dated February 2, 2021 will be amended and restated and Adara, the Adara Initial Stockholders and certain persons and entities receiving Combined Company Common Stock pursuant to the Business Combination (the “New Holders” and together with the Initial Stockholders, the “Reg Rights Holders”) shall enter into that amended and restated registration rights agreement, a form of which is attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Adara will agree that, no later than 30 calendar days after the Closing, Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Combined Company that it will “review” the Resale Registration Statement) following the closing of the Business Combination and (ii) the tenth business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. In certain circumstances, the Initial Stockholders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

Sponsor Support Agreement

On June 22, 2022, Adara, Alliance and the Founders entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Adara Initial Stockholders agreed to vote all of their shares of Adara Common Stock in favor of the approval and adoption of the Stockholder Proposals. Additionally, such Adara Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Adara Common Stock and Adara Class B Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Business Combination.

Proxy Statement/Prospectus

As promptly as practicable after the execution of the Business Combination Agreement, Adara, with the assistance of Alliance, as reasonably requested by Adara, agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Adara relating the special meeting of Adara’s stockholders to be held to consider approval and adoption of the Stockholder Proposals.

Adara’s Stockholders’ Meetings; Merger Sub Stockholder’s Approval; Alliance’s Stockholders’ Written Consent

Adara has agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC for the purpose of voting solely upon the Stockholder Proposals, and Adara shall use its reasonable best efforts to hold the special meeting of stockholders as soon as practicable following the clearance of this proxy statement/prospectus by the SEC; provided, that Adara may postpone or adjourn the special meeting of stockholders on one or more occasions for up to 30 days in the aggregate upon the good faith determination by Adara’s board of directors that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Stockholder Proposals or otherwise take actions consistent with Adara’s obligations pursuant to the Business Combination Agreement. Adara has agreed, through Adara’s board of directors, to recommend to its stockholders that they approve the Stockholder Proposals contained in this proxy statement/prospectus and shall include the recommendation of Adara’s board of directors in this proxy statement/prospectus.

Alliance has agreed to seek the Written Consent and deliver it to Adara within as soon as reasonably practicable and in any event within 48 hours after this registration statement of which this proxy statement/prospectus forms a part. In the event Alliance determines that it cannot obtain the Written Consent, Alliance has agreed to call and hold a meeting of its Stockholders for the purpose of voting solely upon the adoption of the Business Combination Agreement, the Merger and the transactions contemplated by the Business Combination Agreement.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement Alliance shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Adara, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of Alliance, recapitalization or similar transaction, in each case other than (i) the Business Combination, or (ii) any issue of shares of Alliance Preferred Stock, Alliance Common Stock or any Alliance Interim Period Convertible Notes or other indebtedness convertible into or securities exercisable for any such Alliance Preferred Stock, Alliance Common Stock permitted without the consent of Adara in accordance with the Business Combination Agreement, (an “Alliance Business Combination Proposal”). In addition, Alliance shall, and shall cause its affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Alliance Business Combination Proposal.

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, Adara shall not, nor shall Adara permit any of its controlled affiliates or representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Alliance, its stockholders and/or any of their affiliates or representatives), concerning any merger, purchase of ownership interests or assets of Adara, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Adara’s organizational documents), in each case, other than the Business Combination (a “Adara Business Combination Proposal”). In addition, Adara shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Adara Business Combination Proposal.

Stock Exchange Listing

Adara will use its reasonable best efforts to cause the Combined Company Common Stock to be approved for listing on NYSE American at the Closing. During the Interim Period, Adara shall use its reasonable best efforts to keep the Adara Common Stock and Adara Warrants listed for trading on NYSE American.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

●	Alliance and Adara providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;
●	Certain employee benefit matters including the establishment of an equity incentive award plan, to be effective after the Closing;
●	Director and officer indemnification;
●	Prompt notification of certain matters;
●	Public announcement relating the Business Combination;
●	Agreement relating to the intended tax treatment of the Business Combination;
●	Cooperation regarding any filings required under the HSR Act;
●	Adara and Merger Sub name change; and
●	Adara making disbursements from the Trust Account.

Conditions to Closing

Mutual

The obligations of Alliance, Adara and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

●	The Alliance Requisite Approval in favor of the adoption of the Business Combination Agreement and the Merger and all other transactions contemplated by the Business Combination Agreement, shall have been obtained;
●	The Stockholder Proposals shall have been approved and adopted by the requisite affirmative vote of Adara’s stockholders in accordance with the proxy statement/prospectus, the DGCL, the Adara organizational documents and the rules and regulations of NYSE American;
●	The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Merger, illegal or otherwise prohibiting consummation of the Business Combination, including the Merger;
●	All required filings under the HSR Act shall have been completed and any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated; and
●	The listing of shares of Combined Company Common Stock on the NYSE American, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Adara and Merger Sub

The obligations of Adara and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

●	Certain of the representations and warranties of Alliance contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Alliance contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Alliance, Adara, Merger Sub or any of their respective affiliates. The other representations and warranties of Alliance contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

●	Alliance shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Alliance shall have delivered to Adara a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	No Company Material Adverse Effect shall have occurred during the Interim Period;
●	Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Alliance’s board of directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;
●	All parties to the Registration Rights Agreement (other than Adara and the Adara Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Adara copies of the Registration Rights Agreement duly executed by all such parties;
●	The Alliance stockholders shall have delivered, or cause to be delivered, to Adara copies of the Lock-up Agreements duly executed by all such parties;
●	All parties to the employment agreement (other than Adara) shall have delivered, or cause to be delivered, to Adara, copies of the employment agreements duly executed by such parties;
●	On or prior to the Closing, Alliance shall have delivered to Adara in a form reasonably acceptable to Adara, dated as of the Closing Date, a properly executed certification that shares of Alliance are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Adara with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;
●	Each Alliance stockholder shall have delivered to Adara a duly executed Internal Revenue Service Form W-9 (or an appropriate Internal Revenue Service Form W-8, as applicable); and
●	Alliance shall have delivered to Adara the PCAOB Audited Financials.

Alliance

The obligations of Alliance to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

●	Certain of the representations and warranties of Adara and Merger Sub contained in the sections titled (a) “Corporate Organization,” (b) “Capitalization,” (c) “Authority Relative to the Business Combination Agreement” and (d) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Adara and Merger Sub contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Alliance, Adara, Merger Sub or any of their respective affiliates. The other representations and warranties of Adara and Merger Sub contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Adara Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the

Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Adara Material Adverse Effect;
●	Adara and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;
●	Adara shall have delivered to Alliance a customary officer’s certificate (signed by the President of Adara), dated the date of the Closing, certifying as to the satisfaction of certain conditions;
●	No Adara Material Adverse Effect shall have occurred during the Interim Period;
●	Adara shall have delivered or caused to be delivered a copy of the Registration Rights Agreements duly executed by Adara and the Adara Initial Stockholders party thereto;
●	Adara shall have delivered or caused to be delivered a copy of the Adara Insider Agreement duly executed by Adara and the Adara Initial Stockholders party thereto; and
●	Adara shall have made all necessary and appropriate arrangements with the trustee to have all of the funds from the Trust Account disbursed to Adara immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Adara in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of Adara’s fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination;
●	Adara shall, as of immediately following the Closing, have at least $5,000,001 of net tangible assets as determined in accordance with Rule 3a51(a)(i) of the Exchange Act; and
●	As of the Closing and after distribution of the Trust Account, deducting all amounts to be paid pursuant to the exercise of redemption rights, Adara shall have cash on hand equal to or in excess of $15,000,000 (for the avoidance of doubt, such cash shall be determined prior to the payment of any transaction fees, costs and expenses paid or required to be paid by Adara prior to Closing and the payment of such fees, costs and expenses shall be paid or payable out of such cash on hand).

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by Adara’s Stockholders, respectively, as follows:

●	By mutual written consent of Adara and Alliance;
●	By Adara or Alliance, if (i) the Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated pursuant to this provision by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Merger on or prior to the Outside Date, and, in the event that any law is enacted after the execution of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination transactions, including the Merger; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by Adara’s stockholders;
●	By Alliance if there is a Terminating Adara Breach; provided that Alliance has not waived such Terminating Adara Breach and Alliance is not then in material breach of its representations, warranties, covenants or agreements in the Business

Combination Agreement; provided, however, that, if such Terminating Adara Breach is curable by Adara and Merger Sub, Alliance may not terminate the Business Combination Agreement under this section for so long as Adara and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Alliance to Adara;
●	By Adara if (i) Alliance has failed to deliver the requisite approval of Alliance’s stockholders of the adoption of the Merger to Adara within ten business days of the Registration Statement becoming effective; or (ii) there is a Terminating Alliance Breach; provided that Adara has not waived such Terminating Alliance Breach and Adara and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Alliance Breach is curable by Alliance, Adara may not terminate the Business Combination Agreement under this provision for so long as Alliance continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Adara to Alliance.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Business Combination transactions shall be paid by the party incurring such expenses, whether or not the Business Combination transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Adara Common Stock and Adara Class B Common Stock entitled to vote thereon at the special meeting, voting together as a single class. Failure to vote by proxy or to vote online at the virtual special meeting, an abstention from voting or a broker non-vote will have the same effect as a the vote against the Business Combination Proposal.

The adoption of the Business Combination Proposal is conditioned on the approval of each of the Charter Proposals, the Equity Incentive Plan Proposal, and the NYSE American Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE American Proposal at the special meeting.

Recommendation of Adara’s Board of Directors

ADARA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Registration Rights Agreement

In connection with the Closing, the Reg Rights Holders will enter into Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Adara will agree that, within 30 calendar days after the closing of the Business Combination, Adara will file with the SEC (at Adara’s sole cost and expense) the Resale Registration Statement, and Adara shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Combined Company that it will “review” the Resale Registration Statement) following the closing of the Business Combination and (ii) the tenth business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. In certain circumstances, the New Holders can demand up to three underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

Adara Insider Agreement and Lock-Up Agreements

In connection with the Closing, the Adara Initial Stockholders and certain stockholders of Alliance will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate 180 days after the Closing.

Stockholder Support Agreement

On June 22, 2022, Alliance and certain stockholders of Alliance entered into the Stockholder Support Agreement pursuant to which such stockholders agreed to vote all of their shares of Alliance Common Stock and Alliance Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such stockholders have agreed, among other things, not to (a) transfer any of their shares of Alliance Common Stock and Alliance Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Sponsor Support Agreement

On June 22, 2022, Adara, Alliance and the Adara Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Adara Initial Stockholders agreed to vote all of their shares of Adara Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Adara Common Stock or Adara Initial Stockholder Shares (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND

THE BUSINESS COMBINATION

The following is a discussion of certain U.S. federal income tax consequences for (i) holders of Adara Common Stock that elect to have their Adara Common Stock redeemed for cash if the Business Combination is completed, and (ii) solely to the extent specifically set forth herein, the exchange of Alliance Common Stock for Adara Common Stock and Contingent Consideration Shares by holders of Alliance Common Stock in the Business Combination. This discussion applies only to shares of Adara Common Stock or Alliance Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of Adara Common Stock, the discussion is applicable only to holders who purchased Adara Common Stock in the IPO. Holders of Alliance Common Stock should consult their own tax advisors concerning the U.S. federal, state, local, foreign, and other tax consequences of the Business Combination.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons subject to the alternative minimum tax;
●	persons holding Adara Common Stock or Alliance Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;
●	banks, insurance companies and other financial institutions;
●	brokers, dealers or traders in securities;
●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	persons that acquired Adara Common Stock or Alliance Common Stock through the exercise of an option or otherwise as compensation;
●	persons that actually or constructively own 5% or more of Adara Common Stock or Alliance Common Stock by vote or value;
●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
●	tax-exempt organizations or governmental organizations;
●	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	mutual funds, regulated investment companies (RICs) or real estate investment trusts (REITs);
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Adara Common Stock, Contingent Consideration Shares, or Alliance Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or
●	an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Adara Common Stock, Contingent Consideration Shares, or Alliance Common Stock who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain U.S. Federal Income Tax Considerations of the Redemption to the Holders of Adara Common Stock

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of Adara Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Adara has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Holders of Adara Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Adara Common Stock as described in this section.

U.S. Holders

Redemption of Adara Common Stock.  In the event that a U.S. holder’s Adara Common Stock is redeemed pursuant to the redemption provisions described in the section titled “The Special Meeting of Adara’s Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Adara Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Adara Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Adara Common Stock” below. If the redemption does not qualify as a sale of the Adara Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Adara’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Adara’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Adara’s shares outstanding both before and after the redemption. The redemption of Adara Common Stock generally will be treated as a sale of the Adara Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by such holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Adara Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Adara stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Adara’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Adara Common Stock must, among other requirements, be (i) less than 80% of the percentage of Adara’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Adara Common Stock and the shares of Adara Common Stock to be issued pursuant to the Business Combination), and (ii) less than 50% of Adara’s total combined voting power. There will be a complete termination of a U.S. holder’s interest in Adara if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Adara Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Adara. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Adara will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Adara Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Adara Common Stock.  If the redemption qualifies as a sale of Adara Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Adara Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received, and a U.S. holder’s adjusted tax basis in its Adara Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Adara Common Stock so disposed of exceeds one year. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). It is unclear, however, whether the redemption rights with respect to the Adara Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.  If the redemption does not qualify as a sale of Adara Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Adara Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Adara Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Adara Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of Adara Common Stock) Adara pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Adara Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Adara pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Adara Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.  In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Adara Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Adara Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Medicare Tax on Net Investment Income

Non-corporate U.S. holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their “net investment income” (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, the Adara Common Stock). Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of the Adara Common Stock.

Non-U.S. Holders

Redemption of Adara Common Stock.  The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Adara Common Stock pursuant to the redemption provisions described in the section titled “The Special Meeting of Adara’s Stockholders — Redemption Rights” generally will be as described below under “— Non-U.S. Holders — Gain on Redemption Treated as a Sale of Adara Common Stock” and “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Adara Common Stock.  A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Adara Common Stock, unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Adara Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. holders. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Adara Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Adara Common Stock (Adara would be treated as a buyer with respect to a redemption of Adara Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Adara believes that it is not and has not been at any time since our formation, a United States real property holding corporation and Adara does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Redemption Treated as a Distribution.  If the redemption does not qualify as a sale of Adara Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Adara’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Adara’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Adara Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Adara Common Stock and will be treated as described under “— Non-U.S. Holders — Gain on Redemption Treated as a Sale of Adara Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.  Payments of dividends (including constructive dividends received pursuant to a redemption of Adara Common Stock) on Adara Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person, and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Adara Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Adara Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Adara Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Adara Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of Adara Common Stock on or after January 1, 2019, proposed Treasury regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Adara Common Stock.

HOLDERS CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

The following discussion with respect to the material U.S. federal income tax consequences of the Business Combination to holders of Adara securities does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Adara nor Alliance has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding the tax characterization of the Business Combination discussed below.

Characterization of the Business Combination

Each of Adara, Merger Sub, and Alliance intend, that, for U.S. federal income tax purposes, the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, many requirements must be satisfied in order for the Business Combination to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations. There is a lack of guidance from the IRS as to the applicability of the “reorganization” provisions of the Code to transactions where a blank check company is a party. Accordingly, it is possible that the IRS or other tax authority will assert that the Business Combination is not treated as a reorganization under Section 368(a) of the Code. In addition, the closing of the Business Combination is not conditioned on its so qualifying, nor is it conditioned on our receipt of a tax opinion that it so qualifies.

In the Business Combination Agreement, each of Adara, Merger Sub, and Alliance agrees to use its respective reasonable best efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take, any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying as a reorganization within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of Adara, Merger Sub, and Alliance agrees, except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, to not take any position or action inconsistent with the intended tax treatment (whether in audits, tax returns or otherwise). Consistent with the Business Combination Agreement, Alliance intends to file its tax returns consistent with the Business Combination being treated as a reorganization pursuant to Section 368(a) of the Code. However, no representation is being made herein or in the Business Combination Agreement that the Business Combination is tax-free (whether pursuant to Section 368(a) of the Code or otherwise) to any party.

Pursuant to the Business Combination Agreement and Contingent Consideration Shares Agreement, the Company will issue the Contingent Consideration Shares at the Closing to holders of Alliance Common Stock and place such shares into the Contingent Consideration Shares Escrow. Pursuant to the Business Combination Agreement, the parties intend that the Contingent Consideration Shares are to be treated as stock issued to holders of Alliance Common Stock in exchange for Alliance Common Stock in connection with the reorganization under Section 354 of the Code and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. No assurance can be given that the IRS will not assert, or that a court would not sustain, the position that a portion of any Contingent Consideration Shares a holder of Alliance Common Stock receives pursuant to the Business Combination may be imputed interest taxable as ordinary income. If the Contingent Consideration Shares are not treated as issued to holders of Alliance Common Stock at the Closing, a portion of Contingent Consideration Shares released from the Contingent Consideration Shares Escrow upon the occurrence of a Triggering Event six months or more after the Closing will be taxable upon receipt as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. A holder’s basis in any such Contingent Consideration Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt, and the holder’s holding period in such Contingent Consideration Shares will begin on the day following the date of receipt. In addition, a Non-U.S. holder of Alliance Common Stock may be subject to U.S. federal income tax (and withholding with respect thereto) for any Contingent Consideration Shares treated as imputed interest. The remainder of this discussion assumes that the Contingent Consideration Shares will not be treated as imputed interest. Holders of Alliance Common Stock should consult, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them of receipt of the Contingent Consideration Shares.

Consequences of the Business Combination to Holders of Adara Common Stock

With respect to holders of Adara Common Stock prior to the Business Combination, such holders of Adara Common Stock who do not exercise their redemption rights will retain their Adara Common Stock, will not receive any consideration in the Business Combination and will not receive any additional shares of Adara Common Stock in the Business Combination. As a result, there will be no material U.S. federal income tax consequences to the current holders of Adara Common Stock as a result of the Business Combination, regardless of whether or not the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Consequences of the Business Combination to Holders of Alliance Common Stock

With respect to holders of Alliance Common Stock who exchange their Alliance Common Stock for Adara Common Stock and Contingent Consideration Shares pursuant to the Business Combination, the U.S. federal income tax consequences of the Business Combination generally will depend upon whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368 of the Code. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of shares of Alliance Common Stock is urged to consult its tax advisor with respect to the particular tax consequences of the Business Combination to such holder.

Consequences to Holders of Alliance Common Stock if the Business Combination Qualifies as a Reorganization

If the Business Combination qualifies as a reorganization, holders of Alliance Common Stock generally should not recognize gain or loss for U.S. federal income tax purposes on the exchange of Alliance Common Stock for Adara Common Stock and Contingent Consideration Shares pursuant to the Business Combination. In that case, the aggregate adjusted tax basis of a holder in the Adara Common Stock and Contingent Consideration Shares received in the Business Combination generally should equal the aggregate adjusted tax basis of Alliance Common Stock surrendered in exchange therefor, and the holder’s holding period for the Adara Common Stock and Contingent Consideration Shares received in the exchange by such holder should include the holding period for the Alliance Common Stock surrendered in the exchange that were held by such holder.

Holders who hold different blocks of shares of Alliance Common Stock (generally, purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to holders who hold different blocks of stock.

Each U.S. holder of Alliance Common Stock who receives shares of Adara Common Stock and Contingent Consideration Shares in the Business Combination is generally required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, certain information reporting requirements may apply to U.S. holders of Alliance Common Stock who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of Alliance, or Alliance “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million.

Consequences to Holders of Alliance Common Stock if the Business Combination does not Qualify as a Reorganization

U.S. Holders

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder of Alliance Common Stock would recognize gain or loss upon the exchange of the holder’s shares of Alliance Common Stock for shares of Adara Common Stock and Contingent Consideration Shares equal to the difference between the fair market value, at the time of the exchange, of the Adara Common Stock and the fair market value, at the time of the exchange, the Contingent Consideration Shares received by such holder in the Business Combination (including any cash or property other than Adara Common Stock and Contingent Consideration Shares received in the Business Combination) and such U.S. holder’s tax basis in the shares of Alliance Common Stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the Alliance Common Stock was held for more than one year at the time of the Business Combination. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate (up to a maximum rate of 20%). In addition, the aggregate tax basis of the shares of Adara Common Stock and Contingent Consideration Shares received in the Business Combination by a U.S. holder of Alliance Common Stock would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Adara Common Stock and Contingent Consideration Shares would commence the day after the closing of the Business Combination. Under current law, the deductibility of capital losses is subject to limitations.

Non-U.S. Holders

If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, Non-U.S. holders of Alliance will not be subject to U.S. federal income tax in connection with the Business Combination except to the extent described below.

If gain recognized upon the exchange of the Non-U.S. holder’s shares of Alliance Common Stock for shares of Adara Common Stock and Contingent Consideration Shares is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), such gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. holders. A Non-U.S. holder of Alliance Common Stock that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. In addition, if a Non-U.S. holder of Alliance Common Stock is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met, gain recognized by such holder with respect to such holder’s Alliance Common Stock as a result of the Business Combination will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder of Alliance Common Stock (even though the individual is not considered a resident of the United States), provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Finally, if Alliance is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Alliance Common Stock, any gain recognized by such holder with respect to such holder’s Alliance Common Stock as a result of the Business Combination would generally be subject to tax at applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Alliance believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither Alliance nor Adara expects to be a United States real property holding corporation immediately after the Business Combination is completed.

HOLDERS OF ALLIANCE COMMON STOCK SHOULD CONSULT, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

PROPOSAL NO. 2 —  THE CHARTER PROPOSALS

Overview

Our stockholders are being asked to adopt the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Adara board of directors, is necessary to adequately address the needs of Combined Company.

The following is a summary of the key amendments effected by the Proposed Certificate of Incorporation, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B:

●	Changing the Name — Changing Adara’s name to “Alliance Entertainment Holding Corporation”;
●	Changes to Authorized Capital Stock — the Existing Certificate of Incorporation authorizes the issuance of 111,000,000 total shares, consisting of (a) 110,000,000 shares of common stock, of which (i) 100,000,000 shares were Class A common stock, and (ii) 10,000,000 shares were Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Certificate of Incorporation will authorize the issuance of 551,000,000 total shares, consisting of (a) 490,000,000 shares of Class A common stock, (b) 60,000,000 of Class E common stock and (c) 1,000,000 shares of preferred stock, and eliminate the Class B common stock and any rights of holders thereof;
●	Required Vote to Amend the Certificate of Incorporation — require an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Certificate of Incorporation;
●	Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws;
●	Classified Board — divide the Combined Company’s board of directors into three classes with only one class of directors being elected each year and each class (except for those directors appointed prior to the first annual meeting of shareholders) serving a three-year term.
●	Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66-2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors; and
●	Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements that will no longer be relevant following the Business Combination.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The Adara board of directors’ reasons for proposing each of these amendments to the Existing Certificate of Incorporation is set forth below.

Name Change

Changing the post-combination corporate name from “Adara Acquisition Corp.” to “Alliance Entertainment Holding Corporation” is desirable to reflect the Business Combination and to align the name of the combined entity with the existing operating business of Alliance.

Elimination of Class B Common Stock

The elimination of the rights and privileges of the Adara Class B Common Stock is desirable because all shares of Adara Class B Common Stock will be exchanged for Class A Common Stock upon the closing of the Business Combination.

Creation of Class E Common Stock

The creation of the Class E common stock is desirable in order to effect the transactions contemplated by the Business Combination.

Changes to Authorized Capital Stock

Our Existing Certificate of Incorporation authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Class A common stock, and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Certificate of Incorporation provides that Adara will be authorized to issue 551,000,000 shares, consisting of (i) 490,000,000 shares of Class A common stock, (b) 60,000,000 shares of Class E common stock, and (c) 1,000,000 shares of preferred stock.

This amendment also increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The Adara board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend the Charter

At present, our Existing Certificate of Incorporation may only be amended with the approval of a majority of the Adara board of directors and the holders of a majority of our outstanding shares. This amendment requires an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then-outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Incorporation. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Adara board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws

At present, our Existing Certificate of Incorporation provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Adara board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Classified Board

At present, our Existing Certificate of Incorporation provides that all directors are elected annually. This amendment will provide that the Combined Company’s board be divided into three classes with only one class of directors being elected each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term.

Director Removal

At present, our Existing Certificate of Incorporation provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds (66-2/3%) of the voting power of all of the then outstanding shares of voting stock of Adara entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Adara board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Removal of Blank Check Company Provisions

Our Existing Certificate of Incorporation contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for the Combined Company following the Business Combination. In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock, pursuant to the terms of the Proposed Certificate of Incorporation. Upon the conversion of the Class B common stock to Class A common stock, the Adara board of directors determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the Class B common stock. In addition, certain other provisions in our Existing Certificate of Incorporation require that proceeds from the Adara IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Approval of each of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Adara Common Stock and Adara Class B Common Stock entitled to vote thereon at the special meeting, voting together as a single class, and the affirmative vote of the holders of a majority of the Adara Class B Common Stock then outstanding, voting separately as a single class. Failure to vote by proxy or to vote online at the virtual special meeting, an abstention from voting or a broker non-vote will have the same effect as a the vote against each of the Charter Proposals.

Adoption of each Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Equity Incentive Plan Proposal and the NYSE American Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE American Proposal at the special meeting.

Board Recommendation

ADARA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE EQUITY INCENTIVE PLAN PROPOSAL

Our board of directors have adopted and approved the 2022 Omnibus Equity and Incentive Plan, or 2022 Plan. The 2022 Plan will become effective upon the Closing of the Business Combination and is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to based officers, employees and directors of, and consultants and advisers to, Alliance Entertainment Holding Corporation, and its subsidiaries. The purpose of the 2022 Plan is to help us attract, motivate and retain such persons with awards designed for the U.S. market and thereby enhance shareholder value.

Administration. Upon effectiveness, the 2022 Plan will be administered by the plan administrator, which will be the Combined Company Board or a committee designated by the Combined Company Board (“Plan Committee”).The plan administrator will have the power to determine, among other items, the terms of the awards granted under the 2022 Plan, including the exercise price, the number of shares subject to each award (and the class of shares), and the exercisability and vesting terms of the awards. The plan administrator also will have the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2022 Plan. All decisions made by the administrator pursuant to the provisions of the 2022 Plan will be final, conclusive and binding. To the extent desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the 2022 Plan will be structured to satisfy the requirements for exemption under Rule 16b-3. Awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Grant of Awards; Shares Available for Awards. The 2022 Plan provides for the grant of awards which are distribution equivalent rights, incentive share options, non-qualified share options, performance shares, performance units, restricted common stock, restricted share units, share appreciation rights (“SARs”), tandem share appreciation rights, unrestricted common stock or any combination of the foregoing, to key management employees and non-employee directors of, and non-employee consultants of, Alliance Entertainment Holding Corporation or any of its subsidiaries (each a “participant”) (however, solely Alliance Entertainment Holding Corporation employees or employees of Alliance Entertainment Holding Corporation subsidiaries are eligible for awards which are incentive share options). We have reserved a total of 600,000 shares of common stock for issuance as or under awards to be made under the 2022 Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any common stock subject to such award shall again be available for the grant of a new award. The 2022 Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the 2022 Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2022 Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. The number of shares of common stock for which awards which are options or SARs may be granted to a participant under the 2022 Plan during any calendar year is limited to a number of shares equal to three percent (3%) of the total number of shares of common stock of the Combined Company outstanding on the last day of the prior calendar year.

Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the 2022 Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Options. The term of each share option shall be as specified in the option agreement; provided, however, that except for share options which are incentive share options (“ISOs”), granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the combined voting power of all classes of our common stock or the capital stock of our subsidiaries (a “ten percent shareholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a ten percent shareholder).

The price at which a share may be purchased upon exercise of a share option shall be determined by the Plan Committee; provided, however, that such option price (i) shall not be less than the fair market value of a share on the date such share option is granted, and (ii) shall be subject to adjustment as provided in the 2022 Plan. The Plan Committee or the board of directors shall determine the time or times at which or the circumstances under which a share option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the share option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which common stock will be delivered or deemed to be delivered to participants who exercise share options.

Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of ISOs granted to a ten percent shareholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of Alliance Entertainment Holding Corporation or one of its subsidiaries. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. And Option which specifies that it is not intended to qualify as ISOs or any Option that fails to meet the requirement of an ISO at any point in time will automatically be treated as a nonqualified option (“NQSO”) under the terms of the Plan.

Restricted Share Awards. A restricted share award is a grant or sale of common stock to the participant, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the board of directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the board of directors may determine at the date of grant or purchase or thereafter. Except to the extent restricted under the terms of the 2022 Plan and any agreement relating to the restricted share award, a participant who is granted or has purchased restricted shares shall have all of the rights of a shareholder, including the right to vote the restricted shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee or the Board of Directors or in the award agreement). During the restricted period applicable to the restricted shares, subject to certain exceptions, the restricted shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of by the participant.

Unrestricted Share Awards. An unrestricted share award is the award of common stock which are not subject to transfer restrictions. Pursuant to the terms of the applicable unrestricted share award agreement, a holder may be awarded (or sold) common stock which are not subject to transfer restrictions, in consideration for past services rendered thereby to us or an affiliate or for other valid consideration.

Restricted Share Unit Awards. A restricted share unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted share unit award agreement the individual service-based or performance-based vesting requirement which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the Holder. The vesting restrictions under any restricted share unit award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted share unit shall be entitled to receive a cash payment equal to the fair market value of a share, or one (1) share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted share unit award agreement, for each restricted share unit subject to such restricted share unit award, if and to the extent the applicable vesting requirement is satisfied. Such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted share unit first becomes vested.

Performance Unit Awards. A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or Alliance Entertainment Holding Corporation performance goals or objectives, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Alliance Entertainment Holding Corporation would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. The vesting restrictions under any performance under award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or Alliance Entertainment Holding Corporation satisfy (or partially satisfy, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of Alliance Entertainment Holding Corporation’s fiscal year to which such performance goals and objectives relate.

Performance Share Awards. A performance share award provides for distribution of common stock to the holder upon the satisfaction of predetermined individual and/or Alliance Entertainment Holding Corporation goals or objectives. The Plan Committee shall set forth in the applicable performance share award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Alliance Entertainment Holding Corporation would be required to satisfy before the holder would become entitled to the receipt of common stock pursuant to such holder’s performance share award and the number of shares of common stock subject to such performance share award. The vesting restrictions under any performance under award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such common stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance share award shall have no rights as an Alliance Entertainment Holding Corporation shareholder until such time, if any, as the holder actually receives common stock pursuant to the performance share award.

Distribution Equivalent Rights. A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payment and/or share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of common stock during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional common stock or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or common stock shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the holder’s interest in the award vests. Distribution equivalent rights awards may be settled in cash or in common stock, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award other than an Option or SAR award, whereby, if so awarded, such distribution equivalent rights award shall terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest was credited), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.

Share Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, the excess of (A) the fair market value of the number of shares of common stock subject to the SAR on the date of exercise, over (B) the product of the number of shares of common stock subject to the SAR multiplied by the base value under the SAR, as determined by the Plan Committee or the board of directors. The base value of a SAR shall not be less than the fair market value of a share on the date of grant. If the Plan Committee grants a share appreciation right which is intended to be a tandem SAR, additional restrictions apply.

Recapitalization or Reorganization. Subject to certain restrictions, the 2022 Plan provides for the adjustment of common stock underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of common stock underlying an award theretofore granted, we shall effect a subdivision or consolidation of our common stock or the payment of a share dividend on common stock without receipt of consideration by us. If we recapitalize or otherwise change our capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares of common stock then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares of common stock then covered by such award. The 2022 Plan also provides for the adjustment of shares underlying awards previously granted by the Board of Directors in the event of changes to the outstanding common stock by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split ups, spin offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination. The 2022 Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors may terminate the 2022 Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2022 Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Board of Directors shall have the right to alter or amend the 2022 Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our shareholders at which a quorum representing a majority of our common stock entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the 2022 Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the 2022 Plan, materially increase the number of shares of common stock subject to the 2022 Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain repricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to cause the benefits under the

2022 Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to exempt the 2022 Plan or any Award from Section 409A of the Code).

As of                      , 2022, no awards had been granted under the 2022 Plan.

Certain U.S. Federal Income Tax Consequences of the 2022 Plan

The following is a general summary of certain U.S. federal income tax consequences under current tax law to us and to participants in the 2022 Plan who are individual citizens or residents of the United States for federal income tax purposes, or U.S. Participants, of share options which are ISOs, or share options which are not ISOs, or NQSOs, restricted shares, SARs, dividend equivalent rights, restricted share units, performance shares, performance units and unrestricted share awards. It does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, participants subject to Section 16(b) of the Exchange Act or the exercise of a share option with previously-acquired common stock. This summary assumes that U.S. Participants will hold their common stock as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local income or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the 2022 Plan, or shares of common stock issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the 2022 Plan or shares of common stock issued thereto pursuant to the 2022 Plan.

A U.S. Participant generally does not recognize taxable income upon the grant of an NQSO. Upon the exercise of an NQSO, the U.S. Participant generally recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the common stock acquired on the date of exercise over the exercise price thereof, and Alliance Entertainment Holding Corporation will generally be entitled to a deduction for such amount at that time. If the U.S. Participant later sells common stock acquired pursuant to the exercise of an NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the common stock was held thereby. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not receive taxable income upon the grant of an ISO and, if the U.S. Participant disposes of the common stock acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the common stock to the U.S. participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and we will not be entitled to a deduction. However, if the U.S. Participant disposes of such common stock prior to the end of either of the required holding periods, the ISO will convert to a NQSO and the U.S. Participant’s gain will be treated as ordinary income, and Alliance Entertainment Holding Corporation will generally be entitled to deduct such amount. For purposes of the U.S. alternative minimum tax, or AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the common stock subject to the ISO over the exercise price is a preference items for AMT purposes.

A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and we will generally be entitled to a deduction for such amount.

A U.S. Participant generally does not recognize income on the receipt of a performance share award, performance unit award, restricted share unit award, unrestricted share award or dividend equivalent rights award until a cash payment or a distribution of shares of common stock is received thereby. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares of common stock or cash received over any amount paid for the shares of common stock thereby, and Alliance Entertainment Holding Corporation will generally be entitled to deduct such amount at such time.

A U.S. Participant who receives a restricted share award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such common stock at the time the restriction lapses over any amount paid thereby for the common stock. Alternatively, the U.S. Participant may elect to be taxed on the fair market value of such shares of common stock at the time of this grant. Alliance Entertainment Holding Corporation will generally be entitled to a deduction at the same time and in the same amount as the income is required to be included by the U.S. Participant.

Interests of Adara’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of Adara’s board of directors in favor of approval of the 2022 Plan, you should keep in mind that certain of Adara’s board of directors and officers have interests in the 2022 Plan that are different from, or in addition to, your interests as a stockholder or warrant holder, including, among other things, the potential future issuance of awards to Tom Finke and W. Tom Donaldson III, as directors of the Combined Company. See the section titled “Proposal No. 1 — The Business Combination — Interests of Adara’s Directors and Officers in the Business Combination” for a further discussion.

Vote Required for Approval

Approval of the Equity Incentive Plan Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Adara Common Stock and Adara Class B Common Stock that are voted at the special meeting, voting together as a single class. Failure to vote by proxy or to vote online at the virtual special meeting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals and the NYSE American Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, the Equity Incentive Plan Proposal and the NYSE American Proposal at the special meeting.

Board Recommendation

ADARA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE NYSE AMERICAN PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

●	the issuance of 47,500,000 shares of Combined Company Common Stock to the holders of Alliance Common Stock and a potential issuance of up to an additional 60,000,000 shares of Combined Company Common Stock which would become issuable upon conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Event; and
●	the issuance of equity awards under the 2022 Plan if such Plan is approved in accordance with “Proposal No. 3 — The Equity Incentive Plan Proposal.”

For further information, see the section titled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Adara Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 713(a) and (b) of the NYSE American Rules.

Under Section 913(a) of the NYSE American rules, stockholder approval is required prior to the issuance of common stock, or of securities convertible into common stock, in which the sales, issuance or potential issuance is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into common stock. Adara will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of Adara prior to the issuance, pursuant to the Business Combination Agreement.

Under Section 713(b) of the NYSE American rules, stockholder approval is required prior to the waiver or potential issuance of additional shares of capital shares will remit in a change of content, including in connection with a revision merger as defined in the NYSE American rules. The issuance of shares of Combined Company Common Stock pursuant to the Business Combination agreement constitutes a change of control.

Stockholder approval of the NYSE American Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the NYSE American  Proposal is adopted, we will issue (i) (a) 47,500,000 shares of Combined Company Common Stock to the holders of Alliance Common Stock and (b) a potential 60,000,000 additional shares of Combined Company Common Stock which would become issuable upon conversion of the Contingent Consideration Shares upon the occurrence of the Triggering Events, and (ii) equity awards under the 2022 Plan if such plans are approved in accordance with Proposal No.3 (Equity Incentive Plan Proposal).

The issuance of the shares described above will result in significant dilution to Adara stockholders and result in Adara’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Adara.

Vote Required for Approval

Approval of the NYSE American Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Adara Common Stock and Adara Class B Common Stock that are voted at the special meeting, voting together as a single class. Failure to vote by proxy or to vote online at the virtual special meeting will have no effect on the outcome of the vote on the NYSE American Proposal.

Adoption of the NYSE American Proposal is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, and the Equity Incentive Plan Proposal at the special meeting.

The Closing is conditioned on the approval of the Business Combination Proposal, each of the Charter Proposals, and the Equity Incentive Plan Proposal and the NYSE American Proposal at the special meeting.

Recommendation of Adara’s Board of Directors

ADARA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NYSE AMERICAN PROPOSAL.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Adara’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Adara’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will Adara’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Adara’s stockholders, Adara’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Adara Common Stock and Adara Class B Common Stock that are voted at the special meeting, voting together as a single class. Failure to vote by proxy or to vote online at the virtual special meeting will have no effect on the outcome of the vote on the Adjournment Proposal.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Stockholder Proposals.

Board Recommendation

ADARA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ALLIANCE

The following discussion reflects the business of Alliance Entertainment Holding Corporation. and its subsidiaries prior to the consummation of the Business Combination. Unless the context otherwise requires, all references in this subsection to “Alliance,” “the Company,” “we,” “us” or “our” refer to the business of Alliance Entertainment Holding Corporation. and its subsidiaries prior to the consummation of the Business Combination, which will, by nature of the anticipated deal structure, be the business of Alliance Entertainment Holding Corporation (formerly Adara Acquisition Corp.) following consummation of the Business Combination.

Overview

Alliance is a leading global wholesaler, direct-to-consumer (“DTC”) distributor and e-commerce provider for the entertainment industry. Alliance serves as the gateway between well-known international branded manufacturers of entertainment content, such as Universal Pictures, Universal Music Group, Warner Brothers Home Video, Walt Disney Studios, Sony Music, Sony Pictures, Microsoft, Nintendo, and others, and leading retailer customers in the United States and internationally, including Walmart, Amazon, Best Buy, Barnes & Noble, Wayfair, Costco and Target, among others. The Company distributes its physical media, entertainment products, hardware and accessories through an established multi-channel strategy. The Company currently sells its products that it is allowed to export in more than 77 countries around the world.

Alliance provides state-of-the art warehousing and distribution technologies, operating systems and services that seamlessly enable entertainment product transactions to better serve customers directly or through our distribution affiliates. These technology-led platforms with access to the Company’s in stock inventory of over 485,000 SKU products, consisting of vinyl records, video games, compact discs, DVD, Blu-Rays, toys and collectibles, combined with Alliance’s sales and distribution network, create a modern entertainment physical product marketplace that provides the discerning customer with enhanced options on efficient consumer-friendly platforms inventory. Alliance is the retailers’ back office for in store and e-commerce solutions. All electronic data interchange (“EDI”) and logistics are operational and ready for existing retail channels to add new products.

For the year ended June 30, 2021 and the nine months ended March 31, 2022, Alliance’s consolidated revenue was $1.324 billion and $1.152 billion, respectively, consolidated net income was $34.2 million and $33.2 million, respectively, and consolidated Adjusted EBITDA was $68.5 million and $60.6 million, respectively. Adjusted EBITDA is not a recognized measure under GAAP. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to consolidated net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alliance - Non-GAAP Financial Measures” contained elsewhere in this proxy statement.

Alliance was founded in 1990 (previously named CD Listening Bar, Inc.). Through a series of acquisitions and organic growth, Alliance has expanded and strengthened its global footprint and product breadth, and greatly increased its service capabilities. Since its inception, Alliance has made nine accretive business acquisitions, including Phantom Sound and Vision, MSI Music, Infinity Resources, Alliance, ANConnect, Mecca Electronics, Distribution Solutions, Mill Creek, and COKeM. Management believes that Alliance’s ability to successfully integrate acquisitions is underpinned by its highly efficient operating systems and experienced leadership team.

Management believes Alliance’s existing Service, Selection, and Technology offering has well-positioned the Company to capitalize on shifts towards e-commerce and Omni-Channel strategies, especially with retailers and manufacturers vastly increased reliance on our DTC fulfillment and distribution partners. For 2021, Alliance had 21.1 million DTC units delivered. Alliance’s goal has always been to provide all the meta-data of content and images, service, selection, and purchasing to Omni-Channel retailers to expand their selection to compete with the leading on-line retailer. With over 1,200 employees worldwide, Alliance has over 4,000 unique customers and over 35,000 “Ship-To” locations.

Alliance believes the three pillars of its business; Service, Selection, and Technology create a powerful competitive advantage that will protect the Company’s market leadership and propel its future growth into the evolving physical entertainment product segments.

Alliance Business

With more than thirty years of distribution experience, Alliance serves customers of every size, providing a suite of services to resellers and retailers worldwide. We believe that our efficient processing and essential seller tools noticeably reduce the costs associated with administrating multiple vendor relationships and streamline the overall purchasing experience. Alliance believes that it is a single source for all customer entertainment product needs. As a solutions-based operation, Alliance seeks to drives sales for their suppliers with broad product selection and cost-efficient processing.

Alliance’s distribution business is built around three areas, where our marketplace value is created: Service, Selection and Technology.

SERVICE:

Alliance provides efficient, Omni-Channel expansion solutions for retailers, including:

●	E-Commerce and DTC

Alliance provides leading product and e-commerce distribution and inventory solutions. Alliance provides a full, enterprise-level infrastructure and drop ships orders directly to consumers on behalf of its customers. The entire ordering, confirmation and invoicing process is automated. The functionality allows customers to focus on sales while Alliance performs all stocking, warehousing, and shipping functions. For 2021, Alliance delivered 21.1 million DTC units.

●	Vendor Managed Inventory

Alliance is a leader in vendor managed inventory (VMI) solutions providing solutions tailored to customers to support their inventory needs. These value-add services provide a highly technical, critical business function for our partners using traiting of locations and min/max system of supply.

SELECTION:

Alliance consolidates and distributes a vast portfolio of entertainment products with over 485,000 SKUs in stock, while its proprietary database powers retailers’ online music and gaming offerings.

Subsidiary Brands — We operate under the following subsidiaries which focus on the following product brand areas:

●	COKeM — Alliance acquired COKeM International Ltd. in September 2020. COKeM is one of the leading and innovative distribution service companies in the video game and accessory industries. COKeM continues to expand its capabilities, providing full-service distribution, fulfillment and 3PL services for a wide array of industries and across many product categories.
●	Phantom Sound and Vision — is an importer of music from Canada, Europe, Australia, and Japan which CD Listening Bar acquired in 2003. This was the first step in expanding our selection in music.
●	MSI Music — is an importer of music from Canada, Europe, Australia, and Japan which CD Listening Bar acquired in 2007. This was the next step in expanding our selection in music.
●	Direct2You — division consists of Alliances owned retail brands using the dba’s of ImportCDs, Deep Discount, Collectors Choice Music, Collectors Choice, Vinyl, Blow It Out of Here, Wow, Pop Market, Collectors Choice Video, and Movies Unlimited. These brands were purchased from Infinity Resources in 2010.
●	Alliance — was a competitor to CD Listening Bar when CD Listening Bar acquired Alliance in 2013. Alliance primarily serviced B&N and Best Buy, and over 1600 independent retailers. This reverse merger where CD Listening Bar merged into Alliance made Alliance the largest music and video distributor in the world.

●	Mill Creek Entertainment — is the home entertainment industry’s leading independent studio for Blu-ray, DVD, and digital distribution. With direct sales pipelines to all primary retail and online partners, Mill Creek Entertainment licenses, produces, markets, and distributes a dynamic array of film and television content to over 30,000 retail stores and thousands of websites reaching millions of customers across North America. Mill Creek Entertainment’s expansive library includes Oscar®-winning theatrical feature films, Emmy®-winning classic and contemporary TV series, original documentary productions and pop-culture favorites that enlighten, educate, and entertain.
●	NCircle Entertainment — Founded in 2006, NCircle Entertainment is one of the largest independent distributors of quality children and family entertainment content. NCircle is committed to providing quality children's entertainment that builds a solid foundation of early learning skills upon which future educational success can be built. NCircle's award winning brands engage your child in the learning process, using the interdisciplinary STEM approach, teaching reading readiness, science concepts, problem solving tactics, social skills and environmental awareness, while entertaining them with song, dance and laughter. NCircle's library includes many of the most loved and best-selling children's brands including Gigantosarus, The Cat in the Hat Knows a Lot About That!, Llama, The Octonauts, Sonic Boom, The Snowman and many more.
●	ANConnect — provided VMI (Vendor Managed Inventory) to Walmart and Best Buy. Alliance acquired ANConnect in 2016. This merger provided an entrance into Walmart for the music category.
●	Mecca Electronics — is a distributor of video games and consoles for Microsoft, Sony Interactive, and Nintendo, as well as third party publishers. Mecca distributed Microsoft Xbox, Sony Play Station, and Nintendo Switch, as well as all third party software companies. Alliance acquired Mecca in 2018.
●	Amped Distribution — is a division of Alliance that consists of over 100 small music labels where Amped is the exclusive supplier of physical media to all retailers in the United States.
●	Distribution Solutions — is the largest aggregator and distributor of independent film labels in North America. Alliance acquired Distribution Solutions in 2018 and today has over 30 small movie studios that are exclusively distributed through Distribution Solutions.

Product Categories — Alliance’s core media and entertainment product areas are:

●	Gaming Products: For the nine months ended March 31, 2022, gaming represented 41% of Alliance revenues on a consolidated basis. Leading products distributed are: Nintendo, Microsoft, Arcade1Up, and all third party video game publishers.
●	Vinyl Records: Vinyl records have experienced a growth of 45% CAGR for each of the last eight years. For the nine months ended March 31, 2022, vinyl represented 22% of all Company revenues on a consolidated basis.
●	Digital Video Discs and Blu-Ray: DVD’ sales for the nine months ended March 31, 2022 have been increasing and represent 19% of Alliance’s consolidated revenue.
●	Compact Discs: CDs for the nine months ended March 31, 2022 represent 10% of Alliance’s consolidated revenue.
●	Retro Arcades: There has been a steady increase in retro arcade gaming machines, comprising 7% of Alliance’s consolidated revenue for the nine months ended March 31, 2022.
●	Consumer products and collectibles: Alliance has experienced steady growth in collectible and consumer products, representing 4% of the Company consolidated revenue for the nine months ended March 31, 2022.

TECHNOLOGY:

Alliance’s technology platforms combine customer-friendly applications and efficient operating systems with access to the company’s global content inventory across all current market segments. These platforms offer the Alliance marketplace stakeholders feature-rich tools and services for all aspects of consumer engagement, transaction processing and business development.

We continue to invest in enhancements to our automated handling equipment capable of reducing shipping times, streamlining order processing, and improving overall warehouse management. In 2021, Alliance initiated installation of a state-of-the art AutoStore Automated Storage & Retrieval System (ASRS) for its Shepherdsville warehouse. Management believes this system will dramatically improve Alliance’s warehouse operations, allowing the Company to achieve increased levels of speed, reliability, capacity, and precision, resulting in significant cost savings.

The company’s platforms enable stakeholders to search and purchase personalized product selections efficiently. Through a modern and intuitive user interface, customers access to Alliance’s global inventory as well as integrated marketing tools, conversational commerce, Fintech solutions, self-service purchasing and 24/7 support. Current features of Alliance’s customer engaging technology features include seamless connectivity across desk-top, notebook and mobile devices.

Alliance’s newer platforms also incorporate tools and services that increase revenue and profitability when compared to legacy distribution systems. In addition to robust search, selection and purchase transaction tools and service support, the Company’s platforms currently incorporate a Fintech platform with an extensive selection of payment options. Further, Alliance’s technology offers a multi-channel marketing platform supporting retailer marketplace participants growth and business development with fully integrated product marketing and CRM tools. Management believes the end result is a more comprehensive, engaging and cost-effective transaction process designed to make all stakeholders more productive and competitive.

Industry Background

The industries in which the Company participates are:

●	Packaged Goods consisting of physical media and entertainment content
●	Gaming Consoles and Accessories
●	Toys and Collectibles

The background components within the physical media and entertainment industry are as follow:

Vinyl Records:

The Company expects vinyl sales to increase over the next five years. Industry wide, vinyl sales surpassed CD sales. Revenue in the industry from vinyl grew to $1.0 billion in 2021 and accounts for 63% of physical entertainment sales dollars. The market is expected to grow by $563.97 million from 2021 to 2025. The expected CAGR is 8.41% during the same period.

Largest market in terms of record sales is the United States followed by the United Kingdom, France, Japan, and Germany.

Alliance believes that the growth in vinyl is being driven by millennial consumers. It’s economically priced, more accessible and has better audio quality, according to some experts.

Gaming Products:

The gaming industry shows strong growth over the next few years from 2021 to 2026. The gaming industry was valued at $173.7 billion in 2021 and is expected to reach $314.4 billion by 2026. The CAGR is 9.64% over the forecast period from 2021 to 2026. Contributing factors include more people staying home than before and emerging technologies in gaming such as cloud, AR, VR and AI.

The global user base for AR and VR gaming is estimated to increase to 216 million users by 2025.

Consumer Products and Collectibles:

The market for consumer products/collectibles shows steady growth over the next few years. The collectibles market is expected to grow by $1.24 billion during the period of 2021 to 2025. The CAGR is over 4% for the forecast period.

Toys and collectibles (Lego, Playmobil, action figures) capitalize on the social trend of facilitating creative play while reducing screen time.

Compact Discs:

Vinyl continues to surpass CD sales. CD Revenues in the US in 2021 were $584 million. Sales in the United States have dropped from 122.9 million shipments in 2015 to only 31.6 million shipments in 2021. Alliance historically over-indexes the industry compared to CD revenues in the United States due to its Amped division adding more exclusive labels to distribute.

Physical sales only account for approximately 10% of the Company’s total revenue for music. Out of this, CDs account for 37% sales whereas vinyl accounts for 63% of physical sales.

DVD and Blu-Ray:

Disc versions of video game consoles allow those users access to play the disc version of movies. Broadband speeds are not always ideal for high quality streaming even in developed countries. This problem is worse in developing countries. However, factors such as access to digital copies of films, and on-demand streaming services have caused DVD sales to decline.

Shipments are expected to decrease from 46.6 million in 2019 to 16.1 million in 2025. Forecast for unit shipments shows an overall decline of -16.2% CAGR (2019 – 2025).

DVD’s biggest competitor, the online streaming services market is expected to grow by $191.72 billion during 2021 – 2025 with a CAGR of 18%.

Alliance historically over-indexes the industry compared to DVD and BluRay revenues in the United States because of Distribution Solution’s division adding more exclusive studio to distribute.

Market Opportunity

The Company has identified two primary market areas where it currently conducts business and plans to grow its business:

Content Media

●	The global content media market is expected to grow from $289.13 billion in 2021 to $308.97 billion in 2022 at a compound annual growth rate (CAGR) of 6.9%. The film and music market growth are mainly due to the companies rearranging their operations and recovering from the COVID-19 impact, which had earlier led to restrictive containment measures involving social distancing, remote working, and the closure of commercial activities that resulted in operational challenges. The market is expected to reach $392.34 billion in 2025 at a CAGR of 6%.
●	Despite the rise of digital distribution models, 64% of console consumers still prefer to buy their games on disc.
●	The global animation collectibles market is poised to grow by $1.24 billion during 2021 – 2025, progressing at a CAGR of over 4% during the same period.

Fulfillment

●	The global e-commerce fulfillment services market size was valued at $77.57 billion in 2021 and is expected to grow at a compound annual growth rate (CAGR) of 10% from 2021 to 2028 ($168.72 billion).
●	Consumer electronics is expected to emerge as the fastest-growing segment registering a CAGR of over 12% from 2021 to 2028.

●	The market is anticipated to witness substantial growth during the period due to the proliferation of the e-commerce industry, especially in emerging markets leading to an unprecedented rise in the number of online buyers. This trend implies North America will not grow as quickly as other global segments.
●	It is anticipated that fulfilment in North America will continue to be funneled into established brands (for example, Amazon, Walmart, Best Buy and Target).
●	The global third-party logistics market was valued at $1,032 billion in 2021 and is forecasted to reach $1,656.7 billion by the year 2027. The market is anticipated to register a CAGR of 8.2% over the same period.
●	Retailers and manufacturers are increasing their focus on core competencies to sustain the intense competition in their respective markets. Due to this, they are outsourcing their other supporting activities to third party vendors.

Our Competitive Strengths

Alliance is one of the largest physical media and entertainment product distributors in the world and is a leader in fulfillment and e-commerce distribution solutions. Its existing product and service offering has positioned the Company to capitalize on shifts towards e-commerce and Omni-Channel strategies, especially with retailers and manufacturers vastly increased reliance on their DTC fulfillment and distribution partners.

We believe that our key strengths position us to deliver on our strategy to profitably grow and optimize our core physical media and entertainment product distributors fulfillment and e-commerce distribution solutions while expanding and investing in higher margin advanced technology solutions and high value services.

The Company believes the following strengths are key to its ability to grow and maintain its position as a market leader:

●	Proven Management Experience and Equity Rollover. With over 30 years of operations and experience, Alliance management has extensive knowledge and is rolling over all of their equity in the Business Combination in preparation to lead the Company towards future growth.
●	Significant barriers to entry and market leadership. Alliance is a leader in fulfillment and e-commerce distribution with over 485,000 SKUs in stock. The company’s market leadership is further protected by a three-pronged moat of services, selection, and technology. The Company’s platforms create efficiencies, which benefit its partners in the physical media and entertainment marketplace. As a result, both suppliers and retailer customers rely on the Company’s platforms to fuel transaction volume.
●	Organic Growth Opportunities. Through the expansion of partnerships with vendors and customers as well as investment in existing facilities, Alliance expects to continue to grow revenue and expand margins.
●	Proven track record of building scale through acquisitions. Since inception, Alliance has successfully acquired and integrated nine businesses that have greatly expanded our vendors and customers we are supporting. This M&A activity has built scale and added capabilities to the Company’s platforms. Further, Alliance has demonstrated an ability to integrate those companies into its existing platforms to fundamentally improve the acquired businesses. Alliance management believes there remain significant consolidation opportunities to drive future growth through the acquisition of complementary businesses and competitors.
●	Modern technology distribution platform and interface. The Company’s technology platform increases the efficiency of transactions, provides great mobile accessibility, and incorporates modern marketing and Fintech tools.

Strategy for Future Growth

Alliance will continue to capitalize on its services, selection, and scalable distribution network technology, to propel its future growth both organically and through acquisitions. With a public listing, we will have access to additional capital to finance future growth. Our strategy will include:

●	Execute Acquisition Strategy. Alliance has a proven track record of successfully acquiring and integrating competitors and complementary businesses. With additional capital, Alliance will be able to execute on its acquisition strategy more effectively.
●	Increase Market Share. Expanding its existing product and service offerings and executing its acquisition strategy will drive Alliance’s efforts toward increasing market share. The Company has historically built scale and added capabilities through acquisitions. It has demonstrated an ability to execute accretive and synergistic acquisitions as well as integrate and fundamentally improve the acquired businesses. Alliance expects to continue pursuing strategic opportunities that strengthen its platforms, expand the breadth and depth of its content, and enhance its distribution infrastructure. Alliance will continue to actively monitor and evaluate these and future opportunities in its acquisition pipeline in both the near and mid-term.
●	Enhance DTC Relationships and Capabilities. Alliance’s DTC services are in greater demand as consumer preferences shift and stress retailers' e-commerce and DTC capabilities. Enhancing DTC relationships will grow existing revenue lines and improving capabilities will generate a more attractive overall service offering.
●	Expand into New Consumer Products. Leveraging existing relationships, Alliance can expand into new consumer product segments, growing its product offering and providing more to its existing customer base while attracting new customers in the process.
●	Continue Technological Advancement. Alliance will further invest in automating facilities and upgrading proprietary software.

Suppliers

Alliance distributes and market over 600,000 products worldwide from approximately 370 of the industry’s premier physical media entertainment products suppliers. Typically, it maintains approximately over 475,000 SKU’s of unique items in its on-hand inventory.

For the fiscal year ended June 30, 2021, there were 22 suppliers in the top 80% of Alliance’s product purchases by expenditures. The top five suppliers as a group represented 25.9 % of its purchase expenditures. No single supplier comprised more than 6.5% of Alliance’s total purchases for the year ended June 30, 2021.

Alliance has written supply agreements with many of its suppliers and these agreements usually provide for nonexclusive distribution rights and often include territorial restrictions that limit the countries, and in some cases certain channels, in which it may distribute the products. Some of Alliance’s agreements with suppliers may contain limitations of liability with respect to our suppliers’ obligations and warranties. Historically, warranty expense has not been material.

The agreements also are generally short-term, subject to annual renewal, and in some cases contain provisions permitting termination by either party without cause upon relatively short notice. Certain supply agreements either require (at our option) or allow for the repurchase of inventory upon termination of the agreement. In cases in which suppliers are not obligated to accept inventory returns upon termination, some suppliers will nevertheless elect to repurchase the inventory while other suppliers will assist with either liquidation or resale of the inventory.

Customers

Alliance has over 4,000 customers shipping to over 35,000 storefronts and service over 2,000 independent music and video retailers.

It conducts business with most of the leading retailers of entertainment products and services around the world. Alliance serves a customer base that is divided into categories including retailers, direct marketers, Internet-based resellers, independent dealers, product category specialists and other distributors. Management believes that many of its customers are heavily dependent on Alliance as a partner with the necessary systems, capital, inventory availability, and distribution and facilities in place to provide fulfillment and other services. Alliance tries to reduce our exposure to the impact of business fluctuations by maintaining a balance in the customer categories we serve.

In most cases Alliance conducts business with our customers under our general terms and conditions, without minimum purchase requirements. It also has resale contracts with some of its reseller customers that are terminable at will after a reasonable notice period and have no minimum purchase requirements. Alliance typically ships products on the same day it receives and accepts customers' purchase orders. Unless otherwise requested, substantially all of Alliance’s products are delivered by common freight carriers. Backlog is usually not material to its business because orders are generally filled shortly after acceptance.

Alliance has specific agreements in place with certain suppliers and resellers in which it provides supply chain management services such as order management, technical support, call center services, forward and reverse logistics management, and procurement management services. These agreements generally may be terminated by either party without cause following reasonable notice.

For 2021, Alliance’s top five customers represented 51.22% of its consolidated revenue. No customer represented more than 7.5% of Alliance’s consolidated sales, except that one customer represented 28.7% of our consolidated net sales, of which music, video movies and video games comprise 34.5%, 22.8% and 42.6%, respectively.

None of the Company’s customer contracts exceed a one-year term, with most contracts having auto-renewal clauses.

Our Business is Affected by Seasonality

Alliance experiences some seasonal fluctuation in demand in our business. For instance, Alliance typically sees lower demand, particularly in Europe, in the summer months. The Company also normally sees an increase in demand in the September-to-December period, driven primarily by pre-holiday impacts on stocking levels in the retail channel for its North American business.

How We Manage Our Inventory

Alliance strives to maintain sufficient quantities of product inventories to achieve optimum order fill rates. Alliance’s business, like that of other distributors, is subject to the risk that the value of our inventory will be impacted adversely by suppliers’ price reductions or by technological changes affecting the usefulness or desirability of the products comprising the inventory. It is the policy of many suppliers to offer distributors limited protection from the loss in value of inventory due to technological change or a supplier’s price reductions. When protection is offered, the distributor may be restricted to a designated period of time in which products may be returned for credit or exchanged for other products or during which price protection credits may be claimed. Alliance continually takes various actions, including monitoring inventory levels and controlling the timing of purchases, to maximize its protection under supplier programs and reduce inventory risk. However, no assurance can be given that current protective terms and conditions will continue or that they will adequately protect Alliance against declines in inventory value, or that they will not be revised in such a manner as to adversely impact Alliance’s ability to obtain price protection. Alliance is subject to the risk that inventory values may decline, and supplier agreements may not adequately cover the decline in values. Alliance manages these risks through pricing and continual monitoring of existing inventory levels relative to customer demand, reflecting its forecasts of future demand and market conditions. On an ongoing basis, Alliance reduces inventory values for excess and obsolescence to assist in the liquidation of impacted inventories. Music CD’s and Video Movies are 100% returnable back to Alliance’s suppliers. Products that have exclusive distributions for Amped and Distribution Solutions are not owned by Alliance and are treated as consignment as for ownership and title.

Inventory levels may vary from period to period, due, in part, to differences in actual demand from that forecasted when orders were placed, the addition of new suppliers or new product lines with current suppliers, expansion into new product areas and strategic purchases of inventory. In addition, payment terms with inventory suppliers may vary from time to time and could result in fewer inventories being financed by suppliers and a greater amount of inventory being financed by our own capital. Our payment patterns can be influenced by incentives, such as early pay discounts offered by suppliers.

Sales and Marketing

Alliance’s product management and marketing groups help create demand for Alliance’s suppliers’ products and services, enable the launch of new products, and facilitate customer contact. Our marketing programs are tailored to meet specific supplier and customer needs. These needs are met through a wide offering of services by our in-house marketing organization, including advertising, market research, online marketing, retail programs, sales promotions, training, and solutions marketing. In addition, Alliance creates and utilizes specialized channel marketing communities to deliver focused resources and business building support to solution providers.

For its DTC division, the Company deploys performance marketing strategies through digital and offline channels to drive additional traffic and transactions from high-intent prospective customers. To increase the efficiency of its performance marketing initiatives, the company utilizes a Customer Relationship Management platform, which provides further opportunities to personalize marketing campaigns and target advertising to specific market segments. Alliance complements its brand and performance marketing with nurture initiatives through email and outbound communications to ensure the company retains high-value customers, increases brand loyalty, and drives recurring transactions.

The Company’s marketing strategy includes brand performance, and viral marketing. Brand marketing, which may also include the company’s presence on social media platforms, increases awareness among potential customers, helping them understand the benefits of using Alliance’s platforms.

In addition to brand, and performance marketing, Alliance engages in traditional public relations and communications activities, such as trade show participation, to strengthen its brand and enable it to be less reliant on performance marketing, reducing the Company’s customer acquisition costs. The Company’s communications team works across press and policy channels to share timely and important news about the Company. They also oversee the execution of a consumer, product, corporate, and policy communications plan that supports Alliance’s brand strategy.

Properties

Alliance is headquartered in Sunrise, Florida, where it leases approximately 23,576 square feet of space pursuant to a lease that expires on December 20, 2022.

The Company leases several distribution center facilities:

●	Shepherdsville, Kentucky — A 672,087 square foot facility (including 10,000 square feet of cold storage) leased for $4.48 per square foot through November 30, 2024. Alliance has the right to extend for two additional terms of five years each at fair market rent.
●	Shakopee, Minnesota — A 162,753 square foot facility leased for $4.43 per square foot with 2% annual escalations through May 31, 2024.
●	Shakopee, Minnesota — A 29,668 square foot facility leased for $5.53 per square foot through September 31, 2022.

The Company also maintains marketing and sales offices in nine cities throughout the United States.

Alliance believes its facilities are adequate and suitable for current business needs and expects to continue to reduce reliance on fixed office space in the future.

Competition

Alliance faces competition from a variety of competitors, including some of our own suppliers that sell directly to certain segments of the market, wholesale distributors, retailers, and internet-based businesses. We are a leading company in the sale and marketing of physical media entertainment products, including vinyl, gaming, DVDs, CD’s and consumer products and toys offerings, and operate in the competitive e-commerce business environment. We compete with several smaller physical media companies in our product categories, as well as with many larger e-commerce companies in the United States and internationally.

In addition, we compete with entertainment companies that digitally download and stream their products. Competition is based primarily on meeting consumer product preferences and on the quality and play value of our physical media products and experiences. To a lesser extent, competition is also based on product pricing.

Many of the major entertainment and gaming companies are part of large, diversified companies with a variety of other operations. Some of these competitors have substantially greater marketing and financial resources than we do and may be able to compete aggressively on pricing in order to increase entertainment revenues and streaming placement. In addition, the resources of the major entertainment producers may give them an advantage in acquiring other businesses or assets, including media content, that we might also be interested in acquiring. The competition we face may cause us to lose market share, achieve lower prices for our products or pay more for third party content, any of which could harm our business.

The changing trends in consumer preferences with respect to entertainment and barriers to entry as well as the emergence of new technologies and different mediums for viewing content, such as the growing number of streaming platform options, continually creates new opportunities for existing competitors and start-ups to develop products and offerings that compete with our entertainment and e-commerce offerings. In the future, the Company may face increased competition through the emergence of new competitors or business models. Some of Alliance’s competitors may have access to significant financial resources, greater name recognition and well-established client bases in their target customer segments, differentiated business models, technology and other capabilities, or a differentiated geographic coverage, which may make it more difficult for Alliance to attract new customers.

Intellectual Property

Alliance’s intellectual property is an important component of its business. The company relies on a combination of domain names, trademarks, copyright, know-how and trade secrets, as well as contractual provisions and restrictions, to protect its intellectual property. As of June 30, 2021, Alliance has no active patents or patent applications, but intends to pursue patent protection to the extent it believes it would be beneficial and cost effective.

As of June 30, 2021, the Company owned 32 U.S. registered or pending trademarks and registered or pending trademarks in two other jurisdictions. Alliance also owns over 300 domain names including www.deepdiscount.com, www.aent.com, www.cokem.com, www.importcds.com, www.ds.aent.com, and www.ampeddistribution.com.

The company relies on trade secrets and confidential information to develop and maintain its competitive advantage. Alliance seeks to protect its trade secrets and confidential information through a variety of methods, including confidentiality agreements with employees, third parties, and others who may have access to the Company’s proprietary information. Alliance also requires key employees to sign invention assignment agreements with respect to inventions arising from their employment and restrict unauthorized access to the Company’s proprietary technology. In addition, Alliance has developed proprietary, AI-driven software that is protected through a combination of copyright and trade secrets.

Notwithstanding the Company’s efforts to protect its intellectual property, there can be no assurance the measures taken will be effective or that its intellectual property will provide any competitive advantage. Alliance can provide no assurance that any patents will be issued from its pending applications or any future applications or that any issued patents will adequately protect its proprietary technology. The company’s intellectual property rights may be invalidated, circumvented, or challenged. Furthermore, the laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, as a result, Alliance may be unable to protect its intellectual property and other proprietary rights in certain jurisdictions. In addition, while the Company has confidence in the measures it takes to protect and preserve its trade secrets, it cannot guarantee these measures will not be circumvented, or that all applicable parties have executed confidentiality or invention assignment agreements. In addition, such agreements can be breached, and may not have adequate remedies should any such breach occur. Accordingly, Alliance’s trade secrets may otherwise become known or be independently discovered by competitors.

Human Capital Resources

As of March 31, 2022, Alliance had approximately 1,284 employees on its payroll and approximately 414 workers hired through staffing agencies throughout the U.S. and internationally.

None of Alliance’s employees are subject to a collective bargaining agreement and Alliance believes it has a good relationship with its employees.

Employees & Demographics. With respect to global demographics, approximately 48% of the Company’s payroll employees are female and 52% are male.

Talent & Turnover. With a focus on talent acquisition, the leadership team seeks out the most qualified candidates for open roles and endeavors to keep them at Alliance. Alliance has a robust program for seeking out those candidates, which ranges from sourcing through talent applications, reviewing direct applicants and using internal referrals to fill roles. Additionally, Alliance strives to promote internally when possible. Alliance’s program resulted in a turnover rate of 14.3% for the fiscal year ended June 30, 2021.

Compensation Practice & Pay Equality. As Alliance evolves and expands operations, Human Resources, in partnership with the leadership team, will continue to evaluate the existing workforce to ensure that best practices are maintained across the entire team without risk of inequality. Pay structures for hourly employees are reviewed annually and for all other employees, compensation is benchmarked according to the position when a vacancy becomes available. This ensures best practices in a competitive market and, as part of that review, compensation will be realigned where appropriate for existing employees and new hires.

Health, Safety & Welfare. Alliance acted quickly to respond to safety protocols as a result of the COVID-19 pandemic to protect the health and safety of its team members. To support team members, Alliance provided temporary pay increases to certain employees, offered remote work where possible, purchased additional sanitation supplies and increased personal protective materials provided to staff.

Legal Proceedings

Alliance is currently involved in, and may in the future be involved in, legal proceedings, claims, and government investigations in the ordinary course of business. These include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights.

Depending on the nature of the proceeding, claim, or investigation, the Company may be subject to monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect Alliance’s business, results of operations, and financial condition. The outcomes of legal proceedings, claims, and government investigations are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters.

While it is not possible to determine the outcomes, the Company believes based on its current knowledge that the resolution of all such pending matters will not, either individually or in the aggregate, have a material adverse effect on the business, results of operations, cash flows or financial condition.

Regulatory Compliance

The company’s overall business approach and strategy includes rigorous attention to regulatory compliance, as its operations are subject to regulations in the following principal areas, across a wide variety of jurisdictions. Alliance’s business is subject to a wide array of laws, regulations, and standards in each domestic and foreign jurisdiction where we operate. Alliance has a buying office in the UK and operates under the name Fulfillment Express. Fulfillment Express sources music from the UK music suppliers that is then transferred (exported from the United Kingdom) to Kentucky where that music product is prepared to sell in the US market. Fulfillment Express makes no sales of any kind, it only is a buying office.

The regulatory environment in each market is often complex, evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent, ambiguous and could be interpreted by regulators and courts in ways that could adversely affect the Company’s business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as Alliance, which often makes their application to its business uncertain. For additional information regarding the laws and regulations that affect the Company’s business, see the section titled “Risk Factors” in this proxy statement/prospectus.

Privacy and Data Protection Regulation

In processing purchase transactions and information about customers, the Company receives and stores a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General

Data Protection Regulation (“GDPR”) and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. states and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”), and the UK General Data Protection Regulation and the UK Data Protection Act.

Alliance incorporates a variety of technical and organizational security measures and other procedures and protocols to protect data within the Company’s platforms and business services, including personally identifiable data pertaining to guests and employees, and Alliance is engaged in an ongoing process of evaluating and considering additional steps to maintain compliance with the California Consumer Privacy Act, GDPR, PIPEDA, the UK General Data Protection Regulation, and the UK Data Protection Act.

Employment Laws

The company is also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration and workplace safety and health.

Other Regulation

Alliance’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising, and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As the Company expands into additional markets, it will be subject to additional laws and regulations.

ALLIANCE’S EXECUTIVE COMPENSATION

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Alliance Entertainment Holding Corporation and its subsidiaries prior to the consummation of the Business Combination.

Alliance

Throughout this section, unless otherwise noted, “Alliance,” “we,” “us,” “our” and similar terms refer to Alliance Entertainment Holding Corporation and its subsidiaries prior to the consummation of the Business Combination.

Alliance Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of our Chief Executive Officer, Chairman and Chief Financial Officer and our three other most highly compensated executive officers who served in 2021 identified in the Summary Compensation Table below, who we refer to as the named executive officers (“NEOs”), has consisted of a combination of base salary, bonuses, and other executive benefits. Our NEOs are eligible to participate in our retirement and health and welfare benefit plans. For the year 2021 and before the Company has not had any form of equity incentive plan.

As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive with our peers. In connection with our executive compensation program, we will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

Our NEOs for 2021 who appear in the Summary Compensation Table are:

●	Jeffrey Walker, our Chief Executive Officer;
●	Bruce Ogilvie, our Executive Chairman;
●	John Kutch, our Chief Financial Officer;
●	Paul Eibeler, the Chairman of our COKeM subsidiary; and
●	Ben Mean, President, Distribution Solutions.

The information contained below represents compensation earned by the Company’s officers for their work related to the Company:

EXECUTIVE COMPENSATION SUMMARY

				All Other	Total
Name and Position	Year	Salary	Bonus	Compensation(1)(2)	Compensation
Jeffrey Walker	2021	$800,000	$0	$77,243	$877,243
Chief Executive Officer
Bruce Ogilvie	2021	$800,000	$0	$78,535	$878,535
Executive Chairman
John Kutch	2021	$275,000	$68,750	$11,855	$355,605
Chief Financial Officer
Paul Eibeler	2021	$292,000	$29,200	$14,572	$335,772
Board Chairman, COKeM
Ben Means	2021	$335,000	$50,250	$14,571	$399,821
President, Distribution Solutions
(1)	Excludes certain distributions and payments made to Messrs. Ogilvie and Walker who own 100% of Alliance. In the fiscal year ended June 30, 2021, IC-DISC commission payments in the amount of $5.34 million were made to My Worldwide Marketplace, Inc., which is an Interest-Charge Domestic International Sales Corporation owned by Messrs. Ogilvie and Walker. Also excluded is $2.2 million of total captive insurance premiums paid in the fiscal year ended June 30, 2021 to Protection For You and Airlie Protection , which both insurance companies combined paid back to Alliance loss claims of $1.4 million. Both captive insurance companies of Airlie Protection and Protection For You are owned by Messrs. Ogilvie and Walker. Upon the closing of the Business Combination, the My Worldwide Marketplace, Inc. IC-DISC and both captive insurance companies will no longer receive any payments from Alliance.
(2)	For the 2021 calendar year, “All Other Compensation” consists of the following:

		401(K)		Mobile	Work		Company	Company
		Matching		Phone	From	Life and	Paid Health	Paid
		Plan	Car	Allowance	Home	AD&D	& Welfare	Disability	Travel
Name	Year	Contributions	Allowance	& Benefits	Allowance	Insurance	Benefits	Insurance	Expenses
Jeffrey Walker	2021	$5,000	$24,000	$1,440	$1,440	$814	$7,911	$365	$36,273
Bruce Ogilvie	2021	$5,000	$24,000	$1,440	$1,440	$814	$9,203	$365	$36,273
John Kutch	2021	$5,000	$0	$1,440	$0	$374	$4,676	$365	$0
Paul Eibeler	2021	$5,000	$0	$900	$0	$396	$7,911	$365	$0
Ben Means	2021	$5,000	$0	$900	$0	$456	$7,850	$365	$0

Narrative to Summary Compensation Table

2021 Salaries

In 2021, the NEOs received an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Messrs. Walker and Ogilvie for 2021 were $800,000, for Mr. Kutch $275,000, Mr. Eibeler $292,000 and Mr. Means $335,000, respectively, as set forth above in the Summary Compensation Table in the column entitled “Salary”.

2021 Bonuses

The NEOs (excluding Bruce Ogilvie and Jeff Walker) were awarded service-based anniversary bonuses in 2021, based on length of service with Alliance in an amount for meeting business objectives and years of service. The actual anniversary bonuses awarded to each named executive officer in 2021 are set forth above in the Summary Compensation Table in the column entitled “Bonuses.”

Benefits and Perquisites

In 2021, the NEOs participated in a 401(k) retirement savings plan maintained by Alliance. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2021, contributions made by participants in the 401(k) plan were matched up to a specified percentage of the employee contributions, and these matching contributions vest based on years of service. We anticipate that, following the Closing, our NEOs will continue to participate in this 401(k) plan on the same terms as other full-time employees.

In 2021, the NEOs participated in health and welfare plans maintained by Alliance, including:

●	medical, dental and vision benefits;
●	medical and dependent care flexible spending accounts;
●	short-term and long-term disability insurance;
●	basic life and accidental death and dismemberment insurance;
●	supplemental life insurance; and
●	vacation and paid holidays.

Other Perquisites and Tax Gross-Ups

We also provide certain other perquisites to our NEOs, including a car allowance, reimbursement for mobile phone expenses, work from home allowance and reimbursement for expenses related to a named executive officer’s travel from his residence to our headquarters. In addition, we make tax gross-up payments to cover the personal income taxes of Messrs. Walker and Ogilvie in connection with the long-term disability coverage

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a fair mix between cash and equity-based compensation. Additionally, the Company reimburses directors for reasonable expenses incurred during the course of their performance. There are no long-term incentive or medical reimbursement plans. The Company does not pay directors who are part of management for Board service in addition to their regular employee compensation. The Board determines the amount of director compensation. The Board may delegate such authority to the compensation committee. The following table provides a summary of compensation paid to directors during the calendar year ended December 31, 2021.

Director Compensation

The following table sets forth the total cash and equity compensation paid to our non-employee directors for service on our board of directors during 2021:

	Fees earned or	Stock-based
	paid in cash	awards	Total
Name	($)	($)(1)	($)
Alan Tuchman	$136,000		$136,000

ALLIANCE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

The objective for the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is to provide information the Company’s management team believes is necessary to achieve an understanding of its financial condition and the results of business operations with particular emphasis on the Company’s future and should be read in conjunction with the Company’s audited consolidated financial statements, and footnotes.

This analysis contains forward-looking statements concerning the Company’s performance expectations and estimates. Other than statements with historical context, commentary should be considered forward-looking and carries with it risks and uncertainties. See “Statement Regarding Forward-Looking Statements” and Part I, Item 1A. Risk Factors, of this Form S-4 for a discussion of other uncertainties, risks and assumptions associated with these statements.

Alliance is a leading global wholesaler, direct-to-consumer (“DTC”) distributor and e-commerce provider for the entertainment industry. We serve as the gateway between well-known international branded manufacturers of entertainment content, such as Universal Pictures, Universal Music Group, Warner Brothers Home Video, Walt Disney Studios, Sony Music, Sony Pictures, Microsoft, Nintendo, and others, and leading retailer customers in the United States and internationally, including Walmart, Amazon, Best Buy, Barnes & Noble, Wayfair, Costco and Target, among others. The Company distributes its physical media, entertainment products, hardware, and accessories through an established multi-channel strategy. The Company currently sells its products that they are allowed to export in more than 77 countries around the world.

Alliance provides state-of-the art warehousing and distribution technologies, operating systems and services that seamlessly enable entertainment product transactions to better serve customers directly or through our distribution affiliates. These technology-led platforms with access to the Company’s in stock inventory of over 485,000 SKU products, consisting of vinyl records, video games, compact discs, DVD, Blu-Rays, toys, and collectibles, combined with Alliance’s sales and distribution network, create a modern entertainment physical product marketplace that provides the discerning customer with enhanced options on efficient consumer-friendly platforms inventory. Alliance is the retailers’ back office for in store and e-commerce solutions. All electronic data interchange (“EDI”) and logistics are operational and ready for existing retail channels to add new products.

Acquisition

Alliance has a proven history of successfully acquiring and integrating competitors and complementary businesses, including four within the last three years. The company will continue to evaluate opportunities to identify targets that meet strategic and economic criteria.

On September 30, 2020, Alliance purchased the stock of COKeM International, a video games distribution company. The merged entity expanded and diversified AEC’s portfolio of products, increased revenues, and enabled scale and fixed cost leverage. Following the transaction, Alliance continues to manage as a single operating segment.

On September 30, 2019, Alliance purchased the stock of Mill Creek Entertainment LLC, a distribution company representing independent studios with pre-recorded and digital content. The merged entity expanded and diversified AEC’s portfolio of products, increased revenues, and enabled scale and fixed cost leverage.

Impact of Covid-19

Early in calendar year 2020, management quickly responded to the Covid-19 pandemic by implementing policies and procedures to monitor and protect employees with daily temperature checks, protective breathing equipment, and deep facility cleaning. These protocols have continued to keep our employees safe and allowed us to maintain uninterrupted operations. The Company monitors CDC, state, and local guidelines in each jurisdiction to ensure compliance and employee safety. Non-operating personnel continue to have the option to work remotely depending upon applicable local guidelines and employee preference. While there is risk of another Covid variant, and a subsequent increase in positive cases and employee exposure, Covid-19 also presents risk to our supply chain. The management team is actively monitoring internal and external factors and assessing the potential impact on its financial performance, liquidity, operations, and workforce; however, the full extent of the risk is uncertain.

Key Performance Indicators

Management monitors and analyzes key performance indicators to evaluate financial performance, including:

Net Revenue: To derive Net Revenue, the Company reduces total gross sales by customer returns, returns reserve, and allowances including discounts.

Cost of Revenues (excluding depreciation and amortization): Our cost of revenues reflects the total costs incurred to market and distribute products to customers. Changes in cost are impacted primarily by sales volume, product mix, product obsolescence, freight costs, and market development funds (“MDF”).

Operating Expenses: Our Operating Expenses are the direct and indirect costs associated with the distribution and fulfillment of products and services. They include both Distribution and Fulfillment and Selling, General and Administrative (SG&A) Expenses. The Distribution and Fulfillment Expenses are the payroll and operating expenses associated with the receipt, warehousing, and distribution of product. The Selling, General and Administrative (SG&A) Expenses are payroll and operating costs for Information Technology, Sales & Marketing, and General & Administrative functions. In addition, we include Depreciation and Amortization expenses and Transaction Costs, if applicable.

Balance Sheet Indicators: The Company views cash, product inventory, accounts payable, and working capital as key indicators of its financial position.

Nine Months Ended March 31, 2022 Compared to Nine Months Ended March 31, 2021

Alliance Entertainment Holding Corporation

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

	Nine Months Ended	Nine Months Ended
($ in thousands, except share volume) (unaudited)	March 31, 2022	March 31, 2021
Net Revenues	$1,152,198	$1,010,599
Cost of Revenues (excluding depreciation and amortization)	998,298	872,760
Operating Expenses
Distribution and Fulfillment Expense	48,961	42,732
Selling, General and Administrative Expense	44,364	42,321
Depreciation and Amortization	6,330	8,899
Transaction Costs	(251)	3,509
IC DISC Commissions	8,014	3,999
Loss on Disposal of Property and Equipment	—	40
Total Operating Expenses	107,418	101,500
Operating Income	46,482	36,340
Other Expenses
Interest Expense, Net	2,740	2,306
Total Other Expenses	2,740	2,306
Income Before Provision for Income Tax Expense	43,743	34,033
Income Tax Expense	10,497	8,168
Net Income	33,246	25,865
Total Comprehensive Income	$33,246	$25,865
Net Income per Share – Basic and Diluted	$36.94	$28.74
Shares Used in Computing Net Income per Share	900	900
Distributions of Paid in Capital	$—	$—

Net Revenue. Year over year, total Net Revenues increased from $1,011 million to $1,152 million ($142 million or 14%) for the nine months ended March 31, 2022. Our continued upward trajectory is the result of our execution of channel expansion, product diversification, and the impact of the acquisition of COKeM International on September 30, 2020.

Our capability to serve business-to business (“B2B”) and direct-to-consumer (“DTC”) channels and our investment in the distribution of vinyl records provided us the platform to grow organically. In addition, the acquisition and integration of COKeM International solidified our position in the Gaming market and augmented sales with inorganic growth. While no new material customers were acquired, the diversified product line positioned us to increase customer share of wallet.

Our investment in the distribution of vinyl records and gaming continues to accelerate growth. Year over year, for the nine months ended March 31, 2022, vinyl sales increased 20% to $250 million. Furthermore, the investment and integration of COKeM has triggered growth in gaming and added to our network of premium suppliers. In the fiscal year ended June 30, 2022, vinyl and gaming revenue totaled $726 million and 63% of our revenue mix compared to prior year of $601 million and 60% of total revenue mix.

Cost of Revenues: Total cost of revenues, excluding depreciation and amortization, increased from $873 million to $998 million ($126 million or 14%) year over year. The cost of revenues increased 14% consistent with top line revenue growth. Vinyl and gaming are sold as non-returnable product; therefore, total Customer returns, as a percent of physical sales, decreased 1.5 percentage points year over year which preserves our revenue stream and reduces operating costs.

Operating Expenses: Total Operating Expenses increased year over year but declined as a percentage of net revenue from 10.0% to 9.3% as we realize efficiencies from the acquisition of COKeM. Despite pressure on the availability and cost of warehouse labor, total Distribution and Fulfillment Expense, as a percentage of net revenue, remained at 4.2% for the nine months ended March 31, 2022, and March 31, 2021, respectively. And, as we realize economies of scale and leverage fixed cost, Total Selling, Administrative, and General costs declined as a percentage of net revenue from 4.2% to 3.9%. In addition, year over year consolidated Depreciation and Amortization expense decreased from $8.9 million to $6.3 million (-$2.6 million or -29%) due to fully depreciated assets and accelerated amortization schedules.

Interest Expense: For the nine months ended March 31, 2022, Interest Expense increased from $2.3 million to $2.7 million ($0.4 million or 19%) versus the prior year. The primary driver for the increase was a higher average revolver balance partially offset with more favorable effective interest rate.

Income Tax (Benefit) Expense: Provision for income taxes, effective tax rate and statutory federal income tax rate for the nine months ended March 31, 2022 and March 31, 2021 were as follows ($ in thousands):

	March 31, 2022	March 31, 2021
Provision for Income Taxes	10,497	8,168
Effective Tax Rate	24%	24%
Statutory Federal Income Tax Rate	21%	21%

The Company’s effective tax rates for the nine months ended March 31, 2022, and March 31, 2021 were higher than the statutory federal income tax rate primarily due to the state taxes.

The Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law on March 27, 2020. Relevant key changes to corporate taxation included revisions to net operating loss (NOL) rules. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and ending before January 1, 2021 may be carried back for five years. The Company applied for Carryback Refund Claims in the U.S. in the second quarter of 2020, reflecting a refund request of $2.5 million related to the decrease in income taxes paid for 2015, 2016 and 2018. Tax refunds of $2.5 million were received in 2021 including interest income or $127,000. Generally, the IRS does not pay interest on carryback claims for refunds within 45 days of filing the refund claim. As the Company’s refunds were received after the 45-day period, additional interest was attached to the tax refund. This interest was recorded as interest income by the Company.

Net Income. Net Income for the nine months ended March 31, 2022, was $33.2 million compared to $25.9 million ($7.4 million or 29%) in the prior year. As discussed above, these gains were largely realized due to the acquisition of COKeM International which allowed us to improve our revenue structure and realize operational efficiencies and fixed cost leverage.

Fiscal Year Ended June 30, 2021 Compared to Fiscal Year Ended June 30, 2020

Alliance Entertainment Holding Corporation

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended	Year Ended
($ in thousands, except share volume)	June 30, 2021	June 30, 2020
Net Revenues	$1,323,567	$775,596
Cost of Revenues (excluding depreciation and amortization)	1,140,885	656,485
Operating Expenses
Distribution and Fulfillment Expense	56,885	35,877
Selling, General and Administrative Expense	57,250	50,007
Depreciation and Amortization	11,651	15,784
Transaction Costs	3,509	—
IC DISC Commissions	5,394	8,182
Loss on Disposal of Property and Equipment	87	—
Total Operating Expenses	134,775	109,849
Operating Income	47,907	9,262
Other Expenses
Interest Expense, Net	2,938	3,524
Total Other Expenses	2,938	3,524
Income Before Provision for Income Tax Expense	44,969	5,738
Income Tax Expense	10,791	376
Net Income	34,178	5,362
Other Comprehensive Income
Foreign Currency Translation	15	(318)
Total Comprehensive Income (Loss)	$34,194	$5,044
Net Income (Loss) per Share – Basic and Diluted	$37.98	$5.96
Shares Used in Computing Net Income (Loss) per Share	900	900
Distributions of Paid in Capital	$7.57	$—

Net Revenue: Net Revenue exceeded $1.3 billion for the year ended June 30, 2021. Year over year, total Net Revenues increased from $776 million to $1,324 million ($548 million or +71%). Our growth was the result of our execution of channel expansion, product diversification, and the acquisition of COKeM International.

Our capability to serve business-to business and direct-to-consumer and our investment in the distribution of vinyl provided us the platform to grow organically. In addition, the acquisition and integration of COKeM International solidified our position in the gaming market and augmented sales with inorganic growth. While no new material customers were acquired, the diversified product line positioned us to increase customer share of wallet.

Our unique capability to ship directly to consumers during Covid-related retail closures enabled us to grow our eCommerce, or Consumer Direct Fulfillment, business by 11%. The historical core consumer business product lines grew 22% excluding our acquisition of COKeM and 103% including COKeM’s nine months of revenue contribution.

Our investment in the distribution of vinyl LPs continues to pay off as a shift in consumer demand increased sales by 82% to $288 million for the year ended June 30, 2021. Furthermore, the investment and successful integration of COKeM has triggered growth in gaming and added to our network of premium suppliers. In the fiscal year ended June 30, 2021, vinyl and gaming revenue totaled $787 million and 59% of our revenue mix compared to prior year of $268 million and 34% of total revenue mix.

Cost of Revenues: Total cost of revenues, excluding depreciation and amortization, increased from $656 million to $1,141 million ($484 million or 74%) year over year primarily because of the 71% Net revenue increase. Besides increasing our product mix to more gaming, a 33% decline in vendor funded MDF due to high product demand negatively impacted total cost of revenues.

Operating Expenses: Total operating expenses increased on an absolute basis due to the acquisition of COKeM but declined as a percentage of net revenue from 14.2% to 10.2% year over year as we realize fixed cost leverage and economies of scale of the combined entities. SG&A, as a percentage of net revenues, decreased from 6.4% to 4.3%. And, despite pressure on the availability and cost of warehouse labor, total distribution and fulfillment expense as a percentage of net revenue decreased from 4.6% to 4.3% for the year ended June 30, 2021, and June 30, 2020, respectively. Year-over-year consolidated depreciation and amortization expense decreased from $15.8 million to $11.7 million (-$4.1 million or -26%) due to fully depreciated assets and accelerated amortization schedules. Transaction costs, including our acquisition of COKeM International, were $3.5 million and we do not expect similar costs to reoccur unless another material acquisition is considered.

Interest Expense: In the fiscal year ended June 30, 2021, interest expense decreased from $3.5 million to $2.9 million (-$0.6 million or -17%) versus the prior year. The primary driver for the decrease was a lower average revolver balance combined with more favorable interest rates.

Income Tax (Benefit) Expense: Provision for income taxes, effective tax rate and statutory federal income tax rate for June 30, 2021 and 2020 were as follows ($ in thousands):

	June 30, 2021	June 30, 2020
Provision for Income Taxes	10,791	376
Effective Tax Rate	24%	7%
Statutory Federal Income Tax Rate	21%	21%

The Company’s effective tax rate for June 30, 2021, was higher than the statutory federal income tax rate due primarily to the state taxes. The Company’s effective tax rate for June 30, 2021, was higher compared to June 30, 2020, due primarily to one-time refunds due to net operating loss carrybacks at higher tax rates for June 30, 2020.

The CARES Act was signed into law on March 27, 2020. Relevant key changes to corporate taxation included revisions to net operating loss (NOL) rules. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and ending before January 1, 2021, may be carried back for five years. The Company applied for Carryback Refund Claims in the U.S. in the second quarter of 2020, reflecting a refund request of $2.5 million related to the decrease in income taxes paid for 2015, 2016 and 2018. Tax refunds of $2.5 million were received in 2021 including interest income or $127,000. Generally, the IRS does not pay interest on carryback claims for refunds within 45 days of filing the refund claim. As the Company’s refunds were received after the 45-day period, additional interest was attached to the tax refund. This interest was recorded as interest income by the Company.

Net Income: Net income for the year ended June 30, 2021, was $34.2 million compared to $5.4 million (an increase of $28.8 million or 537%) in the prior year. As discussed above, these gains were largely realized due to the acquisition of COKeM International which allowed us to enhance our revenue structure and realize operational efficiencies and fixed cost leverage.

Fiscal Year Ended June 30, 2020 Compared to Fiscal Year Ended June 30, 2019

Alliance Entertainment Holding Corporation

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended	Year Ended
($ in thousands, except share volume)	June 30, 2020	June 30, 2019
Net Revenues	$775,596	$746,529
Cost of Revenues (excluding depreciation and amortization)	656,485	637,970
Operating Expenses
Distribution and Fulfillment Expense	35,877	37,121
Selling, General and Administrative Expense	50,007	46,929
Depreciation and Amortization	15,784	14,083
Transaction Costs	—	4
IC DISC Commissions	8,182	7,050
Total Operating Expenses	109,849	105,187
Operating Income	9,262	3,371
Other Expenses
Interest Expense, Net	3,524	6,850
Total Other Expenses	3,524	6,850
Income Before Provision for Income Tax Expense	5,738	(3,479)
Income Tax Expense	376	2,415
Net Income	5,362	(5,894)
Other Comprehensive Income
Foreign Currency Translation	(318)	33
Total Comprehensive Income (Loss)	$5,044	$(5,861)
Net Income (Loss) per Share – Basic and Diluted	$5.96	$(6.55)
Shares Used in Computing Net Income (Loss) per Share	900	900
Distributions of Paid in Capital	$—	$—

Net Revenue: Year over year, total net revenues increased from $747 million to $776 million, ($29 million or 4%). While revenue growth was tempered early in calendar year 2020 due to Covid-19 related store closings, our ability to ship directly to end consumers allowed us to take advantage of the strong demand shift from business-to business to direct-to-consumer. Especially strong were vinyl sales which increased 23% to $159 million for the year ended June 30, 2020, compared to the same period in 2019 of $129 million. In addition, distribution and fulfillment fees increased due to the acquisition of Mill Creek Entertainment.

Cost of Revenues: The cost of revenues, excluding depreciation and amortization, increased from $638 million to $656 million, ($18 million or 3%) year over year, but less than the 4% growth rate of revenue predominately because MDF increased 63% year over year that had the net effect of reducing the cost of revenue.

Operating Expenses: Total operating expenses increased from $105 million to $110 million ($5 million or 5%) year over year and increased slightly, as a percentage of revenue, from 14.0% to 14.2%. Despite pressure on the availability and cost of warehouse labor, total distribution and fulfillment expense as a percentage of net revenue decreased from 4.9% to 4.6% for the year ended June 30, 2020, compared to the year ended June 30, 2019. During the same period, SG&A, as a percentage of revenue, remained relatively flat at 6.4%. Year-over-year depreciation and amortization expense increased from $14.1 million to $15.8 million ($1.7 million or 12.1%). Depreciation increased due to the capitalization of IT Payroll primarily driven by the integration of Mill Creek and the accelerated Amortization of the Earnout associated with Mecca, an acquisition from a prior period.

Interest Expense: In the fiscal year ended June 30, 2020, interest expense decreased from $6.9 million to $3.5 million (-$3.3 million or -115%) versus prior year. The primary driver for the decrease was a lower average revolver balance combined with more favorable interest rates.

Income Tax (Benefit) expense: Provision for income taxes, effective tax rate and statutory federal income tax rate for June 30, 2020 and June 30, 2019 were as follows ($ in thousands):

	June 30, 2020	June 30, 2019
Provision for Income Taxes	376	2,415
Effective Tax Rate	7%	-69%
Statutory Federal Income Tax Rate	21%	21%

The Company’s effective tax rate for June 30, 2020, was lower than the statutory federal income tax rate due primarily to the higher tax rate, compared to 21%, for federal tax refunds claimed by net operating losses being carried back as allowed by the Cares Act of 2020.

The Company’s effective tax rate for June 30, 2019, was lower than the statutory federal income tax rate due primarily to inclusion of shareholder loans convert to equity resulting in taxable income not recorded for financial reporting. The Company had a series of notes outstanding to shareholders of which $41.3 million and $8.6 million of principle and unpaid but deducted interest was converted to paid in capital. The accrued and unpaid interest of $8.6 million converted into equity for financial reporting, that was previously deducted for tax, was recognized into taxable income reversing the previous deduction.

The Company’s effective tax rate for June 30, 2020, was higher compared to June 30, 2019, due primarily to the higher tax rate, as compared to 21%, for federal tax refunds claimed by net operating losses at tax rates being carried back as allowed by the Cares Act of 2020 and the tax impact of one-time conversion of a conversion of debt to shareholders equity.

The CARES Act was signed into law on March 27, 2020. Relevant key changes to corporate taxation included revisions to net operating loss (NOL) rules. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and ending before January 1, 2021, may be carried back for five years. The Company applied for Carryback Refund Claims in the U.S. in the second quarter of 2020, reflecting a refund request of $2.5 million related to the decrease in income taxes paid for 2015, 2016 and 2018. Tax refunds of $2.5 million were received in 2021 including interest income or $127,000. Generally, the IRS does not pay interest on carryback claims for refunds within 45 days of filing the refund claim. As the Company’s refunds were received after the 45-day period, additional interest was attached to the tax refund. This interest was recorded as interest income by the Company.

Net Income: Net income for the year ended June 30, 2020, was $5.4 million compared to -$5.9 million ($11.3 million or 191%) in the prior year. The primary driver of higher profitability was increased margin dollars due to higher revenues combined with an increase in MDF which favorably offsets the cost of revenue. In addition, as described above, favorable tax treatment due to the Cares Act of 2020 increased net income.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity: The consolidated financial statements were prepared on the basis of a going concern which expects that the Company will be able to realize assets and satisfy liabilities and commitments in the normal course of business.

Our primary sources of liquidity are existing cash and cash equivalents, cash provided by operating activities, and borrowings under our credit facilities. On September 29, 2020, the credit line with Bank of America was extended three years and increased from $125 million to $175 million. As of March 31, 2022, the Company certified that it is in compliance with all covenants contained in the credit agreement.

	Nine Months Ended
	March 31		Year Ended June 30
(in millions)	2022	2021	2021	2020	2019
Revolver Balance	$134	$55	$54	$46	$72
Availability	25	83	95	40	22

Cash Flow: The following table summarizes our net cash provided by or used on operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with our consolidated financial statements for the fiscal years ending June 30, 2021, 2020, 2019 and the unaudited consolidated financial statements for the nine months ended March 31, 2022.

	Nine Months Ended
	March 31		June 30
(in thousands)	2022	2021	2021	2020	2019
Net Income	$33,246	$25,865	$34,178	$5,362	$(5,894)
Net Cash Provided by (Used In)
Operating Activities	(83,637)	63,522	74,716	27,391	(5,224)
Investing Activities	(6)	(65,429)	(66,059)	(5,263)	(4,405)
Financing Activities	81,097	3,490	(5,977)	(23,353)	10,072

For the nine months ended March 31, 2022, on net income of $33.2 million, the Company’s cash from operating activities was -$83.6 million. The most significant impact on cash flow was higher post-holiday inventory due to strategic investments in gaming and supply chain issues due to Covid-related disruptions especially cargo from the Pacific. In addition, accounts payable decreased by $10.1 million driven by the higher inventory position primarily as prepaid gaming products arrived at entry ports. Cash flows used in investing activities was $6,000 as there were no acquisitions during the period. Net cash used in financing activities was $81.1 million primarily driven by the increase in our revolver for the increased inventory positions.

For the nine months ended March 31, 2021, on Net Income of $25.9 million, the Company generated net cash from operating activities of $63.5 million. The most significant impact on cash flow during fiscal year 2021 was the increase in sales generated by the acquisition of COKeM International on September 30, 2020. In addition, accounts payable increased by $7.5 million as we strategically invested in inventory as we integrated the COKeM acquisition and expanded our gaming product portfolio. Cash flows used in investing activities was $65.4 million primarily due to the acquisition of COKeM International. The working capital required to execute the stock purchase was $74.0 million and partial offset by a $8.5 million seller note. Net cash used in financing activities was $3.5 million and despite the acquisition of COKeM, the loan balance only increased by $9.4 million year over year.

In fiscal year 2021, on net income of $34.2 million, the Company generated net cash from operating activities of $74.7 million. The most significant impact on cash flow during fiscal year 2021 was the increase in sales generated by the acquisition of COKeM International on September 30, 2020. In addition, accounts payable increased by $18.7 million as we strategically invested in inventory as we integrated the COKeM acquisition and expanded our gaming product portfolio. Cash flows used in investing activities was $66.1 million primarily due to the acquisition of COKeM International. The working capital required to execute the stock purchase was $74.0 million and partial offset by a $8.5 million seller note. Net cash used in financing activities was -$6.0 million and despite the acquisition of COKeM, the loan balance only increased by $8.2 million year over year including a dividend of $[       ] that was paid to the shareholders.

In fiscal year 2020, on net income of $5.4 million, the Company generated net cash from operating activities of $27.4 million. The most significant impact on cash flow during fiscal year 2020 was a $35.8 million decrease in our inventory positions and an increase in sales partially generated by the acquisition of Mill Creek Entertainment. In addition, accounts payable decreased by $38.8 million as we optimized our inventory positions and managed supply chain issues due to the Company’s conservative approach navigating Covid-19 related uncertainties as a result of the Covid-19 pandemic. Cash flows used in investing activities was $5.3 million primarily driven by the acquisition of Mill Creek and investment in warehouse equipment. Cash used in financing activities was $23.4 million. Despite the acquisition of Mill Creek, the outstanding loan balance on the revolver decreased by $26.1 million year over year.

In fiscal year 2019, net revenue declined year over year resulting in a net loss of $5.9 million. The net cash used in operating activities was $5.2 million predominantly due to a $9.0 million decrease in trade receivables combined with a $14.1 million decrease in accounts payable due to the reduced average payment terms due to our entry into the gaming market which commands shorter credit terms. Cash flows used in investing activities of $4.4 million was due to an initiative to expand warehouse capacity. The $10.1 million increase in net cash provided by financing activities was driven by a $6.3 million increase in the Revolver combined with $4.4 million of debt to support the capital warehouse investment.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The consolidated financial statements and disclosures have been prepared in accordance with generally accepted accounting principles (GAAP) which requires that management apply accounting policies, estimates, and assumptions that impact the results of operations and the reported amounts of assets and liabilities in the financial statements. Management uses estimates and judgments based on historical experience and other variables believed to be reasonable at the time. Actual results may differ from these estimates under a separate set of assumptions or conditions. Note 1 of the Notes to the Consolidated Financial Statements includes a summary of the significant accounting policies and methods used by the Company in the preparation of its consolidated financial statements. Management believes that of the Company’s significant accounting policies and estimates, the following involve a higher degree of judgment or complexity:

Inventory and Returns Reserve: Product inventory is recorded at the lower of cost or net realizable value. The valuation of inventory requires significant judgment and estimates, including evaluating the need for any adjustments to net realizable value related to excess or obsolete inventory to ensure that the inventory is reported at the lower of cost or net realizable value. For all product categories, the Company records any adjustments to net realizable value, if appropriate, based on historical sales, current inventory levels, anticipated customer demand, and general market conditions.

Goodwill and Definite-Lived Intangible Assets, Net: The Company tests its goodwill for impairment only upon the occurrence of an event or circumstances that may indicate the fair value of the entity is less than its carrying amount. The Company will test goodwill for impairment at the entity level.

When a triggering event occurs, the Company has an option to first perform a qualitative assessment to determine whether it is more likely than not (i.e., 50% likely) that the fair value of the entity is less than its carrying amount. If the Company elects to use the qualitative option, it must decide whether it is more than 50% likely that the fair value of the entity is less than its carrying amount. If so, the one-step impairment test is required. However, if management concludes that fair value exceeds the carrying amount, further testing is unnecessary. Goodwill impairment is calculated as the amount by which the carrying amount of the entity including goodwill exceeds its fair value.

Intangible assets are stated at cost, less accumulated amortization. Amortization of customer relationships and lists is recorded using an accelerated method over the useful lives of the related assets, which range from ten to fifteen years. Covenants not to compete, trade name and favorable leases are amortized using the straight-line method over the estimated useful lives of the related assets, which range from five to fifteen years.

Impairment of Long-Lived Assets: Recoverability of long-lived assets, including property and equipment, goodwill and certain identifiable intangible assets are evaluated whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, significant decrease in the market value of the assets and significant negative industry or economic trends. In the event the carrying amount of the long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual deposition. If the carrying amount of an asset exceeds the sum of the estimated future undiscounted cash flow, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value. There was no impairment during the years ended June 30, 2021, 2020 and 2019.

Business Combinations — Valuation of Acquired Assets and Liabilities Assumed: The Company allocates the purchase price for each business combination, or acquired business, based upon (i) the fair value of the consideration paid and (ii) the fair value of net assets acquired, and liabilities assumed. The determination of the fair value of net assets acquired and liabilities assumed requires estimates and judgements of future cash flow expectations for the acquired business and the allocation of those cash flows to identifiable tangible and intangible assets. Fair values are calculated by applying estimates related to Internal Rate of Return (IRR) and Weighted Average Cost of Capital (WACC) assumptions as well as incorporating expected cash flows into industry standard valuation techniques. Goodwill is the amount by which the purchase price consideration exceeds the fair value of tangible and intangible assets acquired, less assumed liabilities.

Intangible assets, such as customer relations and trade names, when identified, are separately recognized and amortized over their estimated useful lives, if considered definite-lived. Acquisition costs are expensed as incurred and are included the consolidated statements of operations and comprehensive income.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and interest rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Concentration of Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, and trade receivables. The Company believes it is not exposed to any significant credit risk on cash as the Company’s primary cash is bank deposit accounts with high quality financial institutions and, although at times may exceed federally insured limits, is swept to our outstanding loan balance daily. The Company has not experienced any losses in these accounts. To minimize trade receivable risk, credit evaluation of customers is routinely conducted, and ongoing risk assessments performed. In addition, reserves for potential losses for uncollectible accounts are monitored and results are within management’s expectations.

Interest Rate Risk: Our interest rate risk is primarily related to our outstanding bank revolver. On March 31, 2022, we had our outstanding revolver balance subject to our 2020 Credit Agreement with Bank of America and therefore exposed to market interest rate risk associated with the interest terms under that facility. We do not currently engage in hedging transactions to manage our exposure to interest rate risk.

Interest rates are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The nature and timing of any changes in such policies or general economic conditions and the effect they may have on the Company are unpredictable. The Company’s indebtedness may also have other important impacts on the Company, including that the Company will be required to utilize cash flow to service the debt, indebtedness may make the Company more vulnerable to economic downturns, and the Company’s indebtedness subjects the Company to covenants, which may place restrictions on its operations and activities, including its ability to pay dividends and take certain other actions.

As of March 31, 2022, the Company had approximately $134 million revolver balance under the 2020 Credit Agreement with Bank of America. Interest on such borrowings accrued at a weighted average rate of 2.17% for the nine months ended March 31, 2022. Based on the average outstanding balance for the nine months ended March 31, 2022, a hypothetical 100 basis point overall increase in the daily interest rates that we pay would increase the Company’s annual interest expense by approximately $1.2 million per year.

Inflation Risk: Inflation typically affects us by increasing our cost of finished products purchased from studios and manufacturers, freight & shipping costs, and payroll. We do not believe that inflation had a material effect on our financial performance included in this document. However, inflation risk may deter consumer spending if economic conditions worsen, and our results of operations could be adversely affected if the high inflation continues for an extended period.

CERTAIN ALLIANCE RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Alliance

Throughout this section, unless otherwise noted, “Alliance,” “we,” “us,” “our” and similar terms refer to Alliance Entertainment Holding Corporation and its subsidiaries prior to the consummation of the Business Combination.

Captive Insurance Policies

The two principal stockholders of Alliance, Bruce Ogilvie and Jeff Walker, established two insurance companies; Guard Yourself Insurance Company, Ltd. and Super O Insurance Company, Ltd., replaced effective April 1, 2018, with the current new insurance companies, Airlie Protection Ins. Co., Inc. and Protection for You Ins. Co., Inc. These insurance companies additionally insure the general assets, liabilities and claims of Alliance through March 30, 2022, and were not renewed for future periods. The entities are known as captive insurance companies. New policies covered the period of March 31, 2021, to March 30, 2022, and incurred an annual expense of $2.4 million. Premium payments are allowed based on the Loan Agreement dated February 21, 2017. The Company is not a guarantor and does not have exposure in the event of a loss. Total captive policy expense for the years ended June 30, 2021, 2020, and 2019 was $2.2 million, $2.7 million, and $2.9 million, respectively. Total claims filed for the years ended June 30, 2021, 2020, and 2019 was $1.4 million, $0.9 million, and $1.2 million respectively. On June 30, 2021, and 2020, receivables from the captive insurance companies were $1.5 million and $1.6 million, respectively, which are included in related party receivables on the consolidated balance sheets.

Interest-Charge Domestic International Sales Corporation

Alliance has an affiliate, My Worldwide Market Place, Inc. which is an IC-DISC and was established February 12, 2013. The IC-DISC is owned by the two principal Alliance stockholders, Bruce Ogilvie and Jeff Walker.

The IC-DISC is organized to manage sales to certain qualified customers and receive commissions from Alliance for this activity. The commissions expense ($5.4 million, $8.2 million, and $7.1 million for the years ended June 30, 2021, 2020, and 2019, respectively) was determined under formulas and rules defined in the law and regulations of the US tax code. Under these regulations, the commission is deductible by Alliance and results in a specified profit to the IC-DISC. This net profit is not subject to Federal income tax. The IC-DISC distributes the profit to its stockholders, who are taxed on the income as a dividend.

Alliance had a series of notes outstanding to the stockholders created for the purpose of IC-DISC commission payments/deductions to related parties and after-tax amounts (by related parties) with the after-tax remainder commissions loaned back to Alliance by the related parties. As of June 30, 2019, the related party notes payable were forgiven and effectively, converted to capital by the two Alliance stockholders. As a result, Alliance recorded $41,317 ($31,646 in principal and $8,671 in interest) as additional paid in capital in the statements of Changes in Stockholders’ Deficit.

INFORMATION ABOUT ADARA

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Adara” refer to Adara Acquisition Corp..

Overview

We are a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Company History

Adara Acquisition Corp. was incorporated in Delaware on August 5, 2020.

In August 2020, we issued to the Sponsor the 2,875,000 Initial Stockholder Shares for an aggregate purchase price of $25,000, or approximately $0.009 per share, to the Sponsor. In September 2020, the Sponsor sold 50,000 Initial Stockholder Shares to ThinkEquity, the representative of the underwriters for the IPO, for an aggregate purchase price of $5,000.

The registration statement on Form S-1 for the IPO was declared effective on February 8, 2021. On February 11, 2021, we consummated the IPO of 11,500,000 Adara Units at $10.00 per unit including 1,500,000 units issued as a result of the exercise of the underwriters’ overallotment option in full, generating gross proceeds of $115,000,000.

Simultaneously with the closing of the IPO, we consummated the sale of 4,120,000 Private Warrants at a price of $1.00 per Private Warrant in a private placement to the Sponsor, generating gross proceeds of $4,120,000.

Following the closing of the IPO on February 11, 2021, an amount of $116,150,000 ($10.10 per unit) from the net proceeds of the sale of the Adara Units in the IPO and the sale of the Private Warrants was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) , with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of our initial business combination and (ii) the distribution of the funds in the Trust Account to the Public Stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

Our activities since February 11, 2021, have consisted of the search and evaluation of potential targets in contemplation of a business combination. All activity for the period from August 5, 2020 (inception) through February 8, 2021, relates to the Company’s formation and the IPO, which is described below. The Company will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

Initial Business Combination

The NYSE American rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. We expect to be able to comply with the NYSE American rules and by reason of our arrangements with ThinkEquity, there are no deferred underwriting commissions. Our board of directors will make the determination as to the fair market value of our initial business combination. Additionally, pursuant to the NYSE American rules, any initial business combination must be approved by a majority of our independent directors.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business

Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Sponsor and our executive officers and directors and ThinkEquity have agreed (1) to vote any shares of common stock owned by them in favor of the Business Combination, including the Initial Stockholder, (2) not to redeem any shares of Adara Common Stock or Initial Stockholder Shares in connection with a stockholder vote to approve the Business Combination, and (3) not sell any shares of Adara Common Stock or Initial Stockholders Shares in any tender in connection with the Business Combination. As a result, we would need only 4,312,501, or approximately 37.5%, of the 11,500,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the Business Combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Adara Common Stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Adara Common Stock.

Permitted Purchases of Our Securities

At any time prior to the special meeting of stockholders, during which they are not aware of material non-public information about Adara, the Sponsor, our directors or officers or their affiliates may purchase shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares the Sponsor our directors or officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and the NYSE American rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or Public Warrants in such transactions prior to completion of the Business Combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement target that requires us to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of the Adara Common Stock or Public Warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, our officers, directors and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of this proxy statement/prospectus in connection with the Business Combination. To the extent that the Sponsor, our officers and directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.

We do not currently anticipate that purchases of our Public Shares or Public Warrants by the Sponsor, our directors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the Sponsor, our officers or directors or any of their affiliates will purchase shares of Adara Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders upon Completion of the Business Combination

We will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of Adara Common Stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.10 per share. The Sponsor, our officers and directors and ThinkEquity have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Initial Stockholder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

The Existing Certificate of Incorporation provides that we may not redeem the Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of the Business Combination (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our initial business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Adara Common Stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Adara Common Stock.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Existing Certificate of Incorporation provides that we will have until February 11, 2023 to complete our initial business combination. If we are unable to complete our initial business combination by February 11, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Adara warrants, which will expire worthless if we fail to complete our initial business combination by February 11, 2023.

The Sponsor, our officers and directors and ThinkEquity have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Initial Stockholder Shares held by them if we fail to complete our initial business combination by February 11, 2023. However, if the Sponsor, our officers or directors or ThinkEquity acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by February 11, 2023.

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Certificate of Incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of the Public Shares if we do not complete our initial business combination by February 11, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide the Public Stockholders with the opportunity to redeem their shares of Adara Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares. However, we may not redeem the Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of the Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $724,410 of proceeds held outside the Trust Account as of December 31, 2021, although we cannot assure you that there will be sufficient funds for such purpose.

We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the funds held outside of the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be $10.10. The proceeds held in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of the Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.10. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm did not execute an agreement with us waiving such claims to the monies held in the Trust Account. However, underwriters of the IPO (including ThinkEquity) executed a letter agreement with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i)  $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to approximately $724,410 of cash held outside the Trust Account as of December 31, 2021 with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by February 11, 2023 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event we do not complete our initial business combination by February 11, 2023, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by February 11, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the Public Shares as soon as reasonably possible following February 11, 2023 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust

Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i)  $10.10 per share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the Existing Certificate of Incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of the Public Shares if we do not complete our initial business combination by February 11, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our Public Shares if we are unable to complete our initial business combination by February 11, 2023, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of The Existing Certificate of Incorporation, like all provisions of the Existing Certificate of Incorporation, may be amended with a stockholder vote.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Facilities

We currently maintain our principal executive offices at 211 East Blvd., Charlotte, NC 28203. We consider our current office space adequate for our current operations.

Periodic Reporting and Financial Information

The Adara Units, Adara Common Stock and Adara Warrants are registered under the Exchange Act and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination. We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “ emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) of 2026, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equals or exceeds $100 million during such completed fiscal year and the market value of our common stock held by nonaffiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

We expect that the Combined Company will no longer qualify as an emerging growth company and will be deemed to be a large accelerated filer following the Combined Company’s June 30, 2023 fiscal year end.

Directors and Executive Officers

Our directors and executive officers as of the Record Date are listed below:

Name	Age	Position
Thomas Finke	57	Chairman and Chief Executive Officer
Paul G. Porter	57	Chief Financial Officer
W. Tom Donaldson III	44	Director
Frank Quintero	50	Director
Dylan Glenn	52	Director
Beatriz Acevedo-Greiff	53	Director

Thomas Finke has been our Chairman since August 2020 and our Chief Executive Officer since June 1, 2022. Mr. Finke has served as a director of Invesco Ltd. (NYSE: IVZ), a global investment management firm, since December 1, 2020. From September 2016 to November 2020, Mr. Finke was the Chairman and Chief Executive Officer of Barings LLC, a global financial services firm and a subsidiary of Massachusetts Mutual Life Insurance Company (“MassMutual Life”). From December 2008 until September 2016, he was the Chairman and CEO of Babson Capital Management LLC (“Babson Capital”), also a subsidiary of MassMutual Life. In 2016, Mr. Finke led the merger of Babson Capital, Barings Asset Management Limited, and two other MassMutual Life subsidiaries to create Barings LLC. From December 2008 to May 2011, Mr. Finke also served as the Executive Vice President and Chief Investment Officer for the MassMutual Life. He was appointed President of Babson Capital in August 2007. Prior to joining Babson Capital, Mr. Finke was a Managing Director and Co-Founder of First Union Institutional Management LLC

(“IDM”), an asset manager and subsidiary of First Union Corporation, from September 1998 until June 2002. He was appointed President of IDM in March of 2001. Mr. Finke served on the boards of Barings Business Development Corp. (NYSE: BBDC), a business development company that primarily makes debt investments in middle market companies, since August 2018; Barings Global Short Duration High Yield Fund (NYSE: BGH), a closed end fund that primarily invests in US and European high yield bonds, since October 2012; and Barings Capital Funds Trust since May 2013 until his retirement from Barings LLC in 2020. Mr. Finke received a Master of Business Administration from Duke University’s Fuqua School of Business and holds a bachelor’s degree from the University of Virginia’s McIntire School of Commerce. Mr. Finke is a member of the Fuqua School of Business Board of Visitors, the Executive Board of Charlotte Center City Partners, and the Investment Committee of the Roman Catholic Diocese of Charlotte. We believe he is well-qualified to serve as the Chairman due to his extensive operational and investment experience.

Paul G. Porter, who has been our Chief Financial Officer since August 2020, has also been a sole practitioner attorney focusing on mergers and acquisitions, finance and business laws since January 2017. From April 2015 to January 2017, he served as the Managing Director of Stone Street Partners, LLC, a private equity firm based in Charlotte, North Carolina, where he was in charge of business acquisitions and other related legal matters. Prior to that, Mr. Porter served as a Corporate and Transactional Partner intermittently since the 1990s at McGuireWoods LLP, a national law firm. He graduated from the University of Notre Dame Law School with a Juris Doctor degree in 1989. He graduated from the University of Arkansas with a bachelor’s degree in Accounting in 1986 and passed the Certified Public Accountant examination in the late 1980s.

W. Tom Donaldson III has served as a member of our board of directors since February 2021. Mr. Donaldson has been the Founder and Managing Partner of Blystone & Donaldson since October 2018, a Charlotte, NC-based investment firm that focuses on middle-market companies. From January 2016 to December 2018, Mr. Donaldson served as an executive at Investors Management Corporation where he focused on investment decisions, managing risk and developing relationships with companies of interest. From around September 2013 to December 2015, he served as a Partner of Morehead Capital Management, LLC before it was merged into Investors Management Corporation in January 2016. From around June 2003 to August 2013, he practiced law as an associate and then a Partner at McGuireWoods LLP where he represented private funds and their portfolio companies in corporate governance, structuring and financing transactions and operating businesses in a wide variety of industries. Mr. Donaldson received his Master of Business Administration degree and Juris Doctor degree from Villanova University. He earned his undergraduate degree in Political Science from North Carolina State University. We believe Mr. Donaldson is qualified to serve on our board of directors based on his breath and depth of experience in varied investment, financing and legal roles.

Frank Quintero has served as a member of our board of directors since February 2021. Mr. Quintero has been the Principal of the Yucaipa Companies, LLC since July 2003, a Los Angeles, CA-based investment firm, where he is actively involved in deal origination, negotiating transactions, real estate development, public company proxy activism, investor relations and corporate communications. Mr. Quintero has served as a member of the Advisory Board of BioSig Technologies, Inc. (Nasdaq: BSGM), a medical technology company focused on advanced signal processing solutions for Atrial Fibrillation (A-fib) operations, since April 2019. He has also served on the board of directors of Independent Sports & Entertainment, a U.S.-based sports agency, since January 2016. Mr. Quintero served as a member on the State of California Personnel Board in 2004. From February 1999 to June 2003, Mr. Quintero served as a Special Assistant to former Governor Gray Davis of the State of California, where he liaised with labor and businesses groups. Mr. Quintero served as a member of the board of directors of KPFK 90.7 FM, a California-based radio station, during 1997. Mr. Quintero received his Bachelor of Art degree in Political Science from the University of California at Los Angeles. We believe Mr. Quintero is qualified to serve as our director based upon his demonstrated expertise in investment origination, negotiating transactions, investor relations and corporate communications.

Dylan Glenn has served as a member of our board of directors since February 2021. Mr. Glenn has been the Chief Executive Officer of KBBO Americas, L.P., the U.S.-based investment vehicle for the KBBO Group, a diversified investment company headquartered in the United Arab Emirates since December 2018. Since March 2020, Mr. Glenn has served as a Director of Intellicheck, Inc. (Nasdaq: IDN), a provider of authentication services for companies primarily in the area of financial services. From January 2005 to December 2018, Mr. Glenn served as a Senior Managing Director of Guggenheim Partners, a global investment and advisory financial services firm that engages in investment banking, asset management, capital markets services, and insurance services. From January 2003 to January 2004, Mr. Glenn served as Deputy Chief of Staff to former Governor Sonny Perdue of Georgia, responsible for all external affairs. From January 2001 to January 2003, Mr. Glenn also served in the White House in Washington, D.C. as Special Assistant for President George W. Bush for Economic Policy. He was a member of the National Economic Council team from January 2001 to January 2003, advising former President Bush on various economic issues. He was one of the founders, as well as Chairman from 1990 to present, of The Earth Conservation Corps, a White House initiative under President George H. W. Bush that provides opportunity to at-risk youth through serious environmental conservation work. Since 2015, Mr. Glenn also serves as member of the Board of Directors for the American Action Network, a Washington-based “action tank”

promoting pro-growth, limited government and strong national security and a Trustee of the Episcopal High School at Alexandria, Virginia and Davidson College in Davidson, North Carolina. Mr. Glenn received his Bachelor of Arts degree from Davidson College in North Carolina. We believe Mr. Glenn is qualified to serve as our director based upon his extensive experience in investment banking, asset management and government relationships.

Beatriz Acevedo-Greiff has served as a member of our board of directors since February 2021. She has served as the Chief Executive Officer and Co-Founder of Suma Wealth, a Los Angeles based Fin-tech company with the mission to help close the wealth gap for the Latino community since May 2020. She has also served as a Partner and board member of 9th Wonder Agency, an international marketing agency group since January 2019. Ms. Acevedo-Greiff has served as the Founding Partner of LA COLLAB since January 2020 along with Co-founder Los Angeles Mayor Eric Garcetti, a non-profit organization with the goal to double Latino representation in Hollywood by 2030. She has also served as the President and Executive Director of the Acevedo Foundation, a family foundation with the mission to advance Latinos in the areas of entrepreneurship, education and economic mobility both in the United States and Mexico, since August 2018. Ms. Acevedo-Greiff served as the Co-Chair and President of MITU, Inc., a Los Angeles based company with a focus on Latino digital media entertainment from April 2012 to July 2018. She served as the Founder and President of HIP Entertainment Group, an Emmy Award Winning full-service entertainment company, from June 1995 to January 2016. Ms. Acevedo-Greiff has served on the boards of multiple organizations, including the 2028 Los Angeles Olympic Committee since March 2019; Homeboy Industries, a non-profit organization with a mission to train and support the formerly gang-involved and previously incarcerated people since March 2019; Latino Community Foundation, the largest giving circle philanthropic organization in California since January 2020; and PocketWatch, a digital media studio since July 2020. Ms. Acevedo-Greiff also serves on many advisory boards, including Anneberg Foundation’s Pledge LA, Delta Airlines, Los Angles Mayor Eric Garcetti, Tech Council & MEXLA, Latino Donor Collaborative and Encantos Media. She received a Bachillerato in Communications from the Universidad Iberoamericana 1988, a Marketing Communications degree from the University of California San Diego in 1990, a Stanford Graduate Business School Scaling Professional Certificate in 2019 and a Fin-tech Professional Certificate from Harvard Graduate Business School in 2020. We believe Ms. Acevedo-Greiff is qualified to serve as our director based on her extensive business and management experience as well as her leadership positions in various companies and organizations.

Martin Sumichrast served as our Chief Executive Officer and as a director from our inception until June 1, 2022. Mr. Sumichrast’s resignation followed the SEC filing of a civil complaint in the Western District of North Carolina, alleging Sumichrast defrauded Sone Street Partners, LLC, a private fund that he managed prior to joining Adara. In the SEC’s complaint, the SEC alleges Mr. Sumichrast violated the antifraud provisions of Section 17(a)(1) and (3) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5(a) and (c) thereunder, and Sections 206(1), 206(2), 206(3), and 206(4) of the Investment Advisers Act of 1940, and Rule 206(4)-8 thereunder. The SEC seeks injunctive relief, disgorgement with prejudgment interest, civil penalties, an officer-and-director bar, and a penny stock bar. Mr. Sumichrast and cbdMD, Inc. a publicly traded company of which Mr. Sumichrast is the CEO and a director, agreed to sell their interests in the Sponsor to certain of our officers and directors. On June 11, 2022, Mr. Martin A. Sumichrast entered into a Separation Agreement (the “Separation Agreement”) with cbdMD, Inc. and its subsidiaries (“cbdMD”) whereby he resigned as cbdMD’s Chief Executive Officer, as a member of the Board of Directors, as an employee, and from all other capacities with cbdMD, effective June 11, 2022.

Number, Term of Office and Election of Executive Officers and Directors

Our board of directors consists of five directors. The term of office of our directors will expire at our first annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

We paid Paul Porter, our Chief Financial Officer, $50,000 for acquisition related services provided by him in 2021. Except for the foregoing payment to Mr. Porter, none of our officers has received any cash compensation for services rendered to us. Commencing in February 2021, we have paid the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Other than as set forth elsewhere in this proxy statement/prospectus, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, our officers or directors or any affiliate of the Sponsor, our officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or directors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Director Independence

The NYSE American listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Finke, Donaldson, Quintero and Glenn and Ms. Acevedo-Greiff are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the NYSE American rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the NYSE American rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Messrs. Donaldson, Glenn and Quintero and Ms. Acevedo-Greiff serve as members of our audit committee, and Mr. Donaldson chairs the audit committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each member of the audit committee meets the independent director standard under the NYSE American listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Donaldson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;
●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee include Messrs. Donaldson, Finke and Quintero. Mr. Quintero chairs our compensation committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent.

We have adopted a compensation committee charter, which detail the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Office’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;
●	reviewing on an annual basis our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	if required, producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $10,000 per month, for up until February 11, 2023, for office space, utilities and secretarial and administrative support and reimbursement of expenses and the payment of $50,000 to our Chief Financial Officer for acquisition related services to be provided by him during 2021, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating Committee

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or the NYSE American rules. In accordance with Section 804 of the NYSE American rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Finke, Donaldson, Quintero and Glenn and Ms. Acevedo-Greiff. In accordance with the rules of the NYSE American, all such directors must be independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

After the Closing of the Business Combination, the Combined Company intends to formally adopt a Nominating and Corporate Governance Committee Charter. The initial members of our nominating and corporate governance will be Alan Tuchman, Thomas Finke, and .                 . Mr.                will serve as chair of the nominating and corporate governance committee. Under the NYSE listing standards, all the directors on the nominating and corporate governance committee must be independent.

The Nominating and Corporate Governance Committee Charter, which will detail the purpose and responsibilities of the nominating and corporate governance committee, will include:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;
●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter will also provide that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors will consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to Closing our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with our IPO. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Limitation on Liability and Indemnification of Officers and Directors

The Existing Certificate of Incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Existing Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Certificate of Incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Audit Fees

The firm of WithumSmith+Brown, PC, or Withum, acts as our independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered.

Audit Fees. For the year ended December 31, 2021, fees for our independent registered public accounting firm were $103,515, for the services Withum performed in connection with our IPO and the audit of our December 31, 2021 financial statements included in this proxy statement/prospectus.

Audit-Related Fees. For the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees. For the year ended December 31, 2021, fees for our independent registered public accounting firm for the preparation of our 2020 Corporation tax return was $7,725.

All Other Fees. For the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

ADARA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About Adara” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which ends on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Adara” refer to Adara Acquisition Corp.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 5, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of the IPO and the sale of the Private Warrants, our capital stock, debt or a combination of cash, stock, and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Proposed Business Combination

Business Combination Agreement

On June 22, 2022, Adara, Merger Sub and Alliance entered into the Business Combination Agreement, pursuant to which Adara and Alliance will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date.

The Effective Time shall occur as promptly as practicable but in no event later than three business days after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver at the Closing).

At the Effective Time, by virtue of the Merger and without any action on the part of Adara, Merger Sub, Alliance or the holders of any of Alliance’s securities:

●	Each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the number of shares of Combined Company Common Stock equal to the Exchange Ratio;
●	No certificates or scrip or shares representing fractional shares of Combined Company Common Stock shall be issued upon the exchange of Alliance Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Adara or a holder of shares of Combined Company Common Stock. In lieu of any fractional share of Combined Company Common Stock to which each holder of Alliance Common Stock would otherwise be entitled, the fractional share shall be rounded up or down to the nearest whole share of Combined Company Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Contingent Consideration Shares

At the Closing, the Company will also issue to the Alliance Stockholders Contingent Consideration Shares which shall be placed into the Contingent Consideration Shares Escrow Account pursuant to the Contingent Consideration Shares Agreement and shall not be released from escrow over a ten-year period unless and until they are earned as a result of the occurrence of the applicable Triggering Event as follows: 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event I prior to the five-year anniversary of the Closing; 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event II prior to the seven-year anniversary of the Closing; and 20,000,000 Contingent Consideration Shares will be earned upon the occurrence of Triggering Event III prior to the ten-year anniversary of the Closing.

The Closing is subject to certain conditions, including but not limited to the approval of our stockholders and Alliance’s stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances.

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of the closing conditions contained in the Business Combination Agreement.

Adara Insider Agreement and Lock-up Agreements

In connection with the Closing, the Sponsor has agreed to forfeit elective 875,000 and 1,375,000 Initial Stockholder Shares, the exact number to be determined by Alliance. In connection with the Closing, the Adara Initial Stockholders and certain stockholders of Alliance will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with regards to any shares of Combined Company Common Stock held by them immediately after the Effective Time, or issuable upon the exercise of options to purchase shares of Combined Company Common Stock held by them immediately after the Effective Time, or securities convertible into or exercisable or exchangeable for Combined Company Common Stock held by them immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period (as defined in the Lock-Up Agreement and Adara Insider Agreements) shall terminate six months after the Closing.

The Lock-up Shares consist of the 2,000,000 shares of Combined Company Common Stock held by the Adara Initial Stockholders assuming 875,000 Initial Stockholder Shares are forfeited (1,500,000 shares of Combined Company Common Stock, if all 1,375,000 Initial Stockholder Shares subject to forfeiture are forfeited) and 47,500,000 shares of Combined Company Common Stock and 60,000,000 Contingent Consideration Shares (and the shares of Combined Company Common Stock issuable upon conversion of the Contingent Consideration Shares) to be issued to the Alliance Stockholders.

Registration Rights Agreement

In connection with the Closing, that certain registration rights agreement dated February 2, 2021 will be amended and restated and Adara, the Adara Initial Stockholders and certain persons and entities receiving Combined Company Common Stock pursuant to the Business Combination (the “New Holders” and together with the Initial Stockholders, the “Reg Rights Holders”) shall enter into that amended and restated registration rights agreement, a form of which is attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Adara will agree that, no later than 30 calendar days after the Closing, Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Combined Company that it will “review” the Resale Registration Statement) following the closing of the Business Combination and (ii) the tenth business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. In certain circumstances, the Initial Stockholders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

Sponsor Support Agreement

On June 22, 2022, Adara, Alliance and the Founders entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Adara Initial Stockholders agreed to vote all of their shares of Adara Common Stock in favor of the approval and adoption of the Stockholder Proposals. Additionally, such Adara Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Adara Common Stock and Adara Class B Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Business Combination.

Stockholder Support Agreement

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 5, 2020 (inception) through March 31, 2022 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2021, we had a net income of $3,244,206, which consists of operating costs of $976,831 and transaction cost incurred in connection with IPO of $86,544, offset by interest income on marketable securities held in the Trust Accounts of $10,281 and change in fair value of warrant liabilities of $4,297,300.

For the period from August 5, 2020 (inception) through December 31, 2020, we had a net loss of $5,476, which consists of operating costs.

For the three months ended March 31, 2022, we had a net income of $1,122,187, which consisted of the change in fair value of warrant liabilities of $1,686,400 and interest earned on marketable securities held in Trust Account of $10,355, offset by operating and formation costs of $574,568.

For the three months ended March 31, 2021, we had net income of $3,853,881, which consisted of changes in fair value of the warrant liabilities of $4,106,900 and interest earned on marketable securities held in Trust Account of $1,528, offset by operating and formation costs of $168,003 and transaction costs incurred in connection with the IPO of $86,544.

Liquidity and Capital Resources

On February 11, 2021, the Company consummated the IPO of 11,500,000 Adara Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Adara Units, at $10.00 per Adara Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 4,120,000 Private Warrants, at a price of $1.00 per Private Warrant in a private placement to the Sponsor, generating gross proceeds of $4,120,000.

For the year ended December 31, 2021, cash used in operating activities was $340,634. Net income of $3,244,206 was impacted by interest earned on marketable securities held in the Trust Accounts of $10,281, change in fair value of warrant liabilities of $4,297,300 and transaction cost incurred in connection with IPO of $86,544. Changes in operating assets and liabilities, which provided $636,197 of cash from operating activities.

For the period from August 5, 2020 (inception) through December 31, 2020, cash used in operating activities was $400,594. Net loss of $5,476 was impacted by changes in operating assets and liabilities, which used $395,118 of cash from operating activities.

For the three months ended March 31, 2022, cash used in operating activities was $491,475. Net income of $1,122,187 was affected by the change in fair value of the warrant liabilities of $1,686,400 and interest earned on marketable securities of $10,355. Changes in operating assets and liabilities provided $83,093 of cash for operating activities.

For the three months ended March 31, 2021, cash used in operating activities was $44,168. Net income of $3,853,881 was affected by the change in fair value of the warrant liabilities of $4,106,900, transaction costs incurred in connection with the IPO of

$86,544 and interest earned on marketable securities of $1,528. Changes in operating assets and liabilities provided $123,835 of cash for operating activities.

As of March 31, 2022, we had marketable securities held in the Trust Account of $116,170,636 (including $20,636 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through March 31, 2022, we have not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2022, we had cash of $232,935 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. On June 22, 2022, each of Blystone & Donaldson, LLC, an affiliate of W. Tom Donaldson III, a director of Adara, and Thomas Finke, Chief Executive Officer and a director of Adara, agreed to loan us up to $250,000 to fund operating expenses, including expenses related to the Business Combination, pursuant to promissory notes. The promissory notes are due and payable upon the earlier of the closing of the Business Combination and February 11, 2023 and are non-interest bearing. On the Record Date, our outstanding obligation under the promissory notes was $[•]. If we complete an initial business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.

Going Concern

We have until February 11, 2023 to consummate an initial business combination. It is uncertain that we will be able to consummate a Business Combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the mandatory liquidation, should an Initial business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after February 11, 2023.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on February 8, 2021 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities

We account for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and the Public Warrants for periods where no observable traded price was available are valued using a binomial lattice model, specifically a binomial lattice model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Adara Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of Adara Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Loss per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. We apply the two-class method in calculating income (loss) per common share, evenly allocating the net income (loss) to each class of stock. The deemed dividend associated with the redeemable shares of Adara Common Stock is included in income (loss) per common share in the IPO quarter and year to date calculation in which the IPO occurred.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retros

Other than below, management does not believe that any recently issued, but not yet effective, accounting standards, including the standard referenced in the next paragraph, if currently adopted, would have a material effect on our financial statements.

CERTAIN ADARA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Adara” refer to Adara Acquisition Corp.

In August 2020, we issued an aggregate of 2,875,000 Initial Stockholder Shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. The Initial Stockholder Shares (including the Adara Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. In connection with the Business Combination our Sponsor agreed to forfeit between 875,000 and 1,375,000 of these shares, the exact number to be determined by Alliance. See “— Adara Insider Agreements and Lock-up Agreements.”

In February 2021, simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 4,120,000 Private Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,120,000. There are no redemption rights or liquidating distributions from the Trust Account with respect to the Initial Stockholder Shares or Private Warrants, which will expire worthless if we do not consummate a business combination by February 11, 2023.

Commencing February 8, 2021, we have paid the Sponsor, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Adara Insider Agreements and Lock-Up Agreements

In connection with the Closing, the Sponsor has agreed to forfeit between 875,000 and 1,375,000 Initial Stockholder Shares, the exact number to be determined by Alliance. Upon the Closing, the Adara Initial Stockholders and certain stockholders of Alliance will also agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate 180 days after the Closing.

Registration Rights Agreement

The holders of the Initial Stockholder Shares, Private Warrants, and warrants that may be issued upon conversion of working capital loans (and in each case holders of their underlying securities, as applicable) have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement that was signed on February 8, 2021. This agreement provided that these holders are entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders were granted “piggy-back” registration rights to include their securities in other registration statements filed by us.

In connection with the Closing, the Reg Rights Holders will enter into Registration Rights Agreement which amends and restates the existing registration rights agreement. Pursuant to the Registration Rights Agreement, Adara will agree that, no later than 30 calendar days after the Closing Adara will file with the SEC (at Adara’s sole cost and expense) the Resale Registration Statement, and Adara shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Combined Company that it will “review” the Resale Registration Statement) following the closing of the Business Combination and (ii) the tenth business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. In certain circumstances, the Adara Initial Stockholders and the New Holders may each demand up to two registrations, which may be underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

Private Warrants

Simultaneously with the IPO, the Sponsor purchased an aggregate of 4,120,000 Private Warrants at a price of $1.00 per Private Warrant ($4,120,000 in the aggregate) in a private placement. Each Private Warrant entitles the holder to purchase one share of Adara Common Stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Warrants were added to the proceeds from the IPO held in the Trust Account. If we do not complete an initial business combination by February 11, 2023, the proceeds from the sale of the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Promissory Note and Potential Affiliate Loans

Prior to the closing of the IPO, the Sponsor loaned us an aggregate of $600,000, which was used to fund a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of March 31, 2021 or the closing of the IPO. The loan was repaid upon the closing of the IPO out of the offering proceeds. The value of the Sponsor’s interest in this transaction corresponded to the principal amount outstanding under such loan.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of our initial business combination. The warrants would be identical to the Private Warrants. On June 22, 2022, each of Blystone & Donaldson, LLC, an affiliate of W. Tom Donaldson III, a director of Adara, and Thomas Finke, Chief Executive Officer and a director of Adara, agreed to loan us up to $250,000 to fund operating expenses, including expenses related to the Business Combination pursuant to promissory notes. The promissory notes are deemed payable upon the earlier of the closing of the Business Combination and February 11, 2023 and are non-interest bearing. On the Record Date, the outstanding obligations under the promissory notes were $[•]. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Sponsor Support Agreement

On June 22, 2022, Adara, Alliance and the Adara Initial Stockholders entered into the Sponsor Support Agreement pursuant to which the Initial Stockholder agreed to vote all of their Initial Stockholder Shares and shares of Adara Common Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Adara Initial Stockholders have agreed, among other things, not to (a) transfer any of their shares of Founder Shares or Adara Common Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, (b) enter into any voting arrangement that is inconsistent with the Sponsor Support Agreement or (c) exercise their redemption rights in connection with the Merger.

Other Arrangements

Other than the foregoing and payment of $50,000 to Paul Porter, our Chief Financial Officer, for acquisition related services provided by him in 2021, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, have been or will be paid by us to the Sponsor, our officers or directors or any affiliate of the Sponsor or our officers or directors prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, our officers or directors or our or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Certificate of Incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations includes any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company. A form of the code of ethics that we have adopted is filed as an exhibit to the registration statement on Form S-1/A filed on January 14, 2021.

In addition, our audit committee, pursuant to a written charter that we have adopted, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. A form of the audit committee charter that has been is filed as an exhibit to the registration statement on Form S-1/A filed on January 14, 2021. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or our officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements, consulting fee, monies in respect of any payment of a loan or other compensation will be paid by us to the Sponsor, officers, directors or any affiliate of the Sponsor or our officers or directors prior to, for services rendered to us prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the following payments will be made to the Sponsor, our officers, directors or our or their affiliates, none of which will be made from the funds held in the Trust Account prior to the completion of our initial business combination:

●	Payment of $50,000 to Paul Porter, our Chief Financial Officer, for acquisition related services provided by him in 2021;
●	Payment to the Sponsor of $10,000 per month, for office space, utilities and secretarial and administrative support;
●	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and
●	Repayment of non-interest bearing loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which (other than as described above) have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of our initial business combination. The warrants would be identical to the Private Warrants.

Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or directors or our or their affiliates.

MANAGEMENT AFTER THE BUSINESS COMBINATION

The following sets forth certain information, as of June     , 2022, concerning the persons who are expected to serve as directors and executive officers of Alliance following the consummation of the Business Combination and assuming the election of the nominees at the meeting as set forth in “Director Election Proposal.”

Name	Age	Position
Bruce Ogilvie	64	Executive Chairman of the Board and AEC Director
Jeffrey Walker	54	Chief Executive Officer and AEC Director
John Kutch	56	Chief Financial Officer and retiring Director
Paul Eibeler	66	Chairman of COKeM subsidiary and Director
Alan Tuchman	63	Independent Director
Thomas Finke	57	Independent Director Nominee
W. Tom Donaldson III	45	Independent Director Nominee
Terilea J. Wielenga	63	Independent Director Nominee

Executive Officers

The following are Alliance’s named executive officers.

Bruce Ogilvie.    Bruce Ogilvie has been Alliance’s Executive Chairman since 2013 and 50% shareholder since 2003. He is a director on Alliance’s Board and will be a director of the Combined Company. Prior to assuming his current role, in 1996 Bruce was selected by a bank group to turn around the 600-store chain, Wherehouse Records. Under Bruce’s leadership Wherehouse emerged from bankruptcy within nine months and was sold to Cerberus Capital. Following his success with Wherehouse Records, Bruce bought a one-third interest in Super D in 2001 and assumed the role as CEO, joining with founders Jeff Walker and David Hurwitz. Bruce became the Chairman in 2013 after the merger of Super D and Alliance. Mr. Ogilvie has spent his entire career in the entertainment distribution industry starting with the founding of Abbey Road Distributors in 1980. Over the next 14 years, Bruce led Abbey Road’s growth to over $94 million in sales and successfully sold the business in 1994. In 1995, Bruce was awarded E&Y’s Distribution Entrepreneur of the Year Award for his work with Abbey Road.

Jeffrey Walker.  Jeffrey Walker  has been Alliance’s Chief Executive Officer since 2013 and 50% shareholder since 2003. He is a director on Alliance’s Board and will be a director of the Combined Company. In 1990, Jeff co-founded the CD Listening Bar, Inc., a retail music store. A few years later, Jeff started wholesaling CDs from the back of the store, beginning the journey to create Super D, a music wholesaler founded in 1995. In 2001, Jeff and co-founder David Hurwitz sold a third of Super D to Bruce Ogilvie. Over the next decade, Bruce and Jeff continued to grow Super D’s presence in the music wholesaling space, with the acquisition of Alliance in 2013. Upon the closing of the Alliance acquisition, Jeff became the CEO of the combined company. In 2015, Jeff was awarded E&Y’s Distribution Entrepreneur of the Year award in Orange County. Mr. Walker received a bachelor’s degree in economics from University of California — Irvine.

John Kutch.    John Kutch is currently a director on Alliance’s Board and will transition from being a director to an observer and report to the audit committee of the Combined Company. He has been Alliance’s Chief Financial Officer since February 2018. From October 2014 to March 2017, John was Vice President of Finance — US Operations for Metalsa, a metals supplier to the automotive manufacturing industry. For the ten years prior, he was employed by Amazon as a Senior Manager — Senior Regional Controller. John received a bachelor’s degree from Washington State University majoring in Management Information Systems, and a Master of Business Administration from Carnegie Mellon University — Tepper School of Business.

Paul Eibeler. Paul Eibeler is the chairman of COKeM International Ltd., which became a wholly owned subsidiary of Alliance in September 2020. Since 2008, Mr. Eibeler has led COKeM’s efforts to establish itself as the leading full-service, value-added distributor of video games and accessories. In In July 2000 Mr. Eibeler joined Take-Two Interactive as president and director. From 2005 to 2007, he was the chief executive officer of Take Two Interactive, a video game holding company based in New York, NY. At Take-Two Interactive, Paul oversaw its growth from $250 million to over $1.5 billion, with titles such as Grand Theft Auto, Midnight Club, Bioshock, NBA 2K, MLB 2K, Max Payne, Carnival Games and Civilization. Paul received a Bachelor of Arts degree from Loyola University Maryland, Paul completed a 4 year on the Loyola Board, where he served as a member of the Board of Trustees.

Directors

The following are persons that are nominated to join and form the independent board members of Alliance.

Alan Tuchman.    Alan Tuchman is a current independent director on Alliance’s Board and will be a director of the Combined Company. Alan has been an independent director of Alliance since Sept 2013. Since March 2012, Alan has been the president of On Point Advisors, LLC., a consulting firm. From 2001 to 2011, Alan was the chief executive officer of Alliance Entertainment, Inc. Mr. Tuchman majored in business at Hofstra University.

We believe Mr. Tuchman is qualified to serve as a member of Alliance’s board of directors based on his experience as chief executive officer, as well as his experience in consulting for entertainment and distribution companies.

Thomas M. Finke. Thomas Finke has served as Chairman of Adara Acquisition Corp.’s Board of Directors since August 2020; and as the Company’s CEO since June 2022. Mr. Finke has served as a director of Invesco Ltd. (NYSE: IVZ), a global investment management firm, since December 1, 2020.

From September 2016 to November 2020, Mr. Finke was the Chairman and Chief Executive Officer of Barings LLC, a global financial services firm and a subsidiary of Massachusetts Mutual Life Insurance Company (“MassMutual Life”). From December 2008 until September 2016, he was the Chairman and CEO of Babson Capital Management LLC (“Babson Capital”), also a subsidiary of MassMutual Life. In 2016, Mr. Finke led the merger of Babson Capital, Barings Asset Management Limited, and two other MassMutual Life subsidiaries to create Barings LLC. From December 2008 to May 2011, Mr. Finke also served as the Executive Vice President and Chief Investment Officer for the MassMutual Life. He was appointed President of Babson Capital in August 2007. Prior to joining Babson Capital, Mr. Finke was a Managing Director and Co-Founder of First Union Institutional Management LLC (“IDM”), an asset manager and subsidiary of First Union Corporation, from September 1998 until June 2002. He was appointed President of IDM in March of 2001. Mr. Finke served on the boards of Barings Business Development Corp. (NYSE: BBDC), a business development company that primarily makes debt investments in middle market companies, since August 2018; Barings Global Short Duration High Yield Fund (NYSE: BGH), a closed end fund that primarily invests in US and European high yield bonds, since October 2012; and Barings Capital Funds Trust since May 2013, until his retirement from Barings LLC in 2020.

Mr. Finke received a Master of Business Administration degree from Duke University’s Fuqua School of Business and holds a bachelor’s degree from the University of Virginia’s McIntire School of Commerce. Mr. Finke is a Trustee of Davidson College, member of the Fuqua School of Business Board of Visitors, Chairman of the Board of Charlotte Center City Partners, and a member of the Investment Committee of the Roman Catholic Diocese of Charlotte.

We believe Mr. Finke is qualified to serve as a member of Alliance’s board of directors based on his experience as chief executive officer, his role on several public and private boards of directors as well as his experience in investing in finance companies.

Terilea J. Wielenga. Teri Wielenga will be a director of the Combined Company. Teri is a senior global finance executive, board director, and advisor with more than 30 years of experience at complex, highly regulated Fortune 500 companies and a Big Four accounting firm. Since June 2017, she has led global tax policy and strategy for Gilead Sciences (Nasdaq: GILD), a multinational biopharmaceutical company with $25 billion in annual revenue. She currently serves as board director, secretary, treasurer for The Gilead Foundation, and also currently serves as audit committee chair for the Arc Research Institute. Between 2001 and 2015 Teri managed rapid global growth as the Senior Vice President of Tax for Allergan (NYSE: AGN), a multinational biopharmaceutical and medical aesthetics company with $7 billion in annual revenue, prior to the $70 billion acquisition of Allergan by Actavis in 2015. She also previously served as board director, chief financial officer of the Allergan Foundation and served as a board director for multiple Allergan subsidiaries in Ireland, Japan, and Bermuda.

In addition to her work as a senior finance executive with public companies, Teri has advised a variety of pharmaceutical start-ups, pre-IPO ventures, and privately held companies.

Teri is recognized as a global tax specialist and has taught advanced accounting and business taxation for MBA programs at Chapman University and Loyola Marymount University. She is a Certified Public Accountant. She earned her M.S. in Taxation from Golden Gate University in San Francisco and her B.A. in Business Economics from the University of California, Santa Barbara.

We believe Ms. Wielenga is qualified to serve as a member of Alliance’s board of directors based on her experience as a senior global finance executive and, her governance experience with public, private, and non-profit boards of directors.

W. Tom Donaldson III. Tom Donaldson has served as a director of Adara Acquisition Corp.’s Board of Directors since August 2020 and as the chair of its audit committee.

Mr. Donaldson has been the Founder and Managing Partner of Blystone & Donaldson since October 2018, a Charlotte, NC-based investment firm that focuses on middle-market companies. From January 2016 to December 2018, Mr. Donaldson served as an executive at Investors Management Corporation where he focused on investment decisions, managing risk and developing relationships with companies of interest. From around September 2013 to December 2015, he served as a Partner of Morehead Capital Management, LLC before it was merged into Investors Management Corporation in January 2016. From around June 2003 to August 2013, he practiced law as an associate and then a Partner at McGuireWoods LLP where he represented private funds and their portfolio companies in corporate governance, structuring and financing transactions and operating businesses in a wide variety of industries. Mr. Donaldson received his Master of Business Administration degree and Juris Doctor degree from Villanova University. He earned his undergraduate degree in Political Science from North Carolina State University. We believe Mr. Donaldson is qualified to serve on our board of directors based on his breath and depth of experience in varied investment, financing and legal roles.

We believe Mr. Donaldson is qualified to serve as a member of Alliance’s board of directors based on his experience as managing investment firms, his role on public and private boards of directors as well as his experience in investing in operating companies.

DESCRIPTION OF SECURITIES

The following summary of the material terms of Adara’s securities prior to and following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of Adara’s securities following the Business Combination. The Proposed Certificate of Incorporation is described in “Proposal No. 2 — The Charter Proposals” and the full text of the proposed certificate, which includes the proposed amendments described in Proposal No. 2 and eliminates the provisions of the Existing Certificate of Incorporation that terminate pursuant to their terms upon the closing of the Business Combination is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Adara Common Stock, 10,000,000 shares of Adara Class B Common Stock, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Adara Common Stock and Adara Class B Common Stock are, and the shares of Combined Company Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the Record Date for the special meeting, there were 14,375,000 shares of Adara Common Stock held by [•] stockholders of record, 2,875,000 shares of Adara Class B Common Stock and no shares of preferred stock of Adara outstanding, including holders of record of Adara Units.

Description Of Combined Company Securities Following the Business Combination

The following summary of certain provisions of Combined Company securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation and the provisions of applicable law. A copy of the Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B. Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “Combined Company” refers to new Combined Company and its consolidated subsidiaries after giving effect to the Business Combination.

Authorized Capitalization

General

The total amount of Combined Company’s authorized share capital will consist of 551,000,000 shares, consisting of (i) 490,000,000 shares of Class A common stock, (ii) 60,000,000 shares of Class E common stock and (iii) 1,000,000 shares of Combined Company Preferred Stock. We expect to have approximately 61 million shares of Combined Company Common Stock outstanding immediately after the consummation of the Business Combination in the event that no shares of Adara Common Stock are redeemed in connection with the Business Combination, or 50,985,149 shares of Combined Company Common Stock outstanding immediately after the consummation of the Business Combination in the event that the contractual maximum number of shares of Adara Common Stock are redeemed in connection with the Business Combination.

The following summary describes all material provisions of Combined Company’s capital stock. You should read the Proposed Certificate of Incorporation, a copy of which is attached as to this proxy statement/prospectus as Annex B.

Combined Company Common Stock; Class E Common Stock

Voting rights.   Each holder of Combined Company Common Stock and Combined Company Class E Common Stock will be entitled to one (1) vote for each share of Combined Company Common Stock held of record by such holder on all matters voted upon by Combined Company stockholders, provided, however, that, except as otherwise required in the Proposed Certificate of Incorporation or by applicable law, the holders of Combined Company Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Combined Company Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of Combined Company Preferred Stock) or pursuant to the DGCL.

Class E Common Stock—Escrow Agreement Limitations

Under the Contingent Consideration Escrow Agreement, each Alliance Stockholder owning Combined Company Class E Common Stock Contingent Consideration Shares will have all rights with respect to the Contingent Consideration Shares attributable to ownership of such Combined Company Class E Common Stock, except (1) the right of possession thereof, (2) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein, and (3) the right to be paid dividends with respect to such shares (other than non-taxable stock dividends, which shall remain in and become part of the Contingent Consideration Shares). Additionally, the Alliance Stockholders will have the right to vote such shares of Combined Company Class E Common Stock, provided that during the escrow period they have contractually agreed to vote their shares of Combined Company Class E Common Stock in the same manner and proportion as the Combined Company Common Stock votes.

Dividend rights.   Subject to the rights of the holders of Combined Company Preferred Stock and any other provisions of the Proposed Certificate of Incorporation, as it may be amended from time to time, holders of Combined Company Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of Combined Company when, as and if declared thereon by the Combined Company Board, in its discretion, from time to time out of assets or funds of Combined Company legally available therefor. See “— Preferred Stock,” below for more information regarding the dividend rights of the holders of Combined Company Preferred Stock.

Rights upon liquidation, dissolution or winding up.   Subject to the rights of holders of Combined Company Preferred Stock, in the event of any liquidation, dissolution or winding up of its affairs, whether voluntary or involuntary, after payment or provision for payment of Combined Company’s debts and any other payments required by law and amounts payable upon shares of Combined Company Preferred Stock ranking senior to the shares of Combined Company Common Stock upon such dissolution, liquidation or winding up, if any, Combined Company’s remaining net assets will be distributed to the holders of Combined Company Common Stock and the holders of any other class or series of capital stock ranking equally with the Combined Company Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in the bylaws to be in effect upon consummation of the Business Combination, shares of Combined Company Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

Other rights.   There are no redemption or sinking fund provisions applicable to the Combined Company Common Stock. The rights, preferences and privileges of holders of the Combined Company Common Stock will be subject to those of the holders of the Combined Company Preferred Stock that Combined Company may issue in the future.

Preferred Stock

The Combined Company Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Combined Company Preferred Stock could have the effect of decreasing the trading price of Combined Company Common Stock, restricting dividends on the capital stock of Combined Company, diluting the voting power of the Combined Company Common Stock, impairing the liquidation rights of the capital stock of Combined Company, or delaying or preventing a change in control of Combined Company.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of Directors of the Combined Company Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Combined Company Board, but shall initially consist of seven Directors, who shall be divided into three classes, designated Class I, II and III, respectively. The Combined Company Board is authorized to assign members of the Combined Company Board already in office to such classes at the time the classification becomes effective.

Under the Proposed Bylaws, at all meetings of Stockholders called for the election of Directors, a plurality of the votes properly cast will be sufficient to elect such Directors to the Combined Company Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Combined Company Preferred Stock, in the interim between annual meetings of Stockholders or special meetings of Stockholders called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Combined Company Board, including unfilled vacancies resulting from the removal of Directors, may be filled only by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director. All Directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A Director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a Director or a newly created Directorship will serve for the remainder of the full term of the class of Directors in which the new Directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of the holders of any series of Combined Company Preferred Stock, any Director may be removed from office only for cause and only by the affirmative vote of the holders of at least at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of voting stock (as defined below) of Combined Company then entitled to vote generally in the election of Directors, voting together as a single class. In case the Combined Company Board or any one or more Directors should be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed only by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Combined Company Board, or by a sole remaining Director, and not by the Stockholders, unless the Combined Company Board determines by resolution that any such vacancies or newly created Directorships shall be filled by Stockholders.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Combined Company, subject, nevertheless, to the provisions of the DGCL, the Proposed Certificate of Incorporation and to any Proposed Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the Directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any Director elected pursuant to the right, if any, of the holders of Combined Company Preferred Stock to elect additional Directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant Certificate of Designations related to the Combined Company Preferred Stock.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the Stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the Stockholders, the Chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each Stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting, the Combined Company Board shall fix as the record date for determining Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each Stockholder of record as of the record date so fixed for notice of such adjourned meeting. The Stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Proposed Certificate of Incorporation or the Proposed Bylaws, in all matters other than the election of Directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the Stockholders. Except as otherwise provided by statute, the Proposed Certificate of Incorporation or the Proposed Bylaws, Directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of Directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Proposed Certificate of Incorporation or the Proposed Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, will constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Proposed Certificate of

Incorporation or the Proposed Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the outstanding shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting will be the act of such class or classes or series.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
2.the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
3.the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, Combined Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE American, which would apply if and so long as the Combined Company Common Stock (or units or warrants) remains listed on the NYSE American, require Stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Combined Company Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Combined Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Combined Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive Stockholders of opportunities to sell their shares of Combined Company Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Combined Company Preferred Stock, special meetings of the Stockholders of Combined Company, for any purpose or purposes, may be called only (i) by a majority of the Combined Company Board or (ii) at any time when no annual meeting thirteen months after Combined Company’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Proposed Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each Stockholder entitled to vote at such meeting, not less than ten or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of Stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Certificate of Incorporation or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the Combined Company Board or of any Committee thereof may be taken without a meeting, if all Members of the Combined Company Board or of such Committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Combined Company Board or Committee.

In addition, the Proposed Bylaws require advance notice procedures for Stockholder proposals to be brought before an annual meeting of the Stockholders, including the nomination of Directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Combined Company Board, or by a Stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to Combined Company’s Secretary, of the Stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next Stockholder meeting any Stockholder actions, even if they are favored by the holders of a majority of Combined Company outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s Certificate of Incorporation or bylaws is required to approve such amendment, unless a corporation’s Certificate of Incorporation or bylaws, as the case may be, requires a greater percentage. The Proposed Certificate of Incorporation provides:

●	Required Vote to Amend the Certificate of Incorporation — The Proposed Certificate of Incorporation requires an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Certificate of Incorporation;
●	Required Vote to Amend the Bylaws — the Proposed Certificate of Incorporation requires an affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws;

The Proposed Bylaws may also be amended or repealed (A) by the affirmative vote of a majority of the entire Combined Company Board then in office, without the assent or vote of any Stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Combined Company Board).

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of the Directors of Combined Company to the fullest extent permitted by law, and both the Proposed Certificate of Incorporation and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. Combined Company expects to enter into agreements to indemnify its Directors, Executive Officers and other employees as determined by the Combined Company Board. Under the terms of such indemnification agreements, Combined Company will be required to indemnify each of its Directors and Officers, to the fullest extent permitted by applicable law. Combined Company will indemnify its Officers and Directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements will also require Combined Company, if so requested, to advance within a specified number of days of such request, all reasonable fees, expenses, charges and other costs that any of Combined Company’s Directors incur, provided that such Director will return any such advance if it is ultimately determined that such Director is not entitled to indemnification by Combined Company. Any claims for indemnification by Combined Company’s Directors and Officers may reduce Combined Company’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.

Exclusive Forum of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, unless Combined Company consents in writing to the selection of an alternative forum, that derivative actions brought in the name of Combined Company, actions against current or former Directors, Officers, employees, agents or Stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, actions to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws, actions asserting a claim against Combined Company or any current or former Director, Officer, employee, agent or Stockholder arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against Combined Company or any current or former Director, Officer, employee, agent or Stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts of the United States of America have exclusive jurisdiction. Unless Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complain asserting a cause of action arising under the Securities Act or the Exchange Act. Although we believe this provision benefits Combined Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Combined Company’s directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its Officers, Directors or Stockholders. The Proposed Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that Combined Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Combined Company’s Directors or their respective affiliates, other than those Directors or affiliates who are Combined Company’s employees or if such corporate opportunity was offered to any non-employee Director (including any non-employee Director who serves as an Officer of Combined Company) expressly solely in his or her capacity as a Director or Officer of Combined Company. The Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which Combined Company or any of its affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with Combined Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for Combined Company or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to Combined Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for Combined Company unless Combined Company is financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of Combined Company’s business or is of some practical advantage to Combined Company, and Combined Company has some interest or reasonable expectancy in such opportunity.

Adara Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. In connection with the IPO and for no additional consideration, all of the Initial Stockholders, including the Adara Initial Stockholders, agreed to waive their redemption rights with respect to all of the Initial Stockholder Shares held by them at the closing of the IPO and the Adara Initial Stockholders, have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of Adara Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of Adara’s officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

The Adara Initial Stockholders have agreed to vote the Initial Stockholder Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Adara Common Stock and holders of the Adara Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the Existing Certificate of Incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because the existing Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Adara Common Stock, if we were to enter into an initial business combination, we may (depending on the terms of such an initial business combination) be required to increase the number of shares of Adara Common stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with the NYSE American corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on the NYSE American. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211 I of the DGCL.

Pursuant to the Existing Certificate of Incorporation, if we are unable to complete our initial business combination by February 11, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, our officers and directors and ThinkEquity have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Initial Stockholder shares held by them if we fail to complete our initial business combination by February 11, 2023. However, if the Adara Initial Stockholders hold or acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of our initial business combination, subject to the limitations described herein.

Initial Stockholder Shares

The Initial Stockholder Shares are identical to the shares of Adara Common Stock, and holders of Initial Stockholder Shares have the same stockholder rights as Public Stockholders, except that (i) the Initial Stockholder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, our officers and directors and ThinkEquity have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Initial Stockholder Shares and any Public Shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their Initial Stockholder Shares and any Public Shares in connection with a stockholder vote to approve an amendment to the Existing Certificate of Incorporation (x) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of the Public Shares if we do not complete our initial business combination by February 11, 2023 or (y) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Initial Stockholder Shares held by them if we fail to complete our initial business combination by February 11, 2023, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within such time period, (iii) the Initial Stockholder Shares are shares of Adara Class B Common Stock that will automatically convert into shares of Adara Common Stock at the time of our initial business combination, on a one-for-one basis, subject to adjustment as described herein, and (iv) are entitled to registration rights. If we submit our initial business combination to our Public Stockholders for a vote, the Sponsor, our officers and directors and ThinkEquity have agreed pursuant to the letter agreement to vote any Initial Stockholder Shares and any Public Shares held by them in favor of our initial business combination.

The shares of Adara Class B Common Stock will automatically convert into shares of Adara Common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Adara Common stock, or equity-linked securities, are issued or deemed issued in excess of the number of shares issued in the IPO and related to the closing of the initial business combination, the ratio at which shares of Adara Class B Common Stock shall convert into shares of Adara Common stock will be adjusted (unless the holders of a majority of the outstanding shares of Adara Class B Common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Adara Common Stock issuable upon conversion of all shares of Adara Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the IPO plus all shares of Adara Common Stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination, any private placement-equivalent units and their underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to us). We cannot determine at this time whether a majority of the holders of the Adara Class B Common Stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio. They may waive such adjustment due to (but not limited to) the following: (i) closing conditions which are part of the agreement for our initial business combination; (ii) negotiation with holders of Adara Common Stock on structuring an initial business combination; or (iii) negotiation with parties providing financing which would trigger the anti-dilution provisions of the Adara Class B Common Stock. If such adjustment is not waived, the issuance would not reduce the percentage ownership of holders of our Adara Class B Common Stock, but would reduce the percentage ownership of holders of our Adara Common Stock. If such adjustment is waived, the issuance would reduce the percentage ownership of holders of both classes of our common stock. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for shares of Adara Common Stock issues in a financing transaction in connection with our initial business combination, including but not limited to, a private placement of equity or debt securities could be “deemed issued” for purposes of the conversion rate adjustment if such shares are issuable upon the conversion or exercise of convertible securities, warrants or similar securities.

With certain limited exceptions, the Initial Stockholder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last sale price of our Adara Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Upon consummation of the Business Combination, the transfer restriction period shall be reduced to the Lock-Up Period.

Preferred Stock

The Existing Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Adara Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our Adara Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of February 11, 2022 or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Adara Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants trade. Accordingly, unless you hold a multiple of two units, you will not be able to receive or trade a whole warrant.

The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Adara Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Adara Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Adara Common Stock upon exercise of a warrant unless Adara Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

The shares of Adara Common Stock issuable upon exercise of the warrants are not registered at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the shares of Adara Common Stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Adara Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Adara Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Adara Common Stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and
●	if, and only if, the reported last sale price of the Adara Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise e price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Adara Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Adara Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Adara Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Adara Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Adara Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Adara Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Adara Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Adara Common Stock is increased by a stock dividend payable in shares of Adara Common Stock, or by a split-up of shares of Adara Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Adara Common Stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of Adara Common Stock. A rights offering to holders of Adara Common Stock entitling holders to purchase shares of Adara Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Adara Common Stock equal to the product of (i) the number of shares of Adara Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Adara Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Adara Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Adara Common Stock, in determining the price payable for Adara Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Adara Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Adara Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Adara Common Stock on account of such shares of Adara Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Adara Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Adara Common Stock in connection with a stockholder vote to amend the Existing Certificate of Incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of the Adara Common Stock if we do not complete our initial business combination by February 11, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Adara Common Stock in respect of such event.

If the number of outstanding shares of the Adara Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Adara Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Adara Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Adara Common Stock.

Whenever the number of shares of Adara Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Adara Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Adara Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Adara Common Stock (other than those described above or that solely affects the par value of such shares of Adara Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Adara Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Adara Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of Adara Common Stock in such a transaction is payable in the form of Adara Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus relating to the IPO, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if (x) we issue additional shares of Adara Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of Adara Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Adara Initial Stockholders its affiliates, without taking into account any Initial Stockholder shares held by the Adara Initial Stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Adara Common Stock and any voting rights until they exercise their warrants and receive shares of Adara Common Stock. After the issuance of shares of Adara Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Adara Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Warrants (including the Adara Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor). They will also be exercisable on a cashless basis and will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Adara Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Adara Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Adara Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could sell the shares of Adara Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of our initial business combination. The warrants would be identical to the Private Warrants. However, as the warrants would not be issued until consummation of our initial business combination, any such warrants would not be able to be voted on an amendment to the warrant agreement in connection with such business combination.

The Sponsor has agreed not to transfer, assign or sell any of the Private Warrants (including the Adara Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with the Sponsor.

Underwriter Warrants

We issued to ThinkEquity (and/or its designees) 50,000 warrants (exercisable at $11.50 per share or an aggregate exercise price of $575,000) upon the closing of the IPO. The Underwriter Warrants may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of February 8. 2022 and the closing of our initial business combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, ThinkEquity has agreed that neither it nor its designees will be permitted to exercise the Underwriter Warrants after February 8, 2026. The Underwriter Warrants and such shares purchased pursuant to the warrants have been deemed compensation by FINRA. The Underwriter Warrants grant to holders certain registration rights with respect to the registration under the Securities Act of the shares of Adara Common Stock issuable upon exercise of the Underwriter Warrants. The exercise price and number of shares of Adara Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of Adara Common Stock at a price below its exercise price. We will have no obligation to net cash settle the exercise of the Underwriter warrants. The holder of the Underwriter Warrants will not be entitled to exercise the Underwriter Warrants for cash unless a registration statement covering the securities underlying the Underwriter Warrants is effective or an exemption from registration is available.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

The Existing Certificate of Incorporation

The Existing Certificate of Incorporation contains certain requirements and restrictions that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. The Adara Initial Stockholders, who collectively beneficially own approximately 20.0% of our common stock, will participate in any vote to amend the existing Certificate of Incorporation and will have the discretion to vote in any manner they choose. Specifically, the Existing Certificate of Incorporation provides, among other things, that:

●	If we are unable to complete our initial business combination within by February 11, 2023, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

●	Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination;
●	Although we do not intend to enter into an initial business combination with a target business that is affiliated with the Sponsor, our directors or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such an initial business combination is fair to our company from a financial point of view;
●	If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our Public Shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act; whether or not we maintain our registration under the Exchange Act or our listing on the NYSE American, we will provide our Public Stockholders with the opportunity to redeem their Public Shares by one of the two methods listed above;
●	So long as we obtain and maintain a listing for our securities on the NYSE American, the NYSE American rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination;
●	If our stockholders approve an amendment to the Existing Certificate of Incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our Public Shares if we do not complete our initial business combination by February 11, 2023 or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, we will provide our Public Stockholders with the opportunity to redeem all or a portion of their shares of Adara Common Stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares; and
●	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, the Existing Certificate of Incorporation will provide that under no circumstances will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of our initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and the Existing Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
●	an affiliate of an interested stockholder; or
●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
●	on or subsequent to the date of the transaction, on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

The Existing Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Existing Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the venue for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officers or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Adara Class B Common Stock.

Board of Directors

The Existing Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Adara Class B Common Stock Consent Right

For so long as any shares of Adara Class B Common Stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Adara Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Adara Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Adara Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Adara Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Adara Class B Common Stock were present and voted.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Adara will have:

●	61,000,000 shares of Combined Company Common Stock issued and outstanding, assuming that no Public Stockholders exercise their redemption rights and 875,000 Initial Stockholder Shares are forfeited by the Sponsor;
●	50,985,149 shares of Combined Company Common Stock issued and outstanding, assuming that the contractual maximum number of Public Shares are redeemed.

All of the shares of Combined Company Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Adara’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Combined Company Common Stock in the public market could adversely affect prevailing market prices of the Combined Company Common Stock. The foregoing assumes that no Contingent Consideration Shares are not converted into shares of Combined Company Common Stock.

Adara Insider Agreements, Lock-up Agreements and Registration Rights

In connection with the Closing, the Adara Initial Stockholders and certain stockholders of Alliance will agree, subject to certain exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, the Lock-up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). The Lock-Up Period shall terminate 180 days after the Closing.

In connection with the Closing, that certain registration rights agreement dated February 8, 2021 will be amended and restated and Adara, and the Reg Rights Holders shall enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Adara will agree that, within 30 calendar days after the Closing, Adara will file with the SEC (at Adara’s sole cost and expense) the Resale Registration Statement, and Adara shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Combined Company that it will “review” the Resale Registration Statement) following the closing of the Business Combination and (ii) the tenth business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. In certain circumstances, the New Holders can demand up to two underwritten offerings, and all of the Reg Rights Holders will be entitled to piggyback registration rights.

For more information about the Lock-Up Agreement and Registration Rights, see the section titled “Certain Agreements Related to the Business Combination — Lock-Up Agreements” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Adara Common Stock or restricted Adara Warrants for at least six months would be entitled, subject to any applicable lock-up agreement, to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Adara Common Stock or restricted Adara Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal approximately 610,000 shares of Combined Company Common Stock and 99,200 Adara Warrants, assuming that no Public Shares are redeemed and the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor; or
●	the average weekly trading volume of Combined Company Common Stock of the same class or Adara Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Adara under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Adara.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 11,500,000 shares of Adara Common Stock, and 2,875,000 shares of Adara Class B Common Stock outstanding. Of these shares, the 11,500,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,875,000 shares owned collectively by the Adara Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 9,920,000 Adara Warrants outstanding. Each warrant is exercisable for one share of Adara Common Stock, in accordance with the terms of the warrant agreement governing the Adara Warrants. 5,750,000 of these Adara Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 5,750,000 shares of Adara Common Stock that may be issued upon the exercise of the public Adara Warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Adara Common Stock as of the Record Date (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares (10,000,000 shares) are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Adara Common Stock or of Combined Company Common Stock;
●	each of our current executive officers and directors;
●	each person who will become an executive officer or director of the Combined Company post-Business Combination; and
●	all executive officers and directors of Adara as a group pre-Business Combination and all executive officers and directors of the Combined Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options, warrants and restricted stock units held by that person or entity that are currently exercisable, or exercisable or would vest based on time-based vesting conditions within 60 days of the Ownership Date, assuming that the liquidity-event vesting conditions had been satisfied as of such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity

Unless otherwise indicated and subject to applicable community property laws and other similar laws, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

The beneficial ownership of shares of Adara Common Stock Pre-Business Combination is based on 14,375,000 shares of Adara Common stock (consisting of 11,500,000 shares of Adara Common Stock and 2,875,000 Initial Stockholder Shares) issued and outstanding as of the Ownership Date.

The expected beneficial ownership of shares of the Combined Company Common Stock Post-Business Combination:

●	no exercise of the 5,750,000 Public Warrants, the 4,120,000 Private Placement Warrants and the 50,000 Underwriter Warrants that will remain outstanding post-Business Combination and that may be exercised at a later date; and
●	that 47,500,000 shares of Combined Company Common Stock and 60,000,000 Contingent Consideration Shares are issued to Alliance’s stockholders.

The expected beneficial ownership of shares of Combined Company Common Stock Post-Business Combination Assuming No Redemption in the table below has been determined based upon the following assumptions: (i) no Public Stockholders exercise their redemption rights; (ii) the forfeiture of 875,000 Initial Stockholder Shares by the Sponsor upon the consummation of the Business Combination, (iii) that there are 61,000,000 shares of Combined Company Common Stock outstanding; and (iv) that none of the relevant beneficial owners purchase shares of Adara Common Stock in the open market.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming Maximum Redemption in the table below has been determined based upon the following assumptions: (i) that 10,014,851 Public Shares are redeemed; (ii) the forfeiture of 875,000 of Initial Stockholder Shares by the Sponsor upon the consummation of the

Business Combination; (iii) that there are 50,985,149 shares of Combined Company Common Stock outstanding, and (iv) that none of the relevant beneficial owners purchase shares of Adara Common Stock in the open market.

				After the Business Combination

	Before the Business						Assuming Maximum
	Combination			Assuming No Redemption			Redemption
	Number of			Number of Shares of			Number of Shares of
	Shares of Adara			Combined Company			Combined Company
Name and Address of Beneficial Owner(1)	Common Stock		%	Common Stock		%	Common Stock		%
Directors and Executive Officers of Adara prior to the Business Combination:
Thomas Finke(4)	2,825,000		19.7%	6,070,000	(5)	9.3%	6,070,000	(5)	11.0	%(4)
Paul G. Porter(3)	—		*	—		*	—		*
W. Tom Donaldson(4)	—		*	—		*	—		*
Frank Quintero(4)	—		*	—		*	—		*
Dylan Glenn(4)	—		*	—		*	—		*
Beatriz Acevedo-Greiff(4)	—		*	—		*	—		*
All Directors and Executive Officers of Adara as a Group prior to the Business Combination (6 Individuals)	2,825,000		19.7%	6,070,000	(5)	9.3%	6,070,000	(5)	11.0%
Five Percent Holders of Adara prior to the Business Combination:
Adara Sponsor LLC(2)(6)	2,825,000		19.7%	6,070,000	(5)	9.3%	6,070,000	(5)	11.0%
Hudson Bay Capital Management LP(7)	750,000		5.2%	750,000		1.2%	750,000		1.5%
Karpus Management, Inc.(8)	897,571		6.2%	897,571		1.5%	897,571		1.8%
MMCAP Internationnal Inc. SPC(9)	650,000		4.5%	650,000		1.1%	650,000		1.3%
CVI Investments, Inc.(10)	500,000		3.5%	500,000		*	500,000		*
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination
Bruce Ogilvie(11)(12)(13)	—		*	23,750,000		38.9%	23,750,000		46.6%
Jeffrey Walker(11)(13)	—		*	23,750,000		38.9%	23,750,000		46.6%
Alan Tuchman	—		*	—		*	—		*
John Kutch	—		*	—		*	—		*
Paul Eibeler	—		*	—		*	—		*
Terilea J. Wielenga	—		*	—		*	—		*
Thomas Finke	2,875,000	(5)	19.7%	6,070,000	(5)	9.3%	6,070,000	(5)	11.0%
W. Tom Donaldson	—		*	—		*	—		*
All Directors and Executive Officers of the Combined Company as a Group (8 individuals)	2,875,000	(5)	19.7%	53,570,000	(5)	82.3%	53,570,000	(5)	97.1%
*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of Adara is c/o Adara Acquisition Corp., 211 East Blvd., Charlotte, NC 28203. Unless otherwise indicated, the business address of each of the directors and executive officers of the Combined Company is 211 East Blvd., Charlotte, NC 28203.
(2)	Interests shown consist solely of Initial Stockholder Shares, classified as shares of Class B common stock. Initial Stockholder Shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment, as described in the section of this prospectus entitled “Description of Securities.”
(3)	Includes Initial Stockholder Shares held by Adara Sponsor LLC and directly by Mr. Finke
(4)	Excludes Initial Stockholder Shares held by Adara Sponsor LLC. This individual is a member of Adara Sponsor LLC.
(5)	Includes 4,170,000 shares issuable upon exercise of Private Warrants held by Adara Sponsor LLC, which become exercisable commencing 30 days after the Closing.

(6)	Hudson Bay Capital Management LP (“Hudson”) serves as the investment manager to HB Strategies LLC, in whose name the securities reported herein are held. As such, Hudson may be deemed to be the beneficial owner of all shares held by HB Strategies LLC. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson. Mr. Gerber disclaims beneficial ownership of such securities. The business address of Hudson and Mr. Gerber is 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830.
(7)	Karpus Management, Inc., d/b/a Karpus Investment Management (“Karpus”) is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. According to the Schedule 13G filed by Karpus on February 14, 2022, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The shares are owned directly by accounts managed by Karpus. The business address of Karpus is 183 Sully’s Trail, Pittsford, New York 14534.
(8)	The Amendment No. 1 to Schedule 13G filed by such person on February 4, 2022 names each of MMCAP International Inc. SPC and MM Asset Management Inc. as beneficial owners of such shares. The business address of MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands. The business address of MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower Ste 2240, Toronto, ON M5J 2S1 Canada.
(9)	Heights Capital Management, Inc., which serves as the investment manager to CVI Investments, Inc., may be deemed to be the beneficial owner of all shares owned by CVI Investments, Inc. Each of such persons disclaims any beneficial ownership of such shares, except for their pecuniary interest therein. The address of the principal business office of CVI Investments, Inc. is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. The address of the principal business office of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.
(10)	Adara Sponsor LLC is the record holder of the securities reported herein. Each of Adara’s officers and directors is, directly or indirectly, a member of Adara Sponsor LLC. Members of the Sponsor also include the officers and directors of Adara and Blystone & Donaldson, an investment firm of which W. Tom Donaldson III, Adara’s director, is the founder and managing partner. Mr. Finke is the managing member of the Sponsor and exercises voting or dispositive control over any of the securities held by the Sponsor. The business address of the Sponsor is 211 East Blvd., Charlotte, NC 28203.
(11)	Unless otherwise indicated, the business address of each of the directors and executive officers of Alliance is c/o Alliance Entertainment Holding Corporation, 1401 NW 136th Avenue, Suite 100, Sunrise, FL 33323.
(12)	15,195,974 of such shares are beneficially owned by the Bruce Ogilvie, Jr. Trust dated January 20, 1994 and 8,554,026 of such shares are beneficially owned by the Ogilvie Legacy Trust dated September 14th, 2021. Mr. Ogilvie disclaims individual ownership of such shares except to his individual pecuniary interest in such trusts.
(13)	Excludes Contingent Consideration Shares.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Adara Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Adara Units, Adara Common Stock and Adara Warrants as reported by the NYSE American. Prior to February 8, 2021, there was no established public trading market for Adara’s securities. There is no established trading market for the Adara Class B Common Stock.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2022
March 31	$10.09	$9.82	$9.90	$9.75	$0.50	$0.23
June 30
2021
March 31(1)	$10.45	$9.72	$10.80	$9.59	$0.62	$0.50
June 30	$10.15	$9.88	$10.00	$9.61	$1.00	$0.43
September 30	$10.11	$9.64	$9.80	$9.61	$0.75	$0.46
December 31	$10.13	$9.96	$9.88	$9.72	$0.61	$0.
(1)	Reflects the high and low trade prices of Adara Units beginning as of February 9, 2021, the first day that the Adara Units began trading on the NYSE American, and of Adara Common Stock and Adara Warrants on March 24, 2021, the first day that the Adara Common Stock and Adara Warrants began trading on the NYSE American.

Alliance Securities

Historical market price information regarding Alliance is not provided because there is no public market for Alliance’s securities. See the section titled “Alliance Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Dividends

Adara has not paid any cash dividends on the Adara Common Stock or Adara Class B Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Adara’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Adara does not expect to hold a 2022 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Adara does not consummate an initial business combination by February 11, 2023 or obtain the approval of Adara’s stockholders to extend the deadline for Adara to consummate an initial business combination, Adara is required to begin the dissolution process provided for in the Existing Certificate of Incorporation. Adara will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Legal Matters

The validity of the shares of Adara Common Stock to be issued in connection with the Business Combination will be passed upon by Blank Rome LLP.

Experts

The consolidated financial statements of Alliance Entertainment Holding Corporation as of June 30, 2021 and 2020 and for each of the three years in the period ended June 30, 2021 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of COKeM International, LTD. as of and for the years ended December 31, 2019 and 2018, included in this Prospectus and Registration Statement, have been so included in reliance on the report of Wipfli, LLP, an independent public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Adara Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Adara and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Adara will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Adara of their requests by calling or writing Adara at its principal executive offices at (704) 315-5290 and 211 East Blvd., Charlotte, NC 28203.

HOUSEHOLDING INFORMATION

Unless Adara has received contrary instructions, Adara may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of Adara’s disclosure documents at the same address this year, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of Adara’s disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact Adara at its offices at Adara Acquisition Corp., 211 East Blvd., Charlotte, NC 28203 by telephone at (704) 315-5290, to inform Adara of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT; WARRANT AGENT AND REGISTRAR

The registrar and transfer agent for the shares of common stock of Adara the warrant agent for Adara Warrants is Continental Stock Transfer & Trust Company. Adara has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Adara files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Adara’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

Telephone: (704) 315-5290

Attention: Secretary

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call collect at: (203) 658-9400)

Email: [•]

If you are a stockholder of Adara and would like to request documents, please do so by        , 2022 to receive them before the Adara special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Adara has been supplied by Adara, and all such information relating to Alliance has been supplied by Alliance. Information provided by either Adara or Alliance does not constitute any representation, estimate or projection of any other party.

Neither Adara or Alliance has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

“Alliance,” the Alliance logo and other trademarks, service marks, and trade names of Alliance are registered and unregistered marks of Alliance Entertainment Holding Corporation.

INDEX TO FINANCIAL STATEMENTS

Page
ALLIANCE FINANCIAL STATEMENTS
Condensed Consolidated Statements of Operations and Comprehensive Income for Nine Months Ended March 31, 2022 and 2021 (Unaudited)	F-2
Condensed Balance Sheets as of March 31, 2022 (Unaudited) and June 30, 2021	F-3
Condensed Consolidated Statements of Changes in Stockholders’ Equity for Nine Months Ended March 31, 2021 and 2020 (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2022 and 2021 (Unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-6
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended June 30, 2021, 2020 and 2019	F-17
Balance Sheet as of June 30, 2021 and 2020	F-18
Consolidated Statements of Cash Flows for the Years Ended June 30, 2021, 2020 and 2019	F-19
Consolidated Statements of Changes in Stockholders’ Equity for Years Ended June 30, 2021, 2020 and 2019	F-20
Notes to Consolidated Financial Statements.	F-21

COKeM FINANCIAL STATEMENTS
Condensed Consolidated Statements of Operations and Comprehensive Income for Nine Months Ended September 30, 2020 and 2019 (Unaudited)	F-37
Condensed Balance Sheets as of September 30, 2020 (Unaudited) and December 31, 2019	F-38
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019	F-39
Condensed Consolidated Statements of Changes in Stockholders’ Equity for Nine Months Ended December 31, 2019 and September 30, 2020 and 2019 (Unaudited)	F-40
Notes to Condensed Consolidated Financial Statements (Unaudited).	F-41
Balance Sheet as of December 31, 2019 and 2018	F-48
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2019 and 2018	F-49
Consolidated Statements of Changes in Stockholders’ Equity for Years Ended December 31, 2019 and 2018	F-50
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-51
Notes to Consolidated Financial Statements	F-52

ADARA FINANCIAL STATEMENTS
Condensed Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021.	F-59
Condensed Statements of Operations for Three Months Ended March 31, 2022 and 2021 (Unaudited)	F-60
Condensed Statements of Changes in Stockholders’ Deficit for Three Months Ended March 31, 2022 and 2021	F-61
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2022 and 2021 (Unaudited)	F-62
Notes to Condensed Financial Statements (Unaudited)	F-63
Report of Independent Registered Public Accounting Firm	F-77
Balance Sheet as of December 31, 2020 and 2021	F-78
Statement of Operations for the Period from August 5, 2020 (Inception) to December 31, 2020 and the year ended December 31, 2021	F-79
Statement of Changes in Stockholders’ Equity (Deficit) for the Period from August 5, 2020 (Inception) to December 31, 2020 and the year ended December 31, 2021	F-80
Statement of Cash Flows for the Period from August 5, 2020 (Inception) to December 31, 2020 and the year ended December 31, 2021	F-81
Notes to Audited Condensed Consolidated Financial Statements	F-82

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

Unaudited

	Nine Months Ended	Nine Months Ended
($ in thousands, except share amounts) (unaudited)	March 31, 2022	March 31, 2021
Net Revenues	$1,152,198	$1,010,599
Cost of Revenues (excluding depreciation and amortization)	998,304	872,760
Operating Expenses
Distribution and Fulfillment Expense	48,961	42,732
Selling, General and Administrative Expense	44,364	42,321
Depreciation and Amortization	6,330	8,899
Transaction Costs	(251)	3,509
IC DISC Commissions	8,014	3,999
Loss on Disposal of Property and Equipment	—	40
Total Operating Expenses	107,418	101,500
Operating Income	46,476	36,340
Other Expenses
Interest Expense, Net	2,740	2,306
Total Other Expenses	2,740	2,306
Income Before Provision for Income Tax Expense	43,737	34,033
Income Tax Expense	10,497	8,168
Net Income	33,240	25,865
Total Comprehensive Income	$33,240	$25,865
Net Income per Share – Basic and Diluted	$36.94	$28.74
Shares Used in Computing Net Income per Share	900	900

The accompanying notes are an integral part of these consolidated condensed financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Condensed Balance Sheets

	(unaudited)
	Nine Months Ended	Year Ended
($ in thousands)	March 31, 2022	June 30, 2021
Assets
Current Assets
Cash and Cash Equivalents	$1,482	$4,028
Trade Receivables, Net	116,701	111,332
Related Party Receivable	1,000	1,476
Inventory, Net	249,773	141,661
Other Current Assets	7,659	7,286
Total Current Assets	376,615	265,783
Property and Equipment, Net	3,892	6,330
Operating Lease Right-Of-Use Assets	9,469	12,659
Goodwill	79,903	79,903
Intangibles, Net	20,055	23,927
Other Long-Term Assets	3,760	361
Total Assets	$493,695	$388,963
Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$204,236	$214,332
Accrued Expenses	19,217	13,555
Current Portion of Financing Lease Obligations	38	811
Current Portion of Operating Lease Obligations	4,608	4,622
Seller Note, Current	—	3,000
Income Taxes Payable	380	2,286
Total Current Liabilities	228,479	238,605
Revolving Credit Facility, Net	133,429	53,580
Fifth Third Note, Non Current	3,377	—
Seller Note, Non Current	—	750
Operating Lease Obligations	5,901	9,277
Deferred Tax Liability	6,448	6,448
Total Liabilities	377,634	308,660
Commitments and Contingencies (Note 13)
Stockholders' Equity
Common Stock: No Par Value, Authorized 1000 shares
Issued 957 Shares, Outstanding 900 Shares as of June 30, 2021 and 2020
Paid In Capital	42,518	40,000
Treasury Stock, 57 Shares Carried at Cost	(2,674)	(2,674)
Accumulated Other Comprehensive Loss	(72)	(73)
Retained Earnings	76,289	43,049
Total Stockholders’ Equity	116,061	80,303
Total Liabilities and Stockholders' Equity	$493,695	$388,963

The accompanying notes are an integral part of these consolidated condensed financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Condensed Consolidated Statements of Changes in Stockholders’ Equity

Nine Months Ended March 31, 2021 (unaudited)

				Accumulated
				Other
	Common Stock		Cost of Treasury	Comprehensive	Retained
($ in thousands)	Shares Issued	Paid In Capital	Stock	Income (Loss)	Earnings	Total
Balances at June 30, 2020	900	$46,811	$(2,675)	$(88)	$8,870	$52,918
Purchase of Treasury Stock	—	—	1	—	—	1
Net income	—	—	—	—	25,865	25,865
Balances at March 31, 2021	900	$46,811	$(2,674)	$(88)	$34,736	$78,785

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Condensed Consolidated Statements of Changes in Stockholders’ Equity

Nine Months Ended March 31, 2022 (unaudited)

				Accumulated
				Other
	Common Stock		Cost of Treasury	Comprehensive	Retained
($ in thousands)	Shares Issued	Paid In Capital	Stock	Income (Loss)	Earnings	Total
Balances at June 30, 2021	900	$40,000	$(2,674)	$(72)	$43,049	$80,303
Capital Contributions	—	2,518	—	—	—	2,518
Net income	—	—	—	—	33,240	33,240
Balances at March 31, 2022	900	$42,518	$(2,674)	$(72)	$76,289	$116,061

The accompanying notes are an integral part of these consolidated condensed financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Condensed Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended	Nine Months Ended
($ in thousands) (unaudited)	March 31, 2022	March 31, 2021
Cash Flows from Operating Activities:
Net Income	$33,240	$25,865
Adjustments to Reconcile Net Income to
Cash (Used In) provided by Operating Activities:
Depreciation of Property and Equipment	2,438	3,949
Amortization of Intangible Assets	3,872	4,521
Amortization of Deferred Financing Costs (Included in Interest)	125	250
Bad Debt Expense	170	110
Loss on Disposal of Fixed Assets	—	40
Changes in Assets and Liabilities, Net of Acquisitions
Trade Receivables	(5,539)	10,111
Related Party Receivable	476	(76)
Inventory	(108,113)	14,367
Income Taxes Payable\Receivable	(1,905)	6,443
Operating Lease Right-Of-Use Assets	3,190	(1,385)
Operating Lease Obligations	(3,391)	1,288
Other Assets	(3,773)	3,586
Accounts Payable	(10,095)	(7,545)
Accrued Expenses	5,662	1,997
Net Cash (Used In) Provided by Operating Activities	(83,637)	63,522
Cash Flows from Investing Activities:
Capital Expenditures	—	(20)
Cash Paid for Business Acquisitions, Net of Cash Acquired	—	(65,410)
Net Cash Used in Investing Activities	—	(65,430)
Cash Flows from Financing Activities:
Payments on Seller Notes	(3,750)	(4,000)
Payments on Revolving Credit Facility	(1,078,603)	(1,011,928)
Borrowings on Revolving Credit Facility	1,158,327	1,021,560
Payments on Financing Leases	(773)	(1,642)
Purchase of treasury stock	—	1
Proceeds from Financing advancements	3,377	—
Capital Contributions	2,518	—
Deferred Financing Costs	—	(500)
Net Cash Provided by Financing Activities	81,097	3,491
Net (Decrease) Increase in Cash and Cash Equivalents	(2,546)	1,581
Cash, Beginning of the Period	4,028	1,334
Cash, End of the Period	$1,482	$2,915
Supplemental disclosure for Cash Flow Information
Cash Paid for Interest	$1,848	$1,185
Cash Paid for Income Taxes	2,692	2,702
Supplemental Disclosure for Non Cash Investing Activities
Issuance of Seller's Note Related to Acquisition	—	8,500
PPP Loan Forgiveness	—	1,740

The accompanying notes are an integral part of these consolidated condensed financial statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1:Organization and Principal Business Activity

Alliance Entertainment Holding Corporation was formed on August 9, 2010. The Company provides full-service distribution of pre-recorded music, video movies, video games and related accessories, and merchandising to retailers and other independent customers primarily in the United States. It provides product and commerce solutions to “brick-and-mortar”, e-commerce retailers, and consumer direct websites, while maintaining trading relationships with manufacturers of pre-recorded music, video movies, video games and related accessories. The Company also provides third party logistics (3PL) products and services to customers.

On September 30, 2020, Alliance Entertainment Holding Corporation added COKeM International LTD to its portfolio. Consolidated financial statements are presented for Alliance Entertainment Holding Corporation and business operations are conducted through seven subsidiaries. The Company’s corporate offices are headquartered in Sunrise, FL, with primary warehouse facilities located in Shepherdsville, KY and Shakopee, MN.

The accompanying unaudited condensed consolidated financial statements include the accounts of Alliance Entertainment Holding Corporation and its subsidiaries (the “Company”). All material intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. Accordingly, the accompanying unaudited condensed consolidated financial statements do not include certain information and footnotes required by GAAP for complete financial statements. However, in management’s opinion, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring accruals and adjustments) which are necessary in order to state fairly the Company’s results of operations, financial position, stockholders’ equity and cash flows as of and for the periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any other future period. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes, including the Summary of Significant Accounting Policies, included elsewhere in this registration statement. The June 30, 2021 balance sheet information contained herein was derived from the Company’s audited consolidated financial statements as of that date included elsewhere in this registration statement.

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The estimates and assumptions made may not prove to be correct, and actual results could differ from the estimates.

Note 2:Summary of Significant Accounting Policies

Fair Value of Financial Instruments

The Company complies with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and expands disclosure requirements about fair value measurements. Under ASC 820, there are three categories for the classification and measurement of assets and liabilities carried at fair value:

Level 1: Valuation based on quoted market prices in active markets for identical assets or liabilities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment. Examples include publicly traded equity securities and publicly traded mutual funds that are actively traded on a major exchange or over-the- counter market.

Level 2: Valuation based on quoted market prices of investments that are not actively traded or for which certain significant inputs are not observable, either directly or indirectly. Examples include municipal bonds, where fair value is estimated using recently executed transactions, bid asked prices and pricing models that factor in, where applicable, interest rates, bond spreads and volatility.

Level 3: Valuation based on inputs that are unobservable and reflect management’s best estimate of what market participants would use as fair value. Examples include limited partnerships and private equity investments.

Cash, accounts receivable, accounts payable, accrued expenses and other current liabilities estimated fair values approximate carrying amounts as of March 31, 2022 and June 30, 2021, based on the short-term nature and maturity of these instruments.

The estimated fair value of debt and the credit facility is based on Level 2 inputs, which consist of interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. As of March 31, 2022 and June 30, 2021 the estimated fair value of the Company’s long-term debt approximates its carrying value due to market interest rates charged on such debt or their short-term maturities.

The estimated fair value of the tangible and intangible assets acquired, and the liabilities assumed in connection with the acquisition of COKeM were measured using Level 2 and Level 3 inputs.

There have been no material changes to the Company’s significant accounting policies from those described in Note 1 to the Company’s audited consolidated financial statements included elsewhere in this registration statement.

Note 3:Recently Issued Accounting Guidance

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes which was issued to simplify the accounting for income taxes by eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This ASU also clarifies and simplifies other aspects of the accounting for income taxes. This update s effective for fiscal years beginning after December 15, 2020, and early adoption is permitted. While the Company is continuing to assess the timing of adoption and the potential impacts of ASU 2019-12, it does not expect ASU 2019-12 to have a material effect, if any, on its consolidated financial statements.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which will change the way companies evaluate credit losses for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other specified instruments, entities will be required to use a new forward-looking “expected loss” model to evaluate impairment, potentially resulting in earlier recognition of allowances for losses. The new standard will also require enhanced disclosures, including the requirement to disclose the information used to track credit quality by year of origination for most financing receivables. The guidance must be applied using a cumulative-effect transition method. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, and for interim periods within those fiscal years (the fiscal year ended June 30, 2024 for the Company), with early adoption permitted. The Company adopted ASU 2016-13 effective July 1, 2020, and the adoption did not have a material effect on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The new guidance provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. These transactions include contract modifications, hedging relationships, and the sale or transfer of debt securities classified as held-to-maturity. Entities may apply the provisions of the new standard as of the beginning of the reporting period when the election is made. The provisions of this update are only available until December 31, 2022, when the reference rate replacement activity is expected to be completed. The Company has applied the expedients of this ASU as disclosed in Note 10 of the condensed consolidated financial statements.

Other than as described above, management does not believe that accounting standards and updates which have been issued but are not yet effective will have a material impact on the Company’s consolidated financial statements upon adoption.

Note 4:Trade Receivables, Net

Trade Receivables, Net consists of the following at:

($ in thousands)	March 31, 2022	June 30, 2021
Trade Receivables	$119,502	$115,618
Less:
Allowances for Doubtful Accounts	$(626)	$(1,145)
Sales Returns Reserve, Net	$(2,271)	$(2,975)
Customer Rebate and Discount Reserve	$96	$(167)
Total Allowances	(2,801)	(4,287)
Trade Receivables, Net	$116,701	$111,331

Concentration of Credit Risk

Concentration of Credit Risk consists of the following:

	Nine Months Ended
Revenue	March 31, 2022	March 31, 2021
Customer #1	24.0%	20.0%
Total	24.0%	20.0%

Receivables Balance	March 31, 2022	June 30, 2021
Customer #1	17.1%	12.2%
Customer #2	13.7%	*
Total	30.9%	12.2%

*Less than 10%

Note 5:Inventory, Net

Inventory, Net (all finished goods) consists of the following at:

($ in thousands)	March 31, 2022	June 30, 2021
Inventory	$254,350	$145,740
Less: Reserves	(4,577)	(4,079)
Inventory, Net	$249,773	$141,661

Note 6:Other Current and Long-Term Assets

Other Current and Long-Term Assets consists of the following at:

($ in thousands)	March 31, 2022	June 30, 2021
Other Assets – Current

Prepaid Intellectual Property	$2,803	$3,411
Prepaid IT	684	165
Prepaid Acquisitions	811	—
Prepaid Manufacturing NEC	108	167
Prepaid Supplies Warehouse	2,538	1,533
Prepaid Freight	287	—
Prepaid Ins – Liability	428	380
Prepaid Ins – Captive	—	1,631
	$7,659	$7,287
Other Assets – Long Term Deposits	$3,760	$361
Total Other Assets – Long Term	$3,760	$361

Note 7:Property and Equipment, Net

Property and Equipment, Net consists of the following at:

($ in thousands)	March 31, 2022	June 30, 2021
Property and Equipment
Leasehold Improvements	$1,680	$1,597
Machinery and Equipment	19,440	19,236
Furniture and Fixtures	3,530	2,622
Capitalized Software	11,452	11,422
Equipment Under Capital Leases	12,917	12,917
Computer Equipment	2,662	2,665
Construction in Progress	125	104
	51,804	50,563
Less: Accumulated Depreciation and Amortization	(47,913)	(44,233)
Total Property and Equipment, Net	$3,892	$6,330

Depreciation and Amortization Expense related to property and equipment for the nine months March 31, 2022 and 2021 was $2.4 million, and $3.9 million, respectively.

Note 8:Intangible Assets, Net

Intangible Assets, Net consists of the following at:

($ in thousands)	March 31, 2022	June 30, 2021
Identifiable Intangible Assets:
Customer Relationships – Mecca	$18,565	$23,471
Trade Name – Alliance	634	1,016
Covenant Not to Compete	4	5
Mecca Customer Relationships	4,724	5,463
Total	23,927	29,955
Accumulated Amortization	(3,872)	(6,028)
Intangible Assets, Net:	$20,055	$23,927

During the nine months ended March 31, 2022 and 2021, the Company recorded amortization expense related to intangible assets of $3.9 million and $4.5 million, respectively.

Note 9:Accrued Expenses

Accrued Expenses consists of the following at:

($ in thousands)	March 31, 2022	June 30, 2021
Marketing Funds Accruals	$7,896	$1,294
Payroll and Payroll Tax Accruals	7,117	6,833
Accruals for Other Expenses	4,203	5,428
Total Accrued Expenses	$19,216	$13,555

Note 10: Lines of Credit and Long-Term Obligations

Line of Credit

On September 29, 2020, the credit line with Bank of America was extended for three years to September 29, 2023 and increased from $125 million to $175 million with a variable annual interest rate equal to the higher of the Prime rate, Federal Funds rate plus .5% or Bank of America Libor rate plus 2%.

Since the Libor benchmark is being eliminated, a January 24, 2022 amendment, retroactive to January 1, 2022, was executed to transition the interest rate benchmark from Libor to a Secured Overnight Financing Rate (SOFR). The effective blended interest rate on the revolver using Libor and SOFR for the nine months ended March 31, 2022 was 2.17%. The effective interest rate for the nine months ended March 31, 2021 was 3.06%. All assets (with certain capitalized lease exceptions) and interest in assets of the Company are pledged as collateral under the Credit Facility. In addition, the Credit Facility contains certain financial covenants with which the Company is required to comply. Failure to comply with the financial covenants contained in the Credit Facility could result in an event of default. An event of default, if not cured or waived, would permit acceleration of any outstanding indebtedness under the Credit Facility. The Company was in compliance with all financial covenants pertaining to the credit facility as of March 31, 2022

Availability under the Credit Facility is limited by the Company’s borrowing base calculation, as defined in the Credit Agreement. In addition, there is a commitment fee of 0.25% for unused credit line with fees for year ended March 31, 2022 and 2021 of $120 thousand and $177 thousand, respectively. Availability at March 31, 2022 was $20 million with an outstanding revolver balance of $133 million. Availability at June 30, 2021 was $95 million with an outstanding revolver balance of $54 million.

The revolver balance consists of the following at:

($ in thousands)	March 31, 2022	June 30, 2021
Bank of America Revolving Credit Agreement	$133,679	$53,955
Less: Deferred Finance Costs	(250)	(375)
Revolving Credit, Net	$133,429	$53,580

Seller Notes

As part of the acquisition described in Note 17, the Company issued an $8.5 million subordinated note payable effective September 2020 that matures in September 2022. Interest is incurred at an annual rate of 6%. As of March 31, 2022 the note was paid in full. As of June 30, 2021, $3 million was outstanding and reflected in current liabilities and $0.7 million in non-current liabilities.

Note 11: Employee Benefits

Company Health Plans

The Company sponsors the Alliance Health & Benefits Plan (AHBP) consisting of the following plans: self-insured medical (PPO and HDHP), dental (PPO and HMO), vision, life Insurance, short & long-term disability. The medical insurance is self-insured to a maximum company exposure of $200K per individual occurrence, at which time a stop loss policy covers the balance of covered claims. The Company contributes various percentages to different levels of premium coverage. As of March 31, 2022, the Company fully accrued for estimated run out exposure on a mature claim basis, as provided and calculated by our plan administrator.

The Dental insurance HMO is self-insured to a maximum per individual procedure based on a published schedule which measures exposure. The PPO policy is fully insured. The Company contributes various percentages to different levels of premium coverage. As of March 31, 2022, the Company was fully accrued for estimated run out exposure on a mature claim basis, as provided and calculated by the plan administrator. The vision plan, life insurance plan, and short & long-term disability plans are fully insured, sponsored by the company and premiums are paid by the employer and employee based on various Board approved schedules. As of March 31, 2022, and year ended June 30, 2021, the accrued estimated run out exposure totaled approximately $226 thousand and $436 thousand, respectively, for the medical and dental insurance plans. Accrued estimated runout exposure is included in accrued expenses on the consolidated balance sheets.

401(k) Plan

The Company has the Alliance Entertainment 401(k) Plan (401(k) Plan) covering all eligible employees of the Company. All employees over the age of 18 are eligible to participate in the Plan at the beginning of the month following date of hire. The Plan has automatic deferral at the beginning of the month following date of hire. Employees are automatically enrolled in the Plan with a 3% contribution; however, they have the option to increase/decrease their deferrals or opt out of the Plan at any time. The Company currently offers a match contribution of $.50 of every dollar up to 4% of contribution percentage. The Company conducts a retirement plan review on an annual basis. During the nine months ended March 31, 2022, and 2021 the Company contributed approximately $447 thousand and $358 thousand to this retirement plan, respectively which is recorded in Selling, General and Administrative Expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Note 12: Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns as well as tax credits carry forward. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. Valuation allowances are established as necessary to reduce deferred tax assets to the amount more likely than not to be realized.

The Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively. As of March 31, 2022 and June 30, 2021, the Company did not have any material uncertain tax positions and thus has not recognized any interest or penalties in these consolidated financial statements. The Federal income tax return remains open for examination by the U.S. tax authorities for all years subsequent to 2017.

Domestic income (loss) before income taxes and details of the income tax expense (benefit) are as follows:

	Nine Months Ended
	March 31, 2022	March 31, 2021
Provision for Income Taxes	$10,497	$8,168
Effective Tax Rate	24%	24%
Statutory Income Tax Rate	21%	21%

For the nine-month period ended March 31, 2022 and 2021, the Company had recorded no unrecognized tax benefits and, therefore, no accrued interest or penalties for unrecognized tax positions. In addition, the Company is under examination by the IRS and Florida tax authorities. These proceedings may lead to adjustments or proposed adjustments to their taxes or provisions for uncertain tax provisions. The Company believes that it would prevail under such examination and, accordingly, has not recorded a provision for uncertain tax positions.

The Company evaluates deferred tax assets each period for recoverability. The Company records a valuation allowance for assets that do not meet the threshold of “more likely than not” to be realized in the future. To make that determination, the Company evaluates the likelihood of realization based on the weight of all positive and negative evidence available. As of March 31, 2022 and June 30, 2021, the Company has not recorded a valuation allowance.

The Company will reevaluate this determination quarterly and record a tax expense if and when future evidence requires a valuation allowance.

The Company’s tax years after fiscal year 2017 remain open for federal purposes and fiscal year 2016 for certain state taxes.

In addition, due to the Florida tax examination, tax years 2008-2016 also remains open.

Note 13: Commitments and Contingencies

Commitments

The Company enters into various agreements with suppliers for the products it distributes. The Company had no long-term purchase commitments or arrangements with its suppliers as of March 31, 2022 and June 30, 2021.

Litigation, Claims and Assessments

We are exposed to claims, litigation and/or cyber-attacks of varying degrees arising in the ordinary course of business and use various methods to resolve these matters. When a loss is probable, we record an accrual based on the reasonably estimable loss or range of loss. When no point of loss is more likely than another, we record the lowest amount in the estimated range of loss and, if material, disclose the estimated range of loss. We do not record liabilities for reasonably possible loss contingencies but do disclose a range of reasonably possible losses if they are material and we are able to estimate such a range. If we cannot provide a range of reasonably possible losses, we explain the factors that prevent us from determining such a range. Historically, adjustments to our estimates have not been material. We believe the recorded reserves in our consolidated financial statements are adequate in light of the probable and estimable liabilities. We do not believe that any of these identified claims or litigation will be material to our results of operations, cash flows, or financial condition.

Note 14: Related Party Transactions

Captive Insurance Policies

In addition to insurance policies as required by the Company’s loan agreement, which insure certain assets, liabilities and general operations of the Company, the Stockholders of the Company established two insurance companies; Guard Yourself Insurance Company, Ltd. and Super O Insurance Company, Ltd., replaced effective April 1, 2018, with the current new insurance companies, Airlie Protection Ins. Co., Inc. and Protection for You Ins. Co., Inc. These insurance companies additionally insure the general assets, liabilities and claims of the Company through March 30, 2022 and were not renewed for future periods. The entities are known as captive insurance companies. Premium payments are allowed based on the Loan Agreement dated February 21, 2017. The Company is not a guarantor and does not have exposure in the event of a loss. The most recent policies cover the period of March 31, 2021 to March 30, 2022 and incurred an expense of $2.4 million.

Total captive policy expense for nine months ended March 31, 2022, and March 31, 2021, was $1.6 million and $1.7 million, respectively. Total claims filed for the nine months ended March 31, 2022, and March 31, 2021, were $1.0 million and $1.4 million respectively. As of March 31, 2022 and June 30, 2021, the receivables from the captive insurance companies were $1.0 million and $1.4 million, respectively, which are included in related party receivables on the consolidated balance sheets.

Interest-Charge Domestic International Sales Corporation

The Company has an affiliate, My Worldwide Market Place, Inc. which is an IC-DISC and was established February 12, 2013. The IC-DISC is owned by the Company Stockholders.

The IC-DISC is organized to manage sales to certain qualified customers and receive commissions from the Company for this activity. The commissions expense ($8.0 million and $4.0 million for the nine months ended March 31, 2022 and 2021 respectively) was determined under formulas and rules defined in the law and regulations of the US tax code. Under these regulations, the commission is deductible by the Company and results in a specified profit to the IC-DISC. This net profit is not subject to Federal income tax. The IC-DISC distributes the profit to its Stockholders, who are taxed on the income as a dividend.

Note 15: Leases

The Company leases office and warehouse, computer equipment and vehicles. Certain operating leases may contain one or more options to renew. The renewal terms can extend the lease term from one to 13 years. The exercise of lease renewal options is at the Company’s sole discretion. Renewal option periods are included in the measurement of the Right of Use (ROU) asset and lease liability when the exercise is reasonably certain to occur.

The depreciable lives of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Payments due under the lease contracts include fixed payments plus, may include variable payments. The Company’s office space leases require it to make variable payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine the lease liability and are recognized as variable costs when incurred. Fixed payments may contain predetermined fixed rent escalations.

Operating leases are included in the following asset and liability accounts on the Company’s Balance Sheet: Operating Lease Right-of-Use Assets, Current Portion of Operating Lease Obligations, and Noncurrent Operating Lease Obligations. ROU assets and liabilities arising from finance leases are included in the following asset and liability accounts on the Company’s Consolidated Balance Sheet: Property & Equipment — Net, Current Portion of Finance Lease Obligation, and Noncurrent Finance Lease Obligations.

Components of lease expense were as follows for the nine months ended:

($in thousands)	March 31, 2022	June 30, 2021
Lease cost
Finance Lease Costs:
Amortization of Right-of-Use Assets	$597	$1,189
Interest on Lease Liabilities	23	81
Operating Lease Cost	3,396	4,789
Variable Lease Cost	1,517	869
Total Lease Cost	$5,533	$6,928
Other Information
Cash Paid for Amounts Included in the Measurement of Lease Liabilities:
Operating Cash Flows from Financing Leases	$26	$86
Operating Cash Flows from Operating Leases	3,611	4,944
Financing Cash Flows from Finance Leases	968	1,931
Right-of Use Assets Obtained in Exchange for New
Finance Lease Liabilities	—	1,561
Right-of Use Assets Obtained in Exchange for
Capitalized Operating Lease Liabilities	—	3,640
Net ROU Remeasurement	—	841

	March 31, 2022	June 30, 2021
Weighted-Average Remaining Lease Term – Finance Leases	2.09	1.63
Weighted-Average Remaining Lease Term – Operating Leases	2.55	3.12
Weighted-Average Discount Rate – Finance Leases	3.7	3.48
Weighted-Average Discount Rate – Operating Leases	4.09	4.19

Note 16: Earnings per Share (EPS)

Basic EPS is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue shares, such as stock options, warrants, and unvested restricted stock units, were exercised and converted into common shares. Diluted EPS is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period, increased by the number of additional shares that would have been outstanding if the potential shares had been issued and were dilutive. The Company did not have any potentially dilutive securities outstanding for the nine months ended March 31, 2022 or March 31, 2021.

Note 17: Business Acquisition

On September 30, 2020, Alliance Entertainment Holding Corporation (AEC) purchased 100% of the stock of COKeM International (COKeM), a video games distribution company. The merged entity expanded and diversified AEC’s portfolio of products and enabled scale and fixed cost leverage. The aggregate purchase price for the acquisition was $80.4 million. The results of operations of the acquired entity are included in the FY2021 Consolidated Financial Statements from October 1, 2020 through June 30, 2021. The Company recognized $0.35 million of acquisition-related costs that were expensed in the current period. These costs are included in the consolidated statements of operations and comprehensive income within Transaction Costs.

The unaudited revenue and net income for COKeM included in the Company’s consolidated statement of operations from the acquisition date through March 31, 2021 are as follows:

Nine Months Ended
($ in thousands)	March 31, 2021
Revenue	$314,659
Net Income	14,625

The Acquisition date fair value of the consideration transferred totaled $80.4 million, which consisted of the following:

Consideration Paid

($ in thousands)
Cash paid, including working capital adjustment	$71,859
Note to Seller	8,500
$80,359

($ in thousands)
Cash Acquired	$6,450
Trade Receivables	48,729
Inventory	70,267
Other Assets	1,779
Accounts Payable	(48,770)
Accrued Expenses	(734)
Property and Equipment	2,638
Total Purchase Price	$80,359

In connection with the above stock purchase, the Company amended its credit line with Bank of America. The terms increase the borrowing limits to $175 million and the agreement was extended to September 2023.

The following table presents the unaudited supplemental pro forma financial information as if the acquisition had closed as of July 1, 2019.

($in thousands)	Nine Months Ended March 31, 2021

Revenue	$1,101,071
Net Loss	(2,301)

Note 18: Subsequent Events

Subsequent events have been evaluated through July 11, 2022, the date these financial statements were available to be issued.

On June 22, 2022, the Company entered into a Business Combination Agreement (the Adara Agreement), by and among the Company, and Adara Acquisition Corp., a Delaware corporation. Pursuant to the Adara Agreement, which is subject to shareholder approval and other closing conditions, the Company will be the surviving corporation and a wholly owned subsidiary of Adara.

Report of Independent Registered Public Accounting Firm

Board of Directors

Alliance Entertainment Holding Corporation

Sunrise, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Alliance Entertainment Holding Corporation (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the board of directors and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for Business Combination

As described in Note 15 to the consolidated financial statements, the Company completed the acquisition of COKeM International Ltd., for a total consideration of $80.4 million. The Company finalized the purchase price accounting during 2021, allocating the total consideration to the assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The determination of the fair value for certain acquired tangible assets required management to make significant estimates and assumptions.

We identified the purchase price allocation to certain tangible assets acquired as a critical audit matter. Management’s determination of fair value for certain tangible assets acquired required management to make significant estimates related to its Internal Rate of Return (IRR) and Weighted Average Cost of Capital (WACC) assumptions. Auditing these elements involved a high degree of subjectivity, auditor judgment and an increased extent of effort when performing audit procedures and involved the use of professionals with specialized skill and knowledge to assist in performing these procedures.

The primary procedures we performed to address this critical audit matter included:

●	Testing the completeness and accuracy of the underlying data supporting the determination of the various inputs and testing its clerical accuracy.

●	Evaluating the reasonableness of the Company’s valuation methods and projections of future cash flows.

●	Utilizing our valuation specialists, to evaluate the reasonableness of the valuation methodology over certain tangible assets acquired, IRR and WACC by:

●	Testing the source information underlying the determination of the long-term growth rates and discount rates and testing the mathematical accuracy of the calculations.

●	Developing a range of independent estimates for the IRR and WACC and comparing those to the rate selected by the Company.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2021.

Fort Lauderdale, Florida

July 11, 2022

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended	Year Ended	Year Ended
($ in thousands, except share amounts)	June 30, 2021	June 30, 2020	June 30, 2019
Net Revenues	$1,323,567	$775,596	$746,529
Cost of Revenues (excluding depreciation and amortization)	1,140,885	656,485	637,970
Operating Expenses
Distribution and Fulfillment Expense	56,885	35,877	37,121
Selling, General and Administrative Expense	57,250	50,007	46,929
Depreciation and Amortization	11,651	15,784	14,083
Transaction Costs	3,509	—	4
IC DISC Commissions	5,394	8,182	7,050
Loss on Disposal of Property and Equipment	87	—	—
Total Operating Expenses	134,775	109,849	105,187
Operating Income	47,907	9,262	3,371
Other Expenses
Interest Expense, Net	2,938	3,524	6,850
Total Other Expenses	2,938	3,524	6,850
Income Before Provision for Income Tax Expense	44,969	5,738	(3,479)
Income Tax Expense	10,791	376	2,415
Net Income (Loss)	34,178	5,362	(5,894)
Other Comprehensive Income
Foreign Currency Translation	15	(318)	33
Total Comprehensive Income (Loss)	$34,194	$5,044	$(5,861)
Net Income (Loss) per Share – Basic and Diluted	$37.98	$5.96	$(6.55)
Shares Used in Computing Net Income (Loss) per Share	900	900	900
Distributions of Paid in Capital per Share	$7.57	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Balance Sheets

($ in thousands)	June 30, 2021	June 30, 2020
Assets
Current Assets
Cash and Cash Equivalents	$4,028	$1,334
Trade Receivables, Net	111,332	70,881
Related Party Receivable	1,476	1,633
Inventory, Net	141,661	62,777
Other Current Assets	7,286	7,596
Total Current Assets	265,783	144,220
Property and Equipment, Net	6,330	8,751
Operating Lease Right-Of-Use Assets	12,659	11,842
Goodwill	79,903	79,647
Intangibles, Net	23,927	29,955
Income Tax Receivable	—	2,167
Other Long-Term Assets	361	252
Total Assets	$388,963	$276,833
Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$214,332	$146,876
Accrued Expenses	13,555	10,426
Current Portion of Financing Lease Obligations	811	2,101
Current Portion of Operating Lease Obligations	4,622	3,295
Seller Note, Current	3,000	—
Income Taxes Payable	2,286	—
Total Current Liabilities	238,605	162,698
Revolving Credit Facility, Net	53,580	45,561
Seller Note, Non Current	750	—
Financing Lease Obligations	—	811
Operating Lease Obligations	9,277	9,940
Deferred Tax Liability	6,448	4,905
Total Liabilities	308,660	223,915
Commitments and Contingencies (Note 11)
Stockholders' Equity
Common Stock: No Par Value, Authorized 1000 shares Issued 957 Shares, Outstanding 900 Shares as of June 30, 2021 and 2020
Paid In Capital	40,000	46,811
Treasury Stock, 57 Shares Carried at Cost	(2,674)	(2,675)
Accumulated Other Comprehensive Loss	(72)	(88)
Retained Earnings	43,049	8,870
Total Stockholders' Equity	80,303	52,918
Total Liabilities and Stockholders' Equity	$388,963	$276,833

The accompanying notes are an integral part of these consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Consolidated Statements of Cash Flows

	Year Ended	Year Ended	Year Ended
($ in thousands)	June 30, 2021	June 30, 2020	June 30, 2019
Cash Flows from Operating Activities:
Net Income (Loss)	$34,178	$5,362	$(5,894)
Adjustments to Reconcile Net Income to
Cash provided by (Used In) Operating Activities:
Depreciation of Property and Equipment	5,623	7,124	6,232
Amortization of Intangible Assets	5,772	8,660	7,851
Amortization of Deferred Financing Costs (Included in Interest)	334	358	358
Payment-in-Kind, Interest	—	—	2,600
Bad Debt Expense (Reversal)	225	155	(188)
Deferred Income Taxes	1,543	1,286	2,195
Loss on Disposal of Fixed Assets	87	—	—
Changes in Assets and Liabilities, Net of Acquisitions
Trade Receivables	8,053	13,684	(8,988)
Related Party Receivable	157	(1,633)	—
Inventory	(8,617)	35,821	2,989
Income Taxes Payable\Receivable	4,453	(1,187)	1,733
Operating Lease Right-Of-Use Assets	(817)	3,137	(14,979)
Operating Lease Obligations	664	(3,284)	16,518
Other Assets	1,980	3,228	1,087
Accounts Payable	18,686	(38,761)	(14,136)
Accrued Expenses	2,395	(6,560)	(2,602)
Net Cash Provided by (Used in) Operating Activities	74,716	27,391	(5,224)
Cash Flows from Investing Activities:
Capital Expenditures	(650)	(2,702)	(4,405)
Cash Paid for Business Acquisitions, Net of Cash Acquired	(65,409)	(2,561)	—
Net Cash Used in Investing Activities	(66,059)	(5,263)	(4,405)
Cash Flows from Financing Activities:
Payments on Seller Notes	(4,750)	—	—
Payments on Revolving Credit Facility	(1,310,333)	(724,783)	(703,257)
Borrowings on Revolving Credit Facility	1,318,518	698,670	709,558
Payments on Long-Term Debt	—	—	(2,200)
Borrowings on Long-Term Debt	—	—	4,434
Proceeds from Financing Advancements	(2,101)	(2,478)	(1,825)
Borrowings on Financing Leases	1,378	3,362
Capital Dividends	(6,811)	—	—
Capital Contribution	—	3,860	—
Deferred Financing Costs	(500)	—	—
Net Cash Provided by (Used In) Financing Activities	(5,977)	(23,353)	10,072
Net Increase (Decrease) in Cash and Cash Equivalents	2,679	(1,225)	443
Net Effect of Currency Translation on Cash and Cash Equivalents	15	(318)	33
Cash, Beginning of the Period	1,334	2,874	1,965
Cash, End of the Period	$4,028	$1,334	$2,874
Supplemental disclosure for Cash Flow Information
Cash Paid for Interest	$2,079	$3,272	$3,812
Cash Paid for Income Taxes	6,540	362	386
Supplemental Disclosure for Non Cash Investing Activities
Property and Equipment Acquired Under Capital Leases	$—	$1,378	$3,362
Issuance of Seller’s Note Related to Acquisition	8,500	—	—
Conversion of Related Parties Debt to Equity	—	—	41,318
PPP Loan Forgiveness	1,740	—	—

The accompanying notes are an integral part of these consolidated financial statements

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Consolidated Statements of Changes in Stockholders' Equity

	Common			Accumulated
	Stock		Cost of	Other
	Shares	Paid In	Treasury	Comprehensive	Retained
($ in thousands)	Issued	Capital	Stock	Income (Loss)	Earnings	Total
Balances at June 30, 2018	900	$1,634	$(2,675)	$197	$9,402	$8,557
Other Comprehensive Income
Currency Translation Adjustment	—	—	—	33	—	33
Conversion of Debt to Equity	—	41,318	—	—	—	41,318
Net Loss	—	—	—	—	(5,894)	(5,894)
Balances at June 30, 2019	900	$42,951	$(2,675)	$230	$3,508	$44,015
Other Comprehensive Income
Currency Translation Adjustment	—	—	—	(318)	—	(318)
Capital Contribution	—	3,860	—	—	—	3,860
Net income	—	—	—	—	5,362	5,362
Balances at June 30, 2020	900	$46,811	$(2,675)	$(88)	$8,870	$52,918
Other Comprehensive Income
Currency Translation Adjustment	—	—	—	15	—	15
Distributions of Paid In Capital	—	(6,811)	—	—	—	(6,811)
Purchase of Treasury Stock	—	—	1	—	—	1
Net income	—	—	—	—	34,178	34,178
Balances at June 30, 2021	900	$40,000	$(2,674)	$(72)	$43,049	$80,303

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Organization and Principal Business Activity

Alliance Entertainment Holding Corporation was formed on August 9, 2010. The Company provides full-service distribution of pre-recorded music, video movies, video games and related accessories, and merchandising to retailers and other independent customers primarily in the United States. It provides product and commerce solutions to “brick-and-mortar”, e-commerce retailers, and consumer direct websites, while maintaining trading relationships with manufacturers of pre-recorded music, video movies, video games and related accessories. The Company also provides third party logistics (3PL) products and services to customers.

On September 30, 2020, Alliance Entertainment Holding Corporation added COKeM International LTD to its portfolio. Consolidated financial statements are presented for Alliance Entertainment Holding Corporation and business operations are conducted through seven subsidiaries. The Company’s corporate offices are headquartered in Sunrise, FL, with primary warehouse facilities located in Shepherdsville, KY and Shakopee, MN.

Note 1: Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the consolidated financial statements:

Basis of Consolidation

The consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include the accounts of the Alliance Entertainment Holding Corporation and its wholly owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition

On July 1, 2018, the Company adopted Accounting Standards Update (ASU) No. 2014-09 and related standards under Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (ASC 606) using the modified retrospective method applied to contracts for which our performance obligations were not completed as of June 30, 2018. Results for reporting periods beginning on or after July 1, 2018, are presented under ASC 606. The impact of applying ASC 606 as compared with prior accounting guidance was not material to the Company.

The Company enters into contracts with its customers for the purchase of products in the ordinary course of business. A contract with commercial substance exists once the Company receives and accepts a purchase order under a sales contract. Revenue from the sale and distribution of pre-recorded music, video, games, accessories, and other related products are recognized when the performance obligations under the terms of a contract with its customer are satisfied, which occurs with the transfer of control of the product. For the majority of the Company’s products, control is transferred, and revenue is recognized when the product is shipped from the Company’s distribution center to the Company’s customers, which primarily consist of retailers. Additionally, the Company ships some of its products to retailers on a consignment basis. The Company retains ownership of its products stored at these retailers. As the Company’s products are sold by the retailer, ownership is transferred from the Company to the retailer. At that time, the Company invoices the retailer and recognizes revenue for these consignment transactions. If a contract contains more than one performance obligation, the transaction price is allocated to each performance obligation based on relative standalone selling price. Shipping and handling activities are treated as a fulfillment activity rather than a promised service, and therefore, are not considered a performance obligation. Sales, use, value-added, and other excise taxes the Company collects concurrent with revenue producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense when incurred.

The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

●	Portfolio approach practical expedient relative to the estimation of variable consideration.
●	Shipping and handling practical expedient to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities.

●	Costs of obtaining a contract practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset is one year or less.
●	Sales taxes practical expedient to exclude sales taxes and other similar taxes from the transaction price.
●	Significant financing component practical expedient

Revenue is recognized at the transaction price which the Company expects to be entitled to receive. When determining the transaction price, the Company estimates variable consideration by applying the portfolio approach practical expedient under ASC 606. The primary sources of variable consideration for the Company are rebate programs, incentive programs and product returns. The rebate and incentives are recorded as a reduction to revenue at the time of the initial sale or when offered. The Company estimates variable consideration related to products sold under its rebate and incentive programs using the expected value method, which is based on sales terms with customers, historical experience, inventory levels, volume purchases, and known changes in relevant trends in the future. There are no material instances where variable consideration is constrained and not recorded at the initial time of sale.

Substantially all of the Company’s sales are domestic and are made to customers under agreements permitting certain limited rights of return based upon the prior months’ sales and vendor return rights. Except for video games and vinyl sales, which are not returnable, generally it is the Company’s policy not to accept product returns that cannot be returned to the Company’s vendors. Revenue from product sales is recognized net of estimated returns. Sales in the pre-recorded music and video movies industry generally give certain customers the right to return products. In addition, the Company’s suppliers generally permit the Company to return products that are in the supplier’s current product listing, except for video games and vinyl.

Based on historical returns, review of current catalog list and the change of mass merchant’s floor space and store locations carrying the Company’s products, management provides for estimated net returns at the time of sale and other specific reserves when appropriate. This is typically done using a twelve month average return rate by product.

The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are most significantly affected by the overall economic health of the consumer product industry in the United States.

Cash and Cash Equivalents

Cash equivalents include all investments with original maturities of three months or less when purchased. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Trade Receivables, Net

The Company grants credit to customers on credit terms in the ordinary course of business. Credit is extended based on an evaluation of a customer’s financial condition and collateral is generally not required. Trade receivables are carried at original invoice amount less estimates made for allowances for uncollectible accounts based on a periodic review of all outstanding amounts. Management determines these allowances by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Trade receivables are written off against the allowance when they are deemed uncollectible. Recoveries of trade receivables previously written off are recorded as a credit to the allowance for uncollectible accounts when received.

Inventory and Inventory Reserves

Inventory is stated at the lower of cost or net realizable value, using the weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Excess or obsolete inventory reserves are established when inventory is estimated to not be sellable or returnable to suppliers based on product demand and product life cycle.

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization are calculated using the straight-line method over the estimated useful life of the asset. Costs of major additions and improvements are capitalized while repair and maintenance costs are charged to expense as incurred. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in the consolidated statements of operations.

Depreciation and Amortization

Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated useful lives using the straight-line method. The estimated useful lives are as follows:

Asset Class	Useful Life
Leasehold Improvements	5 – 10 years
Machinery and Equipment	3 – 7 years
Furniture and Fixtures	5 – 7 years
Capitalized Software	1 – 3 years
Equipment Under Capital Leases	5 years
Computer Equipment	2 – 5 years

Leasehold improvements and equipment under capitalized leases are amortized over the shorter of the useful life of the asset or the life of the lease. Depreciation and amortization expense was approximately $5.6 million, $7.1 million, and $6.2 million for the years ended June 30, 2021, 2020, and 2019, respectively.

Goodwill and Definite-Lived Intangible Assets, Net

Goodwill is assessed using either a qualitative assessment or quantitative approach to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. The qualitative assessment evaluates factors including macroeconomic conditions, industry-specific and company-specific considerations, legal and regulatory environments, and historical performance. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, a quantitative assessment is performed. Otherwise, no further assessment is required. The quantitative approach compares the estimated fair value of the reporting units to its carrying amount, including goodwill. Impairment is indicated if the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, and an impairment charge is recognized for the differential.

The Company completes its annual goodwill impairment test as of June 30 each year. For the years ended June 30, 2021, 2020 and 2019, the Company did not record any impairment.

Intangible assets are stated at cost, less accumulated amortization. Amortization of customer relationships and lists is recorded using an accelerated method over the useful lives of the related assets, which range from 10 to 15 years. Covenants not to compete, trade name and favorable leases are amortized using the straight-line method over the estimated useful lives of the related assets, which range from five to fifteen years.

Impairment of Long-Lived Assets

Recoverability of long-lived assets, including property and equipment and certain identifiable intangible assets are evaluated whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Factors considered important which could trigger an impairment review include but are not limited to significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, significant decrease in the market value of the assets and significant negative industry or economic trends. In the event the carrying amount of the long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual deposition. If the carrying amount of an asset exceeds the sum of the estimated future undiscounted cash flow, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value. There was no impairment during the years ended June 30, 2021, 2020 and 2019.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates inherent in the preparation of the accompanying consolidated financial statements include management’s estimates of doubtful accounts, sales returns, rebates, defective products, and inventory recoverability. On an ongoing basis, management evaluates its estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Fair Value of Financial Instruments

The Company complies with ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and expands disclosure requirements about fair value measurements. Under ASC 820, there are three categories for the classification and measurement of assets and liabilities carried at fair value:

Level 1: Valuation based on quoted market prices in active markets for identical assets or liabilities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment. Examples include publicly traded equity securities and publicly traded mutual funds that are actively traded on a major exchange or over-the-counter market.

Level 2: Valuation based on quoted market prices of investments that are not actively traded or for which certain significant inputs are not observable, either directly or indirectly. Examples include municipal bonds, where fair value is estimated using recently executed transactions, bid asked prices and pricing models that factor in, where applicable, interest rates, bond spreads and volatility.

Level 3: Valuation based on inputs that are unobservable and reflect management’s best estimate of what market participants would use as fair value. Examples include limited partnerships and private equity investments.

Cash, accounts receivable, accounts payable, accrued expenses and other current liabilities estimated fair values approximate carrying amounts as of June 30, 2021, 2020 and 2019, based on the short-term nature and maturity of these instruments.

The estimated fair value of debt and the credit facility is based on Level 2 inputs, which consist of interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. As of June 30, 2021, 2020 and 2019 the estimated fair value of the Company’s long-term debt approximates its carrying value due to market interest rates charged on such debt or their short-term maturities.

The estimated fair value of the tangible and intangible assets acquired, and the liabilities assumed in connection with the acquisition of COKeM were measured using Level 2 and Level 3 inputs.

Advertising Costs

Advertising costs, which consist primarily of mailers, catalogs, online marketing and other promotions, are expensed in the period in which the advertisement or promotion occurs. Additionally, the Company maintains cooperative advertising agreements with certain vendors to include their logos and product descriptions prominently in the catalogs and calendars. The fee revenues charged to the vendors for the cooperative advertising arrangements are recorded as a reduction of advertising expense and any excess fees are recorded as a reduction of cost of goods sold. Advertising costs, net, for the years ended June 30, 2021, 2020, and 2019, were $6.1 million, $6.5 million, and $5.8 million, respectively.

Deferred Financing Costs

Deferred financing costs relating to the Company’s revolving credit facility are deferred and amortized ratably over the life of the debt using the straight-line method. Deferred financing costs are included as an addition to interest expense on the consolidated statements of operations and comprehensive income and are included in Revolving Credit Facility, Net on the Consolidated Balance Sheets.

Shipping and Handling

The Company accounts for shipping and handling activities as fulfillment activities. As such, the Company does not evaluate shipping and handling as promised services to its customers. Shipping and handling costs are included in cost of revenues in the accompany consolidated statements of operations and comprehensive income.

Foreign Currency Translation and Transactions

The financial position and results of operations of the Company’s foreign subsidiary is measured using the local currency as the functional currency. Assets and liabilities of this subsidiary are translated into United States dollars at the exchange rate in effect at each period end. Income statement accounts are translated at the average rate of exchange prevailing during the period. Foreign currency translation income totaled $15 thousand for the years ended June 30, 2021, foreign currency translation loss totaled $318 thousand for the year ended June 30, 2020, and foreign currency translation gain totaled $33 thousand for the year ended June 30, 2019. Cumulative foreign currency translation at June 30, 2021, 2020 and 2019 is a loss of $72 thousand, a loss of $88 thousand, and income of $230 thousand, respectively.

The Company does not typically hedge its foreign exchange rate position. Realized gains or losses from foreign currency transactions are included in operations as incurred.

Business Combinations — Valuation of Acquired Assets and Liabilities Assumed

The Company allocates the purchase price for each business combination, or acquired business, based upon (i) the fair value of the consideration paid and (ii) the fair value of net assets acquired, and liabilities assumed. The determination of the fair value of net assets acquired and liabilities assumed requires estimates and judgements of future cash flow expectations for the acquired business and the allocation of those cash flows to identifiable tangible and intangible assets. Fair values are calculated by applying estimates related to Internal Rate of Return (IRR) and Weighted Average Cost of Capital (WACC) assumptions as well as incorporating expected cash flows into industry standard valuation techniques. Goodwill is the amount by which the purchase price consideration exceeds the fair value of tangible and intangible assets acquired, less assumed liabilities.

Intangible assets, such as customer relations and trade names, when identified, are separately recognized and amortized over their estimated useful lives, if considered definite-lived. Acquisition costs are expensed as incurred and are included the consolidated statements of operations and comprehensive income.

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases on the balance sheet. This accounting update also requires additional disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted this guidance for fiscal year 2019, but there was no cumulative adjustment as of July 1, 2018. The Company has elected the package of practical expedients permitted in ASC Topic 842. Accordingly, the Company accounted for its existing operating leases as operating leases and capital leases as finance leases under the new guidance, without reassessing (a) whether the contracts contain a lease under ASC Topic 842, (b) whether the classification of the leases would be different in accordance with ASC Topic 842, or (c) whether any unamortized initial direct costs before transition adjustments (as of December 31, 2018) would have met the definition of initial direct costs in ASC Topic 842 at lease commencement. Similarly, the Company did not reassess service contracts evaluated for lease treatment under ASC 840 for embedded leases under ASC 842.

This standard did not have a material impact on the Company’s equity or cash flows from operations and had an immaterial impact on the Company’s operating results. The most significant impact was the recognition of the Right-of-use (ROU) assets and lease obligations for operating leases.

The Company is a lessee in multiple noncancelable operating and financing leases. If the contract provides the Company the right to substantially all the economic benefits and the right to direct the use of the identified asset, it is generally considered to be or contain a lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the expected lease term. The ROU asset is also adjusted for any lease prepayments made, lease incentives received, and initial direct costs incurred.

The lease liability is initially and subsequently recognized based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. Increases (decreases) to variable lease payments due to subsequent changes in an index or rate are recorded as variable lease expense (income) in the future period in which they are incurred.

The discount rate used is the implicit rate in the lease contract, if it is readily determinable, or the Company’s incremental borrowing rate. The Company uses the incremental borrowing rate based on the information available at the commencement date for all leases. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment.

The ROU asset for operating leases is subsequently measured throughout the lease term at the amount of the remeasured lease liability (i.e., present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received, and any impairment recognized. Operating leases with fluctuating lease payments: For operating leases with lease payments that fluctuate over the lease term, the total lease costs are recognized on a straight-line basis over the lease term. The ROU asset for finance leases is amortized on a straight-line basis over the lease term.

For all underlying classes of assets, the Company has elected to not recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. Leases containing termination clauses in which either party may terminate the lease without cause and the notice period is less than 12 months are generally deemed short-term leases with lease costs included in short-term lease expense. The Company recognizes short-term lease cost on a straight-line basis over the lease term.

Variable Interest Entity

The Company evaluates its ownership, contractual, and other interests in entities to determine if it has any variable interest in a variable interest entity (VIE). These evaluations are complex, involve judgment, and the use of estimates and assumptions based on available historical information, among other factors. If the Company determines that an entity in which it holds a contractual, or ownership, interest is a VIE and that the Company is the primary beneficiary, the Company consolidates such entity in its consolidated financial statements. The primary beneficiary of a VIE is the party that meets both of the following criteria: (i) has the power to make decisions that most significantly affect the economic performance of the VIE; and (ii) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change.

Changes in consolidation status are applied prospectively. The Company evaluated its transactions with a related party (included in Note 12) and concluded that the arrangements do not result in variable interests and do not require consolidation of any of the related party entities.

Segments

Operating segments are defined as components of an enterprise where discrete financial information is available and evaluated regularly by the chief operating decision maker or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers manage the business, allocate resources, and assess performance on a consolidated basis. Accordingly, the Company has one operating and reportable segment.

New Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes which was issued to simplify the accounting for income taxes by eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. This ASU also clarifies and simplifies other aspects of the accounting for income taxes. This update s effective for fiscal years beginning after December 15, 2020, and early adoption is permitted. While the Company is continuing to assess the timing of adoption and the potential impacts of ASU 2019-12, it does not expect ASU 2019-12 to have a material effect, if any, on its consolidated financial statements.

ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. In June 2016, the FASB issued this ASU to amend the current accounting guidance which requires an incurred loss model for recognizing credit losses. Under the new guidance, the Company now measures all expected losses based on a forward-looking expected loss model which reflects probable losses based on historical experience, current conditions, and reasonable and supportable forecasts. This new model is currently being applied primarily to the Company’s trade receivables. The Company adopted ASU 2016-13 effective July 1, 2020, and the adoption did not have a material effect on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The new guidance provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying GAAP to transactions affected by reference rate reform if certain criteria are met. These transactions include contract modifications, hedging relationships, and the sale or transfer of debt securities classified as held-to-maturity. Entities may apply the provisions of the new standard as of the beginning of the reporting period when the election is made. The provisions of this update are only available until December 31, 2022, when the reference rate replacement activity is expected to be completed. The Company is currently evaluating the impact that adopting this guidance may have on its consolidated financial statements.

Note 2: Trade Receivables, Net

Trade Receivables, Net consists of the following at:

($ in thousands)	June 30, 2021	June 30, 2020
Trade receivables	$115,618	$76,676
Less:
Allowances for Doubtful Accounts	(1,145)	(2,120)
Sales returns reserve, net	(2,975)	(3,413)
Customer Rebate and Discount Reserve	(167)	(263)
Total Allowances	(4,287)	(5,796)
Trade Receivables, Net	$111,332	$70,881

Concentration of Credit Risk

Concentration of Credit Risk consists of the following at:

Revenue

	Year Ended
($ in thousands)	June 30, 2021	June 30, 2020	June 30, 2019
Customer #1	23.0%	22.9%	22.7%
Customer #2	*	14.8%	15.5%
Total	23.0%	37.7%	38.1%

*Less than 10%

Receivables Balance

($ in thousands)	June 30, 2021	June 30, 2020
Customer #1	12.2%	21.0%
Total	12.2%	21.0%

Note 3: Inventory, Net

Inventory, Net (all finished goods) consists of the following at:

($ in thousands)	June 30, 2021	June 30, 2020
Inventory	$145,740	$70,984
Less: Reserves	(4,079)	(8,207)
Inventory, Net	$141,661	$62,777

Note 4: Other Current and Long-Term Assets

Other Current and Long-Term Assets consists of the following at:

($ in thousands)	June 30, 2021	June 30, 2020
Other Assets – Current
Prepaid Intellectual Property	$3,411	$4,493
Prepaid Insurance	2,011	1,872
Prepaid Manufacturing Components	167	231
Prepaid Maintenance	165	236
Prepaid Shipping Supplies	1,533	764
Total Other Assets – Current	$7,287	$7,596
Other Assets – Long Term
Deposits	$361	$252
Total Other Assets – Long Term	$361	$252

Note 5: Property and Equipment, Net

Property and Equipment, Net consists of the following at:

($ in thousands)	June 30, 2021	June 30, 2020
Property and Equipment
Leasehold Improvements	$1,597	$890
Machinery and Equipment	19,236	17,556
Furniture and Fixtures	2,622	3,250
Capitalized Software	11,422	11,320
Equipment Under Capital Leases	12,917	12,917
Computer Equipment	2,665	2,665
Construction in Progress	104	18
	50,563	48,616
Less: Accumulated Depreciation and Amortization	(44,233)	(39,865)
Total Property and Equipment, Net	$6,330	$8,751

Depreciation and Amortization Expense for the years ended 2021, 2020 and 2019 were $5.6 million, $7.1 million, $6.2 million, respectively.

Note 6: Intangible Assets, Net

Intangible Assets, Net consists of the following at:

		Amortization		Amortization		Amortization
	Life	Year Ended	June 30,	Year Ended	June 30,	Year Ended	June 30,
($ in thousands)	(in yrs)	June 30, 2019	2019	June 30, 2020	2020	June 30, 2021	2021
Identifiable Intangible Assets:
Customer Relationships	15	$(5,599)	$23,799	$(4,835)	$18,964	$(4,331)	$14,633
Trade Name – Alliance	10	(380)	1,397	(380)	1,016	(382)	634
Covenant Not to Compete	7	(1)	6	(1)	5	(1)	4
Mecca Customer Relationships	15	(802)	7,087	(2,580)	4,507	(575)	3,932
Customer List	10–15	(1,001)	6,326	(863)	5,463	(739)	4,724
Total Identifiable Intangible Assets:		$(7,851)	$38,615	$(8,660)	$29,955	$(6,028)	$23,927

During the years ended June 30, 2021, 2020, and 2019, the Company recorded amortization expense of $6.0 million, $8.6 million, and $7.8 million, respectively.

Expected amortization over the next five years and thereafter, at June 30, 2021, is as follows:

Intangible
($ in thousands)	Assets
Year Ended June 30
2022	$5,289
2023	4,056
2024	3,344
2025	2,898
Thereafter	8,340
Total Expected Amortization	$23,927

Note 7: Accrued Expenses

Accrued Expenses consists of the following at:

($ in thousands)	June 30, 2021	June 30, 2020
Marketing Funds Accruals	$1,294	$5,451
Accruals Payroll and Payroll Tax Accruals	6,833	3,692
Accruals for Other Expenses	5,428	1,283
Total Accrued Expenses	$13,555	$10,426

Note 8: Lines of Credit and Long-Term Obligation

Line of Credit

On September 29, 2020, the credit line with Bank of America was extended for three years to September 29, 2023 and increased from $125 million to $175 million with a variable annual interest rate equal to the higher of the Prime rate, Federal Funds rate plus .5% or Bank of America Libor rate plus 2%. As of June 30, 2021, the interest rate was 2.25% (Libor .25% plus a spread of 2%) with borrowing above the contracted Libor at 4.25% (Base Rate 3.25% plus a spread of 1%). As of June 30, 2020, the interest rate was 1.88% (Libor .125% plus a spread of 1.75%) with borrowing above the contracted Libor at 4.0% (Base Rate 3.25% plus a spread of .75%). The weighted average interest rate on the revolver for fiscal Years ended June 30, 2021, 2020, and 2019 was 2.6%, 3.7%, and 4.2%, respectively.

All assets (with certain capitalized lease exceptions) and interest in assets of the Company are pledged as collateral under the Credit Facility. In addition, the Credit Facility contains certain financial covenants with which the Company is required to comply. Failure to comply with the financial covenants contained in the Credit Facility could result in an event of default. An event of default, if not cured or waived, would permit acceleration of any outstanding indebtedness under the Credit Facility. The Company was in compliance with all financial covenants pertaining to the credit facility as of June 30, 2021.

Availability under the Credit Facility is limited by the Company’s borrowing base calculation, as defined in the Credit Agreement. In addition, there is a commitment fee of 0.25% for unused credit line with fees for year ended June 30, 2021, and 2020 of $.3 million and $.1 million, respectively. Availability at June 30, 2021 was $95 million with an outstanding revolver balance of $54 million. Availability at June 30, 2020 was $40 million with an outstanding revolver balance of $46 million.

Revolver Balance consists of the following at:

($ in thousands)	June 30, 2021	June 30, 2020
Bank of America Revolving Credit Agreement	$53,955	$45,770
Less: Deferred Finance Costs	(375)	(209)
Revolving Credit, Net	$53,580	$45,561

Seller Notes

As part of the acquisition described in Note 15, the Company issued an $8.5 million subordinated note payable effective September 2020 that matures in September 2022. Interest is incurred at an annual rate of 6%. After a $2.5 million early payment, there was $3.75 million outstanding in current and long-term liabilities on the consolidated balance sheet as of June 30, 2021.

Note 9: Employee Benefits

Company Health Plans

The Company sponsors the Alliance Health & Benefits Plan (AHBP) consisting of the following plans: self-insured medical (PPO and HDHP), dental (PPO and HMO), vision, life Insurance, short & long-term disability. The medical insurance is self-insured to a maximum company exposure of $200K per individual occurrence, at which time a stop loss policy covers the balance of covered claims. The Company contributes various percentages to different levels of premium coverage. As of June 30, 2021, the Company fully accrued for estimated run out exposure on a mature claim basis, as provided and calculated by our plan administrator.

The Dental insurance HMO is self-insured to a maximum per individual procedure based on a published schedule which measures exposure. The PPO policy is fully insured. The Company contributes various percentages to different levels of premium coverage. As of June 30, 2021, the Company was fully accrued for estimated run out exposure on a mature claim basis, as provided and calculated by the plan administrator. The vision plan, life insurance plan, and short & long-term disability plans are fully insured, sponsored by the company and premiums are paid by the employer and employee based on various Board approved schedules. During the years ended June 30, 2021, and 2020, the accrued estimated run out exposure totaled approximately $436K and $354K, respectively, for the medical and dental insurance plans. Accrued estimated runout exposure is included in accrued expenses on the consolidated balance sheets.

401(k) Plan

The Company has the Alliance Entertainment Holding Corporation 401(k) Plan (401(k) Plan) covering all eligible employees of the Company. All employees over the age of 18 are eligible to participate in the Plan at the beginning of the month following date of hire. The Plan has automatic deferral at the beginning of the month following date of hire. Employees are automatically enrolled in the Plan with a 3% contribution; however, they have the option to increase/decrease their deferrals or opt out of the Plan at any time. The Company currently offers a match contribution of $.50 of every dollar up to 4% of contribution percentage. The Company conducts a retirement plan review on an annual basis. During the years ended June 30, 2021, 2020, and 2019 the Company contributed approximately $502 thousand, $539 thousand, and $431 thousand to this retirement plan, respectively which is recorded in Selling, General and Administrative Expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Note 10: Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns as well as tax credits carry forward. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. Valuation allowances are established as necessary to reduce deferred tax assets to the amount more likely than not to be realized.

The Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively. As of June 30, 2021, and 2020, the Company did not have any material uncertain tax positions and thus has not recognized any interest or penalties in these consolidated financial statements. The Federal income tax return remains open for examination by the U.S. tax authorities for all years subsequent to 2017.

Domestic income (loss) before income taxes and details of the income tax expense (benefit) are as follows:

	Year Ended June 30
(in thousands)	2021	2020	2019
Income Tax Expense (Benefit):
Current:
Federal	$7,201	$(1,759)	$—
State	2,304	849	220
Total Current	$9,505	$(910)	$220
Deferred:
Federal	1,070	1,137	1,863
State	216	149	332
Total Deferred	1,286	1,286	2,195
Income Tax Expense	$10,791	$376	$2,415

The items accounting for the difference between income taxes computed at the U.S. federal statutory income tax rate and the income tax expense (benefit) at the effective tax rate for each of the years are as follows:

	Year Ended June 30
(in thousands)	2021		2020		2019
Federal Income Tax Provision at Statutory Rate	$9,444	21%	$1,205	21%	$(640)	21%
State Taxes, Net of Federal Benefits	2,520	6%	997	17%	552	-18%
Meals Entertainments	6	0%	18	0%	35	-1%
Foreign Derived Intangible Income	(802)	-2%	(598)	-10%	—	0%
NOL Carryback Refund Before AMT	—	0%	(1,216)	-21%	—	0%
Debt Forgiveness and Interest Income	—	0%	—	0%	2,413	-79%
Other	(377)	-1%	(30)	-1%	55	-2%
Income Tax Expense	$10,791	24%	$376	6%	$2,415	-79%

Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for accounting purposes and the amounts used for tax purposes.

The components of deferred taxes consist of the following (amounts in thousands):

	Year Ended June 30
(in thousands)	2021	2020
Deferred Tax Assets:
Other Deferred (ICDISC)	$245	$274
Net Operating Losses	30	30
Bad Debt	83	187
Total Deferred Tax Assets	358	491
Deferred Tax Liabilities:
Inventory	(875)	123
Accruals Not Currently Deductible	(98)	1,885
Prepaids	(1,224)	(1,060)
Property and Equipment	(1,924)	(2,660)
Goodwill/Intangibles	(2,685)	(3,684)
Total Deferred Tax Liabilities	(6,806)	(5,396)
Net Deferred Tax Liability	$(6,448)	$(4,905)

The CARES Act was signed into law on March 27, 2020. Relevant key changes to corporate taxation included revisions to net operating loss (NOL) rules. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and ending before January 1, 2021, may be carried back for five years. The Company applied for Carryback Refund Claims in the U.S. in the second quarter of 2020, reflecting a refund request of $2.5 million related to the decrease in income taxes paid for 2015, 2016 and 2018. Tax refunds of $2.5 million were received in 2021 including interest income or $127,000. Generally, the IRS does not pay interest on carryback claims for refunds within 45 days of filing the refund claim. As the Company’s refunds were received after the 45-day period, additional interest was attached to the tax refund. This interest was recorded as interest income by the Company.

As of June 30, 2021, 2020 and 2019, the Company had recorded no unrecognized tax benefits and, therefore, no accrued interest or penalties for unrecognized tax positions. In addition, the Company is under examination by Florida tax authorities. These proceedings may lead to adjustments or proposed adjustments to their taxes or provisions for uncertain tax provisions. The Company believes that it would prevail under such examination and, accordingly, has not recorded a provision for uncertain tax positions.

The Company evaluates deferred tax assets each period for recoverability. The Company records a valuation allowance for assets that do not meet the threshold of “more likely than not” to be realized in the future. To make that determination, the Company evaluates the likelihood of realization based on the weight of all positive and negative evidence available. As of June 30, 2021 and 2020, The Company has not recorded a valuation allowance.

The Company will reevaluate this determination quarterly and record a tax expense if and when future evidence requires a valuation allowance.

The Company’s tax years after fiscal year 2017 remain open for federal purposes and fiscal year 2016 for certain state taxes.

In addition, due to the Florida tax examination, tax years 2008-2016 also remains open.

Note 11: Commitments and Contingencies

Commitments

The Company enters into various agreements with suppliers for the products it distributes. The Company had no long-term purchase commitments or arrangements with its suppliers as of June 30, 2021, 2020, or 2019.

Litigation, Claims and Assessments

We are exposed to claims, litigation and/or cyber-attacks of varying degrees arising in the ordinary course of business and use various methods to resolve these matters. When a loss is probable, we record an accrual based on the reasonably estimable loss or range of loss. When no point of loss is more likely than another, we record the lowest amount in the estimated range of loss and, if material, disclose the estimated range of loss. We do not record liabilities for reasonably possible loss contingencies but do disclose a range of reasonably possible losses if they are material and we are able to estimate such a range. If we cannot provide a range of reasonably possible losses, we explain the factors that prevent us from determining such a range. Historically, adjustments to our estimates have not been material. We believe the recorded reserves in our consolidated financial statements are adequate in light of the probable and estimable liabilities. We do not believe that any of these identified claims or litigation will be material to our results of operations, cash flows, or financial condition.

Note 12: Related Party Transactions

Captive Insurance Policies

In addition to insurance policies as required by the Company’s loan agreement, which insure certain assets, liabilities and general operations of the Company, the Stockholders of the Company established two insurance companies; Guard Yourself Insurance Company, Ltd. and Super O Insurance Company, Ltd., replaced effective April 1, 2018, with the current new insurance companies, Airlie Protection Ins. Co., Inc. and Protection for You Ins. Co., Inc. These insurance companies additionally insure the general assets, liabilities and claims of the Company through March 30, 2022 and were not renewed for future periods. The entities are known as captive insurance companies. New policies cover the period of March 31, 2021, to March 30, 2022, and will incur an annual expense of $2.4 million. Premium payments are allowed based on the Loan Agreement dated February 21, 2017. The Company is not a guarantor and does not have exposure in the event of a loss. Total captive policy expense for years ended June 30, 2021, 2020, and 2019 was $2.2 million, $2.7 million, and $2.9 million, respectively. Total claims filed for the years ended June 30, 2021, 2020, and 2019 was $1.4 million, $0.9 million, and $1.2 million respectively. On June 30, 2021, and 2020, receivables from the captive insurance companies were $1.5 million and $1.6 million, respectively, which are included in related party receivables on the consolidated balance sheets.

Interest-Charge Domestic International Sales Corporation

The Company has an affiliate, My Worldwide Market Place, Inc. which is an IC-DISC and was established February 12, 2013. The IC-DISC is owned by the Company Stockholders.

The IC-DISC is organized to manage sales to certain qualified customers and receive commissions from the Company for this activity. The commissions expense ($5.4 million, $8.2 million, and $7.1 million for the years ended June 30, 2021, 2020, and 2019, respectively) was determined under formulas and rules defined in the law and regulations of the US tax code. Under these regulations, the commission is deductible by the Company and results in a specified profit to the IC-DISC. This net profit is not subject to Federal income tax. The IC-DISC distributes the profit to its Stockholders, who are taxed on the income as a dividend.

The Company had a series of notes outstanding to the Stockholders created for the purpose of IC-DISC commission payments/deductions to related parties and after-tax amounts (by related parties) with the after-tax remainder commissions loaned back to the Company by the related parties. As of June 30, 2019, the related party notes payable were forgiven and effectively, converted to capital by the Stockholders. As a result, the Company recorded $41,317 ($31,646 in principal and $8,671 in interest) as additional paid in capital in the statements of Changes in Stockholders’ Deficit.

Note 13: Leases

The Company leases office and warehouse, computer equipment and vehicles. Certain operating leases may contain one or more options to renew. The renewal terms can extend the lease term from one to 13 years. The exercise of lease renewal options is at the Company’s sole discretion. Renewal option periods are included in the measurement of the Right of Use (ROU) asset and lease liability when the exercise is reasonably certain to occur.

The depreciable lives of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Payments due under the lease contracts include fixed payments plus, may include variable payments. The Company’s office space leases require it to make variable payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine the lease liability and are recognized as variable costs when incurred. Fixed payments may contain predetermined fixed rent escalations

Operating leases are included in the following asset and liability accounts on the Company’s Balance Sheet: Operating Lease Right-of-Use Assets, Current Portion of Operating Lease Obligations, and Noncurrent Operating Lease Obligations. ROU assets and liabilities arising from finance leases are included in the following asset and liability accounts on the Company’s Consolidated Balance Sheet: Property & Equipment — Net, Current Portion of Finance Lease Obligation, and Noncurrent Finance Lease Obligations.

Components of lease expense were as follows for the years ended June 30, 2021, 2020 and 2019:

($ in thousands)	2021	2020	2019
Lease cost
Finance Lease Costs:
Amortization of Right-of-Use Assets	$1,189	$1,095	$540
Interest on Lease Liabilities	81	125	76
Operating Lease Cost	4,789	3,827	3,850
Variable Lease Cost	869	680	439
Total Lease Cost	$6,928	$5,727	$4,905
Other Information
Cash Paid for Amounts Included in the Measurement of Lease Liabilities:
Operating Cash Flows from Financing Leases	$86	$125	$66
Operating Cash Flows from Operating Leases	4,944	3,973	3,861
Financing Cash Flows from Finance Leases	1,931	1,720	849
Right-of Use Assets Obtained in Exchange for New
Finance Lease Liabilities	—	1,561	4,437
Right-of Use Assets Obtained in Exchange for
Capitalized Operating Lease Liabilities	3,640	39	18,007
Net ROU Remeasurement	841	169	19

	Year Ended June 30,
	2021	2020	2019
Weighted-Average Remaining Lease Term – Finance Leases	1.63	2.13	2.86
Weighted-Average Remaining Lease Term – Operating Leases	3.12	4.09	4.95
Weighted-Average Discount Rate – Finance Leases	3.48	3.35	3.26
Weighted-Average Discount Rate – Operating Leases	4.19	4.46	4.45

Maturities of lease liabilities are as follows as of June 30, 2021:

	Operating	Financing
($ in thousands)	Leases	Leases
2022	$5,196	$823
2023	4,751	—
2024	4,168	—
2025	1,402	—
2026	99	—
Total Lease Payments	15,616	823
Less Imputed Interest	(1,717)	(12)
Total	$13,899	$811

Note 14: Earnings per Share (EPS)

Basic EPS is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue shares, such as stock options, warrants, and unvested restricted stock units, were exercised and converted into common shares. Diluted EPS is computed by dividing net income available to common shareholders by the weighted average shares outstanding during the period, increased by the number of additional shares that would have been outstanding if the potential shares had been issued and were dilutive. The Company does not have any potentially dilutive securities outstanding at June 30, 2021, 2020 or 2019.

Note 15: Business Acquisition

On September 30, 2020, Alliance Entertainment Holding Corporation purchased 100% of the stock of COKeM International (COKeM), a video games distribution company. The merged entity expanded and diversified AEC’s portfolio of products and enabled scale and fixed cost leverage. The aggregate purchase price for the acquisition was $80.4 million. The results of operations of the acquired entity are included in the FY2021 Consolidated Financial Statements from October 1, 2020 through June 30, 2021. The Company recognized $0.35 million of acquisition-related costs that were expensed in the current period. These costs are included in the consolidated statements of operations and comprehensive income within Transaction Costs.

COKeM’s revenue and earnings included in the Company’s consolidated statements of operations for the periods October 1, 2020 through June 30, 2021 are as follows:

($ in thousands)	Nine Months Ended
June 30, 2021
Revenue	$405,714
Net Income	19,567

The Acquisition date fair value of the consideration transferred totaled $80.4 million, which consisted of the following:

Consideration Paid

($ in thousands)
Cash paid, including working capital adjustment	$71,859
Note to Seller	8,500
$80,359

($ in thousands)
Cash Acquired	$6,450
Trade Receivables	48,729
Inventory	70,267
Other Assets	1,779
Accounts Payable	(48,770)
Accrued Expenses	(734)
Property and Equipment	2,638
Total Purchase Price	$80,359

In connection with the above stock purchase, the Company amended its credit line with Bank of America. The terms increase the borrowing limits to $175 million and the agreement was extended to September 2023.

The following table presents the unaudited supplemental pro forma financial information as if the acquisition had closed as of July 1, 2019.

	Year Ended
($ in thousands)	June 30, 2021	June 30, 2020
Revenue	$1,414,039	$1,195,005
Net Income	42,542	3,402

Note 16: Subsequent Events

Subsequent events have been evaluated through July 11, 2022, the date these financial statements were available to be issued.

On June 22, 2022, the Company entered into a Business Combination Agreement (the Adara Agreement), by and among the Company, and Adara Acquisition Corp., a Delaware corporation. Pursuant to the Adara Agreement, which is subject to shareholder approval and other closing conditions, the Company will be the surviving corporation and a wholly owned subsidiary of Adara.

COKeM International, Ltd.

Statements of Operations

Unaudited

	Nine Months Ended
	September 30
(In thousands)	2020	2019
Net Sales	$234,139	$168,550
Cost of Goods Sold	211,412	159,101
Gross Profit	22,727	9,449
Operating Expenses:
Selling	3,792	3,956
General and Administrative	8,756	9,141
Total Operating Expenses	12,548	13,097
Income from Operations	10,179	(3,648)
Interest Expense	1,276	1,926
Net Income	$8,903	$(5,574)

See Accompanying Notes to Financial Statements

COKeM International, Ltd.

Balance Sheets

Unaudited

	September 30,	December 31,
(In thousands, except par value data)	2020	2019
Assets
Current assets:
Cash and Cash Equivalents	$7,019	$5
Trade Receivables, Net	50,109	100,129
Inventories	74,079	56,504
Prepaid Expenses and Other Current Assets	20,158	4,909
Due from related party	4,993	—

Total Current Assets	156,358	161,547

Property and Equipment, Net	1,607	2,137

Other Assets	419	419

Total Assets	$158,384	$164,103

Liabilities and Stockholders’ Equity
Current Liabilities:
Line of Credit	$21,973	$29,233
Accounts Payable	67,855	61,131
Accrued Expenses	11,455	24,734
PPP Loan	1,740	—

Total Current Liabilities	103,023	115,098

Long-Term Obligations:
Due to Related Parties	8,030	9,219
Other Liabilities, Non-Current	188	86

Total Long-Term Obligations	8,218	9,305

Total Liabilities	111,241	124,403

Stockholders’ Equity:
Common Stock, $0.01par value;1,000 Shares Authorized; 100 Shares Issued and Outstanding	1	1
Additional Paid-in Capital	8,883	8,883
Retained Earnings	38,259	30,816

Total Stockholders’ Equity	47,143	39,700

Total Liabilities and Stockholders’ Equity	$158,384	$164,103

See Accompanying Notes to Financial Statements

COKeM International, Ltd.

Statements of Cash Flows

Unaudited

	Nine months Ended	Nine months Ended
($in thousands)	September 30, 2020	September 30, 2019
Cash Flows from Operating Activities:
Net Income (loss)	$8,903	$(5,574)
Adjustments to Reconcile Net Income to
Cash (Used In) provided by Operating Activities:
Depreciation of Property and Equipment	773	863
Loss on Disposal of Fixed Assets	58	—
Changes in Assets and Liabilities, Net of Acquisitions
Trade Receivables	50,020	56,644
Inventories	(17,575)	(59,597)
Prepaid Expenses and Other Current Assets	(15,249)	3,878
Due from Related Party	(4,993)	-
Accounts Payable	6,724	2,671
Accrued Expenses	(13,279)	119
Other Liabilities, non-Current	102	925
Net Cash Provided by (Used In) Operating Activities	15,484	(71)

Cash Flows from Investing Activities:
Capital Expenditures	(301)	(178)
Net Cash Used in Investing Activities	(301)	(178)

Cash Flows from Financing Activities:
Payments on Subordinated Term Loan - Due to Related Party	(1,189)	-
Net proceeds (payments) on Line of Credit	(7,260)	250
Proceeds from PPP Loan	1,740	-
Distributions to Stockholders	(1,460)	-
Net Cash (Used In) Provided by Financing Activities	(8,169)	250

Net Increase in Cash and Cash Equivalents	7,014	—
Cash and Cash Equivalents, Beginning of the Period	5	5
Cash and Cash Equivalents, End of the Period	$7,019	$5

Supplemental disclosure for Cash Flow Information
Cash Paid for Interest	$1,966	$2,632

See Accompanying Notes to Financial Statements

COKeM International, Ltd.

Statements of Stockholders' Equity

Unaudited

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
(In thousands)	Shares	Amount
Balances at December 31, 2018	100	$1	$8,883	$34,592	$43,476
Net Loss	—	—	—	(5,574)	(5,574)
Balances at September 30, 2019	100	1	8,883	29,018	37,902

Balances at December 31, 2019	100	$1	$8,883	$30,816	$39,700
Distributions to stockholders	—	—	—	(1,460)	(1,460)
Net Income	—	—	—	8,903	8,903
Balances at September 30, 2020	100	$1	$8,883	$38,259	$47,143

See Accompanying Notes to Financial Statements

Note 1: Summary of Significant Accounting Policies

Principal Business Activity

COKeM International Ltd. is a full service, value-added distributor of video game software, hardware, accessories, and a broad array of consumer electronic and trend-based products. COKeM also provides third-party logistics services for a wide variety of industries and product categories. COKeM is based in Minnesota and distributes its products to customers throughout North America.

A summary of the significant accounting policies consistently applied in the preparation of the interim financial statements follows:

Revenue

The Company enters into contracts with its customers for the purchase of products in the ordinary course of business. A contract with commercial substance exists once the Company receives and accepts a purchase order under a sales contract. The Company recognizes revenue when the performance obligations under the terms of a contract with its customer are satisfied, which occurs with the transfer of control of product. Control is typically transferred to the customer at the time a product is shipped, or in the case of certain agreements, when a product is delivered. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring a product pursuant to the terms of a contract with the customer. Freight and shipping revenue billed to customers concurrent with revenue producing activities is included within revenue and the cost for freight and shipping is recognized as an expense within cost of goods sold when control has transferred to the customer. The amount of consideration the Company receives and the revenue the Company recognizes varies with changes in sales incentives offered to customers, as well as anticipated product returns. A provision is made at the time revenue is recognized as a reduction of the transaction price for expected product returns, rebates, or other sales incentive expenses. The Company does not recognize revenue in situations where collectability from the customer is not probable and defers the recognition of revenue until collection is probable or payment is received, and performance obligations are satisfied.

If a contract contains more than one performance obligation, the transaction price is allocated to each performance obligation based on relative standalone selling price. Shipping and handling activities are treated as a fulfillment activity rather than a promised service, and therefore, are not considered a performance obligation. Sales, use, value-added, and other excise taxes the Company collects concurrent with revenue producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense when incurred.

The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

●	Portfolio approach practical expedient relative to the estimation of variable consideration.
●	Shipping and handling practical expedient to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities.
●	Costs of obtaining a contract practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset is one year or less.
●	Sales taxes practical expedient to exclude sales taxes and other similar taxes from the transaction price.

The Company's product revenues are generated through sales of video game software, hardware, accessories and other products. For the majority of the Company's products, control is transferred, and revenue is recognized when the product is shipped from the Company’s distribution center to the Company's customers, which primarily consist of retailers. In certain situations, the Company transfers control and recognizes revenue when delivery to the customer has occurred. Additionally, the Company ships some of its products to retailers on a consignment basis. The Company retains ownership of its products stored at these retailers. As the Company's products are sold by the retailer, ownership is transferred from the Company to the retailer. At that time, the Company invoices the retailer and recognizes revenue for these consignment transactions.

Revenue is recognized at the transaction price which the Company expects to be entitled to. When determining the transaction price, the Company estimates variable consideration by applying the portfolio approach practical expedient under ASC 606. The primary sources of variable consideration for the Company are rebate programs, incentive programs and product returns. The rebate and incentives are recorded as a reduction to revenue at the time of the initial sale or when offered. The Company estimates variable consideration related to products sold under its rebate and incentive programs using the expected value method, which is based on sales terms with customers, historical experience, inventory levels, volume purchases, and known changes in relevant trends in the future. There are no material instances where variable consideration is constrained and not recorded at the initial time of sale.

Additionally, the Company may offer to its customers the right to return products. Returns are recorded as a reduction to revenue based on anticipated sales returns estimated from sales terms, historical experience, and trend analysis. The Company records obligations for returns within accrued expenses and other current liabilities in the balance sheets and the right-of-return asset in prepaid expenses and other current assets in the balance sheets. The refund liability and right-of-return asset are re-measured for changes in the estimate at each reporting date with a corresponding adjustment to net sales and cost of goods sold within the statements of operations.

The Company has determined that the nature, amount, timing, and uncertainty of revenue and the cash flows are most significantly affected by the overall economic health of the consumer products industry in the United States.

Cash and Cash Equivalents

Cash equivalents include all investments with original maturities of three months or less when purchased. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Trade Receivables, Net

The Company grants credit to customers on credit terms in the ordinary course of business. Credit is extended based on an evaluation of a customer's financial condition and collateral is generally not required. Trade receivables are carried at original invoice amount less estimates made for allowances for uncollectible accounts based on a periodic review of all outstanding amounts. Management determines these allowances by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Trade receivables are written off against the allowance when they are deemed uncollectible. Recoveries of trade receivables previously written off are recorded as a credit to the allowance for uncollectible accounts when received.

Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Property and Equipment

Property and equipment are recorded at cost. Repair and maintenance costs are charged to expense as incurred. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in the statement of operations.

Depreciation and Amortization

Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated useful lives using the straight-line method. The estimated useful lives are as follows:

Years

Leasehold improvements	3 – 5
Office furniture	10
Computer equipment	3 – 5
Warehouse equipment	3 – 10
Transportation equipment	5

Depreciation and amortization expense was approximately $773 and $863 for the nine months ended September 30, 2020, and 2019 respectively.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to estimated, undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairments of long-lived assets during the nine months ended September 30, 2020 and 2019.

Advertising Costs

Total advertising costs were approximately $82 and $103 for the nine months ended September 30, 2020, and 2019 respectively. Advertising costs are expensed as incurred.

Income Taxes

The Company, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws (Subchapter S) which provide that, in lieu of corporate income taxes, the stockholders separately account for their pro rata shares of the Company’s items of income, deductions, losses and credits. Therefore, the Company’s financial statements do not include a provision for corporate income taxes. Also, periodic distributions are made to the Company’s stockholders to assist them in paying their income taxes on the Company’s taxable income and for other purposes.

The Company has adopted provisions governing the accounting for uncertain tax positions recognized in an entity's financial statements. This guidance requires the recognition of an uncertain tax position only if it is determined that the relevant tax authority would more-likely-than-not sustain the position following an audit. The Company has not recorded any uncertain tax positions in the financial statements as of September 30, 2020 and 2019 respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates inherent in the preparation of the accompanying financial statements include management’s estimates of doubtful accounts, sales returns, price protection, defective products and inventory recoverability. Management periodically reviews such estimates, and it is reasonably possible that management’s assessment of recoverability of trade receivables and inventories may change based on actual results and other factors.

Adoption of New Accounting Guidance

In February 2016, the FASB issued ASU 2016–02, Leases (Topic 842). This ASU modifies lease accounting to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing information. The most significant change for lessees will be the recognition of both a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term for those leases classified as operating leases under current GAAP. Certain accounting policy elections are permitted for leases with terms of 12 months or less. FASB Accounting Standards Codification (ASC) Topic 842, Leases (“ASC 842”), supersedes current lease requirements in FASB ASC Topic 840, Leases. When adopted, the amendments in the ASU must be applied using a modified retrospective approach, with certain practical expedients available. The new standard is effective for nonpublic companies for annual periods beginning after December 15, 2021. The Company is currently evaluating the impact of the provisions of ASC 842.

Subsequent Events

Subsequent events have been evaluated through July 1, 2022, the date these financial statements were available to be issued. On September 30, 2020, Alliance Entertainment (AEC) purchased 100% of the stock of the Company. The merged entity expanded and diversified AEC’s portfolio of products and enabled scale and fixed cost leverage. The aggregate purchase price for the acquisition was $80.4 million.

Note 2: Trade Receivables, Net

Trade receivables, net, consisted of the following at:

	September 30, 2020	December 31, 2019

Trade receivables	$50,214	$100,379
Less allowance for doubtful accounts	(105)	(250)

Total	$50,109	$100,129

Note 3: Property and Equipment, Net

Property and equipment, net, consisted of the following at:

	September 30, 2020	December 31, 2019

Leasehold improvements	$1,469	$1,486
Office furniture	652	658
Computer equipment	724	817
Warehouse equipment	6,018	6,567
Fixed Assets In Progress	295	0

Total assets	9,158	9,527

Less accumulated depreciation	(7,551)	(7,390)

Total	$1,607	$2,137

Note 4: Lines of Credit and Long-term Obligations

The Company has a revolving line of credit that provides for borrowings up to $60,000 during certain months and $90,000 during other months, reflecting the seasonality of the Company’s business. This facility matures in June 2021. Borrowings are subject to certain borrowing base limitations and are collateralized by trade receivables, inventories, property and equipment, other current assets, and common stock. Interest is incurred at the Base Rate plus a margin between 0.75% to 1.25% or the applicable LIBOR rate plus a margin between 1.75% to 2.25% depending on the ratio of fixed charge coverage. This facility requires the Company to comply with various financial and nonfinancial covenants, the use of a lockbox, certain distribution restrictions, and guidelines for payments on the subordinated term promissory note. At September 30, 2020 and December 31, 2019 there was approximately $21,973 and $29,233 outstanding, respectively, under this line of credit at an effective interest rate of 4.00% and 3.64%, respectively.

The Company has an $11,750 subordinated term promissory note with a related party that matures in September 2021. Interest is incurred at an annual rate equal to LIBOR plus 7% with an effective rate of 7.16% and 8.73% at September 30, 2020 and December 31, 2019, respectively. In March 2019, the Company elected to prepay $3,300 under the provisions of the promissory note. At September 30, 2020 and December 31, 2019 there was $8,030 and $8,450, respectively, outstanding included in due to related parties on the balance sheet.

In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) created and funded the Small Business Administration (SBA) Paycheck Protection Program (PPP) to provide loans designated to help small businesses cover their near-term operating expenses and to provide an incentive to retain their employees during the COVID-19 crisis. The Company applied for and was approved for a loan of $1,740 in April 2020 that may be partially or fully forgiven. Amounts not forgiven, if any, are due in monthly installments of principal and interest with interest at 1%, maturing in April 2022. The loan was fully forgiven in June 2021.

Note 5: Employee Benefit Plan and Incentive Compensation Plans

The Company offers a retirement savings plan (the “Plan”) to all eligible employees. Under provisions of the Plan, the Company may elect to make matching or discretionary contributions to the Plan based on employees' eligible compensation. For the nine months ended September 30, 2020, the company did not match employee contributions.

The Company has incentive compensation plans for certain key employees. The plans provide for deferred compensation based on earnings or cash flow factors. The liability for these plans, recorded in accrued expenses and other liabilities, non-current, was $5,398 and $6,309 at September 30, 2020 and December 31, 2019, respectively. The Company has recorded expenses of $1,099 for the nine months ended September 30, 2020.

Note 6: Commitments and Contingencies

Lease Commitments

The Company leases various warehouse space, office space and equipment from unrelated parties, which expire at various times through 2021. Rent expense, including certain operating expenses, was approximately $1,035 and $966 for the nine months ended September 30, 2020 and 2019 respectively.

The total estimated remaining future minimum lease payments due under these leases are as follows for the nine months ended September 30:

2020 remaining	$362
2021	245

Commitments

The Company enters into various agreements with suppliers for the products it distributes. The Company had no long-term purchase commitments or arrangements with its suppliers on September 30, 2020.

The Company utilizes trade letters of credit in normal business activities to secure purchase obligations on product inventory. The Company had no outstanding letters of credit on September 30, 2020, or December 31, 2019.

Litigation Matters

In the normal course of business, the Company is subject to claims and litigation. Management believes such matters will not have a material adverse effect on the Company’s results of operations, liquidity, or financial condition.

Note 7: Major Customers

The Company had one customer during the nine months ended September 30, 2020, and 2019, that individually accounted for 10% or more of total net sales. Net sales to these customers were approximately $147,254 and $63,379 for nine months ended September 30, 2020 and 2019 respectively.

The Company had three customers at September 30, 2020 and five customers at December 31, 2019 that individually accounted for 10% or more of total trade receivables.

Note 8: Related Party Transactions

The Company had a note payable to its majority stockholder in the amount of $8,030 and $8,450 on September 30, 2020, and December 31, 2019, respectively. Interest expense for this note was approximately $446 and $593 for the nine months ended September 30, 2020, and 2019 respectively. Accrued interest on this note, recorded in accrued expenses, was approximately $319 and $982 at September 30, 2020, and December 31, 2019, respectively.

The Company recorded cost of goods sold of $1,049 and $2,492 for the nine months ended September 30, 2020 and 2019, respectively, for inventory purchased from companies partially owned by the Company's stockholders. The company owed $558 at September 30, 2020, and was due $23 at December 31, 2019, for purchases with these related parties.

The Company recorded cost of goods sold of $3,341 and $6,717 for the nine months ended September 30, 2020 and 2019, respectively, for freight and logistics services provided by companies partially owned by a Company Vice-President. The Company owed $401 and $1,417 at September 30, 2020, and December 31, 2019, respectively, for services provided by these related parties.

These financial statements exclude the operations of a wholly owned subsidiary that was not part of the acquisition disclosed in Note 1. Expenses for services provided by this subsidiary were approximately $410 and $570 for the nine months ended September 30, 2020 and 2019, respectively, and were included in general and administrative expenses. At September 30, 2020, and December 31, 2019 the amounts due from the subsidiary were $5,003 and payable to the subsidiary were $759, respectively.

Independent Auditor’s Report

Board of Directors

COKeM International, Ltd. and Subsidiaries

Shakopee, Minnesota

We have audited the accompanying consolidated financial statements of COKeM International, Ltd., and Subsidiaries which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of COKeM International, Ltd., and Subsidiary as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

Wipfli LLP

April 27, 2020

Minneapolis, Minnesota

COKeM International, Ltd. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
(In thousands, except par value data)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$175	$232
Trade receivables, net	88,344	91,199
Inventories	58,464	48,559
Prepaid expenses and other current assets	11,039	9,202

Total current assets	158,022	149,192

Property and equipment, net	2,137	5,224

Other assets	409	433
TOTAL ASSETS	$160,568	$154,849
Liabilities and Stockholders' Equity
Current liabilities:
Lines of credit	$29,233	$33,930
Accounts payable	61,131	57,737
Accrued expenses	21,636	11,234

Total current liabilities	112,000	102,901

Long-term obligations:
Due to related party	9,611	9,611
Other liabilities, non-current	86	934
Total long-term obligations	9,697	10,545

Total liabilities	121,697	113,446

Stockholders' Equity:
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding	1	1
Additional paid-in capital	8,883	8,883
Retained earnings	29,987	32,519
Total stockholders' equity	38,871	41,403
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$160,568	$154,849

See accompanying Notes to Consolidated Financial Statements

COKeM International, Ltd. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31
(In thousands)	2019	2018
Net sales	$382,434	$451,524
Cost of goods sold	365,121	427,077

Gross profit	17,313	24,447

Operating expenses:
Selling	6,806	8,209
General and administrative	7,380	11,431
Litigation settlements and other contingencies	2,345	—

Total operating expenses	16,531	19,640

Income from operations	782	4,807

Interest expense	3,014	2,692

Net income (loss)	$(2,232)	$2,115

See accompanying Notes to Consolidated Financial Statements

COKeM International, Ltd. and Subsidiaries

Consolidated Statements of Stockholders' Equity

	Common Stock		Additional	Retained	Total Stockholders'
(In thousands)	Shares	Amount	Paid-in Capital	Earnings	Equity
Balances at January 1, 2018	100	$1	$8,883	$31,354	$40,238
Distributions to stockholders	—	—	—	(950)	(950)
Net income	—	—	—	2,115	2,115
Balances at December 31, 2018	100	$1	$8,883	$32,519	41,403
Distributions to stockholders	—	—	—	(300)	(300)
Net loss	—	—	—	(2,232)	(2,232)
Balances at December 31, 2019	100	$1	$8,883	$29,987	$38,871

See accompanying Notes to Consolidated Financial Statements

COKeM International, Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
(In thousands)	2019	2018
Cash flows from operating activities:
Net income (loss)	$(2,232)	$2,115
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,041	1,846
(Gain) Loss on sale of property and equipment	(1,833)	5
Net change in allowance for doubtful accounts	(150)	(300)
Changes in operating assets and liabilities:
Trade receivables	3,005	(2,873)
Inventories	(9,905)	3,373
Prepaid expenses and other current assets	(1,837)	(3,879)
Accounts payable	3,394	(15,432)
Accrued expenses	10,402	(858)
Other assets	24	12
Other liabilities, non-current	(848)	28

Net cash provided by (used in) operating activities	2,061	(15,963)

Cash flows from investing activities:
Purchases of property and equipment	(176)	(1,249)
Cash proceeds from disposal of property and equipment	3,055	1

Net cash provided by (used in) investing activities	2,879	(1,248)

Cash flows from financing activities:
Proceeds from lines of credit	375,304	441,156
Payments on lines of credit	(380,001)	(419,604)
Payments on subordinated term loan – due to related party	—	(3,300)
Distributions to stockholders	(300)	(950)

Net cash provided by (used in) financing activities	(4,997)	17,302

Net increase (decrease) in cash and cash equivalents	(57)	91

Cash and cash equivalents at beginning of year	232	141

Cash and cash equivalents at end of year	$175	$232

Supplemental cash flow information:
Cash paid during the year for interest	$2,356	$1,347

Noncash investing and financing activities
Tenant improvement allowance	$—	$700

See accompanying Notes to Consolidated Financial Statements

COKeM International, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1: Summary of Significant Accounting Policies

Principal Business Activity

The consolidated financial statements of COKeM International, Ltd. and Subsidiaries include the accounts of COKeM International, Ltd. and its wholly-owned subsidiary Bond Aire, LLC (collectively, the “Company”). COKeM is a full service, value-added distributor of video game software, hardware, accessories, and a broad array of consumer electronic and trend-based products. COKeM also provides third-party logistics services for a wide variety of industries and product categories. COKeM is based in Minnesota and distributes its products to customers throughout North America. Bond Aire, LLC was formed in 2012 and owned an aircraft, which was used by COKeM. The aircraft was sold in December 2019 and another aircraft was purchased in January 2020. Intercompany balances and transactions have been eliminated in consolidation.

A summary of the significant accounting policies consistently applied in the preparation of the consolidated financial statements follows:

Revenue

On January 1, 2019, the Company adopted ASU No. 2014-09 and related standards (collectively, ASC 606, Revenue from Contracts with Customers) using the modified retrospective method applied to contracts for which our performance obligations were not completed as of December 31, 2018. Results for reporting periods beginning on or after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with ASC 605. The impact of applying ASC 606 as compared with previous ASC 605 guidance applied to revenues was not material to the Company.

The Company enters into contracts with its customers for the purchase of products in the ordinary course of business. A contract with commercial substance exists once the Company receives and accepts a purchase order under a sales contract. The Company recognizes revenue when the performance obligations under the terms of a contract with its customer are satisfied, which occurs with the transfer of control of product. Control is typically transferred to the customer at the time a product is shipped, or in the case of certain agreements, when a product is delivered. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring a product pursuant to the terms of a contract with the customer. Freight and shipping revenue billed to customers concurrent with revenue producing activities is included within revenue and the cost for freight and shipping is recognized as an expense within cost of goods sold when control has transferred to the customer. The amount of consideration the Company receives and the revenue the Company recognizes varies with changes in sales incentives offered to customers, as well as anticipated product returns. A provision is made at the time revenue is recognized as a reduction of the transaction price for expected product returns, rebates, or other sales incentive expenses. The Company does not recognize revenue in situations where collectability from the customer is not probable, and defers the recognition of revenue until collection is probable or payment is received and performance obligations are satisfied.

If a contract contains more than one performance obligation, the transaction price is allocated to each performance obligation based on relative standalone selling price. Shipping and handling activities are treated as a fulfillment activity rather than a promised service, and therefore, are not considered a performance obligation. Sales, use, value-added, and other excise taxes the Company collects concurrent with revenue producing activities are excluded from revenue.

Incidental items that are immaterial in the context of the contract are recognized as expense when incurred.

COKeM International, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1: Summary of Significant Accounting Policies (continued)

The Company applies ASC 606 utilizing the following allowable exemptions or practical expedients:

●	Portfolio approach practical expedient relative to the estimation of variable consideration.
●	Shipping and handling practical expedient to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities.
●	Costs of obtaining a contract practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset is one year or less.
●	Sales taxes practical expedient to exclude sales taxes and other similar taxes from the transaction price.

The Company's product revenues are generated through sales of video game software, hardware, accessories and other products. For the majority of the Company's products, control is transferred and revenue is recognized when the product is shipped from the Company’s distribution center to the Company's customers, which primarily consist of retailers. In certain situations, the Company transfers control and recognizes revenue when delivery to the customer has occurred. Additionally, the Company ships some of its products to retailers on a consignment basis. The Company retains ownership of its products stored at these retailers. As the Company's products are sold by the retailer, ownership is transferred from the Company to the retailer. At that time, the Company invoices the retailer and recognizes revenue for these consignment transactions.

Revenue is recognized at the transaction price which the Company expects to be entitled to. When determining the transaction price, the Company estimates variable consideration by applying the portfolio approach practical expedient under ASC 606. The primary sources of variable consideration for the Company are rebate programs, incentive programs and product returns. The rebate and incentives are recorded as a reduction to revenue at the time of the initial sale or when offered. The Company estimates variable consideration related to products sold under its rebate and incentive programs using the expected value method, which is based on sales terms with customers, historical experience, inventory levels, volume purchases, and known changes in relevant trends in the future. There are no material instances where variable consideration is constrained and not recorded at the initial time of sale.

Additionally, the Company may offer to its customers the right to return products. Returns are recorded as a reduction to revenue based on anticipated sales returns estimated from sales terms, historical experience, and trend analysis. The Company records obligations for returns within accrued expenses and other current liabilities in the consolidated balance sheets and the right-of-return asset in prepaid expenses and other current assets in the consolidated balance sheets. The refund liability and right-of-return asset are re-measured for changes in the estimate at each reporting date with a corresponding adjustment to net sales and cost of goods sold within the consolidated statements of operations.

The Company has determined that the nature, amount, timing, and uncertainty of revenue and the cash flows are most significantly affected by the overall economic health of the consumer products industry in the United States.

Cash and Cash Equivalents

Cash equivalents include all investments with original maturities of three months or less when purchased. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

COKeM International, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1: Summary of Significant Accounting Policies (continued)

Trade Receivables, Net

The Company grants credit to customers on credit terms in the ordinary course of business. Credit is extended based on an evaluation of a customer's financial condition and collateral is generally not required. Trade receivables are carried at original invoice amount less estimates made for allowances for uncollectible accounts based on a periodic review of all outstanding amounts. Management determines these allowances by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Trade receivables are written off against the allowance when they are deemed uncollectible. Recoveries of trade receivables previously written off are recorded as a credit to the allowance for uncollectible accounts when received.

Inventories

Inventories as of December 31, 2019 and 2018 are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Property and Equipment

Property and equipment are recorded at cost. Repair and maintenance costs are charged to expense as incurred. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in the consolidated statement of operations.

Depreciation and Amortization

Depreciation is provided in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated useful lives using the straight-line method. The estimated useful lives are as follows:

Years
Leasehold improvements	3 – 5
Office furniture	10
Computer equipment	3 – 5
Warehouse equipment	3 – 10
Transportation equipment	5

Depreciation and amortization expense was approximately $2,041 and $1,846 for the twelve months ended December 31, 2019 and 2018, respectively.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to estimated, undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no impairments of long-lived assets during the twelve months ended December 31, 2019 or 2018.

Advertising Costs

Total advertising costs were approximately $334 and $600 for the twelve months ended December 31, 2019 and 2018, respectively. Advertising costs are expensed as incurred.

COKeM International, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1: Summary of Significant Accounting Policies (continued)

Income Taxes

The Company, with the consent of its stockholders, elected to be taxed under sections of the federal and state income tax laws (Subchapter S) which provide that, in lieu of corporate income taxes, the stockholders separately account for their pro rata shares of the Company’s items of income, deductions, losses and credits. Therefore, the Company’s consolidated financial statements do not include a provision for corporate income taxes. Also, periodic distributions are made to the Company’s stockholders to assist them in paying their income taxes on the Company’s taxable income and for other purposes.

The Company has adopted provisions governing the accounting for uncertain tax positions recognized in an entity's financial statements. This guidance requires the recognition of an uncertain tax position only if it is determined that the relevant tax authority would more-likely-than-not sustain the position following an audit. The Company has not recorded any uncertain tax positions in the consolidated financial statements as of December 31, 2019 or 2018.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates inherent in the preparation of the accompanying consolidated financial statements include management’s estimates of doubtful accounts, sales returns, price protection, defective products and inventory recoverability. Management periodically reviews such estimates, and it is reasonably possible that management’s assessment of recoverability of trade receivables and inventories may change based on actual results and other factors.

Adoption of New Accounting Guidance

In February 2016, the FASB issued ASU 2016–02, Leases (Topic 842). This ASU modifies lease accounting to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing information. The most significant change for lessees will be the recognition of both a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term for those leases classified as operating leases under current GAAP. Certain accounting policy elections are permitted for leases with terms of 12 months or less. FASB Accounting Standards Codification (ASC) Topic 842, Leases (“ASC 842”), supersedes current lease requirements in FASB ASC Topic 840, Leases. When adopted, the amendments in the ASU must be applied using a modified retrospective approach, with certain practical expedients available. The new standard is effective for nonpublic companies for annual periods beginning after December 15, 2020. The Company is currently evaluating the impact of the provisions of ASC 842.

Subsequent Events

The Company has evaluated subsequent events through April 27, 2020, which is the date the consolidated financial statements were available to be issued. Beginning in March 2020, the United States economy began suffering adverse effects from the COVID-19 crisis. As of the distribution date of the financial statements, multiple jurisdictions in the

U.S. have declared states of emergency. There has been no material adverse impact to the Company’s operations or financial position to date. Future potential impacts to the Company may include disruptions or restrictions on our employees’ and contracted agents’ ability to work and reduced demand for product from retailers. The future financial impact of the COVID-19 crisis on the Company cannot be reasonably estimated at this time.

COKeM International, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 2: Trade Receivables, Net

Trade receivables, net, consisted of the following at December 31:

	2019	2018
Trade receivables	$88,594	$91,599
Less allowance for doubtful accounts	(250)	(400)
Total	$88,344	$91,199

Note 3: Property and Equipment, Net

Property and equipment, net, consisted of the following at December 31:

	2019	2018
Leasehold improvements	$1,486	$1,559
Office furniture	658	639
Computer equipment	816	969
Warehouse equipment	6,567	6,561
Transportation equipment	—	4,561

Total assets	9,527	14,289

Less accumulated depreciation	(7,390)	(9,065)

Total	$2,137	$5,224

Note 4: Lines of Credit and Long-term Obligations

The Company has a revolving line of credit that provides for borrowings up to $60,000 during certain months and $90,000 during other months, reflecting the seasonality of the Company’s business. This facility matures in June 2021. Borrowings are subject to certain borrowing base limitations and are collateralized by trade receivables, inventories, property and equipment, other current assets, and common stock. Interest is incurred at the Base Rate plus a margin between 0.75% to 1.25% or the applicable LIBOR rate plus a margin between 1.75% to 2.25% depending on the ratio of fixed charge coverage. This facility requires the Company to comply with various financial and nonfinancial covenants, the use of a lockbox, certain distribution restrictions, and guidelines for payments on the subordinated term promissory note. At December 31, 2019 and 2018 there was approximately $29,233 and $33,930 outstanding, respectively, under this line of credit at an effective interest rate of 3.64% and 5.38%, respectively.

COKeM International, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4: Lines of Credit and Long-term Obligations (continued)

The Company has an $11,750 subordinated term promissory note that matures in September 2021 with a related party. Interest is incurred at an annual rate equal to LIBOR plus 7% with an effective rate of 8.73% and 9.51% at December 31, 2019 and 2018, respectively. In March 2018, the Company elected to prepay $3,300 under the provisions of the promissory note. At December 31, 2019 and 2018 there was $8,450 outstanding included in due to related party on the consolidated balance sheet.

The Company has a $2,000 subordinated line of credit that matures in September 2021 with a related party. Interest is incurred at an annual rate equal to LIBOR plus 6% with an effective rate of 7.73% and 8.51% at December 31, 2019 and 2018, respectively. At December 31, 2019 and 2018 there was $70 outstanding included in due to related party on the consolidated balance sheet.

The Company has a $1,091 subordinated term loan that matures in September 2021 with a related party. Interest is incurred at an annual rate equal to LIBOR plus 12% with an effective rate of 13.73% and 14.51% at December 31, 2019 and 2018, respectively. At December 31, 2019 and 2018 there was approximately $1,091 outstanding included in due to related party on the consolidated balance sheet.

Note 5: Employee Benefit Plan and Incentive Compensation Plans

The Company offers a retirement savings plan (the “Plan”) to all eligible employees. Under provisions of the Plan, the Company may elect to make matching or discretionary contributions to the Plan based on employees' eligible compensation. The Company has recorded expenses of approximately $27 and $182 for the twelve months ended December 31, 2019 and 2018, respectively, for contributions to the Plan.

The Company has incentive compensation plans for certain key employees. The plans provide for deferred compensation based on earnings or cash flow factors. The liability for these plans, recorded in accrued expenses and other liabilities, non-current, was approximately $6,309 and $7,843 at December 31, 2019 and 2018, respectively.

Note 6: Commitments and Contingencies

Lease Commitments

The Company leases various warehouse space, office space and equipment from unrelated parties, which expire at various times through 2021. Rent expense, including certain operating expenses, was approximately $1,314 and $1,390 for the twelve months ended December 31, 2019 and 2018, respectively.

The total estimated remaining future minimum lease payments due under these leases are as follows for the years ending December 31:

2020	$1,446
2021	245

Commitments

The Company enters into various agreements with suppliers for the products it distributes. The Company had no long-term purchase commitments or arrangements with its suppliers at December 31, 2019 or 2018.

The Company utilizes trade letters of credit in normal business activities to secure purchase obligations on product inventory. The Company had no outstanding letters of credit at December 31, 2019, and had $16,200 of outstanding letters of credit at December 31, 2018.

COKeM International, Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 6: Commitments and Contingencies  (continued)

During 2019 the Company entered into a contract to purchase an aircraft in 2020 for approximately $5,200.

Litigation Matters

In the normal course of business, the Company is subject to claims and litigation. Management believes such matters will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition.

Note 7: Major Customers

The Company had three customers during the twelve months ended December 31, 2019 and two customers during the twelve months ended December 31, 2018 that individually accounted for 10% or more of total net sales. Net sales to these customers were approximately $219,326 and $216,523 for the twelve months ended December 31, 2019 and 2018, respectively.

The Company had five customers at December 31, 2019 and three customers at December 31, 2018 that individually accounted for 10% or more of total trade receivables. Trade receivable balances from these customers were approximately $67,218 and $40,234 at December 31, 2019 and 2018, respectively

Note 8: Related Party Transactions

The Company had a note payable to its majority stockholder in the amount of $8,450 at December 31, 2019 and 2018. Interest expense for this note was approximately $778 and $829 for the twelve months ended December 31, 2019 and 2018, respectively. Accrued interest on this note, recorded in accrued expenses, was approximately $982 and $636 at December 31, 2019 and 2018, respectively.

The Company had notes payable to a company partially owned by the Company's stockholders in the amount of approximately $1,161 at December 31, 2019 and 2018. Interest expense for these notes was approximately $161 and

$158 for the twelve months ended December 31, 2019 and 2018, respectively. Accrued interest on these notes, recorded in accrued expenses, was approximately $1,053 and $891 at December 31, 2019 and 2018, respectively.

The Company recorded cost of goods sold of $2,492 and $7,614 for the twelve months ended December 31, 2019 and 2018, respectively, for inventory purchased from companies partially owned by the Company's stockholders. The Company was due $23 and $12 at December 31, 2019 and 2018, respectively, for purchases from these related parties.

The Company recorded cost of goods sold of $6,717 and $6,252 for the twelve months ended December 31, 2019 and 2018, respectively, for freight and logistics services provided by companies partially owned by a Company

Vice-President. The Company owed $1,417 and $1,359 at December 31, 2019 and 2018, respectively, for services provided by these related parties.

Condensed Financial Statements.

ADARA ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$232,935	$724,410
Prepaid expenses	143,333	199,166
Total Current Assets	376,268	923,576

Deferred offering costs	—	—
Marketable securities held in Trust Account	116,170,636	116,160,281
TOTAL ASSETS	$116,546,904	$117,083,857

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$467,505	$440,245
Total Current Liabilities	467,505	440,245
Warrant Liabilities	3,174,400	4,860,800
Total Liabilities	3,641,905	5,301,045

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 11,500,000 shares at $10.10 redemption value at March 31, 2022 and December 31, 2021	116,150,000	116,150,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,875,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	288	288
Additional paid-in capital	—	—
Accumulated deficit	(3,245,289)	(4,367,476)
Total Stockholders’ Deficit	(3,245,001)	(4,367,188)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT	$116,546,904	$117,083,857

The accompanying notes are an integral part of the unaudited condensed financial statements.

ADARA ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2022	2021
Operating and formation costs	$574,568	$168,003
Loss from operations	(574,568)	(168,003)

Other income (expense):
Interest earned on investments held in Trust Account	10,355	1,528
Transaction costs incurred in connection with IPO	—	(86,544)
Change in fair value of warrants liabilities	1,686,400	4,106,900
Other income, net	1,696,755	4,021,884

Net income	$1,122,187	$3,853,881

Weighted average shares outstanding, Class A common stock	11,500,000	6,133,333

Basic and diluted net income per share, Class A common stock	$0.08	$0.44

Weighted average shares outstanding, Class B common stock	2,875,000	2,700,000

Basic and diluted net income per share, Class B common stock	$0.08	$0.44

The accompanying notes are an integral part of the unaudited condensed financial statements.

ADARA ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

THREE MONTHS ENDED march 31, 2022

			Additional		Total
	Class B Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	2,875,000	$288	$—	$(4,367,476)	$(4,367,188)

Net income	—	—	—	1,122,187	1,122,187

Balance – March 31, 2022 (unaudited)	2,875,000	$288	$—	$(3,245,289)	$(3,245,001)

THREE MONTHS ENDED MARCH 31, 2021

	Class B		Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance – January 1, 2021	2,875,000	$288	$24,712	$(5,476)	$19,524

Accretion for Class A common stock to redemption amount	—	—	(313,212)	(7,606,206)	(7,919,418)

Cash paid in excess of fair value of private warrants	—	—	288,400	—	288,400

Issuance of Representative Warrants	—	—	100	—	100

Net income	—	—	—	3,853,881	3,853,881

Balance – March 31, 2021 (unaudited)	2,875,000	$288	$—	$(3,757,801)	$(3,757,513)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ADARA ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$1,122,187	$3,853,881
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(1,686,400)	(4,106,900)
Transaction costs incurred in connection with IPO	—	86,544
Interest earned on investments held in Trust Account	(10,355)	(1,528)
Changes in operating assets and liabilities:
Prepaid expenses	55,833	47,437
Accrued expenses	27,260	76,398
Net cash used in operating activities	(491,475)	(44,168)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(116,150,000)
Net cash used in investing activities	—	(116,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	114,000,000
Proceeds from sale of Private Placements Warrants	—	4,120,000
Proceeds from sale of Unit Purchase Option	—	100
Proceeds from promissory note – related party	—	—
Repayment of promissory note – related party	—	(600,000)
Payment of offering costs	—	(402,352)
Net cash provided by financing activities	—	117,117,748

Net Change in Cash	(491,475)	923,580
Cash – Beginning of period	724,410	102,296
Cash – End of period	$232,935	1,025,876

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$5,000
Accretion for Class A common stock to redemption amount	$—	$7,606,206

The accompanying notes are an integral part of the unaudited condensed financial statements.

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Adara Acquisition Corp. (the “Company”) was incorporated in Delaware on August 5, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.

As of March 31, 2022, the Company had not commenced any operations. All activity for the period from August 5, 2020 (inception) through March 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on February 8, 2021. On February 11, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,120,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Adara Sponsor LLC (the “Sponsor”), generating gross proceeds of $4,120,000, which is described in Note 4.

Transaction costs amounted to $1,529,462, consisting of $1,000,000 in cash underwriting fees, net of reimbursement and $529,462 of other offering costs.

Following the closing of the Initial Public Offering on February 11, 2021, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by February 11, 2023 and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have until February 11, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity Capital Resources and Going Concern

As of March 31, 2022, the Company had cash of $232,935 not held in the Trust Account and available for working capital purposes and working capital deficit of $70,601. If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by February 11, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 11, 2023.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 28, 2022. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $1,442,918 were charged to temporary equity upon the completion of the Initial Public Offering, and $86,544 of the offering costs were related to the warrant liabilities and charged to the statements of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholder’s equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholder’s deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.

At March 31, 2022 and December 31, 2021, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	$(5,290,000)
Class A common stock issuance at cost	$(1,479,418)
Plus:
Accretion of carrying value to redemption value	$7,919,418
Class A common stock subject to possible redemption	$116,150,000

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Warrants, Public Warrants, and the Representative Warrants for periods where no observable traded price was available are valued using a lattice model, specifically a binomial lattice. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2022 and December 31, 2021, the Company had a deferred tax asset of approximately $339,635 and $221,150, respectively, which had a full valuation allowance recorded against it.

The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended March 31, 2022 and 2021, the Company recorded no income tax expense. The Company’s effective tax rate for three months ended March 31, 2022 and 2021 was approximately 0%, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 9,870,000 shares of Class A common stock in the aggregate. As of March 31, 2022 and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per share of common stock is the same as basic net income per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

			Basic Dilutive		Dilutive
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2022		March 31, 2021		March 31, 2021
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock
Numerator:
Allocation of net income, as adjusted	$897,750	$224,437	$2,675,902	$1,177,979	$2,623,919	$1,229,962
Denominator:
Basic and diluted weighted average shares outstanding	11,500,000	2,875,000	6,133,333	2,700,000	6,133,333	2,875,000

Basic and diluted net income per common stock	$0.08	$0.08	$0.44	$0.44	$0.43	$0.43

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the warrant liabilities (see Note 9).

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, inclusive of 1,500,000 Units sold to the underwriters on February 11, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,120,000 Placement Warrants at a price of $1.00 per Placement Warrant ($4,120,000) from the Company in a private placement. Each Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On August 5, 2020, the Sponsor issued an unsecured promissory note to the Company, which was amended and restated on November 18, 2020 (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $600,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. As of March 31, 2022 and December 31, 2021, there was no amounts outstanding under the Promissory Note. No future borrowings are permitted.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Placement Warrants. As of March 31, 2022 and December 31, 2021, there were no amounts outstanding under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement, commencing on February 11, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay Adara Sponsor LLC, a total of $10,000 per month for office space and administrative support services. For the three months ended March 31, 2022 and March 31, 2021, the Company incurred and paid $30,000 and $15,000 in fees for these services, respectively. As of March 31, 2022 and December 31, 2021, there are no amounts due.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

Registration Rights

Pursuant to a registration rights agreement entered into on February 8, 2021, the holders of the Founder Shares, Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 11,500,000 shares of Class A common stock issued and outstanding subject to possible redemption which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 2,875,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants and their underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company cannot determine at this time whether a majority of the holders of its Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

NOTE 8. WARRANT LIABILITIES

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and
●	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Placement Warrants were identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Warrants

The Company issued 50,000 warrants (the “Representative Warrants”), for minimal consideration, to ThinkEquity (“ThinkEquity”), a division of Fordham Financial Management, Inc. (and/or its designees), in a private placement simultaneously with the closing of Initial Public Offering. The Company accounted for the Representative Warrants as an expense of the Initial Public Offering, with a corresponding credit to temporary equity. The Representative Warrants are identical to the Public Warrants except that each Representative Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment, and so long as the Representative Warrants are held by ThinkEquity (and/or its designees) or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of a Business Combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by ThinkEquity (and/or its designees), will not be exercisable more than five years from the effective date of the Initial Public Offering in accordance with FINRA Rule 5110(f)(2)(G)(i). The Representative Warrants and the underlying Class A common stock have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of Initial Public Offering pursuant to FINRA Rule 5110(g)(1).

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;

Level 3: Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

At March 31, 2022, assets held in the Trust Account were comprised of $116,170,636 in money market funds which are invested primarily in U.S. Treasury Securities.

At December 31, 2021, marketable securities held in the Trust Account were comprised of $116,160,281 in money market funds which are invested primarily in U.S. Treasury Securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		March 31,	December 31,
Description	Level	2022	2021
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	116,170,636	116,160,281

Liabilities:
Warrant Liability – Public Warrants	1	1,840,000	2,817,500
Warrant Liability – Private Placement Warrants	2	1,302,400	1,994,300
Warrant Liability – Representative Warrants	3	32,000	49,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying March 31, 2022 and December 31, 2021 condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

The Company utilizes a lattice model, specifically a binomial lattice model, to value the representative warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the representative warrant liabilities are determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The Public Warrants were initially valued using a lattice model, specifically a binomial lattice model. As of March 31, 2022 and December 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market. As of March 31, 2022 and December 31, 2021, the fair value of the Private Warrants was the equivalent to that of the Public Warrants as they had substantially the same terms; however, they are not actively traded, as such are listed as a Level 2 in the fair value hierarchy table above.

The key inputs into the binomial lattice model for the Warrants were as follows:

	February 11, 2021
	(Initial Measurement)			December 31, 2021			March 31, 2022
	Public	Private	Representative	Public	Private	Representative	Representative	Private
Input	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants
Market price of public stock	$9.54	$9.54	$9.54	$9.79	$9.79	$9.79	$9.88	$—
Risk-free rate	0.52%	0.52%	0.36%	1.18%	1.18%	1.18	2.44%	—%
Dividend Yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00	0.00%	—%
Exercise price	$11.50	$11.50	$11.50	$11.50	$11.50	$11.50	$11.50	$—
Effective expiration date	6/26/26	6/26/26	5/11/25	6/23/26	6/23/26	6/23/26	6/23/26	—
One-touch hurdle	$18.15	$—	$—	$18.53	$—	$18.53	$—	$—

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Representative	Warrant Liabilities

Fair value as of January 1, 2021	$—	$—	$—	$—
Initial measurement on February 11, 2021	3,785,100	5,290,000	36,500	9,111,600
Change in valuation inputs or other assumptions	(1,730,400)	(2,357,500)	(19,000)	(4,106,900)
Transfer to Level 1	(2,054,700)	(2,932,500)	—	(4,987,200)
Fair value as of March 31, 2021	$—	$—	$17,500	$17,500

	Representative	Warrant Liabilities

Fair value as of January 1, 2022	$49,000	$49,000
Change in valuation inputs or other assumptions	(17,000)	(17,000)
Fair value as of March 31, 2022	$32,000	$32,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 during the three months period ended March 31, 2021 was $2,932,500. The estimated fair value of the Public Warrants transferred from a Level 3

ADARA ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

mARCH 31, 2022

(Unaudited)

measurement to a Level 2 measurement during the three months ended March 31, 2021 was $2,054,700. There were no transfers from Level 3 to Level 1 or Level 2 during the three months period ended March 31, 2022.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued on June 9, 2022. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Adara Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Adara Acquisition Corp. (the “Company”), as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from August 05, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 05, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on February 11, 2023, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2020.

New York, New York

March 28, 2022

PCAOB ID Number 100

ADARA ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets
Cash	$724,410	$102,296
Prepaid expenses	199,166	400,000
Total Current Assets	923,576	502,296
Deferred offering costs	—	122,110
Marketable securities held in Trust Account	116,160,281	—
TOTAL ASSETS	$117,083,857	$624,406
LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$440,245	$4,882
Promissory note – related party	—	600,000
Total Current Liabilities	440,245	604,882
Warrant Liabilities	4,860,800	—
TOTAL LIABILITIES	5,301,045	604,882
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 11,500,000 and 0 shares at $10.10 per share redemption value at December 31, 2021 and 2020, respectively	116,150,000	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,875,000 shares issued and outstanding at December 31, 2021 and 2020	288	288
Additional paid-in capital	—	24,712
Accumulated deficit	(4,367,476)	(5,476)
Total Stockholders’ (Deficit) Equity	(4,367,188)	19,524
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ (DEFICIT) EQUITY	$117,083,857	$624,406

The accompanying notes are an integral part of the financial statements.

ADARA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

		For the
		Period from
		August 5,
		2020
		(Inception)
	Year Ended	Through
	December 31,	December 31,
	2021	2020
Operating and formation costs	$976,831	$5,476
Loss from operations	(976,831)	(5,476)
Other income (expenses):
Interest earned on marketable securities held in Trust Account	10,281	—
Transaction costs incurred in connection with IPO	(86,544)	—
Change in fair value of warrants liabilities	4,297,300	—
Other income, net	4,221,037	—
Net income (loss)	$3,244,206	$(5,476)
Weighted average shares outstanding of Class A common stock	10,208,219	—
Basic and Diluted income per share, Class A common stock	$0.25	$—
Weighted average shares outstanding of Class B common stock	2,831,849	2,500,000
Basic net income (loss) per share, Class B common stock	$0.25	$(0.00)
Weighted average shares outstanding of Class B common stock	2,875,000	—
Diluted net income per share, Class B common stock	$0.25	$—

The accompanying notes are an integral part of the financial statements.

ADARA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional		Total
	Class B Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance – August 5, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	(5,476)	(5,476)
Balance – December 31, 2020	2,875,000	$288	$24,712	$(5,476)	$19,524
Accretion for Class A common stock to redemption amount	—	—	(313,212)	(7,606,206)	(7,919,418)
Cash paid in excess of fair value of private warrants	—	—	288,400	—	288,400
Issuance of Representative Warrants	—	—	100	—	100
Net income	—	—	—	3,244,206	3,244,206
Balance – December 31, 2021	2,875,000	$288	$—	$(4,367,476)	$(4,367,188)

The accompanying notes are an integral part of the financial statements.

ADARA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

		For the Period from
		August 5, 2020
	Year Ended	(Inception) Through
	December 31,	December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$3,244,206	$(5,476)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(4,297,300)	—
Transaction costs incurred in connection with IPO	86,544	—
Interest earned on marketable securities held in Trust Account	(10,281)	—
Changes in operating assets and liabilities:
Prepaid expenses	200,834	(400,000)
Accounts payable and accrued expenses	435,363	4,882
Net cash used in operating activities	(340,634)	(400,594)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(116,150,000)	—
Net cash used in investing activities	(116,150,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	114,000,000	—
Proceeds from sale of Private Placements Warrants	4,120,000	—
Proceeds from sale of Unit Purchase Option	100	—
Proceeds from promissory note – related party	—	600,000
Repayment of promissory note – related party	(600,000)	—
Payment of offering costs	(407,352)	(122,110)
Net cash provided by financing activities	117,112,748	502,890
Net Change in Cash	622,114	102,296
Cash – Beginning of period	102,296	—
Cash – End of period	$724,410	$102,296

The accompanying notes are an integral part of the financial statements.

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Adara Acquisition Corp. (the “Company”) was incorporated in Delaware on August 5, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from August 5, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 8, 2021. On February 11, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,120,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Adara Sponsor LLC (the “Sponsor”), generating gross proceeds of $4,120,000, which is described in Note 4.

Transaction costs amounted to $1,529,462, consisting of $1,000,000 in cash underwriting fees, net of reimbursement and $529,462 of other offering costs.

Following the closing of the Initial Public Offering on February 11, 2021, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination by February 11, 2023 and (c) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have until February 11, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

(i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity Capital Resources and Going Concern

As of December 31, 2021, the Company had cash of $724,410 not held in the Trust Account and available for working capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to a Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following its Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by February 11, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 11, 2023.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $1,442,918 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $86,544 of the offering costs were related to the warrant liabilities and charged to the statements of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholder’s equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholder’s equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

At December 31, 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Warrants	$(5,290,000)
Class A common stock issuance at cost	$(1,479,418)
Plus:
Accretion of carrying value to redemption value	$7,919,418
Class A common stock subject to possible redemption	$116,150,000

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40-15-7D and 7F under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants, Public Warrants, and the Representative Warrants for periods where no observable traded price was available are valued using a lattice model, specifically a binomial lattice. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 9,870,000 shares of Class A common stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

common stock and then share in the earnings of the Company. As a result, diluted net income per share of common stock is the same as basic net income per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

			For the Period from August 5,
	Year Ended		2020 (Inception) Through
	December 31,		December 31,
	2021		2020
	Class A	Class B	Class A	Class B
Basic net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$2,539,677	$704,529	$—	$(5,476)
Denominator:
Basic weighted average shares outstanding	10,208,219	2,831,849	—	2,500,000
Basic net income (loss) per common share	$0.25	$0.25	$—	$(0.00)

			For the Period from August 5,
			2020 (Inception) Through
	Year Ended December 31,		December 31,
	2021		2020
	Class A	Class B	Class A	Class B
Diluted net income per common share
Numerator:
Allocation of net income, as adjusted	$2,531,301	$712,905	$—	$—
Denominator:
Diluted weighted average shares outstanding	10,208,219	2,875,000	—	—
Diluted net income per common share	$0.25	$0.25	$—	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retros

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, inclusive of 1,500,000 Units sold to the underwriters on February 11, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 10).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,120,000 Placement Warrants at a price of $1.00 per Placement Warrant ($4,120,000) from the Company in a private placement. Each Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 10). The proceeds from the sale of the Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

Promissory Note — Related Party

On August 5, 2020, the Sponsor issued an unsecured promissory note to the Company, which was amended and restated on November 18, 2020 (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $600,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. As of December 31, 2021 and 2020, there were no amounts outstanding under the Promissory Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Placement Warrants. As of December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans. As of December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans.

Administrative Support Agreement

The Company entered into an agreement, commencing on February 11, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay Adara Sponsor LLC, a total of $10,000 per month for office space and administrative support services. For the year ended December 31, 2021, the Company incurred and paid $105,000 in fees for these services.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on February 8, 2021, the holders of the Founder Shares, Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 11,500,000 and no shares, respectively of Class A common stock issued and outstanding subject to possible redemption which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 2,875,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants and their underlying securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company cannot determine at this time whether a majority of the holders of its Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

NOTE 8. WARRANT LIABILITIES

Warrants —Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem for cash the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and
●	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

The Placement Warrants were identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Warrants

The Company issued 50,000 warrants (the “Representative Warrants”), for minimal consideration, to ThinkEquity (“ThinkEquity”), a division of Fordham Financial Management, Inc. (and/or its designees), in a private placement simultaneously with the closing of Initial Public Offering. The Company accounted for the Representative Warrants as an expense of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Representative Warrants are identical to the Public Warrants except that each Representative Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment, and so long as the Representative Warrants are held by ThinkEquity (and/or its designees) or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of a Business Combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by ThinkEquity (and/or its designees), will not be exercisable more than five years from the effective date of the Initial Public Offering in accordance with FINRA Rule 5110(f)(2)(G)(i). The Representative Warrants and the underlying Class A common stock have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of Initial Public Offering pursuant to FINRA Rule 5110(g)(1).

NOTE 9. INCOME TAXES

The Company’s net deferred tax assets are as follows:

	December 31,	December 31,
	2021	2020
Deferred tax assets
Net operating loss carryforward	$39,841	$—
Startup/Organization Expenses	$181,309	$—
Total deferred tax assets	221,150	—
Valuation allowance	(221,150)	—
Deferred tax assets, net of allowance	$—	$—

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

The income tax provision for the year ended December 31, 2021 and for the period from August 5, 2020 (inception) through December 31, 2020 consists of the following:

		For the
		period from
		August 5,
		2020
		(inception)
	Year ended	through
	December 31,	December 31,
	2021	2020
Federal
Deferred	$(221,150)	$—
State
Change in valuation allowance	$221,150	$—
Income tax provision	$—	$—

As of December 31, 2021 and 2020, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 5, 2020 (inception) through December 31, 2020, there were no change in the valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $221,150.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

		For the period
		from August
		5, 2020
		(inception)
	Year ended	through
	December 31,	December 31,
	2021	2020
Statutory federal income tax rate	21.0%	—%
State taxes, net of federal tax benefit	0.0%	—%
Deferred tax liability change in rate	0.0%	—%
Change in fair value of warrants liabilities	(27.8)%	—%
Change in valuation allowance	6.8%	—%
Income tax provision	0.0%	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;

Level 3: Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

At December 31, 2021, marketable securities held in the Trust Account were comprised of $116,160,281 in money market funds which are invested primarily in U.S. Treasury Securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		December 31,
Description	Level	2021
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$116,160,281
Liabilities:
Warrant Liabilities – Public Warrants	1	2,817,500
Warrant Liabilities – Private Placement Warrants	2	1,994,300
Warrant Liabilities – Representative Warrants	3	49,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying December 31, 2021 balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The Company utilizes a lattice model, specifically a binomial lattice model, to value the representative warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the representative warrant liabilities are determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying December 31, 2021 balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

The Public Warrants were initially valued using a lattice model, specifically a binomial lattice model. As of December 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market. As of December 31, 2021, the fair

ADARA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021

value of the Private Warrants was the equivalent to that of the Public Warrants as they had substantially the same terms; however, they are not actively traded, as such are listed as a Level 2 in the fair value hierarchy table above.

The key inputs into the binomial lattice model for the Warrants were as follows:

	February 11, 2021
	(Initial Measurement)			December 31, 2021
	Public	Private	Representative	Representative	Private
Input	Warrants	Warrants	Warrants	Warrants	Warrants
Market price of public stock	$9.54	$9.54	$9.54	$9.79	$9.79
Risk-free rate	0.52%	0.52%	0.36%	1.18%	1.18%
Dividend Yield	0.00%	0.00%	0.00%	0.00%	0.00%
Exercise price	$11.50	$11.50	$11.50	$11.50	$11.50
Effective expiration date	6/26/26	6/26/26	5/11/25	6/23/26	6/23/26
One-touch hurdle	$18.15	$—	$—	$—	$—

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Representative	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—	$—
Initial measurement on February 11th, 2021	3,785,100	5,290,000	36,500	9,111,600
Change in valuation inputs or other assumptions	(1,587,300)	(1,437,500)	12,500	(3,012,300)
Transfer to Level 1	—	(3,852,500)	—	(3,852,500)
Transfer to Level 2	(2,197,800)	—	—	(2,197,800)
Fair value as of December 31, 2021	$—	$—	$49,000	$49,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 during the year ended December 31, 2021 was $3,852,500. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 2 measurement during the years ended December 31, 2021 was $2,197,800.

NOTE 11. SUBSEQUENT EVENTS

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company's financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

ADARA ACQUISITION CORP.,

ADARA MERGER SUB, INC.,

and

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Dated as of June 22, 2022

A-i

A-ii

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Adara Initial Stockholders

A-iii

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT, dated as of June 22, 2022 (this “Agreement”), by and among Adara Acquisition Corp., a Delaware corporation (“Adara”), Adara Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Alliance Entertainment Holding Corporation, a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of Adara;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Adara and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Adara;

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Adara (the “Adara Board”) has (a) received an opinion from ThinkEquity LLC concluding that the transaction is fair to the stockholders of Adara from a financial point of view, (b) unanimously approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Closing Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (c) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Adara;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, Adara, the Company, and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Adara, the Company, and the Adara Initial Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Stockholder Support Agreement, dated as of the date hereof (the “Sponsor Stockholder Support Agreement”), providing that, among other things, the Adara Initial Stockholders will vote their shares of Adara Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Adara, the Key Company Stockholders and the Adara Initial Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, the Key Company Stockholders shall each enter into Lock-Up Agreements with Adara (each, a “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Closing, the Adara Initial Stockholders shall enter into separate Amended and Restated Adara Insider Agreements (each, an “Amended and Restated Adara Insider Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, upon consummation of the Merger, the Company shall amend and restate its certificate of incorporation to name the Company, “AENT Corporation”, as set forth in the form attached hereto as Exhibit D, and Adara shall amend and restate its certificate of incorporation to name Adara, “Alliance Entertainment Holding Corporation” as set forth in the form attached hereto as Exhibit F; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01      Certain Definitions. For purposes of this Agreement:

“Adara Certificate of Incorporation” means the Amended and Restated Adara Certificate of Incorporation dated February 8, 2021.

“Adara Closing Price” means, with respect to a Trading Day, the closing price for such Trading Day of one share of Adara Class A Common Stock on the Trading Market as reported by Bloomberg Financial L.P.

“Adara Common Stock” means Adara’s Class A Common Stock, par value $0.0001 per share (“Adara Class A Common Stock”), Class B Common Stock, par value $0.0001 per share (“Adara Class B Common Stock”) and Class E Common Stock, par value $0.0001 per share (“Adara Class E Common Stock”).

“Adara Initial Stockholders” means the stockholders of Adara listed on Schedule C hereto.

“Adara Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Adara; or (b) would prevent, materially delay or materially impede the performance by Adara or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Adara Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Adara operates; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Adara as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Adara is materially disproportionately affected thereby as compared with other participants in the industry in which Adara operates.

“Adara Organizational Documents” means the Adara Certificate of Incorporation, Adara bylaws, and Trust Agreement of Adara, in each case as amended, modified or supplemented from time to time.

“Adara Units” means one share of Adara Class A Common Stock and one-half of one Adara Warrant.

“Adara Warrant Agreement” means that certain warrant agreement dated February 8, 2021 by and between Adara and Continental Stock Transfer & Trust Company.

“Adara Warrants” means whole warrants to purchase shares of Adara Common Stock as contemplated under the Adara Warrant Agreement, with each whole warrant exercisable for one share of Adara Common Stock at an exercise price of $11.50.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amended and Restated Adara Insider Agreements” means the amended and restated insider agreements between Adara and each of the Adara Initial Stockholders substantially in the form attached as Exhibit C.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Stockholder Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Amended and Restated Adara Insider Agreements, the Employment Agreements, the Contingent Consideration Escrow Agreement and all other agreements, certificates and instruments executed and delivered by Adara, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i)voting power, which includes the power to vote, or to direct the voting of, such security and/or
(ii)investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company dated August 9, 2010, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.0001 per share.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company and each subsidiary of the Company.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any

Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Adara has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis.

“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned by any Company Group Member.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group or any vendors or customers of the Group that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Adara’s escrow and transfer agent.

“Contingent Consideration Eligible Company Equityholder” means all holders of Company Common Stock as of immediately prior to the Effective Time.

“Contingent Consideration Pro Rata Share” means the pro rata portion allocated to each Contingent Consideration Eligible Company Equityholder and as set forth on Section 3.03 to the Company Disclosure Schedule.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Credit Facility” means that certain Loan and Security Agreement, dated as of February 21, 2017, by and among the Company, Bank of America, N.A., and the other parties thereto, as amended, restated, supplemented, extended, or otherwise modified in writing from time to time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Employment Agreements” means the Employment Agreements between the Company and each of Bruce Ogilvie and Jeff Walker in a form reasonably acceptable to Adara.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any Person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all Permits required under Environmental Laws for the conduct of the business and activities of the Company and its Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Per Share Amount by (b) $10.00.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Adara, the actual knowledge of Tom Donaldson, Paul Porter, and Thomas Fink, in each case after reasonable inquiry.

“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and its Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Per Share Amount” means the quotient obtained by dividing (a) $475,000.000y by (b) the Company Outstanding Shares.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy Laws.

“Privacy Laws” means any and all applicable Laws, legal requirements, and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including, to the extent applicable to the Company: the privacy and data security practices required by the Federal Trade Commission acting under the authority of the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), 201 C.M.R 17.00, the New York Stop Hacks and Improve Electronic Data Security (SHIELD) Act, the Payment Card Industry Data Security Standard (PCI-DSS), the CAN-SPAM Act, the Telephone Consumer Protection Act (TCPA), the EU General Data Protection

Regulation, Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification, online privacy or marketing in connection with any Personal Information, and any Laws relating to the use of biometric identifiers.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Adara Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Software” means all computer software (in object code or source code format), data and databases, developer materials, including but not limited to pseudo-code, programmer comments, user manuals, platform specifications, compilation environments and related documentation and materials, including any embedded or linked third party software, libraries or databases.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Adara or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income (net or gross), estimated, business, occupation, corporate, capital, profits, gross receipts, transfer, stamp, registration, employment, recording. payroll, unemployment, minimum, alternative minimum, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, intangible. sales, use, turnover, goods and services, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.

“Technology” means any and all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all technology used in, incorporated in, embodied in, displayed by, related to, or used in connection with any of the foregoing.

“Trading Day” means any day on which the Adara Class A Common Stock is actually traded on the Trading Market.

“Trading Market” means the New York Stock Exchange or such other stock market on which the Adara Class A Common Stock is trading at the time of determination.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Adara, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event” means each of Triggering Event I, Triggering Event II, Triggering Event III.

“Triggering Event I” means the first date on which the Adara Class A Common Stock over any twenty (20) day Trading Period during a thirty (30) Trading Days during the Contingent Consideration Period trades with a VWAP greater than or equal to $20.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class A Common Stock occurring on or after the Closing).

“Triggering Event II” means the first date on which the Adara Class A Common Stock over any twenty (20) day Trading Period during a thirty (30) Trading Days during the Contingent Consideration Period trades with a VWAP greater than or equal to $30.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class A Common Stock occurring on or after the Closing).

“Triggering Event III” means the first date on which the Adara Class A Common Stock over any twenty (20) day Trading Period during a thirty (30) Trading Days during the Contingent Consideration Period trades with a VWAP greater than or equal to $50.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class A Common Stock occurring on or after the Closing).

“Virtual Data Room” means the virtual Firmex data room established by the Company, access to which was given to Adara in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

SECTION 1.02      Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2021 Balance Sheet	Section 4.07
Action	Section 4.09
Adara	Preamble
Adara Board	Recitals
Adara Preferred Stock	Section 5.03(a)
Adara Proposals	Section 7.01(a)
Adara SEC Reports	Section 5.07(a)
Adara Stockholders’ Meeting	Section 7.01(a)
Agreement	Preamble
Alternative Transaction	Section 7.05
Amended and Restated Adara Insider Agreement	Recitals
Annual Financial Statements	Section 4.07(a)
Antitrust Laws	Section 7.13(a)
Audited Financial Statements	Section 7.17
Blue Sky Laws	Section 4.05(b)
Certificate of Merger	Section 2.02(a)
Certificates	Section 3.02(b)
Change of Control	Section 3.03(f)
Claims	Section 6.03
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Code	Section 3.02(h)
Company	Preamble

Defined Term	Location of Definition

Company Board	Recitals
Company Disclosure Schedule	Article III
Company Permits	Section 4.06
Company Stockholder Approval	Section 4.18
Company Stockholder Meeting	Section 7.03
Confidentiality Agreement	Section 7.04(b)
Contingent Consideration Shares	Section 3.03(a)
Continuing Employees	Section 7.06(a)
Contracting Parties	Section 10.11
DGCL	Recitals
Effective Time	Section 2.02(a)
Environmental Permits	Section 4.15
ERISA Affiliate	Section 4.10(c)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Existing Security Agreements	Section 4.16(a)(v)
GAAP	Section 4.07(a)
Governmental Authority	Section 4.05(b)
Health Plan	Section 4.10(k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
IRS	Section 4.10(b)
Law	Section 4.05(a)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Letter of Transmittal	Section 3.02(b)
Lock-Up Agreement	Recitals
Major Customers	Section 4.19(a)
Major Vendors	Section 4.19(b)
Material Contracts	Section 4.16(a)
Maximum Annual Premium	Section 7.08(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 5.03(b)
Nonparty Affiliates	Section 10.11
Ordinary Commercial Agreement	Section 4.14(b)
Outside Date	Section 9.01(b)
Per Share Closing Merger Consideration	Section 3.01(a)(i)
Plans	Section 4.10(a)
PPACA	Section 4.10(k)
Proxy Statement	Section 7.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	Section 4.04
Representatives	Section 7.04(a)
Reviewed Financial Statements	Section 7.17
SEC	Section 5.07(a)
Securities Act	Section 5.07(a)
Sponsor Stockholder Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	Section 2.01
Terminating Company Breach	Section 9.01(d)
Terminating Adara Breach	Section 9.01(g)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13

Defined Term	Location of Definition

Trustee	Section 5.13
Written Consent	Section 7.03

SECTION 1.03      Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01      The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02      Effective Time; Closing.

(a)As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing and effectiveness of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article III. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04      Certificate of Incorporation; Bylaws.

(a)At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit D attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b)The parties hereto shall take all actions necessary so that at the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

(c)At the Closing, Adara shall amend and restate, effective as of the Effective Time, the Adara Certificate of Incorporation to be as set forth on Exhibit F and, as so amended and restated, shall be the certificate of incorporation of Adara until thereafter amended as provided by the DGCL and such certificate of incorporation.

(d)At the Closing, Adara shall amend and restate, effective as of the Effective Time, the Adara bylaws in form and substance as mutually agreed upon by Adara and the Company and, as so amended and restated, shall be the bylaws of Adara until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

SECTION 2.05      Directors and Officers.

(a)The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit G hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed or their earlier death, resignation or removal.

(b)The parties shall cause the Adara Board and the officers of Adara as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit G, each to hold office in accordance with the DGCL and the Adara Certificate of Incorporation and the bylaws of Adara and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed or their earlier death, resignation or removal.

SECTION 2.06      U.S. Tax Treatment.

For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), each of the parties intends that (a) the Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Adara and the Company is a party under Section 368(b) of the Code, and (b) the Contingent Consideration Shares (i) are eligible for nonrecognition treatment under Section 354 of the Code in connection with the reorganization described in clause (a) (and will not be treated as “other property” within the meaning of Section 356 of the Code) and (ii) shall be treated as received by the applicable Contingent Consideration Eligible Company Equityholder on the Closing Date for Tax purposes (and no interest shall be imputed on any such Contingent Consideration Shares released to such Contingent Consideration Eligible Company Equityholder), (such treatment in clauses (a) and (b), the “Intended Tax-Free Treatment”). The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax-Free Treatment, except as otherwise required under applicable Tax Law.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01      Conversion of Securities.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of Adara, Merger Sub, the Company or the holders of any of the following securities:

(i)each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, “Dissenting Shares”), shall be canceled and converted into the right to receive (A) the number of shares of Adara Class A Common Stock equal to the Exchange Ratio subject to the rounding provision in Section 3.02(j) (the “Per Share Closing Merger Consideration”) and (B) a number of Contingent Consideration Shares in accordance with Section 3.03, if any;

(ii)all shares of Company Common Stock held in the treasury of the Company as of immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 3.05 and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.05; and

(iv)each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

SECTION 3.02      Exchange of Certificates.

(a)Exchange Agent. On the Closing Date, Adara shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the Company Stockholders, for exchange in accordance with this Article III, the number of shares of Adara Common Stock sufficient to deliver the aggregate Per Share Closing Merger Consideration payable pursuant to this Agreement (such shares of Adara Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c) and any adjustments pursuant to Section 3.02(e), being hereinafter referred to as the “Exchange Fund”). Adara shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Closing Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)Exchange Procedures.

(i)As promptly as practicable after the date hereof, Adara shall use its reasonable best efforts to cause the Exchange Agent to mail to each record holder of Company Common Stock as evidenced by certificates (the “Certificates”) and entitled to receive the Per Share Closing Merger Consideration pursuant to this Article III: a letter of transmittal, which shall be in a form reasonably acceptable to Adara and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates (or affidavit of loss in lieu of the Certificate as provided in Section 3.02(i)) pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or affidavit of loss in lieu of the Certificate as provided in Section 3.02(i)), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Adara shall cause the Exchange Agent to deliver the Per Share Closing Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Closing Merger Consideration in accordance with this Article III shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Closing Merger Consideration that such holder is entitled to receive in accordance with the provisions of this Article III.

(ii)Within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Adara shall cause the Exchange Agent to deliver to each record holder of Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry the Per Share Closing Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c)Distributions with Respect to Unexchanged Shares of Adara Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Adara Class A Common Stock with a record date after the Effective

Time shall be paid to the holder of any surrendered Certificate with respect to the shares of Adara Class A Common Stock to be issued in exchange therefor until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Adara shall pay or cause to be paid to the holder of the shares of Adara Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Adara Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Adara Class A Common Stock.

(d)No Further Rights in Company Common Stock. The Per Share Closing Merger Consideration payable in connection with the conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e)Adjustments to Per Share Consideration. The Per Share Closing Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Adara Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Stockholders for one year after the Effective Time shall be delivered to Adara, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.02 shall thereafter look only to Adara for the Per Share Closing Merger Consideration, if any. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Adara free and clear of any claims or interest of any person previously entitled thereto.

(g)No Liability. None of the Exchange Agent, Adara or the Surviving Corporation shall be liable to any holder of Company Common Stock for any Adara Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h)Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Adara, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. Notwithstanding the foregoing, Adara and the Surviving Corporation shall use its reasonable best efforts to provide notice of any withholding that either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes or amounts payable to a Company Stockholder in the event a Company Stockholder fails to deliver an Internal Revenue Service Form W-9, completed and duly executed by such Company Stockholder) at least ten (10) days prior to the date of the relevant payment and shall use its reasonable best efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i)Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Closing Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of this Article III.

(j)Fractional Shares. No certificates or scrip or shares representing fractional shares of Adara Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Adara or a holder of shares of Adara Class A Common Stock. In lieu of any fractional share of Adara Common Stock to which each holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Adara Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.03      Contingent Consideration.

(a)Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event that occurs before the fifth year anniversary of the Closing Date with respect to Section 3.03(a)(i), before the seventh year anniversary of the Closing Date with respect to Section 3.03(a)(ii), and before the tenth year anniversary of the Closing Date with respect to Section 3.03(a)(iii), (in each case, as applicable to such clause, the “Contingent Consideration Period”), each Contingent Consideration Eligible Company Equityholder (in accordance with its respective Contingent Consideration Pro Rata Share) is eligible to receive the following shares of Adara Class E Common Stock, as applicable (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Adara Class E Common Stock occurring on or after the Closing and prior to the date of such issuance, the “Contingent Consideration Shares”):

(i)Upon the occurrence of Triggering Event I prior to the fifth year anniversary of the Closing, a one-time issuance of an aggregate of 20,000,000 Contingent Consideration Shares;

(ii)Upon the occurrence of Triggering Event II prior to the seventh year anniversary of the Closing, a one-time issuance of an aggregate of 20,000,000 Contingent Consideration Shares; and

(iii)Upon the occurrence of Triggering Event III prior to the tenth year anniversary of the Closing, a one-time issuance of an aggregate of 20,000,000 Contingent Consideration Shares.

For the avoidance of doubt, the Contingent Consideration Eligible Company Equityholders shall be entitled to receive Contingent Consideration Shares upon the occurrence of each Triggering Event during the applicable Contingent Consideration Period; provided, however, that in no event shall the Contingent Consideration Eligible Company Equityholders be entitled to receive Contingent Consideration Share after the tenth year anniversary of the Closing; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Contingent Consideration Eligible Company Equityholders be entitled to receive an aggregate of more than 60,000,000 Contingent Consideration Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping Trading Days.

(b)Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Adara Class E Common Stock shall be issued in respect of Contingent Consideration Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Adara Class E Common Stock. In lieu of the issuance of any such fractional shares, the Exchange Agent shall round up or down to the nearest whole share of Adara Class E Common Stock, as applicable, with a fraction of 0.5 or more rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(c)Issuance of Contingent Consideration Shares in Escrow at Closing. The Contingent Consideration Shares (i) shall be issued to the Contingent Consideration Eligible Company Equityholders at the Closing pursuant to this Section 3.03, duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in the Contingent Consideration Escrow Agreement; (ii) shall be placed in escrow pursuant to an escrow agreement in form and substance as reasonably agreed upon by Adara and the Company (the “Contingent Consideration Escrow Agreement”), and (iii) shall not be released from escrow until they are earned as a result of the occurrence of the applicable Triggering Event. The Contingent Consideration Shares that are not earned on or before the expiration of the Contingent Consideration Period shall be automatically forfeited and cancelled. During such time as the Contingent Consideration Shares are in escrow and for so long as the Contingent Consideration Shares are not forfeited and/or cancelled: (A) the Contingent Consideration Shares shall be shown as issued and outstanding on Adara’s financial statements, and shall be outstanding as of the Effective Time; (B) each Contingent Consideration Eligible Company Equityholders will have all rights with respect to the Contingent Consideration Shares attributable to ownership of such Contingent Consideration Shares except (1) the right of possession thereof, (2) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein, and (3) the right to be paid dividends with respect to such shares (other than non-taxable stock dividends, which shall remain in and become part of the Contingent Consideration Shares). the Contingent Consideration Eligible Company Equityholders will have the right to vote such Contingent Consideration Shares, as more fully set forth in and subject to the terms and conditions of the Contingent Consideration Escrow Agreement. As more fully set forth in the Second Amended and Restated Adara Certificate of Incorporation, upon the occurrence of any Triggering Event, the Contingent Consideration Shares

held in escrow as Adara Class E Common Stock that are released as a result of such Triggering Event will automatically convert into the same number of shares of Adara Class A Common Stock.

(d)Within ten (10) Business Days of the occurrence of any Trigger Event, Adara shall release or cause to be released, upon the terms and subject to the conditions set forth in this Agreement and the Contingent Consideration Escrow Agreement, the Contingent Consideration Shares to the applicable Contingent Consideration Eligible Company Equityholder, unless such Contingent Consideration Eligible Company Equityholder has provided written notification to Adara that such Contingent Consideration Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Contingent Consideration Shares (in such event Adara shall not issue any Contingent Consideration Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated). For the avoidance of doubt, upon release from escrow the Contingent Consideration Shares shall be in the form of Adara Class E Common Stock shall automatically convert into Adara Class A Common Stock.

(e)Tax Treatment of Contingent Consideration Shares. Any issuance of Contingent Consideration Shares shall be (i) eligible for nonrecognition treatment under Section 354 of the Code in connection with the reorganization and (ii) not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(f)Efforts to Remain Listed. During the Contingent Consideration Period, Adara shall take reasonable efforts for Adara to remain listed as a public company on, and for the Adara Class A Common Stock to be tradable over, Nasdaq, the New York Stock Exchange or another national securities exchange; provided, however, that the foregoing shall not limit Adara from consummating a sale, exchange or other transfer, directly or indirectly, in one transaction or a series of related transactions, of all or substantially all of the assets of Adara or the Company or a merger, consolidation, recapitalization or other transaction in which any Person other than Adara or any Affiliate of Adara becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of all interests in the Company (a “Change of Control”) or entering into a Contract that contemplates a Change of Control. Upon the consummation of any Change of Control during the Contingent Consideration Period, Adara shall have no further obligations pursuant to this Section 3.03(f).

SECTION 3.04      Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except the right to receive the Per Share Merger Consideration in accordance with this Agreement and by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Adara for any reason shall be canceled and exchanged for the Per Share Closing Merger Consideration in accordance with the provisions of Article III.

SECTION 3.05      Appraisal Rights.

(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Closing Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Closing Merger Consideration without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b)Prior to the Closing, the Company shall give Adara (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Adara (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03(a) or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Adara and Merger Sub as follows:

SECTION 4.01      Organization and Qualification; Subsidiaries.

(a)The Company, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect.

(b)A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02      Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Adara in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents (collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents and are in full force and effect. No Company Group Member is in material violation of any of the provisions of its respective Company Group Organizational Documents.

SECTION 4.03      Capitalization.

(a)The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date hereof, (i) 900 shares of Company Common Stock are issued and outstanding and (ii) 57 shares of Company Common Stock are held in the treasury of the Company.

(b)Other than as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member. Any Company Group Member is not a party to, or otherwise bound by, and the Company Group Member has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of any Company Group Member. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(c)There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d)All outstanding shares of the Company and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary (i) have been duly authorized and are validly issued, fully paid and nonassessable and (ii) were offered, sold, issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group organizational documents.

(e)The stockholders of the Company set forth on Section 4.03(e) of the Company Disclosure Schedule collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock). Except for the shares of Company Common Stock held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding. Section 4.03(e) of the Company Disclosure Schedule sets forth, the following information with respect to each stockholder of the Company: (i) the name of the stockholder; and (ii) the number and class of capital stock held by such stockholder.

(f)All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any preemptive rights and other similar requirements set forth in applicable contracts to which the applicable Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions that have not been or will be waived on or prior to the Closing Date.

(g)Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, were offered, sold and issued in compliance in all material respects with applicable securities Laws, were not issued in material breach or violation of the applicable Company Group Member Organizational Documents, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Member Organizational Documents.

SECTION 4.04      Authority Relative to this Agreement. The Company has all necessary corporate power and authority and have taken all corporate action necessary in order to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Adara and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved this Agreement and the Transactions, and directed that this Agreement be submitted to the Company Stockholders for their adoption.

SECTION 4.05      No Conflict; Required Filings and Consents.

(a)The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06      Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07      Financial Statements.

(a)The Company has made available to Adara in the Virtual Data Room true and complete copies of the audited balance sheet of the Company Group as of June 30, 2021, June 30, 2020 and June 30, 2019, and the related unaudited statements of operations and cash flows of the Company Group for the years ended June 30, 2019, June 30, 2020 and June 30, 2021 (collectively, the “Annual Financial Statements”). Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)The Company has made available to Adara in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of December 31, 2021 (the balance sheet as of December 31, 2021, the “2021 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six (6) months then ended (collectively, the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)Except as and to the extent set forth on the 2021 Balance Sheet, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2021 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect. No Company Group Member has any indebtedness for money borrowed other than indebtedness incurred under the Credit Facility or as set forth on Section 4.07(c) of the Company Disclosure Schedule.

(d)Since June 30, 2021, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 4.08      Absence of Certain Changes or Events. Since February 28, 2021 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09      Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) including but not limited to any action brought by any third party, that is pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of the Company Group Member, before any Governmental Authority except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Section 4.09 of the Company Disclosure Schedule, no Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.10      Employee Benefit Plans.

(a)Section 4.10(a) of the Company Disclosure Schedule lists all employment and consulting contracts or agreements to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by the Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member or any ERISA Affiliate has or could incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)With respect to each Plan, the Company has made available to Adara in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan to the extent required by applicable Law, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)None of the Plans is, nor has the Company or any ERISA Affiliate ever maintained, sponsored or contributed to or have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d)Except as disclosed in Section 4.10(d) of the Company Disclosure Schedule, no Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by any Company Group Member or any of its Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

(e)None of the Plans provides, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any material obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company Group Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g)Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)Within the past six (6) years there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the any Company Group Member or any ERISA Affiliate. There have been no material acts or material omissions by any Company Group Member or any ERISA Affiliate in the past six (6) years that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.

(i)All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group or the applicable ERISA Affiliate except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(j)Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)Each Company Group Member and each ERISA Affiliate and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l)Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11      Labor and Employment Matters.

(a)The Company has made available to Adara in the Virtual Data Room a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation, including any and all outstanding annual bonuses and deferred bonuses. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)(i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has not been, nor, to the knowledge of the Company, has there been any material threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.

(c)The Company Group is and have in the past six (6) years been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.12      Real Property; Title to Assets.

(a)The Company Group Member does not own any real property.

(b)Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Adara in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member. The Company Leased Real Property constitute all the material property used in the operation of the business of the Company Group.

(c)Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.

SECTION 4.13      Intellectual Property; Data Privacy and Security.

(a)Section 4.13(a)(i)(i) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $100,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are material to the business of the Company Group as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)The Company Group solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable.

(c)Since December 31, 2018, the Company Group has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Since December 31, 2020, no Company Group Member has disclosed any trade secrets or other Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, (i) since December 31, 2018, there have been no material claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member does not to the Company’s knowledge materially infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no third party is infringing, misappropriating or violating any of the Company-Owned IP; and (iv) in the past three (3) years, no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with a Company Group Member, substantially in the form made available to Adara in the Virtual Data Room, and pursuant to which such persons assigned to a Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)Section 4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in the business of the Company Group, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in the business of the Company Group.

(g)No Company Group Member uses or since December 31, 2020 has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems at no or minimal charge.

(h)The Company or a Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all of the Business Systems, and such Business Systems are sufficient for the current needs of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since December 31, 2020, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(i)The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any restrictions other than those imposed by applicable Privacy Laws and Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

(j)All past and current employees and independent contractors of the Company Group are, or were, while employed or performing services for the Company, under written obligation (whether through Company policies, independent contractor agreements, or other written requirements or policies) to one or more of the Company Group Members to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.

(k)The Business Systems are adequate and sufficient for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted. To the knowledge of the Company, the Business Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that could (i) materially disrupt or adversely affect the functionality of any Business Systems or (ii) enable or assist any Person to access without authorization any Business Systems. The Company takes reasonable measures to maintain the performance and security of the Business Systems (and all information and data stored thereon), and since June 30, 2021, the Business Systems have not suffered any material malfunction, failure or security breach.

(l)To the knowledge of the Company, the Company’s Software is free from any defect, bug, virus, design or documentation error or corruptant that would have a material effect on the operation or use of the Company’s Software and none of the Company’s Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company’s Software is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any other Person without user consent, including by a user’s failure to opt out of such activity when notice is provided in the Company Privacy Policies and the user is presented with an opportunity to opt out. None of the Company’s Software: (x) constitutes, contains or is considered in the industry to be “spyware” (as such term is commonly understood in the software industry); (y) is intended to record and/or records a user’s actions without such user’s knowledge (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent) or without prior, reasonable disclosure from Company; or (z) gathers or transmits information regarding a user or a user’s behavior, in each case, without such user’s actual or implied knowledge, where knowledge is imputed to the user if it is disclosed in Company’s privacy notice or other public-facing notices, or without disclosure through Company’s Privacy Policies (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent, including by a user’s failure to opt out when notice is provided in the Company Privacy Policies and the user is presented with an opportunity to opt out).

(m)Since December 31, 2020, the Company, and any Person acting on behalf of the Company, has at all times complied in all material respects with (i) all of the Company’s policies and notices regarding Personal Information, privacy and data security, including all privacy policies or notices and similar disclosures published on the Company’s public-facing websites or otherwise communicated to third parties (“Company Privacy Policies”), (ii) all Privacy Laws, and (iii) all contractual commitments that the Company has entered into with respect to Personal Information. Since December 31, 2020, the Company has provided accurate and complete disclosure with respect to Company Privacy Policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws, including but not limited to those necessary for the conduct of business as currently conducted and in connection with the consummation of the transaction contemplated hereunder, and such disclosures have not contained any material omissions or been misleading or deceptive. Without limitation, the transactions to be consummated hereunder as of the Closing Date, including the transfer of any Personal Information pursuant thereto, will comply in all material respects with all Privacy Laws, Company Privacy Policies and contractual commitments of the Company with respect to any Personal Information collected or possessed by or on behalf of or otherwise subject to the possession or control of, the Company. The Company has not been a party to or the subject of any Action or other claim, complaint or investigation that alleges that the Company or any Person authorized by the Company to act on its behalf has violated any Privacy Laws, Company Privacy Policies or contractual commitments of the Company with respect to any Personal Information collected or possessed by or otherwise subject to the possession or control of the Company. To the Company’s knowledge, there are no facts or circumstances which could form the basis for any such claim or violation.

(n)The Company, and any Person authorized by Company to act on its behalf, has at all times taken all steps required by Privacy Laws and reasonably necessary to protect the security, confidentiality and integrity of Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including by implementing and at all times maintaining reasonable safeguards, which safeguards are at least consistent with practices in the industry in which the Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse, or unauthorized access, use, modification, or disclosure, including by its employees, independent contractors and consultants.

(o)Except as set forth in Section 4.13(o) of the Company Disclosure Schedules, the Company has obligated all third-party service providers, outsourcers, and processors of Personal Information on its behalf pursuant to Material Contracts and all third parties managing Business Systems on its behalf pursuant to Material Contracts to contractual terms relating to the processing of Personal Information and information security

(p)Except as disclosed in Section 4.13(p) of the Company Disclosure Schedules, to the knowledge of the Company, since December 31, 2020, there have been no data breaches or security incidents, misuse of or unauthorized access to or disclosure of any Personal Information collected or possessed by or on behalf of, or otherwise subject to the possession or control of, the Company. The Company has not provided or been required to provide any notices to any Person in connection with an unauthorized disclosure of any Personal Information. The Company maintains reasonable disaster recovery and business continuity plans, and has taken actions consistent with such plans, to the extent required, to safeguard the Business Data and Personal Information in its possession or control. The Company regularly assesses its data security safeguards and appropriately updates such safeguards to ensure a level of protection appropriate to the risk of processing such Personal Information. Neither Company nor any Person authorized by the Company to act on its behalf has: (i) paid any perpetrator of any data breach incident or cyber-attack or (ii) paid any third Person with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.

SECTION 4.14      Taxes.

(a)Each Company Group Member: (i) has duly filed all Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The unpaid Taxes of the Company as of the date of the Interim Financial Statements did not materially exceed the reserves for Taxes of the Company set forth in Interim Financial Statements. The Company has made available to Adara in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after June 30, 2019.

(b)No Company Group Member is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), nor does any Company Group Member have any liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment).

(c)No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law); (vii) election under Section 108(i) of the Code; or (vi) application of Section 965 of the Code.

(d)Each Company Group Member has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(g)No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(h)No Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)No Taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)There are no Tax liens upon any assets of any Company Group Member except for Permitted Liens.

(l)No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)Except as set forth on Section 4.14(m) of the Company Disclosure Schedule, no claim has ever been made by a Taxing authority in a jurisdiction in which a Company Group Member files Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.

(n)No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return.

(o)Except as set forth on Section 4.14(o) of the Company Disclosure Schedule, the Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(p)Section 4.14(p) of the Company Disclosure Schedule sets forth each Company Group Member’s place of organization, residence for income, franchise or similar tax purposes and classification for U.S. federal income Tax purposes. None of the

Company Group Members which are organized outside the United States has made an election under U.S. law with respect to its status or classification for U.S. tax purposes.

(q)No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, no Company Group Member has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

SECTION 4.15      Environmental Matters.

(a)Each Company Group Member is and since December 31, 2016 has been in compliance in all material respects with applicable Environmental Laws and holds and is and since December 31, 2016 has been in compliance in all material respects with all Environmental Permits.

(b)No Company Group Member is or has since December 31, 2016 been the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company or against any Company Group Member whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by any Company Group Member.

(c)No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used by any Company Group Member in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, any Company Group Member.

(d)Since December 31, 2016, no Company Group Member has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim against a Company Group Member.

(e)No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any material assets owned, leased or operated by any Company Group Member.

(f)The Company has provided Adara with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession which were prepared within three years prior to the date hereof, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

SECTION 4.16      Material Contracts.

(a)Section 4.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which a member of the Company Group is a party as of the date of this Agreement, excluding for this purpose, any purchase orders (such contracts along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i)each contract and agreement with consideration paid or payable to the Company Group of more than $5,000,000, in the aggregate, over any 12-month period;

(ii)each contract and agreement with suppliers, vendors, carriers or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $2,000,000, in the aggregate, over any 12-month period;

(iii)each contract and agreement with any Major Customer or Major Vendor (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(iv)all management contracts (including contracts for employment involving payments in excess of $500,000 per annum) and contracts with consultants and independent contractors;

(v)all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(vi)all partnership, joint venture or similar agreements that are material to the business of the Company and its Subsidiaries, taken as a whole;

(vii)all contracts and agreements with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;

(viii)all contracts and agreements that expressly limit in any material respect the ability of any Company Group Member to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(ix)all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x)all agreements or instruments guarantying the debts or other obligations of any person;

(xi)all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(i) of the Company Disclosure Schedule;

(xii)contracts which involve the license or grant of rights by any Company Group Member to any third party of any Company-Owned IP involving payments in excess of $100,000 per annum;

(xiii)all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xiv)all contracts or agreements under which any Company Group Member has agreed to treat any customer on a “most favored” basis; and

(xv)agreement for the development of Company-Owned IP for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Adara in the Virtual Data Room).

(b)(i) Each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member, subject to the Remedies Exceptions, and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has made available to Adara in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17      Insurance.

(a)            The Company has made available to Adara in the Virtual Data Room a list of each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18      Board Approval; Vote Required. The Company Board, by resolutions duly adopted by requisite vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding, voting together as a single class (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19      Customers and Suppliers.

(a)Section 4.19(a) of the Company Disclosure Schedule sets forth the top ten (10) customers of the Company Group as measured by gross revenue for the last full calendar year (each a “Major Customer”). Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Major Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member.

(b)Section 4.19(b) of the Company Disclosure Schedule sets forth a complete and correct list of the top ten (10) vendors, suppliers, service providers and other similar business relations of the Company Group for the last full calendar year (each a “Major Vendor”), measured by the expenditure by the Company Group during each such period. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Major Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

SECTION 4.20      Certain Business Practices. No Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Law relating to anti-bribery, anticorruption or anti-money laundering, including the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 4.21      Interested Party Transactions. Except as set forth on Section 4.21 of the Company Disclosure Schedule and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Company Group Member, to the Company’s knowledge, has directly or indirectly: (a) an economic interest in any Major Customer or Major Vendor, (b) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule or (c) any contractual or other arrangement with any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest” for purposes of this Section 4.21. No Company Group Member has any outstanding personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member. There are no contracts or arrangements between any Company Group Member and any immediate family member of any director, officer or other affiliate of any Company Group Member.

SECTION 4.22      Exchange Act. No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.23      Information Provided for Proxy Statement. None of the information regarding the Company or any of its affiliates supplied or to be supplied by the Company or any of its affiliates expressly for inclusion or incorporation by reference, if applicable, in the Proxy Statement or Registration Statement (or any amendment or supplement thereto) or any other statement, filing, notice, or application (other than pursuant to the HSR Act) made by or on behalf of Adara, the Company or any of their affiliates in connection with the Transactions, including filings under Rule 425 under the Securities Act, additional soliciting materials, press releases or other communications with shareholders of Adara will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company.

SECTION 4.24      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.25      Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Adara, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Adara, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Adara, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF ADARA AND MERGER SUB

Except as set forth in the Adara SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Adara SEC Reports, but excluding (i) disclosures set forth or referenced therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements or do not otherwise constitute statements of fact, including disclosures referred to in “Forward-Looking Statements” and “Risk Factors” and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a Adara SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.02 (Organizational Documents), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to This Agreement) Section 5.05 (No Conflict; Required Filings and Consents), Section 5.13 (Adara Trust Fund), and Section 5.15 (Taxes)), Adara and Merger Sub each hereby represent and warrant to the Company as follows:

SECTION 5.01      Corporate Organization.

(a)Each of Adara and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and each of Adara and Merger Sub is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in each case where the failure to have such power, authority, governmental approvals and qualifications and to be in good standing would not be a Adara Material Adverse Effect.

(b)Merger Sub is the only subsidiary of Adara. Except for Merger Sub, Adara does not directly or indirectly own or hold any equity, partnership, limited liability company or joint venture interest, or similar interest in, or any interest convertible into or exchangeable or exercisable for or options or other rights to acquire any equity or similar interest in any corporation, partnership, joint venture or business association or other person. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

SECTION 5.02      Organizational Documents. Each of Adara and Merger Sub has heretofore furnished to the Company complete and correct copies of the Adara Organizational Documents and the Merger Sub Organizational Documents. The Adara Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Adara nor Merger Sub is in violation of any of the provisions of the Adara Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03      Capitalization.

(a)The authorized capital stock of Adara consists of (i) 100,000,000 shares of Adara Class A Common Stock, (ii) 10,000,000 shares of Adara Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Adara Preferred Stock”). As of the date of this Agreement (i) 11,500,000 shares of Adara Class A Common Stock and 1,500,000 shares of Adara Class B Common Stock are issued and outstanding (which includes 11,500,000 shares of Adara Class A Common Stock subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Adara Common Stock are held in the treasury of Adara, (iii) 9,920,000 Adara Warrants are issued and outstanding, and (iv) 9,920,000 shares of Adara Class A Common Stock are reserved for future issuance pursuant to the Adara Warrants. As of the date of this Agreement, there are no shares of Adara Preferred Stock issued and outstanding. Each Adara Warrant is exercisable for one share of Adara Common Stock at an exercise price of $11.50. At the Effective Time, unless previously converted, each outstanding share of Adara Class B Common Stock shall be automatically converted into a share of Adara Class A Common Stock.

(b)As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, were offered, sold and issued in compliance in all material respects with applicable securities Laws, were not issued in material breach or violation of the Merger Sub Organizational Documents and are not subject to and were not issued in violation of any preemptive rights, purchase options, call options, right of first refusal or offers, subscription rights, or any similar rights, and are held by Adara free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)All issued and outstanding Adara Units, shares of Adara Common Stock, and Adara Warrants (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were offered, sold, issued and granted in compliance with all applicable securities laws and other applicable Laws, (iii) were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Adara Organizational Documents, and (iv) were not issued in breach or violation of (1) the Adara Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All outstanding Adara Warrants constitute valid and binding obligations of Adara, enforceable against Adara in accordance with their terms, subject to the Remedies Exceptions and all shares of Adara subject to issuance pursuant to any Adara Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(d)The Per Share Closing Merger Consideration being delivered by Adara hereunder shall be duly authorized and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Adara Organizational Documents. The Per Share Closing Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto and without breach or violation of any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any other similar right.

(e)Except for the Per Share Closing Merger Consideration to be issued by Adara as permitted by this Agreement and the Adara Warrants, Adara has not issued any options, warrants, preemptive rights, calls, convertible securities, subscription rights or other rights, agreements, arrangements, instruments, or commitments of any character relating to the issued or unissued capital stock of Adara or any of its subsidiaries or obligating Adara to issue or sell any shares of capital stock of, or other equity interests in, Adara or any subsidiary. All shares of Adara Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Adara nor any subsidiary of Adara is a party to, or otherwise bound by, and neither Adara nor any subsidiary of Adara has granted, any equity appreciation rights, restricted stock units, participations, phantom equity or similar rights or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Adara. Except for the Sponsor Stockholder Support Agreement and the Amended and Restated Adara Insider Agreements between Adara and the Initial Adara Stockholders, Adara is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting, disposition, or transfer of Adara Common Stock, Adara Warrants, Adara Preferred Stock or any of the equity interests or other securities of Adara or any of its subsidiaries. There are no outstanding contractual obligations of Adara to repurchase, redeem or otherwise acquire any shares of Adara Common Stock or other equity securities of Adara or any of its subsidiaries and none of Adara’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. There are no outstanding contractual obligations of Adara to make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Adara does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Adara on any matter.

SECTION 5.04      Authority Relative to This Agreement. Each of Adara, and Merger Sub have all necessary power and authority and have taken all corporate action necessary in order to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which it is a party by each of Adara and Merger Sub and the consummation by each of Adara and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Adara or Merger Sub are necessary to authorize this Agreement and each Transaction Document to which it is a party or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Adara Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Adara Common Stock and the amendment and restatement of the Adara Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Adara Common Stock). This Agreement has been duly and validly executed and delivered by Adara and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Adara or Merger Sub, enforceable against Adara or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05      No Conflict; Required Filings and Consents.

(a)Assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, the execution and delivery of this Agreement by each of Adara and Merger Sub do not, and the performance of this Agreement by each of Adara and Merger Sub will not, (i) conflict with or violate the Adara Organizational Documents or the Merger Sub Organizational Documents, (ii) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Adara or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Adara or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Adara or Merger Sub is a party or by which each of Adara or Merger Sub or any of their property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Adara Material Adverse Effect.

(b)The execution and delivery of this Agreement by each of Adara and Merger Sub do not, and the performance of this Agreement by each of Adara and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Adara or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06      Compliance. Neither Adara nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Adara or Merger Sub or by which any property or asset of Adara or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Adara or Merger Sub is a party or by which Adara or Merger Sub or any property or asset of Adara or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Adara Material Adverse Effect. Each of Adara and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Adara or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07      SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)Adara has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 8, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Adara SEC Reports”). Adara has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Adara with the SEC to all agreements, documents and other instruments that previously had been filed by Adara with the SEC and are currently in effect. As of their respective dates, the Adara SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Adara SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Adara SEC Report. Each director and executive officer of Adara has filed with the SEC on a timely basis all documents required with respect to Adara by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)Each of the financial statements (including, in each case, any notes thereto) contained in the Adara SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Adara as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Adara has no off-balance sheet arrangements that are not disclosed in the Adara SEC Reports. No financial statements other than those of Adara are required by GAAP to be included in the consolidated financial statements of Adara.

(c)Except as and to the extent set forth in the Adara SEC Reports, neither Adara nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Adara’s and Merger Sub’s business.

(d)Adara is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)Adara has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Adara and other material information required to be disclosed by Adara in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Adara’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Adara’s principal executive officer and principal financial officer to material information required to be included in Adara’s periodic reports required under the Exchange Act.

(f)Adara maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Adara maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Adara has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Adara to Adara’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Adara to record, process, summarize and report financial data. Adara has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Adara.

(g)There are no outstanding loans or other extensions of credit made by Adara to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Adara has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)Neither Adara (including any employee thereof) nor Adara’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Adara, (ii) any fraud, whether or not material, that involves Adara’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Adara or (iii) any claim or allegation regarding any of the foregoing.

(i)As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Adara SEC Reports. To the knowledge of Adara, none of the Adara SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08      Absence of Certain Changes or Events. Since February 8, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Adara has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Adara has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Adara Material Adverse Effect, and (d) Adara has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

SECTION 5.09      Absence of Litigation. There is no Action pending or, to the knowledge of Adara, threatened against Adara, or any property or asset of Adara, before any Governmental Authority. Neither Adara nor any material property or asset of Adara is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Adara, continuing investigation by, any Governmental Authority.

SECTION 5.10      Board Approval; Vote Required.

(a)The Adara Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Adara and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Adara approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Adara at the Adara Stockholders’ Meeting.

(b)The only vote of the holders of any class or series of capital stock of Adara necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Adara Common Stock voting together as a single class.

(c)The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii)  recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d)The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11      No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.12      Brokers. Other than ThinkEquity LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Adara or Merger Sub.

SECTION 5.13      Adara Trust Fund. As of the date of this Agreement, Adara has no less than $116,150,000 in the trust fund established by Adara for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 8, 2021, between Adara and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Adara has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Adara or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Adara and the Trustee that would cause the description of the Trust Agreement in the Adara SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Adara, that would entitle any person (other than stockholders of Adara who shall have elected to redeem their shares of Adara Class A Common Stock pursuant to the Adara Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Adara Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Adara, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Adara shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Adara as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Adara due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Adara who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Adara in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Adara has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Adara at the Effective Time.

SECTION 5.14      Employees. Other than any officers as described in the Adara SEC Reports, Adara and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Adara’s officers and directors in connection with activities on Adara’s behalf in an aggregate amount not in excess of the amount of cash held by Adara outside of the Trust Account, Adara has no unsatisfied material liability with respect to any employee, officer or director. Adara and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

SECTION 5.15      Taxes.

(a)Adara and Merger Sub (i) have duly filed all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to have been paid by Adara or Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b)Neither Adara nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

(c)Each of Adara and Merger Sub has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d)Neither Adara nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)Neither Adara nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise.

(f)No Taxing authority or agency has asserted in writing or, to the knowledge of Adara and Merger Sub, has threatened to assert against Adara or Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(g)There are no Tax liens upon any assets of Adara or Merger Sub except for Permitted Liens.

(h)Neither Adara nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return.

(i)Adara and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Adara or Merger Sub have taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, Adara and Merger Sub have not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

SECTION 5.16      Listing. The issued and outstanding Adara Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange American (“NYSE”) under the symbol “ADRA.U”. The issued and outstanding shares of Adara Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ADRA”. The issued and outstanding Adara Warrants (excluding 4,120,000 Adara Warrants issued in private placements) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “ADRA.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Adara, threatened in writing against Adara by the NYSE or the SEC with respect to any intention by such entity to deregister the Adara Units, the shares of Adara Common Stock, or Adara Warrants or terminate the listing of Adara on the NYSE. None of Adara or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Adara Common Stock, or the Adara Warrants under the Exchange Act.

SECTION 5.17      Adara’s and Merger Sub’s Investigation and Reliance. Each of Adara and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Adara and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Adara, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Neither Adara nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement. Except as otherwise set forth in this Agreement, no Company Group Member, nor any of its respective stockholders, affiliates or Representatives shall have any liability to Adara, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Adara or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Adara and Merger Sub acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01      Conduct of Business by the Company Pending the Merger.

(a)The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Adara shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and significant consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with its material customers, material suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b)By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01(b) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Adara (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)amend or otherwise change its Company Group Organizational Documents;

(ii)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided that the issuance or sale of any class of capital stock of the Company in a bona fide financing in accordance with the limitations set forth in Section 6.01(b)(ii) of the Company Disclosure Schedule shall not require the consent of Adara; or (B) any material assets of any Company Group Member; f

(iii)form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $5,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than indebtedness incurred under the Credit Facility;

(vii)(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, (3) change the title of its employees in the ordinary course of business consistent with past practice, (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Letter), and (5) IC-DISC commissions payable to My Worldwide Marketplace;

(viii)other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;

(ix)adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)(A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi)materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business;

(xii)enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;

(xiii)intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiv)fail to satisfy the Company’s obligations under any Lease or Material Contract; or

(xv)enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require any Company Group Member to obtain consent from Adara to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Adara, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date. Prior to the Closing Date, each of Adara and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02      Conduct of Business by Adara and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, except as set forth on Section 6.02 of the of the disclosure schedule delivered by the Adara in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Adara agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Adara and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither

Adara nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)amend or otherwise change the Adara Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Adara other than Merger Sub;

(b)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Adara Organizational Documents;

(c)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Adara Common Stock or Adara Warrants except for redemptions from the Trust Fund;

(d)issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Adara or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Adara or Merger Sub, and in connection with a loan from certain of Adara’s officers and directors to finance Adara’s transaction costs in connection with the transactions contemplated hereby;

(e)acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Adara, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice and except for loans from certain of Adara’s officers and directors to finance Adara’s transaction costs in connection with the transactions contemplated hereby and operational costs through the Closing Date (including, for the avoidance of doubt, up to $500,000 in loans from Blystone & Donaldson, LLC and Thomas Finke to be advanced on or after the date hereof);

(g)make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)(A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)liquidate, dissolve, reorganize or otherwise wind up the business and operations of Adara or Merger Sub;

(j)amend the Trust Agreement or any other agreement related to the Trust Account; or

(k)enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Adara to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Adara prior to the Closing Date. Prior to the Closing Date, each of Adara and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03      Claims Against Trust Account. The Company acknowledges and agrees that, Adara has established the Trust Account for the benefit of Adara’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Adara SEC Reports, Adara Organizational Documents, and the Trust Agreement and the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Adara on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Adara, Merger Sub or any other person (a) for legal relief against monies or other assets of Adara or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Adara (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Adara consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Adara shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Adara prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01      Proxy Statement.

(a)As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, Adara (with the assistance and cooperation of the Company as reasonably requested by Adara) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Adara relating to the meeting of Adara’s stockholders (including any adjournment or postponement thereof, the “Adara Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Transactions, including the Merger, (ii) approval of the issuance of Adara Class A and Class E Common Stock as contemplated by this Agreement, (iii) approval of the Second Amended and Restated Adara Certificate of Incorporation as set forth on Exhibit F, (iv) approval of the Parent Equity Incentive Plan, and (v) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Adara Proposals”). Adara shall promptly prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Adara Class A Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of Adara immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as Adara may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Adara and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Adara shall use reasonable best efforts to take any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Adara Class A Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Adara shall mail the Proxy Statement to its stockholders.

(b)No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Adara or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Adara and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Adara Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Adara and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c)Adara represents that the information supplied by Adara for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Adara, (iii) the time of the Adara Stockholders’

Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Adara or Merger Sub, or their respective officers or directors, should be discovered by Adara which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Adara shall promptly inform the Company. All documents that Adara is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Adara, (iii) the time of Adara Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Adara. All documents that the Company is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02      Adara Stockholders’ Meeting; Merger Sub Stockholder’s Approval.

(a)Adara shall call and hold the Adara Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Adara Proposals, and Adara shall use its reasonable best efforts to hold the Adara Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Adara may postpone or adjourn the Adara Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Adara Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Adara Proposals or otherwise take actions consistent with Adara’s obligations pursuant to Section 7.10 of this Agreement. Adara shall use its reasonable best efforts to obtain the approval of the Adara Proposals at the Adara Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Adara Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Adara Board shall recommend to its stockholders that they approve the Adara Proposals and shall include such recommendation in the Proxy Statement.

(b)Promptly following the execution of this Agreement, Adara shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03      Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent of holders of the Company Stockholder Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Adara and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall exercise reasonable best efforts to take all other action necessary or advisable to secure the Company Stockholder Approval.

SECTION 7.04      Access to Information; Confidentiality.

(a)From the date of this Agreement until the Effective Time, the Company and Adara shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, key employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.15(b). Notwithstanding the foregoing, neither the Company nor Adara shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality and Non-Disclosure Agreement, dated September 21, 2021 (the “Confidentiality Agreement”), between Adara and the Company.

(c)Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05      Exclusivity.

(a)From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Adara, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any issue of shares of capital stock of the Company or indebtedness or other securities convertible into or exercisable for capital stock of the Company permitted without the consent of Adara in accordance with Section 6.01(b) (a “Company Business Combination Proposal”) other than with Adara, its stockholders and their respective affiliates and Representatives.

(b)After the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, Adara shall not, nor shall Adara permit any of its controlled affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Adara, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Adara Organizational Documents), in each case, other than the Transactions (a “Adara Business Combination Proposal”). In addition, Adara shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Adara Business Combination Proposal.

SECTION 7.06            Employee Benefits Matters.

(a)Adara shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Adara shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Adara, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.07            Adoption of Equity Plan. Prior to the Effective Time, Adara will adopt an equity incentive plan that is reasonably acceptable to the Company (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have approximately 500,000 shares of Parent Common Stock available for issuance immediately after the Closing.

SECTION 7.08            Directors’ and Officers’ Indemnification.

(a)The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, the bylaws of Adara or the bylaws of Merger Sub, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, Adara or Merger Sub, unless such modification shall be required by applicable Law. From and after the Effective Time, Adara agrees that it shall indemnify and hold harmless each present and former director and officer of the Company, Adara and Merger Sub against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Adara or Merger Sub, as applicable, would have been permitted under applicable Law, the Company Group Organizational Documents, Adara Organizational Documents or Merger Sub Organizational Documents, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)Prior to the Effective Time, Adara shall or shall cause Merger Sub to, purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Adara’s and Merger Sub’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Adara and Merger Sub, as applicable.

(c)The Company shall obtain directors’ and officers’ liability insurance and Side A coverage, which shall include the acts or omissions of Adara’s officers and directors prior to the Closing (including with respect to the Transactions), in an amount of at least $25,000,000 of coverage to be bound at the Effective Time (the “D&O Policy”).

(d)On the Closing Date, Adara shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Adara with the post-Closing directors and officers of Adara, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09            Notification of Certain Matters. The Company shall give prompt notice to Adara, and Adara shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.10            Further Action; Reasonable Best Efforts.

(a)Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.11            Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Adara and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NYSE, each of Adara and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Adara or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11. Neither party shall provide statements or give interviews of any description without the prior consent of the other party.

SECTION 7.12            Stock Exchange Listing. Adara will use its reasonable best efforts to cause the Per Share Closing Merger Consideration issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, Adara shall use its reasonable best efforts to keep the Adara Class A Common Stock and Adara Warrants listed for trading on the NYSE.

SECTION 7.13            Antitrust.

(a)To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Adara each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Adara and the Company shall each pay one half of all administrative filing fees and expenses due in connection with any such required filing. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)Adara and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c)No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14            Trust Account. As of the Effective Time, the obligations of Adara to dissolve or liquidate within a specified time period as contained in Adara’s Certificate of Incorporation will be terminated and Adara shall have no obligation whatsoever to dissolve and liquidate the assets of Adara by reason of the consummation of the Merger or otherwise, and no stockholder of Adara shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Adara shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Adara (to be held as available cash on the balance sheet of Adara, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.15            Tax Matters.

(a)After the Closing, each of Adara, Merger Sub, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Adara for the taxable year that includes the Merger), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)Each of Adara, Merger Sub, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Merger to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Merger may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Adara or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

(c)For U.S. federal income Tax purposes, each of Adara, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Merger within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d)For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; and (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions.

(e)At the Closing, the Company shall cause My Worldwide Marketplace, Inc. to file a Tax Return for the Tax period from January 1, 2022 to the Closing Date.

(f)All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Company, and the parties to this Agreement will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

SECTION 7.16            Directors. Adara shall take all necessary action so that immediately after the Effective Time, the Adara Board is comprised of the individuals designated on Exhibit G (the “Post Closing Board”).

SECTION 7.17            Audited Financial Statements. The Company has delivered to Adara (a) true and complete copies of the audited balance sheet of the Company and the Company Subsidiaries as of June 30, 2019, June 30, 2020 and June 30, 2021, and the related audited statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of a registration statement on Form S-4 (collectively, the “Audited Financial Statements”) and (b) true and complete copies of the reviewed balance sheet of the Company and the Company Subsidiaries for the nine (9) month period as of March 31, 2022, and the related statements of operations and cash flows of the Company and the Company subsidiaries for such period, each reviewed in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of a registration statement on Form S-4 (collectively, the “Reviewed Financial Statements”).

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01            Conditions to the Obligations of Each Party. The obligations of the Company, Adara and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)Written Consent. The Written Consent shall have been delivered to Adara.

(b)Adara Stockholders’ Approval. The Adara Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Adara in accordance with the Proxy Statement, the DGCL, the Adara Organizational Documents and the rules and regulations of the NYSE.

(c)Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d)No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e)HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)Stock Exchange Listing. The shares of Adara Class A Common Stock and Adara Class E Common Stock shall be listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

SECTION 8.02            Conditions to the Obligations of Adara and Merger Sub. The obligations of Adara and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01(a), Section 4.03 (other than clause (a) thereof, which is subject to clause (ii) below), Section 4.04 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date), (ii) Section 4.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date, except for de minimis inaccuracies that would not be reasonably expected to result in additional significant cost, expense or liability to the Company, Adara or Merger Sub, and (iii) the other representations and warranties of the Company contained in Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)Officer Certificate. The Company shall have delivered to Adara a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)Resignation. Other than those persons identified as continuing directors on Exhibit G, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f)Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Adara and the Adara stockholders party thereto shall have delivered, or caused to be delivered, to Adara copies of the Registration Rights Agreement, duly executed by such parties.

(g)Lock-Up Agreements. Each Key Company Stockholder shall have delivered, or caused to be delivered, to Adara copies of the Lock-Up Agreements duly executed by all such parties.

(h)Employment Agreements. All parties to the Employment Agreements (other than Adara) shall have delivered, or caused to be delivered, to Adara copies of the Employment Agreements duly executed by such parties.

(i)FIRPTA Tax Certificates. The Company shall deliver to Adara in a form reasonably acceptable to Adara, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Adara with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(j)IRS Forms W-8 and W-9. Each Company Stockholder shall have delivered to Adara a duly executed Internal Revenue Service Form W-9 (or an appropriate Internal Revenue Service Form W-8, as applicable).

(k)Financial Statements. Adara shall have received the Audited Financial Statements and the Reviewed Financial Statements.

SECTION 8.03            Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of Adara and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.03(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Adara, Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Adara Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Adara Material Adverse Effect.

(b)Agreements and Covenants. Adara and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)Officer Certificate. Adara shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Adara, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)Material Adverse Effect. No Adara Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)Registration Rights Agreement. Adara shall have delivered a copy of the Registration Rights Agreement duly executed by Adara and the Adara stockholders party thereto.

(f)Amended and Restated Adara Insider Agreements. The Adara Initial Stockholders shall have delivered copies of the Amended and Restated Adara Insider Agreements duly executed by Adara and the Adara Initial Stockholders.

(g)Trust Fund. Adara shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Adara immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Adara in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Adara’s fees and expenses incurred in connection with this Agreement and the Transactions.

(h)Net Tangible Assets. Adara shall as of immediately following the Closing have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(i)Minimum Cash. As of the Closing, after distribution of the Trust Fund pursuant to Section 7.14, deducting all amounts to be paid pursuant to the exercise of Redemption Rights, Adara shall have cash on hand equal to or in excess of $15,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid by Adara prior to Closing).

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01            Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Adara, as follows:

(a)by mutual written consent of Adara and the Company; or

(b)by either Adara or the Company if the Effective Time shall not have occurred by 5:00 p.m. (New York time) on or prior to the date that is 240 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of Adara or the Company if either party is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date (subject to the applicable notice and cure provisions set forth in this Section 9.01; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)by either Adara or the Company if any Governmental Authority with jurisdiction over the parties hereto shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; provided that the right to terminate this Agreement pursuant to this section shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have directly resulted in the enactment, issuance, promulgation, enforcement or entry of such Law or action by a Governmental Authority; or

(d)by either Adara or the Company if any of the Adara Proposals shall fail to receive the requisite vote for approval at the Adara Stockholders’ Meeting (including any postponements or adjournments thereof); or

(e)by Adara if the Company shall have failed to deliver the Written Consent to Adara and shall have failed to obtain the Company Stockholder Approval at a Company Stockholder Meeting within ten (10) days after the Registration Statement becomes effective; or

(f)by Adara upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Adara has not waived such Terminating Company Breach and Adara and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Company Breach is curable by the Company, Adara may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by Adara to the Company; or

(g)by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Adara or Merger Sub set forth in this Agreement, or if any representation or warranty of Adara or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied (“Terminating Adara Breach”); provided that the Company has not waived such Terminating Adara Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Adara Breach is curable by Adara and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Adara and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to Adara.

SECTION 9.02            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03            Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. For avoidance of doubt, all filing, registration and listing fees and expenses shall be paid one half by each of the parties hereto.

SECTION 9.04            Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05            Waiver. At any time prior to the Effective Time, (i) Adara may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Adara or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Adara or Merger Sub contained herein or in any document delivered by Adara and/or Merger pursuant hereto and (c) waive compliance with any agreement of Adara or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Adara or Merger Sub:

Adara Acquisition Corp.
211 East Boulevard
Charlotte, NC 28203
Attention: Thomas Finke, Chief Executive Officer
Email: tmfinke@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10019
Attention: Brad L. Shiffman and Kathleen A. Cunningham
Email: brad.shiffman@blankrome.com; kathleen.cunningham@blankrome.com if to the Company:

Alliance Entertainment Holding Corporation
1401 NW 136th Ave, Suite 100
Sunrise, FL 33323
Attention: Bruce Ogilvie
Email: bruceo@sdcd.com

with a copy to:

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

SECTION 10.02            Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04            Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07            Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08            Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09            Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10            Specific Performance.

(a)The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b)Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 10.11            No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud (excluding gross negligence, equitable fraud or constructive fraud) against the person who committed such willful misconduct or common law fraud (excluding gross negligence, equitable fraud or constructive fraud), and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature Page Follows.]

IN WITNESS WHEREOF, Adara, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADARA ACQUISITION CORP.

By:	/s/ Paul Porter
Name:	Paul G. Porter
Title:	Chief Financial Officer

ADARA MERGER SUB, INC.

By:	/s/ Paul Porter
Name:	Paul G. Porter
Title:	Chief Financial Officer

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

By:	/s/ Bruce Ogilvie
Name:	Bruce Ogilvie
Title:	Chairman

By:	/s/ Jeff Walker
Name:	Jeff Walker
Title:	Chief Executive Officer

Exhibit A

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of [    ], 2022 (the “Effective Date”) by and among Adara Acquisition Corp., a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Adara Merger Sub, Inc., a Delaware corporation and Alliance Entertainment Holding Corporation, a Delaware corporation (“Alliance”) are party to that certain Business Combination Agreement dated as of June 22, 2022 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Alliance, with Alliance surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of February 8, 2021 (the “Prior Agreement”);

WHEREAS, certain of the Holders currently hold an aggregate of 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, which upon consummation of the Merger will be converted to an equal number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means any day other than a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall mean the Demanding New Holders and/or Demanding Original Holders, as the case may be.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” shall have the meaning given in subsection 2.1.1.

“Holders” shall have the meaning given in the Preamble.

“Lock Up Agreement” shall mean that certain Lock Up Agreement, by and among the Company, the stockholders of the Company identified therein and certain stockholders of Alliance, dated as of [•], 2022.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or, in the case of a Prospectus, an untrue statement of material fact or an omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Original Holders” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Warrants” means Warrants of the Company purchased by certain of the Original Holders at the time of the Company’s initial public offering.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (b) any of the Business Combination Shares held by the New Holders as of the date of this Agreement, (c) any of the Private Warrants and any shares of Common Stock issuable upon the exercise thereof, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (A) a Registration Statement with respect to the offer or sale of such securities shall have become effective under the Securities Act; (B) such security shall have been otherwise transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (C) such security shall have ceased to be outstanding; (D) such security may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions) or (E) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter; and

(F) reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) holders of the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) holders of the majority-in-interest of Original Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, or (iii) holders of the majority-in-interest of New Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, and (iv) [•] on behalf of the Original Holders in the case of a Resale Shelf Registration Statement.

“Registration Statement” shall mean any registration statement (including a registration statement filed pursuant to Rule 462(b) of the Securities Act) that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1Demand Registration.

2.1.1Request for Registration.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the final expiration (the “Expiration Date”) of the lock-up provisions set forth in the Lock-up Agreement between the Company and the Original Holders and certain New Holders being entered into as of the Effective Date, (i) New Holders holding at least 20% of the then-outstanding number of Registrable Securities held by all New Holders (such New Holders, the “Demanding New Holders”) or (ii) Original Holders holding at least a majority in interest

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of the then-outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the “Demanding Original Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount, not to be less than $10 million, and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”).  The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company.  Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file the form, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, and in no case prior to the Expiration Date, for the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration.  Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding Original Holders and (ii) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding New Holders under this subsection 2.1.1.

2.1.2Effective Registration.  Notwithstanding the provisions of Subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (y) such stop order or injunction is removed, rescinded or otherwise terminated, and (z) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3Underwritten Offering.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company with approval from the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten

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Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5Demand Registration Withdrawal.  A majority-in-interest of the Demanding New Holders, in the case of a Registration under subsection 2.1.1 initiated by the New Holders, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.  If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2Piggyback Registration.

2.2.1Piggyback Rights.  If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) on Form S-4 filed in connection with the Business Combination or (vi) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so

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requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3Piggyback Registration Withdrawal.  Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration.  The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3Resale Shelf Registration Rights

2.3.1Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) calendar days following the closing of the Business Combination, a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-1. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the closing of the Business Combination and (ii) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in the Lock-up Agreement between the Company and the relevant Holders being entered into as of the date hereof), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. Promptly following the date upon

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which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”).

2.3.2Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.3.3Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.4Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5 Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

Section 2.4Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective

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date of, a Company initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.  In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in any event no longer than a period of more than thirty (30) days.

ARTICLE III

COMPANY PROCEDURES

Section 3.1General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation

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or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;

3.1.13on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;

3.1.14in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company.  It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of one legal counsel representing the Holders not to exceed $50,000 per Registration.

Section 3.3Requirements for Participation in Underwritten Offerings.  No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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Section 3.4Suspension of Sales.  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the filing or effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any Misstatement, the Holders agree that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the Misstatements referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings.  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.  Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6Limitations on Registration Rights. From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1Indemnification

4.1.1The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any actual or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

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4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any actual or alleged Misstatement, but only to the extent that such actual or alleged Misstatement is made in reliance on and in conformity with any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5If the indemnification provided under Section 4.1 hereof from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any actual or alleged Misstatement, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.  The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

GENERAL PROVISIONS

Section 5.1Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 5.2Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by confirmation from the recipient of such notice or communication), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 5.3Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer, assignment or delegation made other than as provided in this Section 5.3 shall be null and void.

Section 5.4Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties (including by electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 5.5Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i) the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 5.6Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 5.7Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the

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parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.8Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 5.9Term. This Agreement shall terminate upon the earlier of (i) the seventh (7th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article 4 shall survive any termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

ADARA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

HOLDER:

[ ]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

SCHEDULE A

ORIGINAL HOLDERS:

1.	Adara Sponsor LLC
2.	ThinkEquity LLC
3.	Fordham Financial Management, Inc.
4.	Ramnarain Jaigobind
5.	Eric Lord
6.	Priyanka Mahajan
7.	Craig Skop
8.	Kevin Mangan
9.	Nelson Baquet
10.	Chirag Choudhary
11.	Jeffrey Singer
12.	Maria Robles

NEW HOLDERS:

1.	Jeff Walker
2.	Bruce Ogilvie, Jr. Trust dated January 20, 1994
3.	Ogilvie Legacy Trust dated September 14th, 2021

Exhibit B

, 2022

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement, dated as of [         ], 2022, entered into by and among Adara Acquisition Corp., a Delaware corporation (the “Company”), Adara Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Alliance Entertainment Holding Corporation, a Delaware corporation (“Alliance”) (the “BCA”), pursuant to which, among other things, Merger Sub will be merged with and into Alliance on the date hereof (the “Merger”), with Alliance surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1.Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the Board of Directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (a) six (6) months after the closing date of the Merger or (b) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger (the period between the closing date of the Merger and the earliest of clauses (a) and (b), the “Lock-up Period”); provided, however, that if any party who enters into a letter agreement relating to the subject matter hereof as contemplated by the BCA (each, a “Lock-Up Stockholder”) on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), the less restrictive terms and conditions in such letter agreement with such Lock-Up Stockholder shall apply to the Securityholder.

2.The restrictions set forth in paragraph 1 shall not apply to:

(i)in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution or transfer to direct or indirect members, general partners, limited partners or shareholders of the undersigned, or each of their employees or officers;

(ii)in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)in the case of an entity that is a trust, Transfers to a beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) Transfers of any shares of Common Stock or other securities acquired as part of the Private Placements with PIPE Investors (each as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements with PIPE Investors;

(ix)Transfers of shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger;

(x)(A) the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock, (B) any related transfer of shares of Common Stock to the Company in connection therewith (1) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (2) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock or (C) Transfers of any shares of Common Stock received upon any such exercise, vesting or transfer;

(xi)Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act (as may be amended from time to time), provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property;

(xiv) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(xv)the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any Common Stock of the Company in connection with a bona fide loan transaction provided that the Lock-Up Shares transferred in connection with enforcement of such loan transaction remain subject to the terms of this letter and any lender transferee agrees in writing to be bound by the restrictions set forth herein.

; provided, however, that (A) in the case of clauses (i) through (vii) and clause (xiii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Letter Agreement, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended. Notwithstanding the foregoing, with respect to the Securityholders which were securityholders of the Company prior to the closing date of the Merger, the Lock-up Shares shall only include those shares of Common Stock that were purchased or acquired by the Securityholder as part of the initial 2,825,000 founders shares of the Company.

3.In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

4.This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) the undersigned Securityholder, (ii) the Company and (iii) the Company’s designee to the Board of Directors of the Company listed on Exhibit H to the BCA or, if such person is not serving as a Director of the Company, [•].

5.No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6.MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

7.This Letter Agreement shall terminate upon the termination of the Lock-up Period, as provided herein.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

If stockholder is an individual:

Signature:
Print Name:

If stockholder is an entity:
Name of Stockholder:

Signature:
Name:
Title:

Number of Lock-up Shares: [ ]

Exhibit C

[●], 2022

Adara Acquisition Corp.

211 East Blvd.

Charlotte, NC 28203

Re: Initial Public Offering

Ladies and Gentlemen:

This amended and restated letter agreement (this “Letter Agreement”) is being made and entered into as of the date first written above by and among Adara Sponsor LLC (the “Sponsor”), the undersigned (other than the Sponsor) (each, an “Insider” and collectively, the “Insiders”) and ThinkEquity, a division of Fordham Financial Management Inc., as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”) of the initial public offering (the “Public Offering”) of Adara Acquisition Corp., a Delaware corporation (the “Company”). Certain capitalized terms used herein are defined in paragraph 6 hereof.

WHEREAS, the Sponsor, the Insiders and the Representative entered into that certain letter agreement, dated as of February 8, 2021 (the “Original Letter Agreement”), in connection with the Public Offering.

WHEREAS, in connection with the consummation of the Company’s initial Business Combination with Alliance Entertainment Holding Corporation. (“Alliance”), the parties to the Original Letter Agreement desire to amend and restate the Original Letter Agreement in its entirety.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor and the Insiders hereby agrees with the Company as follows:

1.(a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) six (6) months after the completion of the Company’s initial Business Combination or (B) the closing of a sale, merger, liquidation, or exchange offer transaction subsequent to the Company’s initial Business Combination (the “Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraph 1(a), Transfers of the Founder Shares and shares of Common Stock issued or issuable upon the conversion of the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 1(b)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

2.The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or an Insider of its, his or her obligations under paragraphs 1(a) and 4, as applicable, of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

4.Except as disclosed in the Prospectus, neither the Sponsor nor any officer, director or any affiliate of the Sponsor, officer or director of the Company, shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

5.The Sponsor agrees that effective upon the Closing, the Stockholders shall irrevocably and automatically forfeit and surrender to the Company for cancellation, for no additional consideration and without action on the part of any other person, an aggregate of between 875,000 and 1,375,000 Founder Shares, the exact number of which shall be determined by Alliance.

6.The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company of the Company.

7.As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Common Stock” shall mean the Company’s Class A common stock, par value $0.0001 per share; (iv) “Founder Shares” shall mean the 2,875,000 shares of the Company’s Class B common stock, par value $0.0001 per share, initially issued to the Sponsor for an aggregate purchase price of $25,000, or $0.009 per share, prior to the consummation of the Public Offering; (v) “Prospectus” shall mean the prospectus filed by the Company with the Securities and Exchange Commission in connection with the Public Offering; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

8.The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each director and officer shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

9.This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, including, for the avoidance of doubt, the Original Letter Agreement to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10.No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

11.Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation,

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promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12.This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15.Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16.This Letter Agreement shall terminate on the expiration of the Lock-up Period.

17.The Company, the Sponsor and each Insider hereby acknowledges and agrees that the Representative on behalf of the Underwriters is a third party beneficiary of this Letter Agreement.

[Signature Page Follows]

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Sincerely,

ADARA SPONSOR LLC

By:
Name: Thomas Finke
Title: Managing Member

By:
Name: Thomas Finke

By:
Name: Paul G. Porter

By:
Name: W. Tom Donaldson, III

By:
Name: Frank Quintero

By:
Name: Dylan Glenn

By:
Name: Beatriz Acevedo-Greiff

Acknowledged and Agreed:

ADARA ACQUISITION CORP.

By:
	Name:	Thomas Finke
	Title:	Chief Executive Officer

ThinkEquity, a division of Fordham Financial Management, Inc.

By:
Name:
Title:

Fordham Financial Management, Inc.

By:
Name: William Baquet
Title: President

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By:
Name: Ramnarain Jaigobind

By:
Name: Eric Lord

By:
Name: Priyanka Mahajan

By:
Name: Craig Skop

By:
Name: Kevin Mangan

By:
Name: Nelson Baquet

By:
Name: Chirag Choudhary

By:
Name: Jeffrey Singer

By:
Name: Maria Robles

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Exhibit D

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

Alliance Entertainment Holding Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.The name of the corporation is Alliance Entertainment Holding Corporation and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on August 9, 2010 under the name Project Panther Holding Corporation (the “Original Certificate of Incorporation”).

2.The Original Certificate of Incorporation was amended and restated pursuant to the General Corporation Law of the State of Delaware on April 28, 2011 (the “Amended and Restated Certificate of Incorporation”).

3.This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”), which both restates and amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

4.This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

5.THE UNDERSIGNED, in order to amend and restate the Amended and Restated Certificate of Incorporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby amends and restates the Amended and Restated Certificate of Incorporation as follows:

FIRST: The name of the corporation is AENT Corporation (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, Delaware 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.0001 per share.

FIFTH: The number of directors of the Corporation shall be determined in the manner set forth in the Amended and Restated Bylaws of the Corporation (the “By-Laws”). The election of directors need not be by written ballot unless the By-Laws, so provide.

SIXTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal By-Laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

SEVENTH: The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation

EIGHTH: Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a directors personal liability for any act or omission occurring prior to such modification or repeal.

NINTH: No stockholder or former stockholder, in such capacity (“plaintiff’), shall commence any derivative action or other action against the Corporation or any of its directors, officers, employees, accountants, attorneys, financial advisors, placement agents, or underwriters, in which wrongdoing is alleged for which the Corporation could be liable or with respect to which the Corporation might have an indemnification obligation (“stockholder action”), unless plaintiff and its counsel have entered a written agreement with the Corporation that: (a) plaintiff will not pay or agree to pay, and plaintiff’s counsel will not seek, any fee in respect of such stockholder action, whether plaintiff prevails in such stockholder action, in settlement thereof, or otherwise, except a fee determined solely upon actual and reasonable time expended, at reasonable hourly rates set forth in the agreement, subject to customary periodic rate increases, of which plaintiff’s counsel shall advise the Corporation in advance, but in any case not exceeding rates prevailing for ordinary commercial litigation; (b) neither plaintiff nor plaintiff’s counsel shall pay or agree to pay any consultant, expert, or witness in connection with such stockholder action any compensation or reimbursement, other than on a flat-fee or hourly basis, at customary rates agreed in advance of the engagement of such consultant, expert, or witness; and (c) plaintiff’s counsel shall provide the Corporation, at least monthly, a report of the time expended each day by each of its professionals in connection with the stockholder action during the period reported upon, describing the activities in reasonable detail and the dollar amount chargeable in connection therewith, summaries of time and charges with respect to each professional for such period and since inception, and expenses, including consultant, expert, and witness compensation and expenses, accrued or incurred during such period and since inception, provided that no confidential communication or attorney work product must be disclosed. Neither the Corporation nor any person acting on the Corporation’s behalf shall make or agree, conditionally or otherwise, to make any payment in respect of plaintiff’s counsel fees or expenses, including consultant, expert, and witness compensation and expenses, in connection with such stockholder action, except insofar as this Article and the agreement required hereby have been complied with.

TENTH: To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

*****

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IN WITNESS WHEREOF, AENT Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

AENT CORPORATION

Name:
Title:

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Exhibit E

AENT CORPORATION

BYLAWS

(as adopted on [          ], 2022)

ARTICLE I — CORPORATE OFFICES

1.1REGISTERED OFFICE

The registered office of AENT Corporation (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).

1.2OTHER OFFICES

The Corporation may at any time establish other offices.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2ANNUAL MEETING

The Board of Directors shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

2.3SPECIAL MEETING

(a) A special meeting of the stockholders may be called at any time only by (i) the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4ADVANCE NOTICE PROCEDURES

(a)Annual Meetings of Stockholders.

(i)Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors; (C) as may be provided in the certificate of designation for any class or series of preferred stock; or (D) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (4) is a stockholder of record at the time of the annual meeting; and (5) complies with the procedures set forth in this Section 2.4(a).

(ii)For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such

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proposed business (other than a nomination) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in this Section 2.4(a)(ii)) for the preceding year’s annual meeting of stockholders (which anniversary date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to be April 15, 2023). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (A) 5:00 p.m., local time, on the 90th day before the meeting or (B) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in the second sentence of this Section 2.4(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors at the annual meeting is increased after the time period for which nominations would otherwise be due under this Section 2.4(a)(ii) and there is no public announcement naming the nominees for the additional directorships at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”). “The date of the proxy statement” means “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the 1934 Act, as interpreted by the Securities and Exchange Commission from time to time.

(iii)A stockholder’s notice to the secretary must set forth:

(A)as to each person whom the stockholder proposes to nominate for election as a director:

(1)such person’s name, age, business address, residence address and principal occupation or employment; the class, series and number of shares of stock of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;

(2)such person’s written consent to being named in the proxy statement and related materials of the Corporation and the proxy statement and related materials of such stockholder as a nominee of the stockholder and to serving as a director of the Corporation if elected;

(3)a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and

(4)a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

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(B)as to any other business that the stockholder proposes to bring before the annual meeting:

(1)a brief description of the business desired to be brought before the annual meeting;

(2)the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);

(3)the reasons for conducting such business at the annual meeting;

(4)any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(5)a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(C)as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(2)for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(3)a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(4)a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

(5)any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(6)any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7)any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

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(8)any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(9)any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(10)a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(11)a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;

(12)any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(13)such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv)In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, or postponement thereof and (B) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b)Special Meetings of Stockholders. Special meetings of stockholders may be called only in accordance with the certificate of incorporation and Section 2.3(a) of these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than

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8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected was first made by the Corporation. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c)Other Requirements.

(i)To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b), as applicable:

(A)a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request);

(B)a written representation and undertaking that, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(C)a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(D)a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(E)a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii)No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v)Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, director, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

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(vi)Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (A) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (B) compliance with clause (D) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (B) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

2.5NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6QUORUM

The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders so present (by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation which are present in person or represented by proxy and entitled to vote thereon) shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting in accordance with Section 2.7, until a quorum is present or represented.

2.7ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 ORGANIZATION; CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their

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absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the votes cast. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

2.10STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.

2.11RECORD DATES

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

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If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by consent without a meeting, may authorize another person or persons to act for such stockholder by proxy in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14INSPECTORS OF ELECTION

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)ascertain the number of shares outstanding and the voting power of each;

(b)determine the shares represented at the meeting and the validity of proxies and ballots;

(c)count all votes and ballots;

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(d)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III — DIRECTORS

3.1POWERS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. The size of the Board of Directors will be fixed in the manner set forth in the certificate of incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

The terms of directors shall be as set forth in the certificate of incorporation.

3.4RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board of Directors, chief executive officer, president or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Any vacancies or newly created directorship on the Board of Directors shall be filled in accordance with the certificate of incorporation.

3.5PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

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3.6REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the directors then in office; provided that the person(s) authorized to call special meetings of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a)delivered personally by hand, by courier or by telephone;

(b)sent by United States first-class mail, postage prepaid;

(c)sent by facsimile;

(d)sent by electronic mail; or

(e)otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8QUORUM; VOTING

Unless otherwise provided in the certificate of incorporation, at all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

3.9BOARD ACTION BY CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.

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3.10FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Corporation in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.12BOARD MINUTES

The Board of Directors shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

ARTICLE IV — COMMITTEES

4.1COMMITTEES OF DIRECTORS

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.

4.2SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

4.3  COMMITTEE MINUTES

Each committee and subcommittee shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

4.4MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)Section 3.5 (Place of meetings; Meetings by telephone);

(b)Section 3.6 (Regular meetings);

(c)Section 3.7 (Special meetings; Notice);

(d)Section 3.8 (Quorum; Voting);

(e)Section 3.9 (Board action by consent without a meeting); and

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(f)Section 7.4 (Waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members; provided, however, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

ARTICLE V — OFFICERS

5.1OFFICERS

The officers of the Corporation shall include a president, a treasurer and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

5.4REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5VACANCIES IN OFFICES

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.

5.6REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of the Corporation, including

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the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7AUTHORITY AND DUTIES OF OFFICERS

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI — STOCK

6.1STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2SPECIAL DESIGNATION ON CERTIFICATES

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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6.4DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5TRANSFER OF STOCK

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6STOCK TRANSFER AGREEMENTS

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7CERTAIN RESTRICTIONS ON TRANSFER

Without the prior written consent of the Corporation as approved by a majority of the independent directors of the Corporation, and without limiting the rights of any party to the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and the stockholders party thereto (the “A&R Registration Rights Agreement”), neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Seller (or any Permitted Transferee thereof) may be made during the Lock-Up Period applicable to such Lock-Up Shares.

No Transfer of any shares of the Corporation’s stock may be made, except in compliance with applicable federal and state securities laws.

To the extent shares of the Corporation’s stock are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 6.7 in accordance with the DGCL.

During the Lock-Up Period applicable to any Non-Electing Seller (or any Permitted Transferee thereof), any purported Transfer of Lock-Up Shares by such Non-Electing Seller (or such Permitted Transferee) other than in accordance with these Bylaws shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

Notwithstanding the provisions set forth in this Section 6.7, if (A) at least 120 days have elapsed since the Closing Date (as defined in the Business Combination Agreement) and (B) the Lock-Up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-Up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Closing (as defined in the Business Combination Agreement) occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

The foregoing notwithstanding, to the extent any Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) is granted a release or waiver from the restrictions contained in this Section 6.7 prior to the expiration of the Lock-Up Period or any party under the Sponsor Holders Agreement, dated as of the date hereof, by and among the Corporation and the parties thereto (the “Sponsor Holders Agreement”) or the A&R Registration Rights Agreement is granted a release or waiver from its restrictions on transfer of the Corporation’s securities under such agreement, then all Non-Electing Sellers (and any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) shall be automatically granted a release or waiver from the restrictions contained in this Section 6.7 to the same extent, on substantially the same terms as and on a pro rata basis with, such Non-Electing Seller (or any Permitted Transferee thereof that

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Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) or Person under the Sponsor Holders Agreement or A&R Registration Rights, as applicable, to which such release or waiver is granted.

As used in this Section 6.7, the below terms shall have the following meanings ascribed to them:

(a)“Affiliate” means (i) with respect to any specified Person that is not a natural person, (A) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (B) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Corporation and each of its subsidiaries shall be deemed not to be Affiliates of any Person.

(b)“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(c)“Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy.

(d)“Lock-Up Period” means the period ending one hundred and eighty (180) days following the Closing Date.

(e)“Lock-Up Shares” means shares of the Corporation’s stock held by a Non-Electing Seller or a Permitted Transferee thereof, issued (i) as consideration pursuant to that certain Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), dated as of [•], 2022, by and among the Corporation, Adara Acquisition Corp. (“Adara”) and Adara Merger Sub, Inc. (“Merger Sub” and together with Adara, the “Prior Companies”) or (ii) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing (as defined in the Business Combination Agreement) in respect of awards of the Prior Companies outstanding immediately prior to the Closing. For the avoidance of doubt, shares of the Corporation’s stock, which prior to the Domestication (as defined in the Business Combination Agreement) were Class A ordinary shares, shares of the Corporation’s stock sold to the PIPE Investors (as defined in the Business Combination Agreement), shares of the Corporation’s stock issuable upon conversion of the Convertible Notes (as defined in the Business Combination Agreement), shares acquired pursuant to open market purchases after the Closing, as well as any and all other shares of the Corporation’s stock held by any Person other than a Non-Electing Seller or a Permitted Transferee thereof, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under these Bylaws.

(f)“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

(g)“Non-Electing Seller” means any Person that (i) is a holder of Lock-Up Shares and (ii) did not execute a counterpart to the A&R Registration Rights Agreement agreeing to be party thereto.

(h)“Permitted Transfer” means any Transfer (i) made to an Affiliate; (ii) pursuant to a bona fide gift or charitable contribution; (iii) by will or intestate succession upon the death of the stockholder; (iv) pursuant to a court order, qualified domestic relations order, divorce settlement, divorce decree, separation agreement or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) in the case of a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) pro rata (or in accordance with the applicable organizational documents of the Person making a Transfer) to the direct or indirect partners, members or stockholders of a Person or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi) above; (viii) in connection with any legal, regulatory or other order; (ix) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of the Corporation’s stock or the vesting of Corporation stock-based awards; (x) to the Corporation in connection with the repurchase of any Person’s shares of the Corporation’s stock in connection with the termination of the stockholder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (xi) made in connection

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with the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Corporation’s stock; (xiii) in the event of the Corporation’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of stock for cash, securities or other property.

(i)“Permitted Transferee” means, prior to the expiration of the Lock-Up Period, any Person to whom a Non-Electing Seller is permitted to Transfer shares of stock prior to the expiration of the Lock-Up Period pursuant to the definition of Permitted Transfer.

(j)“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(k)“Restricted Transfer” means any Transfer other than a Permitted Transfer.

(l)“Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(m)“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the transferor (whether by operation of law or otherwise) and, when used as a verb, the transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (i) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (as may be amended, the “Exchange Act”) with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. A Transfer shall be deemed to include any indirect voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition that is effectuated for the purpose of circumventing the restrictions on Transfer set forth in Section 6.7 of these Bylaws. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

6.8REGISTERED STOCKHOLDERS

The Corporation:

(a)shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL and these bylaws.

7.2NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

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7.3NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII — INDEMNIFICATION

8.1INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in

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Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer (as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by current or former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)for which payment has actually been received by or on behalf of such person under any statute, insurance policy, contract, agreement or other indemnity or advancement provision, vote or otherwise, except with respect to any excess beyond the amount actually received under any statute, insurance policy, contract, agreement, other indemnity or advancement provision, vote or otherwise;

(b)for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)if prohibited by applicable law.

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8.7DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action brought in accordance with this Section 8.7 for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee

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benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX — GENERAL MATTERS

9.1EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

9.2FISCAL YEAR

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3SEAL

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

ARTICLE X — AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws.

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Exhibit F

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADARA ACQUISITION CORP.

Adara Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.     The name of the Corporation is Adara Acquisition Corp. The Corporation was incorporated under the name Adara Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 5, 2020 (the “Original Certificate”).

2.     An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 8, 2021 (as amended from time to time, the “Existing Certificate”).

3.     This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.     The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.     This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Adara Acquisition Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on               , 2022.

ADARA ACQUISITION CORP.
By:

Name:

Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit A

ARTICLE I

NAME

The name of the corporation is Alliance Entertainment Holding Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive in the city of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 551,000,000 shares, consisting of (a) 550,000,000 shares of common stock (the “Common Stock”), including (i) 490,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 60,000,000 shares of Class E Common Stock (the “Class E Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article V of this Second Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class E Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with

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the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class E Common Stock.

(i)  Shares of Class E Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically on achievement of certain triggering events (“Triggering Event”) established by the directors.

(ii)  The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class E Common Stock.

Each share of Class E Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class E Common Stock will be determined as follows: Each share of Class E Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class E Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class E Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class E Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class E Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class E Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class E Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class E Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class E Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class E Common Stock shall, to the extent required by law, be given to those holders of Class E Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class E Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class E Common Stock) held by them.

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Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

(a) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the initial directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

(b) The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(c) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 5.3 Removal

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Section 5.4 Newly Created Directorships and Vacancies.

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of

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the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 5.5 Preferred Stock — Directors

Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors. No By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII

STOCKHOLDERS

(a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

(b) Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

(c) Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or

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limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

(a) To the fullest extent permitted by Section 122(17) of the DGCL, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

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(b) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Certificate of Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X

AMENDMENTS

(a) Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part (b) of Article IV, Article V, Article VI,, Article VII, Article VIII, Article IX and this Article X.

(b) If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

DGCL SECTION 203

The Corporation hereby expressly elects not be governed by Section 203 of the DGCL.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 12.1 Forum. Subject to the last sentence in this Section 12.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

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Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.3 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

IN WITNESS WHEREOF, Adara Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

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EXHIBIT G

Directors and Officers of the Surviving Corporation and Adara

Directors

1.	Jeff Walker
2.	Bruce Ogilvie
3.	Tom Finke
4.	Tom Donaldson
5.	Alan Tuchman
6.	Paul Eibeler
7.	Terri Wielenga-Bossenmeyer

Officers

1.Jeff Walker — Chief Executive Officer

2.Bruce Ogilvie — Chairman

3.John Kutch — Chief Financial Officer

SCHEDULE A

Company Knowledge Parties

1.	Bruce Ogilvie
2.	Jeff Walker

SCHEDULE B

Key Company Stockholders

1.Jeff Walker

2.Bruce Ogilvie, Jr. Trust dated January 20, 1994

3.Ogilvie Legacy Trust dated September 14th, 2021

SCHEDULE C

Adara Initial Stockholders

1.Adara Sponsor LLC

ANNEX B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADARA ACQUISITION CORP.

Adara Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.     The name of the Corporation is Adara Acquisition Corp. The Corporation was incorporated under the name Adara Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 5, 2020 (the “Original Certificate”).

2.     An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 8, 2021 (as amended from time to time, the “Existing Certificate”).

3.     This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.     The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.     This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Adara Acquisition Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on              , 2022.

ADARA ACQUISITION CORP.

By:

Name:

Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit A

ARTICLE I

NAME

The name of the corporation is Alliance Entertainment Holding Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive in the city of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 551,000,000 shares, consisting of (a) 550,000,000 shares of common stock (the “Common Stock”), including (i) 490,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 60,000,000 shares of Class E Common Stock (the “Class E Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article V of this Second Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class E Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class E Common Stock.

(i)  Shares of Class E Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically on achievement of certain triggering events (“Triggering Event”) established by the directors.

(ii)  The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class E Common Stock.

Each share of Class E Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class E Common Stock will be determined as follows: Each share of Class E Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class E Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class E Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class E Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class E Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class E Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class E Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class E Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class E Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class E Common Stock shall, to the extent required by law, be given to those holders of Class E Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class E Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IV hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class E Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By-Laws of the Corporation (“By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2 Number, Election and Term.

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

(a) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the initial directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

(b) The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

(c) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 5.3 Removal

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Section 5.4 Newly Created Directorships and Vacancies.

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 5.5 Preferred Stock — Directors

Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors. No By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

ARTICLE VII

STOCKHOLDERS

(a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

(b) Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

(c) Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

(a) To the fullest extent permitted by Section 122(17) of the DGCL, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

(b) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Certificate of Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X

AMENDMENTS

(a) Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part (b) of Article IV, Article V, Article VI,, Article VII, Article VIII, Article IX and this Article X.

(b) If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

DGCL SECTION 203

The Corporation hereby expressly elects not be governed by Section 203 of the DGCL.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 12.1 Forum. Subject to the last sentence in this Section 12.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above

(an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

Section 12.3 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

IN WITNESS WHEREOF, Adara Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ANNEX C

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

2022 OMNIBUS EQUITY INCENTIVE PLAN

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

2022 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this Alliance Entertainment Holding Corporation 2022 Omnibus Equity Incentive Plan (the “Plan”) is to benefit Alliance Entertainment Holding Corporation, a Delaware corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

ARTICLE II

DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1“Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.

2.2“Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.

2.3“Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.4“Board” shall mean the Board of Directors of the Company.

2.5“Base Value” shall have the meaning given to such term in Section 14.2.

2.6“Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

2.7“Change of Control” shall mean:  (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;
(b)The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;
(c)The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;
(d)The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or
(e)Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

2.8“Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

2.9“Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.10“Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.11“Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

2.12“Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.13“Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

2.14“Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.15“Effective Date” shall mean [          ], 2022.

2.16“Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17“Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

2.18“Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NYSE American Stock Market (“NYSE”), as reported by NYSE, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NYSE American or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.

2.19“Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.20“Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.21“Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.22“Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23“Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.24“Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.25“Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

2.26“Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.27“Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.28“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Performance Stock Award or a Performance Unit Award.

2.29“Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.

2.30“Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

2.31“Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

2.32“Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.33“Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.34“Plan” shall mean this Adara Acquisition Corp. 2022 Omnibus Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.35“Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.36“Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.37“Restricted Stock Unit Award” and “RSUs”  shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.38“Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.39“Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.40“Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.41“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.42“Shares” or “Stock” shall mean the Class A Common Stock of the Company, par value $0.0001 per share.

2.43“Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

2.44“Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.45“Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.46“Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.47“Termination of Service”  shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

2.48“Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.49“Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.50“Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.51“Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

ARTICLE III

EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

ARTICLE IV

ADMINISTRATION

4.1Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service, the Committee shall consist solely of two (2) or more Directors who are each (i) “non-employee directors” within the meaning of Rule 16b-3 and (ii) “independent” for purposes of any applicable listing requirements;. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

4.2Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.4Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V

SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1Authorized Shares and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Shares that may be issued under the Plan shall not exceed five hundred thousand (500,000) Shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIV, in either or both cases granted to any one person during any calendar year, shall be fifty thousand (50,000) Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding).

5.2Types of Shares. The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

ARTICLE VI

ELIGIBILITY AND TERMINATION OF SERVICE

6.1Eligibility. Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a)	The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:
(i)	If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii)	If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or
(iii)	If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b)	In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.

6.3Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

6.4Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

ARTICLE VII

OPTIONS

7.1Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

7.2Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

7.3Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

7.4Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to:  (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

7.6Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.

7.8Prohibition Against Re-Pricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

ARTICLE VIII

RESTRICTED STOCK AWARDS

8.1Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to:  (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Stock Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

8.3Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

ARTICLE IX

UNRESTRICTED STOCK AWARDS

9.1Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

ARTICLE X

RESTRICTED STOCK UNIT AWARDS

10.1Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different

Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

ARTICLE XI

PERFORMANCE UNIT AWARDS

11.1Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

11.2Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.

11.3Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XII

PERFORMANCE STOCK AWARDS

12.1Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 11.3.

12.2Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such goals and objectives relate. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3Distributions of Shares. The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XIII

DISTRIBUTION EQUIVALENT RIGHTS

13.1Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

13.3Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

ARTICLE XIV

STOCK APPRECIATION RIGHTS

14.1Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

14.2Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of an Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)The excess of (i) the Fair Market Value of an Share on the date of exercise, over (ii) the Base Value, multiplied by,
(b)The number of Shares with respect to which the Stock Appreciation Right is exercised.

14.3Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a)	The Base Value shall be equal to or greater than the per Share exercise price under the related Option;
(b)	The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);
(c)	The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;
(d)	The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and
(e)	The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

ARTICLE XV

RECAPITALIZATION OR REORGANIZATION

15.1Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

15.2Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3Other Events. In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

15.4Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.

15.5Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

15.6No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

ARTICLE XVI

AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.7 (re-pricing prohibitions) or this Article XVI. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to exempt the Plan or any Award from Section 409A of the Code).

ARTICLE XVII

MISCELLANEOUS

17.1No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

17.3Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the

Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

17.4No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

17.5Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

17.6Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

17.8Clawback Policy. Notwithstanding any contained herein or in any incentive “performance based” Awards under the Plan shall be subject to reduction, forfeiture or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.

17.9Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.

17.10Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

17.11Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

17.12Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

17.13Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

17.14Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

17.15No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

17.16Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

ANNEX D

June 21, 2022

STRICTLY CONFIDENTIAL

Board of Directors of

Adara Acquisition Corp.

8845 Red Oak Boulevard

Charlotte, NC 28217

Ladies and Gentlemen:

We understand that Adara Acquisition Corp., a Delaware corporation (“SPAC”) intends to enter into a Business Combination Agreement (the “Business Combination Agreement”), by and among SPAC, a wholly owned subsidiary of SPAC (“Merger Sub”) and Alliance Entertainment Holding Corporation, a Delaware company (“Alliance” or the “Company”), pursuant to which Merger Sub will merge with and into Alliance (the “Merger”), with Alliance surviving the Merger as a wholly owned subsidiary of SPAC (the “Transaction”). Upon consummation of the Transaction, SPAC will have completed its initial business combination and the operating business of Alliance will become the operating business of SPAC. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Business Combination Agreement.

As part of our investment banking business, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distribution of listed securities, private placements, and valuations for corporate and other purposes.

We have been advised that, pursuant to the Business Combination Agreement, in consideration for the Transaction, SPAC will (i) issue 47,500,000 shares of its common stock to Alliance’s stockholders, (ii) upon three certain Triggering Events whereby the Adara Closing Price over any twenty (20) day Trading Period during a thirty (30) Trading Days during the Contingent Consideration Period trades with a VWAP greater than or equal to $20.00, $30.00 and $50.00, respectively, issue an amount of Contingent Consideration Shares equal to 20,000,000, 20,000,000 and 20,000,000, respectively, and (iii) adopt an equity incentive plan that is reasonably acceptable to Alliance. Additionally, pursuant to the Amended and Restated Adara Insider Agreement, an aggregate of between 875,000 and 1,375,000 shares of Class B Common Stock of SPAC, the exact number of which shall be determined by Alliance Entertainment, Inc., shall be irrevocably and automatically forfeited and surrendered to SPAC for cancellation.

You have requested that we render an opinion (this “Opinion”), as investment bankers, as to the fairness of the total consideration paid by SPAC in connection with the Transaction (the “Total Consideration”) from a financial point of view. This Opinion therefore addresses only the fairness, from a financial point of view, of the consideration paid by SPAC in the Transaction, and we do not express any views on any other terms, aspects, or implications of the Transaction or the Business Combination Agreement, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analyses, (ii) the redemption obligations of SPAC under its organizational documents (the “Redemption”), (iii) the fairness of the Transaction, or all or any portion of the Total Consideration, to any other security holders of SPAC, the Company or any other person or any creditors or other constituencies of SPAC, the Company or any other person, (iv) the appropriate capital structure of SPAC, the Company or whether SPAC should be issuing debt or equity securities or a combination of both in the Transaction, (v) any capital raising or financing transaction contemplated by SPAC or the Company, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction or any class of such persons, relative to the Total Consideration in the Transaction pursuant to the Business Combination Agreement, or otherwise or of any other agreements or other arrangements entered into in connection with, or contemplated by the Business Combination Agreement. We are not expressing any opinion as to what the value of shares of SPAC’s Class A Common Stock actually will be when issued to the holders of the Company’s securities pursuant to the Transaction or the prices at which shares of SPAC’s Common

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Stock may trade, be purchased or sold at any time, and we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of SPAC’s compliance with the terms of its Amended and Restated Certificate of Incorporation, the rules of its jurisdiction of incorporation or any securities exchange or any other general or particular purpose.

We were not requested to, nor did we, seek alternative candidates for a transaction with SPAC. This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for SPAC, including the liquidation of the Trust Fund or any Redemption, or the merits of the underlying decision by the Board of Directors or the Company to engage in or consummate the Transaction. The structuring of the Transaction and the financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Business Combination Agreement without our participation and were not determined by or pursuant to any recommendation from us.

In the course of our review to render this Opinion, we have, among other things:

●	reviewed the audited financial statements of the Company as of and for the years ended June 30, 2019, June 30, 2020 and June 30, 2021 and interim financial statements as of and for the periods ended September 30, 2021, December 31, 2021 and March 31, 2022 (which did not include footnotes) (the “Interim Financial Statements”) and projected financial information prepared by the Company’s management concerning the Company’s projected financial results for the fiscal years ending June 30, 2022, June 30, 2023 and June 30, 2024 delivered to us on June 11, 2022 (the “Projections”);
●	reviewed publicly available non-financial information concerning the Company;
●	conducted discussions with SPAC and the Company’s senior management concerning the Company’s historical financial results, business prospects and projected financial information;
●	visited the Company’s major distribution facilities and met with management members (however, we conducted no asset appraisal or audit);
●	reviewed a draft of the Business Combination Agreement dated June 18, 2022;
●	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at this Opinion, including discounted cash flow analyses;
●	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company; and
●	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at this Opinion.

In conducing our review and in rendering this Opinion, we have assumed and relied upon the accuracy and completeness of information that was made available, supplied or otherwise communicated to us by or on behalf of SPAC or the Company, without assuming any responsibility for the independent verification of such information, and we have further relied upon the assurances of SPAC management, without independent verification, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have also assumed that obtaining all regulatory approvals and third party consents, including the approval by SPAC’s stockholders if applicable, required for the consummation of the Transaction will not have a materially adverse impact on SPAC or on the anticipated benefits of the Transaction. In arriving at this Opinion, we did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluations or appraisals, other than the Interim Financial Statements. This Opinion set forth herein is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date hereof without independent verification. We are not legal, tax, accounting, environmental, or regulatory advisors and, we do not express any views or opinions as to the tax treatment that will be required to be applied to the Transaction or any legal, tax, accounting, environmental, or regulatory matters relating to SPAC, the Company, the Transaction, or otherwise. We have relied as to all legal, tax and accounting matters on advice of SPAC’s management and its third-party legal, tax and accounting advisors. We understand and have assumed that SPAC has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

You have also advised us and we have with your consent assumed that the Projections constitute the Company’s financial projections for the periods indicated and were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company, and that such information provides a reasonable basis upon which to analyze and evaluate the Company and form an opinion. We express no view with respect to the Projections or methodologies or the assumptions on which they are based. In that regard, we have assumed, with your consent, that the revenue, EBITDA and net income targets shall be achieved at the amounts and at the times contemplated. Neither you nor the Company provided us with any projections of future financial performance or operating results to review in connection with our preparation of this Opinion, other than the Projections. We have not evaluated the solvency or creditworthiness of SPAC, the Company or any other party to the Transaction, the fair value of SPAC, the Company or any of their respective assets or liabilities, or whether SPAC, the Company or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of SPAC, the Company or any other party to the Transaction to pay their obligations when they come due. We have not physically inspected SPAC’s or the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of SPAC’s or the Company’s assets or liabilities, (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether SPAC or the Company have good title to their respective assets. We have assumed that all material assets and liabilities (contingent on otherwise) of SPAC and the Company are as set forth in the financial statements and information provided to us or that were publicly available. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board of Directors, SPAC, or any other party.

We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on SPAC, its stockholders, the Company, the Transaction or the expected benefits of the Transaction. We also have assumed, with your consent, that the final executed forms of the Business Combination Agreement and all ancillary agreements will not differ in any material respect from the drafts we have reviewed and that the Transaction will be consummated on the terms set forth in the Business Combination Agreement (as reviewed by us) without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. Without limitation to the foregoing, with your consent, we have further assumed that any adjustments to the equity securities issued in accordance with the Business Combination Agreement or otherwise would not be material to our analysis or this Opinion. We have also assumed that the representations and warranties of the parties to the Business Combination Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Business Combination Agreement. We offer no opinion as to the contractual terms of the Business Combination Agreement or the likelihood that the conditions to the consummation of the Transaction set forth in the Business Combination Agreement will be satisfied.

SPAC has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion. We have been engaged by SPAC to render this Opinion and will receive a fee in connection therewith upon delivery of this Opinion, which is not contingent upon the consummation of the Transaction. No part of our fee is conditioned upon the conclusion expressed in this Opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of SPAC. We have in the past provided investment banking services to SPAC, including (i) as underwriter of SPAC’s initial public offering (“IPO”), for which services we have received compensation and acquired equity securities of SPAC, including purchasing 50,000 shares of Class B common stock for an aggregate consideration of $5,000, IPO underwriting discounts and commissions, expense reimbursement, warrants to purchase 50,000 shares of SPAC’s Class A common stock (“Underwriter Warrants”), and a right of first refusal on future transactions, and (ii) as advisor to SPAC in connection with its initial business combination, for which we will receive a cash fee. As of the date of this Opinion, we and our designees continue to hold the Class B common shares and Underwriter Warrants, which could become worthless if the Transaction or another business combination were not consummated. We agreed to waive our (i) rights to liquidating distributions from the Trust Fund with respect to the shares of Class A Common Stock underlying the Underwriter Warrants if SPAC fails to complete its initial business combination within 24 months from the closing of the IPO and (ii) redemption rights with respect to the shares of Class A Common Stock underlying the Underwriter Warrants in connection with the completion of SPAC’s initial business combination, including the Transaction. Subject to certain conditions, SPAC granted us, for a period beginning on the closing of the IPO and ending on the later of 24 months after the closing of the IPO and 12 months after the consummation of SPAC’s business combination (including the Transaction), a right of first refusal to act as (i) exclusive financial advisor in connection with all proposed business combinations for a fee of 3.5% of the net proceeds from SPAC’s Trust Fund after redemptions, and (ii) sole investment banker, sole book- runner and/or sole placement agent, at our sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for SPAC or any successor to SPAC or any of SPAC’s subsidiaries, on terms agreed to by both us and SPAC in good faith. We have in the past provided, and may in the future continue to provide, investment banking services to certain current and former SPAC officers and directors in their roles as officers and directors of cbdMD, Inc., a member of SPAC’s sponsor, and certain of our affiliates, employees, officers own securities of cbdMD, Inc.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this Opinion. No limitations were imposed upon us by SPAC with respect to the investigations made or procedures followed by us in rendering this Opinion.

This Opinion is provided for the use and benefit of the Board of Directors of SPAC and is rendered to the Board of Directors in connection with its evaluation of the Transaction. This Opinion is solely for the information of the Board of Directors and is not intended and does not constitute a recommendation as to any action the Board of Directors of SPAC should take in connection with the Transaction or to any stockholder of SPAC as to how a stockholder should vote with respect to the Transaction or any other matter, including as to whether a stockholder should exercise its redemption rights to receive its pro rata portion of the Trust Fund and participate in the redemptions if, in fact, a stockholder vote is deemed necessary by SPAC. This Opinion is not to be reprinted, reproduced or disseminated without our prior written consent, and is not to be quoted or referred to, in whole or in part, in connection with the Transaction or any other matter; provided that we understand and agree that if this Opinion is required pursuant to any applicable statute or regulation to be included in any materials to be filed with the Securities and Exchange Commission or mailed to the stockholders of SPAC in connection with the Transaction, this Opinion may be reproduced in such materials only in its entirety, and any description of or reference to us or any summary of this Opinion in such materials must be in a form acceptable to and consented to in advance in writing by us, such consent not to be unreasonably withheld.

Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, and after approval from our fairness committee, which is composed of qualified personnel who are not on the relevant deal team, it is our opinion that, as of the date first written above, the Total Consideration to be paid by SPAC in connection with the Transaction is fair from a financial point of view to SPAC.

Respectfully submitted,

ThinkEquity LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, Adara will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Adara will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Adara will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Adara arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit Number	Description of Document	Schedule/ Form	File Number	Exhibits	Filing Date
2.1†	Business Combination Agreement, dated as of June 22, 2022, by and among Adara, Merger Sub and Alliance.	Form 8-K	001-40014	2.1	June 23, 2022
3.1	Certificate of Incorporation of Adara.	Form S-1/A	333-250157	3.1	January 14, 2021
3.2	Amended and Restated Certificate of Incorporation of Adara.	Form 8-K	001-40014	3.1	February 11, 2021
3.3	Bylaws of Adara.	Form S-1	333-250157	3.3	November 18, 2020
3.4	Form of Amended and Restated Certificate of Incorporation of the Combined Company (included in Exhibit 2.1).	Form 8-K	001-40014	2.1	June 23, 2022
4.1	Specimen Unit Certificate of Adara.	Form S-1/A	333-250157	4.1	January 14, 2021
4.2	Specimen Class A Common Stock Certificate of Adara.	Form S-1/A	333-250157	4.2	January 14, 2021
4.3	Specimen Warrant Certificate of Adara.	Form S-1/A	333-250157	4.3	January 14, 2021
4.4	Warrant Agreement, dated February 8, 2021, by and between Adara and Continental Stock Transfer & Trust Company, as warrant agent.	Form 8-K	001-40014	4.1	February 11, 2021
5.1+	Opinion of Blank Rome LLP regarding the validity of the securities.
10.1	Amended and Restated Promissory Note, dated November 18, 2020, issued to Adara Sponsor LLC.	Form S-1	333-250157	10.2	November 18, 2020
10.2	Securities Subscription Agreement, dated August 5, 2020, between the Registrant and Adara Sponsor LLC.	Form S-1	333-250157	10.5	November 18, 2020
10.3	Form of Indemnity Agreement.	Form S-1/A	333-250157	10.7	January 14, 2021
10.4	Letter Agreement, dated February 8, 2021, by and among Adara, its officers, its directors, Adara Sponsor LLC and other initial stockholders of Adara.	Form 8-K	001-40014	10.1	February 11, 2021
10.5	Investment Management Trust Agreement, dated February 8, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee.	Form 8-K	001-40014	10.2	February 11, 2021
10.6	Registration Rights Agreement, dated February 8, 2021, by and between the Company and certain securityholders.	Form 8-K	001-40014	10.3	February 11, 2021
10.7	Private Placement Warrants Purchase Agreement, dated February 8, 2021, by and between the Company and the Sponsor.	Form 8-K	001-40014	10.4	February 11, 2021
10.8	Administrative Support Agreement, dated February 8, 2021, by and between the Company and the Sponsor.	Form 8-K	001-40014	10.5	February 11, 2021
10.9	Form of Lock-Up Agreement (included in Exhibit 2.1).	Form 8-K	001-40014	2.1	June 23, 2022
10.10*	Alliance Entertainment Holding Corporation 2022 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus).

Incorporated by Reference
Exhibit Number	Description of Document	Schedule/ Form	File Number	Exhibits	Filing Date
23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Adara.
23.2*	Consent of BDO USA, LLP, independent registered public accounting firm of Alliance.
23.3*	Consent of Wipfli LLP, an independent public accounting firm.

23.4+	Consent of Blank Rome LLP.
24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-4).
99.1*	Consent of Bruce Ogilvie to be named as a director.
99.2*	Consent of Jeff Walker to be named as a director.
99.3*	Consent of Paul Eibeler to be named as a director nominee.
99.4*	Consent of Terilea Wielenga to be named as a director nominee.
99.5*	Consent of Alan Tuchman to be named as a director nominee.
99.6+	Preliminary Proxy Card.
99.7*	Consent of ThinkEquity LLC.
101.INS*	XBRL Instance Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Calculation of Filing Fees Table.

+ To be filed by amendment.

* Filed herewith.

† All schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Item 22.   Undertakings

The undersigned registrant hereby undertakes:

A.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
B.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
E.That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
G.That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
H.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
I.The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
J.To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on July 11, 2022.

ADARA ACQUISITION CORP.

By:	/s/ Thomas Finke
Name: Thomas Finke
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas Finke and Paul G. Porter, as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Finke	Chairman of the Board of Director and	July 11, 2022
Thomas Finke	Chief Executive Officer
(Principal Executive Officer)

/s/ Paul G. Porter	Chief Financial Officer
Paul G. Porter	(Principal Financial Officer and	July 11, 2022
Principal Accounting Officer)

/s/ W. Tom Donaldson III
W. Tom Donaldson III	Director	July 11, 2022

/s/ Frank Quintero
Frank Quintero	Director	July 11, 2022

/s/ Dylan Glenn
Dylan Glenn	Director	July 11, 2022

/s/ Beatriz Acevedo-Greiff
Beatriz Acevedo-Greiff	Director	July 11, 2022